SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ PreliminaryProxy Statement
☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

I-MANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No	fee required.

☒ Fee	computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock of Neoforma, Inc., $0.001 par value per share

(2)	Aggregate number of securities to which transaction applies: 909,091[1]

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): the filing fee of $2,022.50 was calculated pursuant to Section 14(g) of the Exchange Act by multiplying $80.90 per $1,000,000 of the aggregate of the cash and the value of the securities to be received by the Registrant

(4)	Proposed maximum value of transaction: $25.0 million based upon the maximum aggregate purchase price for substantially all of the assets of the Registrant’s health and life sciences business

(5)	Total fee paid:
$2,022.50

☐ Fee	paid previously with preliminary materials.

☐ Check	box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

[1]	The number of shares of Neoforma’s common stock potentially to be issued to the Registrant will be determined pursuant to the provisions of the asset purchase agreement governing the transaction. For purposes of determining this aggregate number, the following assumptions were made: (a) the average of the closing prices for a share of Neoforma’s common stock as quoted on The Nasdaq National Market for the ten consecutive trading days ending on and including the business day prior to each of (i) the closing date of the Transaction and (ii) the date any Earnout Shares (as defined in the asset purchase agreement) are issued, will be $16.50 (which represents the average of the high and low sale prices for Neoforma’s common stock as reported on The Nasdaq National Market on September 9, 2003) and (b) Neoforma will issue to the Registrant the maximum number of Earnout Shares that may be earned by the Registrant under the terms of the asset purchase agreement. The actual number of shares issued pursuant to the asset purchase agreement may be different than the number indicated above.

I-MANY, INC.

399 Thornall Street

Edison, New Jersey 08837

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2003

To the Stockholders of I-many, Inc.:

Notice is hereby given that I-many, Inc., a Delaware corporation, will hold a special meeting of stockholders on                 , 2003 at 10:00 a.m., local time, at          located at              for the following purposes:

1.	To consider and vote upon the approval of the Asset Purchase Agreement dated as of July 18, 2003, as amended, among Neoforma, Inc., a Delaware corporation, Neocars Corporation, a Delaware corporation and wholly-owned subsidiary of Neoforma, Inc., and I-many, Inc. (the “Asset Purchase Agreement”), and the sale of certain assets to be effected thereby, and all related transactions (the “Proposal”). Pursuant to the Asset Purchase Agreement, substantially all the assets of our health and life sciences business, other than specifically excluded assets, will be sold to Neocars Corporation; and

2.	To transact such other business as may properly come before the special meeting or at any adjournments or postponements thereof.

The Proposal and other related matters are more fully described in the Proxy Statement attached to this notice. Only stockholders of record at the close of business on                 , 2003 are entitled to notice of, and to vote at, the special meeting and at any adjournments thereof. A list of stockholders entitled to vote at the special meeting will be located at our office at 399 Thornall Street, Edison, New Jersey, and will remain available at our office during ordinary business hours until the special meeting, for inspection by any stockholder, his, her or its agent, or his, her or its attorney.

To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the special meeting. Since proxies may be revoked at any time, you may attend the special meeting and vote in person even if you have previously returned a proxy. THE I-MANY, INC. BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSAL AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL.

By Order of the Board of Directors,

A. Leigh Powell

President and Chief Executive Officer

Edison, New Jersey

                , 2003

I-MANY, INC.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2003

The Board of Directors of I-many, Inc. is furnishing this Proxy Statement to you in connection with its solicitation of proxies to be voted at the special meeting of I-many, Inc. stockholders to be held on                 , 2003 at 10:00 a.m., local time, at          located at              and at any adjournments or postponements thereof.

This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about               , 2003.

At the special meeting, we will ask you to approve the Asset Purchase Agreement dated as of July 18, 2003, as amended, among Neoforma, Inc., a Delaware corporation, Neocars Corporation, a Delaware corporation and wholly-owned subsidiary of Neoforma, Inc., and I-many, Inc. (the “Asset Purchase Agreement”), and the sale of certain assets to be effected thereby, and all related transactions (the “Proposal”). Pursuant to the Asset Purchase Agreement, substantially all of the assets of our health and life sciences business, other than specifically excluded assets, will be sold to Neocars Corporation. Our Board of Directors recommends that you vote in favor of the Proposal.

Except for procedural matters, we do not know of any matters other than those listed above that will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, we will vote your proxy on those matters as determined by the persons identified on the proxy card as your proxies.

YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION INCLUDED IN THIS PROXY STATEMENT AND ITS ATTACHMENTS BEFORE RETURNING YOUR PROXY.

The date of this proxy statement is                 , 2003.

i

SUMMARY OF PROPOSED SALE OF THE HEALTH AND LIFE SCIENCES BUSINESS

The following summary highlights material terms of the proposed sale of substantially all of the health and life sciences assets of I-many, Inc. (referred to herein as “we,” “our” and “us”) to Neocars Corporation, a wholly-owned subsidiary of Neoforma, Inc. (the “Transaction”). We have included page references in this summary to direct you to more complete information that appears elsewhere in this document. A complete copy of the Asset Purchase Agreement, as amended, is attached to this Proxy Statement as Exhibit A. You should read this Proxy Statement, the Asset Purchase Agreement and the other documents attached to this Proxy Statement in their entirety to fully understand the asset sale and its consequences.

The Board of Directors of I-many, Inc. has unanimously approved the Asset Purchase Agreement, the sale of substantially all of our health and life sciences assets to be effected thereby and all related transactions and recommends that you vote FOR approval of the same.

•	The Companies. I-many, Inc. is a publicly-held provider of enterprise software applications that enable buyers, sellers, distributors, brokers and buying groups to manage and optimize contract-based transactions in industries, such as life sciences and consumer goods, that deal in high-volume, contract/program purchasing agreements. I-many’s solutions assist users in automating contracting processes, ensuring contract compliance and tracking contracting performance, resulting in higher contract revenues and reduced operating costs. More than 100 health and life sciences companies and 280 companies in industries outside of life sciences, such as consumer goods, foodservice and manufacturing, use I-many solutions. I-many’s principal executive offices are located at 399 Thornall Road, Edison, New Jersey 08837, and its telephone number is (800) 832-0228. See “Information about I-many, Inc.” on page 57.

Neoforma, Inc. is a publicly-held provider of supply chain management solutions for the healthcare industry. Neoforma’s Web-based solutions enable collaboration between hospitals and suppliers, helping them to eliminate inefficiencies and lower costs. Since its founding in 1996, it has contracted with more than 16% of the hospitals in the United States, and now supports nearly $5.0 billion in healthcare purchasing annually. Neoforma’s principal headquarters are located at 3061 Zanker Road, San Jose, California 95134 and its telephone number is (408) 468-4000. See “Information about Neoforma, Inc.” on page 61.

•	Purchase Price. In consideration of the sale of the assets of our health and life sciences business and certain rights to resell other products of ours, Neoforma will pay I-many $10.0 million in cash and issue to I-many $10.0 million worth of Neoforma common stock. An aggregate of 20% of these shares and $760,000 in cash will be deposited in an account with an escrow agent as partial security for I-many’s indemnification obligations under the Asset Purchase Agreement. Additionally, the shares issued to I-many will be subject to lock-up restrictions, the release from which will occur in three equal installments on each of the three-month, six-month and nine-month anniversaries of the closing. In addition, contingent upon the achievement by the acquired business of certain revenue targets, and in accordance with the provisions of the Earnout Schedule, attached as an exhibit to the Asset Purchase Agreement, I-many may earn up to an additional $5.0 million worth of Neoforma common stock. See “Material Terms of the Asset Purchase Agreement--Purchase Price;” and “--Earnout” on page 23.

Neoforma intends to issue to I-many shares of Neoforma common stock pursuant to a permit (the “Permit”) granted by the Commissioner of the California Department of Corporations (the “California Corporations Commissioner”). Neoforma expects to issue these shares in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 3(a)(10) of the Securities Act. These shares would be freely tradable by I-many, subject to the lock-up restrictions. However, in the event that Neoforma and I-many determine that the Permit cannot be obtained or cannot reasonably be expected to be obtained in time to permit the closing to occur on or before November 30, 2003, or if the California Corporations Commissioner notifies Neoforma or I-many of its determination not to grant the hearing, not to permit the mailing of the hearing notice and/or not to issue the Permit, then Neoforma would seek to issue such shares in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) and/or  Regulation D. In such an event, Neoforma has agreed to file a registration statement under the Securities Act covering the resale of the shares. See “Regulatory Approvals” on page 42.

•	Assets Transferred and Liabilities Assumed. We are selling substantially all of the assets of our health and life sciences business, other than specifically excluded assets. The assets to be sold include, among other things, identified contracts, intellectual property, tangible assets and accounts receivable associated with certain customer obligations being assumed by Neoforma. Neoforma will also obtain rights to certain intellectual property and to products retained by us through software distribution and license agreements that will become effective concurrently with the sale. Neoforma will assume certain obligations under the assumed contracts and other specifically identified liabilities. See “Material Terms of the Asset Purchase Agreement--Purchased Assets;” and “--Assumption of Specified Liabilities” on page 33 and page 34, respectively.

•	Representations and Warranties. The Asset Purchase Agreement contains representations and warranties of I-many, Neoforma and Neocars which are customary and frequently included in similar transactions of this nature. The representations and warranties will survive closing for varying periods specified in the Asset Purchase Agreement. See “Material Terms of the Asset Purchase Agreement--Representations and Warranties of I-many, Inc.;” and “--Representations and Warranties of Neoforma, Inc. and Neocars Corporation” on pages 24 and 25, respectively.

•	Covenants. The Asset Purchase Agreement contains covenants and agreements by I-many and Neoforma which are customary and frequently included in similar transactions of this nature. See “Material Terms of the Asset Purchase Agreement--Covenants of I-many, Inc.;” and “--Covenants of Neoforma, Inc.” on page 26 and page 29, respectively, and “Regulatory Approvals” on page 42.

•	Conditions to the Transaction. I-many’s obligation to consummate the Transaction is subject to the satisfaction of certain conditions as of the closing, including, among other things, that (i) the representations and warranties of Neoforma and Neocars contained in the Asset Purchase Agreement shall be true and correct in all material respects, (ii) Neoforma and Neocars shall have performed all of their covenants contained in the Asset Purchase Agreement, (iii) there shall have been no material adverse change with respect to Neoforma since the date of the Asset Purchase Agreement, (iv) I-many’s stockholders shall have approved the Transaction and (v) the shares of Neoforma common stock to be issued to I-many shall be exempt from the registration requirements of the Securities Act. See “Material Terms of the Asset Purchase Agreement--Conditions to Obligations of I-many” on page 29.

Neoforma’s obligation to consummate the Transaction is subject to the satisfaction of certain conditions as of the closing, including, among other things, that (i) the representations and warranties of I-many contained in the Asset Purchase Agreement shall be true and correct in all material respects, (ii) I-many shall have performed all of its covenants contained in the Asset Purchase Agreement, (iii) there shall have been no material adverse change with respect to the assets to be purchased by Neoforma or  I-many’s health and life sciences business, (iv) I-many’s stockholders shall have approved the Transaction, (v) Neoforma shall have received certain third-party consents, waivers and approvals, (vi) at least 90% of the I-many employees to whom Neoforma has made offers of employment shall have accepted such offers and (vii) the shares of Neoforma common stock to be issued shall be exempt from the registration requirements of the Securities Act. See “Material Terms of the Asset Purchase Agreement--Conditions to Obligations of Neoforma” on page 30.

•	Indemnification. Subject to certain provisions and limitations contained in the Asset Purchase Agreement, we have agreed to indemnify and hold Neoforma harmless with respect to losses and claims suffered by Neoforma, arising from, among other things: (i) any inaccuracy, misrepresentation, or default in, or breach of, any of the representations or warranties given or made by I-many in the

Asset Purchase Agreement or related agreements, (ii) any breach of any covenant of I-many contained in the Asset Purchase Agreement or related agreements, (iii) any of the assets or liabilities which have been excluded from the Transaction, (iv) the operation of our health and life sciences business prior to the closing and (v) certain specified liabilities under existing customer agreements. Neoforma has agreed to indemnify and hold I-many harmless with respect to losses and claims against I-many arising from, or related to, among other things: (i) any inaccuracy, misrepresentation, or default in, or breach of, any of the representations or warranties given or made by Neoforma in the Asset Purchase Agreement or related agreements, (ii) any breach of any covenant of Neoforma contained in the Asset Purchase Agreement, (iii) all liabilities assumed by Neoforma in the Transaction and (iv) the operation of the health and life sciences business after the closing. The Asset Purchase Agreement contains limitations on each party’s indemnification obligations. See “Material Terms of the Asset Purchase Agreement--Indemnification” on page 31.

•	Termination. The Asset Purchase Agreement may be terminated at any time before the closing by the mutual written consent of Neoforma and I-many. In addition, subject to conditions and limitations, either I-many or Neoforma may terminate the Asset Purchase Agreement if, among other things, (a) the closing of the Transaction has not occurred by November 30, 2003, provided that the terminating party is not in material breach of any obligation or covenant, (b) the other party breaches any of its representations, warranties, covenants or agreements under the Asset Purchase Agreement or if there shall be a material adverse change with respect to such other person and such other person fails to cure the breach or failure within the specified time period or (c) the requisite I-many stockholder approval is not obtained. Furthermore, subject to certain conditions and limitations, Neoforma may terminate the Asset Purchase Agreement if I-many’s Board of Directors withdraws its recommendation in favor of the Proposal or approves or publicly recommends an alternative transaction. See “Material Terms of the Asset Purchase Agreement--Termination” on page 30.

•	Termination Fee. In the event that Neoforma terminates the Asset Purchase Agreement because either (i) I-many’s Board of Directors has withdrawn, amended or modified its recommendation of the Transaction or shall have approved or publicly recommended a superior offer or (ii) I-many willfully breaches any of its representations, warranties, covenants or agreements under the Asset Purchase Agreement, I-many shall pay Neoforma a fee of $800,000. In the event we terminate the Asset Purchase Agreement because Neoforma willfully breaches any of its representations, warranties, covenants or agreements under the Asset Purchase Agreement, Neoforma shall pay us a fee of $800,000. See “Material Terms of the Asset Purchase Agreement--Termination Fees” on page 31.

•	Opinion of Financial Advisor to I-many. On July 9, 2003, First Albany Corporation, an independent financial advisor, delivered an oral opinion to the I-many Board of Directors stating that, as of that date and based on and subject to the matters described in its written opinion, the consideration anticipated to be received by I-many as a result of the Transaction is fair to I-many from a financial point of view. The written opinion of First Albany Corporation dated July 9, 2003, is attached to this Proxy Statement as Exhibit B. The First Albany Corporation opinion is directed to the I-many Board of Directors and does not constitute a recommendation to any stockholder as to any matter relating to the transactions described in this Proxy Statement. See “Opinion of Financial Advisor” on page 50.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

You are receiving this Proxy Statement and proxy card because you own shares of common stock in I-many, Inc. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint A. Leigh Powell and Robert G. Schwartz, Jr., as your proxies at the special meeting. Messrs. Powell and Schwartz will vote your shares at the special meeting as you instruct them on the proxy card. This way, your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the special meeting in case your plans change.

WHERE AND WHEN IS THE SPECIAL MEETING?

The special meeting will be held at 10:00 a.m. (local time), on                  , 2003, at              located at             .

WHO MAY VOTE?

Holders of record of I-many’s common stock at the close of business on                          , 2003 may vote at the special meeting or any adjournment or postponement thereof. On                           , 2003,              shares of our common stock were issued and outstanding. Each stockholder is entitled to one vote per share.

HOW DO STOCKHOLDERS VOTE?

You may vote by proxy or in person at the special meeting. To vote by proxy, please complete, sign, date and return your proxy card in the postage-prepaid envelope that we have provided. You may vote in person at the special meeting. Written ballots will be given to stockholders of record who want to vote at the special meeting. If you hold your shares in “street name” (through a broker or other nominee), you must request a legal proxy from your stockbroker in order to vote at the special meeting.

HOW DO PROXIES WORK?

Giving your proxy means that you authorize Messrs. Powell and Schwartz to vote your shares at the special meeting in the manner you direct. If you sign, date, and return the enclosed proxy card but do not specify how to vote, Messrs. Powell and Schwartz will vote your shares FOR the Proposal. We do not know of any other matters that will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, Messrs. Powell and Schwartz will vote your proxy on those matters in their discretion.

HOW MANY VOTES DO YOU NEED TO HOLD THE SPECIAL MEETING?

Shares are counted as present at the special meeting if the holder of those shares either is present and votes in person at the special meeting or has properly submitted a proxy card.

As of                  , 2003, the record date,              shares of our common stock were issued and outstanding. A majority of our outstanding shares as of that date, equal to              shares, must be present at the special meeting either in person or by proxy in order to hold the special meeting and conduct business. This is called a quorum.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the special meeting will be adjourned until a quorum is obtained.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all your shares are voted.

WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

You may revoke your proxy and change your vote at any time before the polls close at the special meeting.

You may do this by:

•	sending written notice to our Corporate Secretary at 511 Congress Street, 6th Floor, Portland, Maine 04101 stating that you want to revoke your proxy;

•	signing another proxy with a later date; or

•	voting in person at the special meeting.

WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

If a stockholder does not submit a proxy and does not vote at the special meeting, it will have the same effect as a vote against the Proposal. If a stockholder does not provide instructions to its broker as to how to vote its shares, the brokerage firm cannot vote those shares.

HOW MANY VOTES ARE REQUIRED TO APPROVE THE SALE OF THE HEALTH AND LIFE SCIENCES BUSINESS ASSETS?

Pursuant to the Asset Purchase Agreement, the affirmative vote of the holders of a majority of the outstanding shares of common stock of I-many entitled to vote at the special meeting is necessary for approval of the Transaction. For this purpose, if you vote to “abstain” on this Proposal, your shares will have the same effect as if you voted against the Proposal. Broker non-votes also will have the same effect as a vote against the Proposal. In the event that the I-many stockholders do not approve the Transaction, the Transaction will not be completed.

WHO WILL TABULATE THE VOTES?

Persons appointed by the chairman of the special meeting to act as inspectors of election for the special meeting will tabulate the stockholder votes. The inspectors of election will count all shares represented and entitled to vote on the Proposal, whether voted for or against the Proposal, or abstaining from voting, as present and entitled to vote on the Proposal.

IS MY VOTE CONFIDENTIAL?

Yes. Only the inspectors of election and certain employees will have access to your proxy card. They will tabulate and certify the vote. All votes will remain confidential unless you ask that your name be disclosed.

WHERE DO I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

We will announce preliminary voting results at the special meeting and will publish the final results in our report on Form 8-K to be filed with the Securities and Exchange Commission shortly thereafter, which report you can get a copy of by contacting our Corporate Secretary at (800) 687-0287, by calling the Securities and Exchange Commission at (800) SEC-0330 to obtain the location of the nearest public reference rooms, or by accessing the SEC’s EDGAR system at http://www.sec.gov.

WHO PAYS FOR THIS PROXY SOLICITATION?

The Board of Directors is soliciting your proxy. I-many will pay the expenses of soliciting proxies. In addition to solicitation by mail, our officers may solicit proxies in person or by telephone. The approximate cost of this solicitation effort by our officers is expected to be $            . We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to beneficial owners. We will reimburse these persons for their reasonable expenses. We have also retained the firm,             , to assist us in the solicitation of proxies and we will pay them approximately $             in fees plus expenses for their services.

WHY HAS THE BOARD DECIDED TO SELL SUBSTANTIALLY ALL OF THE HEALTH AND LIFE SCIENCES BUSINESS ASSETS?

The Board of Directors has decided that it is in the best interests of I-many to sell substantially all of the assets of the health and life sciences business. The Board of Directors believes that the sale will enable I-many to focus exclusively on the opportunities in enterprise contract management and to expand our market share and grow our solutions.

WHAT WILL THE STOCKHOLDERS RECEIVE IF THE ASSET SALE IS APPROVED?

We do not plan to distribute any proceeds from the sale to the stockholders of I-many. We expect that all proceeds will be used to further the ongoing business of I-many.

WHAT ARE THE RISKS OF THE PROPOSED ASSET SALE?

We have set forth certain risks to I-many of the proposed sale in this Proxy Statement under the heading “Risk Factors,” beginning on page 8.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE?

We will recognize taxable income on the asset sale, which may result in corporate income tax. Our taxable income generally will be measured by the difference between the amount realized by us in the Transaction, including the cash and the fair market value of the Neoforma common stock received in the Transaction, and the adjusted tax basis of the assets sold. Consummation of the asset sale itself will not result in any United States federal income tax consequences to stockholders.

AM I ENTITLED TO APPRAISAL OR DISSENTER’S RIGHTS?

No. Stockholders are not entitled to any appraisal or dissenter’s rights.

WHERE CAN I FIND MORE INFORMATION ABOUT I-MANY?

I-many is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports, proxy statements and other information at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website at http://www.sec.gov that contains reports, proxy statements, information statements, registration statements and other information filed with the Commission through the EDGAR system. This information can also be accessed through the I-many Website at http://www.imany.com.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. I-many, Inc. will promptly deliver a separate copy of this document if you write or call I-many at the following address or telephone number: I-many, Inc., 511 Congress Street, 6th Floor, Portland, Maine 04101, Attention: Investor Relations, (207) 774-3244. If you want separate copies of proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact  I-many at the above address or telephone number.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the information incorporated by reference into this Proxy Statement, including in our Form 10-K and our Forms 10-Q under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and included in this Proxy Statement, including under “Information about Neoforma, Inc.--Neoforma Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in this Proxy Statement generally. We use words such as “believes,” “intends,” “expects,” “anticipates,” “plans,” “estimates,” “should,” “may,” “will,” “scheduled” and similar expressions to identify forward-looking statements. We use these words to describe our present belief about future events relating to, among other things, our expected sources of revenue following the Transaction. This Proxy Statement may also contain third-party estimates regarding the size and growth of our market, which also are forward-looking statements. Our forward-looking statements apply only as of the date of this Proxy Statement. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described below under “Risk Factors” and elsewhere in this Proxy Statement.

RISK FACTORS

You should carefully consider the following risk factors before you decide whether to vote to approve the Proposal. You should also consider the other information in this document.

Risks relating to the Transaction

Neoforma’s stock price is volatile and the value of the Neoforma common stock issued in the Transaction may be less at the time that the shares are first permitted to be sold than they are at the time of the closing

At least 50% of the consideration issued to us in the Transaction will be in the form of Neoforma common stock. A portion of the stock issuable at the closing will be deposited into escrow, and the remainder will be issued to us subject to a lock-up that will prevent us from being able to sell such shares for a period of up to nine months following the closing. It is possible that the value of the Neoforma shares at the time that they first become available for sale will have a value less than the value at which they are first issued, in which case we could recognize less than $20.0 million from the Transaction. Risks associated with the business of Neoforma are set forth below under the caption “Risks associated with the business of Neoforma.”

By selling our health and life sciences business, we are selling the largest portion of our business and we are not certain that we can replace that business in the industrial solutions market

As a result of the Transaction, our revenues will decrease. Excluding the health and life sciences business, our revenues for the year ended December 31, 2002 and for the first six months of 2003 would have been $17.3 million and $7.8 million, respectively. Although we believe that the market for our enterprise contract management products in the industrial solutions sector is significant, we have not yet penetrated that market to the extent that we have in the health and life sciences sector, and we cannot be sure that we will be able to replace lost revenue from the health and life sciences market.

If the sale is not completed as expected, our business could be materially disrupted

If we are unable to close the Transaction, including as a result of our failure to obtain the approval of our stockholders, our health and life sciences business could be materially disrupted. This disruption could be caused by confusion among our customers, vendors and our employees as to our future plans with respect to the health and life sciences business.

There can be no certainty that we will receive any or all of the $5.0 million in Neoforma common stock which is payable contingent upon the health and life sciences business achieving certain revenue targets following the closing

In addition to the consideration that we will be paid at closing, Neoforma has agreed to pay us up to an additional $5.0 million in Neoforma common stock if the health and life sciences business being acquired by them achieves certain revenue targets within a limited period of time after the closing. We will not own the business during the period for which the revenue targets will need to be met, and there is no certainty that the business will achieve the necessary revenue targets and that we will receive the contingent consideration.

Risks associated with the business of Neoforma

The following risks associated with the business of Neoforma are relevant to your consideration of the Proposal because we will hold Neoforma stock following the closing of the Transaction.

If Neoforma’s customers do not accept its business model of providing solutions to improve efficiencies in the healthcare supply chain, demand for its solutions may not develop as Neoforma expects and the price of its common stock may decline

Neoforma has focused its efforts on developing solutions that address the inefficiencies in the healthcare supply chain. This business model is new and unproven and depends upon participants in this market adopting a new way of doing business and exchanging information. If participants in the healthcare supply chain do not accept Neoforma’s business model, demand for its solutions may not develop as Neoforma expects and the price of its common stock could decline. Some participants could be reluctant to accept Neoforma’s relatively new and unproven approach, which may not be consistent with their existing internal organization and procurement and sale processes. Some participants may prefer to use traditional methods of doing business, such as using paper catalogs and exchanging information in person or by phone.

Neoforma’s solutions and fee model are untested and their acceptance is not assured

Neoforma’s solutions are either of recent introduction or are currently under development, and their acceptance by its existing and potential customers is therefore untested and uncertain. Neoforma’s current business plan includes seeking a large portion of its revenue from participating suppliers. Obtaining the acceptance from such suppliers to pay its fees has proven difficult. If suppliers do not accept Neoforma’s solutions or its fee model, it would have a serious negative impact on its business.

Neoforma has a history of losses, anticipates incurring losses in the foreseeable future and may never achieve profitability

Neoforma has experienced losses from operations in each period since its inception, including a net loss of $34.0 million for the six months ended June 30, 2003. In addition, as of June 30, 2003, Neoforma had an accumulated deficit of $660.3 million. Neoforma has not achieved profitability, and Neoforma expects to continue to incur operating losses in future quarters, primarily as a result of costs relating to the amortization of the stock Neoforma issued to VHA Inc. and University HealthSystem Consortium, or UHC, and the costs and expenses relating to executing its strategy of developing solutions and services to address healthcare supply chain inefficiencies. Neoforma will not achieve profitability unless Neoforma is able to significantly increase its revenue while adequately controlling its operating expenses, and Neoforma cannot assure you that it will ever be profitable.

Neoforma’s main source of business is derived from the solutions it provides through Marketplace@Novation™, and Neoforma relies on its relationship with its supply chain partners to drive participation in Marketplace@Novation. As a result, its business may be seriously harmed if these relationships are materially altered or terminated

Neoforma expects to rely significantly on its relationship with Novation, LLC and, to a lesser extent, its other strategic allies, to bring hospitals and suppliers to Marketplace@Novation™. Neoforma relies on Novation to attract suppliers to Marketplace@Novation and, if Novation is unable to attract a sufficient number of suppliers, the value of Marketplace@Novation to hospitals will be substantially decreased and its business will suffer. Neoforma relies significantly on VHA and UHC to recruit and retain hospitals to Marketplace@Novation. These partners use a variety of marketing initiatives and financial incentives to drive adoption and use of Marketplace@Novation and its solutions by hospitals. If these partners cease using such marketing initiatives and financial incentives, its ability to recruit hospitals to Marketplace@Novation also may be seriously harmed.

Under Neoforma’s Fourth Amended and Restated Outsourcing Agreement with Novation, VHA, UHC and Healthcare Purchasing Partners International, LLC, Neoforma must meet detailed functionality and service level requirements. If Neoforma is unable to achieve these required levels of functionality within a required time period, Neoforma may be required to pay significant liquidated damages or the Fourth Amended and Restated Outsourcing Agreement could be terminated, which would seriously harm its business and financial results.

Neoforma faces numerous risks in connection with the proposed Transaction with I-many, which may adversely affect Neoforma’s results of operations, and the acquisition may not be completed on a timely basis

On July 18, 2003, Neoforma entered into the Asset Purchase Agreement with I-many, which is expected to close later this year. In response to this pending transaction, Neoforma’s customers and I-many’s customers may defer purchasing decisions or elect to switch to competitors due to uncertainty about the direction of product offerings following the acquisition. Uncertainty surrounding the proposed Transaction also may have an adverse effect on employee morale and retention, and result in the diversion of management attention and resources. In addition, the market value of Neoforma’s common stock, and therefore the amount of stock Neoforma may issue to I-many at closing, will likely continue to fluctuate prior to completion of the proposed Transaction due to changes in the business, operations or prospects of Neoforma or I-many, market assessments of the purchase, regulatory considerations, market and economic considerations or other factors, which could result in additional dilution to Neoforma’s stockholders. If the proposed transaction is completed, Neoforma will continue to face risks associated with integration of the businesses and operations, and Neoforma may not realize the anticipated benefits or synergies of the acquisition (primarily associated with anticipated restructurings and other operational efficiencies) to the extent or in the timeframe anticipated. In addition, Neoforma’s ability to realize these benefits and synergies could be impacted adversely by practical or legal constraints on combining operations.

Neoforma’s operating results are difficult to predict, and if it fails to meet the expectations of investors or securities analysts, the market price of its common stock will likely decline

Neoforma’s revenue and operating results may fluctuate from quarter to quarter and are difficult to predict because of a number of factors. These factors include:

•	the fees Neoforma collects from suppliers;

•	the number and timing of new hospitals and suppliers that sign up to use its solutions and its ability to implement and train them;

•	changes in the fees Neoforma charges users of its solutions;

•	the timing and size of non-recurring software license deals;

•	the timing of and expenses incurred in enhancing its solutions;

•	the fees Neoforma collects from Novation, which are subject to quarterly maximums that have been achieved in certain prior periods;

•	the amount of related party revenue Neoforma offsets by amortization of partnership costs; and

•	the timing and size of any future acquisitions.

Fluctuations in Neoforma’s operating results may cause it to fail to meet the expectations of investors or securities analysts. If this were to happen, the market price of its common stock would likely decline.

If Neoforma’s hospital and supplier customers refuse to provide it with consent to use data derived from transactions conducted through Marketplace@Novation, even in blinded and aggregated form, or if they decide not to participate in Marketplace@Novation or to use its solutions due to concern about potential release of such data to Novation, its business strategy may not succeed

Neoforma expects to derive a portion of its future revenue from information services that require the aggregation and blinding of data from its hospital and supplier customers. To execute on its data services strategy, Neoforma must be able to secure the consent of its customers to various uses of their data. To secure such consent, Neoforma must be able to assure these customers that Neoforma will at all times protect the confidentiality of their data. If Neoforma is unable to provide such assurance, or if it fails to meet the levels of assurance provided, its ability to execute on its data services strategy may be seriously impaired. In addition, Neoforma must be able to abide by various contractual provisions it has agreed to concerning its ability to aggregate and blind data in such a way that the data cannot be used to identify any participants to transactions underlying the data. Neoforma’s inability to do so may subject it to liability for contractual damages and seriously impair its data services strategy. If potential customers are concerned about Novation using their transaction data, they may decide to forgo use of Neoforma’s solutions and this could seriously impair Neoforma’s ability to generate revenue in the future.

If Neoforma is unable to enhance the functionality of its solutions, its hospital, supplier and GPO customers may not choose to utilize its solutions, which would harm its business

If Neoforma does not maintain and expand the functionality and reliability of its solutions, hospital, supplier and Group Purchasing Organization (GPO) customers may not use them. Neoforma must continue to develop the capability to integrate its solutions with its hospital and supplier customers’ business processes and information systems. Neoforma may incur significant expenses in developing these capabilities and may not succeed in developing them in a timely manner. In addition, developing the capability to integrate some of its solutions with suppliers’ and hospitals’ enterprise software systems will require the continued cooperation of and collaboration with the companies that develop and market these systems. Suppliers and hospitals use a variety of different enterprise software systems provided by third-party vendors or developed internally. This lack of uniformity increases the difficulty and cost of developing the capability to integrate with the systems of a large number of hospitals and suppliers. Failure to provide these capabilities would limit the efficiencies that Neoforma’s solutions provide and may deter its hospital and supplier customers from using its solutions.

To realize the benefit of its agreement with Novation, Neoforma is required to integrate the systems of the hospitals purchasing through Novation’s program. If the costs required to integrate these systems are substantially higher than anticipated, Neoforma may not realize the full benefit of these agreements. If Neoforma was delayed or unable to integrate the systems of these hospitals, its financial situation would be adversely affected. In addition, under its agreements with Novation and Medbuy Corporation, Neoforma must meet detailed functionality and service level requirements. To the extent Neoforma is unable to or is delayed in providing this functionality, Neoforma may be unable to attract hospitals and suppliers to use its solutions and its financial situation may be adversely affected. Neoforma incurs significant costs in developing and supporting its solutions and in integrating with hospitals’ and suppliers’ information systems, and Neoforma may never generate sufficient revenue to offset these costs.

Because its supply chain partners are also its stockholders or are affiliated with its stockholders, Neoforma may find it difficult to attract competing companies to use its solutions

Neoforma’s supply chain partners are also its stockholders or are affiliated with its stockholders or have strategic relationships with it. For example, VHA and UHC, the owners of Novation, own approximately 5.8 million and 1.6 million shares of Neoforma’s common stock, respectively. In addition, VHA and UHC own approximately 3.1 million shares and 0.6 million shares, respectively, of restricted common stock which were subject to restrictions upon issuance, and of which a portion is still subject to those restrictions. As of June 30, 2003, VHA and UHC owned 46.9% and 11.6%, respectively, of Neoforma’s outstanding shares of common stock assuming they earned all the remaining shares of restricted stock. These relationships may deter other potential customers, particularly those that compete directly with Novation, VHA or UHC, from using Neoforma’s solutions due to perceptions of bias in favor of one party over another. This could limit the array of solutions Neoforma offers, damage its reputation and limit its ability to maintain or increase the number of its customers.

If Neoforma is unable to obtain additional financing for its future capital needs, it may be unable to develop new solutions or enhance the functionality of its existing solutions, expand its operations, respond to competitive pressures or continue its operations

As of June 30, 2003, Neoforma had $21.9 million of cash, cash equivalents and short-term investments, $1.0 million of restricted cash and $14.8 million in outstanding borrowings and notes payable, including $14.0 million in principal outstanding under its credit agreement with VHA.

Neoforma may need to raise additional funds within the next twelve months, notwithstanding the fact that its VHA line of credit remains in place, if for example, Neoforma does not generate increased revenue or fees from its solutions, if Neoforma experiences larger than anticipated operating losses or if Neoforma pursues acquisitions that contain a cash component. Neoforma may try to obtain additional financing by issuing shares of its common stock, which could dilute its existing stockholders and may cause its stock price to decline.

If an event of default were to occur under the VHA credit agreement, VHA could terminate the credit agreement and declare all amounts outstanding thereunder to be immediately due and payable. If this were to occur, Neoforma may need to obtain an alternate source of funding, such as another credit line or an equity or debt financing, to repay amounts due under the credit agreement or for operational needs.

Neoforma believes that it would be difficult to obtain additional financing on favorable terms, if at all. If Neoforma was unable to obtain alternate funding under these circumstances, its business would be seriously harmed and Neoforma could be forced to cease operations.

Neoforma acquired Revelocity Corporation in December 2002, has announced the potential acquisition of the health and life sciences business of I-many, and may make additional acquisitions, which could harm its profitability, put a strain on its resources or cause dilution to its stockholders

Neoforma acquired substantially all of the assets of Revelocity Corporation in December 2002 and recently announced the potential acquisition of the health and life sciences business of I-many. Neoforma may decide that it would be in its best interests to make additional acquisitions to acquire new technologies, enhance or expand its solutions or for other reasons. Integrating newly acquired organizations and technologies into its company could be expensive, time consuming and may strain its resources. In addition, Neoforma may lose current customers if any acquired companies have relationships with competitors of its users. Consequently, Neoforma may not be successful in integrating any acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. In addition, future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to intangible assets, any of which could harm its business and could cause the price of its common stock to decline.

If its systems are unable to provide acceptable performance as the use of its solutions increases, Neoforma could lose customers, which could harm its business and results of operations

Neoforma has supported only a limited number and variety of transactions through its solutions compared to the number and variety Neoforma expects to process in the future. Neoforma’s systems may not accommodate increased use while providing acceptable overall performance. Neoforma must continue to expand and adapt its network infrastructure to accommodate increased use of its solutions by its customers, which will be expensive. If Neoforma’s systems do not continue to provide acceptable performance as use by its customers increases, its reputation may be damaged and Neoforma may lose customers.

Neoforma expects that a significant portion of the products and services used by hospitals that are sold through Marketplace@Novation will come from a limited number of key manufacturers and distributors, and the loss of a key manufacturer or distributor could result in a significant negative impact on its financial situation

Neoforma expects that a significant portion of the products to be sold through and fees to be generated from Marketplace@Novation will come from a limited number of key manufacturers and distributors or as a result of purchases made from these manufacturers and distributors. If any of these key manufacturers or distributors cease doing business with Neoforma, the fees it generates through Marketplace@Novation could be significantly reduced. Neoforma’s supplier agreements are nonexclusive and, accordingly, these suppliers can sell their products, supplies and equipment to hospitals directly or through Neoforma’s competitors.

Neoforma faces significant competition, and if it is unable to compete effectively, it may be unable to maintain or expand the number of its customers and may lose market share or be required to reduce prices

The market for supply chain management solutions in healthcare is rapidly evolving and highly competitive. Because of the breadth of its solutions, which include order management, contract management, data management and materials management, Neoforma has a diverse set of competitors that compete with portions of its overall offering. In order to best serve its customers, Neoforma sometimes collaborates with its competitors in one segment of the market while competing with them in others. Neoforma believes that as its solution suite grows, Neoforma will continue to find areas of opportunity for both collaboration and competition with other companies in the market that target a segment of the overall healthcare supply chain. Neoforma’s ability to manage these relationships to benefit its hospital, supplier and GPO customers is important to its success.

Neoforma’s current and potential competitors include:

•	online marketplaces or exchanges targeted at the healthcare supply chain, such as the supplier-sponsored Global Healthcare Exchange, LLC, or GHX, with whom Neoforma also has a strategic relationship;

•	GPOs or supply management companies that have, or have announced plans for, online marketplaces or exchanges targeted at the healthcare supply chain, such as Broadlane, Inc. and MedAssets, Inc.;

•	suppliers that have created their own Websites that offer order management functions to their customers for the sale of their products and services;

•	enterprise resource application software vendors that offer enterprise resource planning applications, including procurement, to the healthcare market, such as Lawson Software, McKessonHBOC Inc., Oracle Corporation, PeopleSoft, Inc. and SAP AG, with some of whom Neoforma also has strategic relationships;

•	data management services providers and consultants;

•	consulting firms that offer supply chain services;

•	market intelligence, contract management and contract administration services providers;

•	other software vendors that provide technology for inventory, materials, logistics and other supply chain related functions; and

•	the status quo, or the historical means of doing business for many hospitals and suppliers, primarily phone, fax and paper.

Competition is likely to intensify as its market matures. As competitive conditions intensify, competitors may:

•	enter into strategic or commercial relationships with larger, more established healthcare, medical products or Internet companies or with each other;

•	secure services and products from suppliers on more favorable terms;

•	devote greater resources to marketing and promotional campaigns;

•	secure exclusive arrangements with hospitals that impede Neoforma’s sales; and

•	devote substantially more resources to Website and systems development and research and development.

Neoforma’s current and potential competitors’ services may achieve greater market acceptance than Neoforma’s. Neoforma’s current and potential competitors may have longer operating histories in the healthcare supply chain market, greater name recognition, larger customer bases or greater financial, technical and/or marketing resources than Neoforma does. As a result of these factors, Neoforma’s competitors and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands and services and make more attractive offers to hospitals and suppliers, potential employees and strategic allies. In addition, new technologies may increase competitive pressures. Neoforma cannot be certain that it will be able to expand its hospital and supplier base or retain its current hospitals and supplier customers. Neoforma may not be able to compete successfully against its competitors, and competition could seriously harm its revenue, operating margins and market share.

If Neoforma is not able to increase recognition of the Neoforma brand name, its ability to attract users to its solutions will be limited

Neoforma believes that recognition and positive perception of the Neoforma brand name in the healthcare industry are important to its success. Neoforma intends to continue to invest in marketing programs and initiatives in order to build the value of its brand. However, Neoforma may not achieve its desired goal of increasing the positive awareness of the Neoforma brand name. Even if recognition of its name increases, it may not lead to an increase in the number of Neoforma’s customers or revenue.

If Neoforma is unable to safeguard the security and privacy of the confidential information of its customers, these customers may discontinue using its solutions

A significant barrier to the widespread adoption of e-commerce is the secure transmission of personally identifiable information of Internet users as well as other confidential information over public networks. If any compromise or breach of security were to occur, it could harm Neoforma’s reputation and expose Neoforma to possible liability. Neoforma supports encrypted communications protocols and encrypts certain information on its servers to protect user information during transactions, and Neoforma employs a security consulting firm that periodically tests its security measures. Despite these efforts, a party may be able to circumvent Neoforma’s security measures and could misappropriate proprietary information or cause interruptions in its operations. Neoforma may be required to make significant expenditures to protect against security breaches or to alleviate problems caused by any breaches and under certain contracts with customers would be liable for contractual damages due to security breaches.

If suppliers do not provide Neoforma with timely, accurate, complete and current information about their products and comply with government regulations, Neoforma may be exposed to liability or there may be a decrease in the adoption and use of its solutions

If suppliers do not provide Neoforma in a timely manner with accurate, complete and current information about the products they offer, promptly update this information when it changes and provide Neoforma with accurate and timely invoicing data, its databases will be less useful to hospitals. Neoforma cannot guarantee that the product information available from its solutions will always be accurate, complete and current, or that it will comply with governmental regulations. This could expose Neoforma to liability if this incorrect information harms users of its services or results in decreased adoption and use of its solutions. Neoforma also relies on suppliers using its solutions to comply with all applicable governmental regulations, including packaging, labeling, hazardous materials, health and environmental regulations and licensing and record keeping requirements. Any failure of its suppliers to comply with applicable regulations could expose Neoforma to civil or criminal liability or could damage its reputation.

If its contract counterparties do not supply Neoforma with the necessary data to populate its solutions, Neoforma’s solutions will lose value to its customers

Neoforma has agreements with suppliers, distributors and other counterparties to populate its solutions with data, and if those suppliers, distributors or other counterparties terminated their agreements with it, Neoforma may not be able to provide the same quality or usefulness of solutions that Neoforma currently does. If Neoforma could not provide this quality or usefulness, its customers may not value its solutions, and Neoforma would likely lose those customers.

If Neoforma is unable to attract qualified personnel or retain its executive officers and other key personnel, Neoforma may not be able to compete successfully in its industry

Neoforma’s success depends on its ability to attract and retain qualified, experienced employees. Neoforma may not be able to compete effectively to retain and attract employees. As a result, its employees may seek employment with larger, more established companies or companies they perceive to have better prospects. Should Neoforma fail to retain or attract qualified personnel, Neoforma may not be able to compete successfully in its industry, and its business would be harmed.

Neoforma believes that its ability to successfully execute its business strategy will depend on the continued services of executive officers and other key employees. Neoforma’s executive employment agreements do not prevent these executives from terminating their employment at any time. As a result, Neoforma’s employees, including these executives, serve at-will and may elect to pursue other opportunities at any time. The loss of any of its executive officers or other key employees could harm Neoforma’s business.

Neoforma’s growth and organizational changes have placed a strain on its systems and resources, and if Neoforma fails to successfully manage future growth and organizational changes, Neoforma may not be able to manage its business efficiently and may be unable to execute its business plans

Neoforma has grown rapidly and will need to continue to grow its business to execute its strategy. Neoforma’s total number of employees grew from nine as of December 31, 1997 to 257 as of June 30, 2003, although the number of employees has not grown consistently. For example, in May 2000, Neoforma reduced the number of its employees from approximately 330 to approximately 250. In addition, Neoforma expects to add approximately 150 employees in connection with the proposed acquisition of I-many’s health and life sciences business. These changes, and the growth in the number of its customers and their use of its solutions, have placed significant demands on management as well as on Neoforma’s administrative, operational and financial resources and controls. Any future growth or organizational changes would likely cause similar, and perhaps increased, strain on its systems and controls.

If suppliers that use Neoforma’s solutions do not provide timely and professional delivery of products and services to their hospital customers, hospitals may not continue using its solutions

Through certain of its solutions, suppliers are responsible for delivering their products and services sold to hospitals. Currently, the significant majority of these products and services are sold through Marketplace@Novation. If these suppliers fail to make delivery in a professional, safe and timely manner, then its solutions will not meet the expectations of hospitals, and its reputation and brand will be damaged. In addition, deliveries that are non-conforming, late or are not accompanied by information required by applicable law or regulations could expose Neoforma to liability or result in decreased adoption and use of its solutions.

Neoforma’s ability to earn fees in future periods from Marketplace@Novation is limited by quarterly maximums

Neoforma generates the substantial majority of its fees from Marketplace@Novation. Neoforma’s ability to earn fees from Novation for the solutions Neoforma provides in connection with Marketplace@Novation is dependent on several factors and the fees are subject to limitation by quarterly maximums. In each of the last four quarters, Neoforma’s fees have been limited by these quarterly maximums, and its fees may be limited by these maximums in future periods.

Neoforma’s infrastructure and systems are vulnerable to natural disasters and other unexpected events, and if any of these events of a significant magnitude were to occur, the extent of its losses could exceed the amount of insurance Neoforma carries to compensate it for any losses

The performance of Neoforma’s server and networking hardware and software infrastructure is critical to its business and reputation and its ability to process transactions, provide high quality customer service and attract and retain users of its solutions. Currently, its infrastructure and systems are located at one site in Sunnyvale, California, which is an area susceptible to earthquakes. Neoforma also has a fail-over system for transaction processing located in Atlanta, Georgia.

Neoforma’s systems and operations are vulnerable to damage or interruption from human error, terrorist attacks, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Neoforma does not yet have a formal disaster recovery plan, although it is its intention to formulate one. In addition, Neoforma may not carry sufficient business interruption insurance to compensate it for losses that could occur.

If Neoforma is unable to protect its intellectual property, its competitors may gain access to its technology, which could harm its business

Neoforma regards its intellectual property as critical to its success. If Neoforma is unable to protect its intellectual property rights, its business would be harmed. Neoforma relies on trademark, copyright and trade secret laws to protect its proprietary rights. Neoforma has applied for registration of several marks including NEOFORMA and associated logos. Neoforma’s trademark registration applications may not be approved or granted, or, if granted, may be successfully challenged by others or invalidated through administrative process or litigation.

If Neoforma loses access to third-party software incorporated in its solutions, Neoforma may not be able to use its solutions

Neoforma currently relies on software that it has licensed from a number of software vendors. Neoforma will continue to rely on commercial software vendors where appropriate to speed the delivery of its solutions, while reducing the costs of custom code development and maintenance. These licenses may not continue to be available to Neoforma on commercially reasonable terms, or at all. In addition, the licensors may not continue to support or enhance the licensed software. In the future, Neoforma expects to license other third-party technologies to enhance its solutions to meet evolving user needs or to adapt to changing technology standards. Failure to license, or the loss of any licenses of, necessary technologies could impair Neoforma’s ability to offer its solutions until equivalent software is identified, licensed and integrated or developed by Neoforma. In addition, Neoforma may fail to successfully integrate licensed technology into its solutions or to adapt licensed technology to support its specific needs, which could similarly harm development and market acceptance of its solutions.

Neoforma’s failure to comply with applicable federal and state regulation of healthcare information could disrupt its operations, increase its operating costs and subject Neoforma to liability

Neoforma is subject to federal and state laws regulating the receipt, storage and distribution of healthcare information, which could have a material adverse effect on its ability to operate its business. Laws governing the receipt, storage and distribution of health information exist at both the federal and state level. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the implementing regulations from the Department of Health and Human Services, or HHS, mandate the use of standard transactions and identifiers, prescribed security measures and other provisions. Certain regulations of the Food and Drug Administration, or FDA, and the Hospital Conditions of Participation for the Medicare and Medicaid programs require protection of and security for health information and appropriate patient access to such information. Some of the transactions using Neoforma’s solutions may involve surgical case kits or purchases of products for patient home delivery and these products may contain patient names and other health information subject to these laws governing the receipt, storage and distribution of health information.

It may be expensive to implement security or other measures designed to comply with the HIPAA, FDA and Medicare confidentiality and security requirements or with any new legislation or regulations. Moreover, these and future laws may restrict or prevent Neoforma from delivering health information electronically. If Neoforma fails to comply with these regulatory requirements, it could face a variety of civil fines and liabilities, associated costs of defense, increased costs of security, and costs of compliance with confidentiality requirements. Neoforma may also be required to significantly curtail its use of data received, stored or distributed by its solutions. In addition, because Neoforma represents that its solutions meet these regulatory requirements, its success will also depend on other healthcare participants complying with these regulations.

Neoforma’s failure to comply with applicable federal and state healthcare fraud and abuse laws could subject Neoforma and its GPO partners and customers to civil and criminal liability and disrupt its operations

A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibit payments that are intended to induce the acquisition, arrangement for or recommendation of the acquisition of healthcare products or services. The application and interpretation of these laws are complex and difficult to predict and could constrain Neoforma’s financial and marketing relationships, including but not limited to its fee arrangements with suppliers or its ability to obtain supplier company sponsorship for its solutions. The GPO industry has been the subject of a series of critical newspaper articles and has been investigated by the United States Senate Judiciary Committee which has set practice guidelines for the GPO industry. Because anything detrimental to the core business of Neoforma’s GPO partners could adversely impact its business, negative substantive findings by the Senate Judiciary Committee, the Justice Department or other regulatory and enforcement bodies could potentially adversely affect Neoforma’s business and consequently its stock price. In particular, violations of fraud and abuse laws are punishable by civil and criminal fines and penalties, which could result in restrictions on Neoforma’s operations, increased costs of compliance with remedies and require Neoforma to restructure its financial arrangements with its GPO and supply chain partners.

If there are changes in the political, economic or regulatory healthcare environment that affect the purchasing practice or operation of hospitals, or Neoforma’s supply chain partners, its business and Neoforma’s stock price could be adversely affected

The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. Regulation of the healthcare organizations with which Neoforma does business could impact the way in which it is able to do business with these organizations. In addition, factors such as changes in the laws described above regarding the regulation of healthcare information and the laws and policies governing reimbursement for healthcare expenses affect the purchasing practices and operation of hospitals and GPOs. Changes in regulations affecting the healthcare industry, such as any increased regulation by HHS, the Justice Department or the FDA of healthcare information or the purchase and sale of products used by hospitals and GPOs could require Neoforma to make unplanned enhancements of its solutions or result in delays or cancellations of orders or reduce demand for its solutions. Federal and state legislatures have periodically considered programs to reform or amend the United States healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants, including GPOs and companies such as Neoforma, operate.

Neoforma has had to restate some of its financial results, and this may subject it to litigation

Because Neoforma restated its financial results for the first and second fiscal quarter of 2002, as well as fiscal 2000 and 2001, Neoforma could be subjected to litigation. Any claims, with or without merit, could be time-consuming and costly to defend.

Neoforma may be subject to litigation for defects in products sold by suppliers using its solutions, and this type of litigation may be costly and time consuming to defend

Because certain of its solutions facilitate the sale of products by suppliers, Neoforma may become subject to legal proceedings regarding defects in these products, even though Neoforma generally does not take title to these products. Any claims, with or without merit, could be time consuming and costly to defend.

Securities class action lawsuits in which Neoforma has been named, relating to investment banking practices in connection with its initial public offering, may prove costly to defend, and if Neoforma is found liable, may expose it to financial liability greater than it is able to sustain

In July 2001, Neoforma was named as a defendant in two securities class action lawsuits filed in federal court in the Southern District of New York relating to its initial public offering, or IPO, by stockholders who purchased its common stock during the period from January 24, 2000 to December 6, 2000. Since that time, additional lawsuits have been filed asserting federal securities claims arising from its IPO. The lawsuits also name certain of the underwriters for Neoforma’s IPO, Merrill Lynch, Pierce, Fenner & Smith, Bear Stearns and Fleet Boston Robertson Stephens, as defendants. The lawsuits contain substantially identical allegations, which are that the prospectus and the registration statement for the IPO failed to disclose that the underwriters solicited and received excessive commissions from investors, and that some investors in the IPO agreed to buy more shares of Neoforma’s common stock in the secondary market, at predetermined prices, in a scheme to artificially inflate the price of its common stock. Although Neoforma has agreed to settle the suits, if the settlement is not finalized, the suits could be time consuming, costly to defend and require Neoforma to pay significant damages.

Regulation of the Internet is unsettled, and future regulations could inhibit the growth of e-commerce and limit the market for Neoforma’s solutions

A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, such as user privacy, taxation of goods and services provided over the Internet and the pricing, content and quality of services. Legislation could dampen the growth in Internet usage and decrease or limit its acceptance as a communications and commercial medium. If enacted, these laws and regulations could limit the market for Neoforma’s solutions. In addition, existing laws could be applied to the Internet, including consumer privacy laws. Legislation or application of existing laws could expose companies involved in e-commerce to increased liability, which could limit the growth of e-commerce.

Neoforma may be subject to intellectual property claims and if it were to subsequently lose its intellectual property rights, Neoforma could be unable to operate its current business

Neoforma may from time to time be subject to claims of infringement of other parties’ proprietary rights or claims that its own trademarks, patents or other intellectual property rights are invalid. Any claims regarding its intellectual property, with or without merit, could be time consuming and costly to defend, divert management attention and resources or require Neoforma to pay significant damages. License agreements may not be available on commercially reasonable terms, if at all. In addition, there has been an increase in the number of patent applications related to the use of the Internet to perform business processes. Enforcement of intellectual property rights in the Internet sector will become a greater source of risk as the number of business process patents increases. The loss of access to any key intellectual property right, including use of the Neoforma brand name, could result in its inability to operate its current business.

Neoforma’s stock price and those of other technology companies have experienced extreme price and volume fluctuations, and, accordingly, its stock price may continue to be volatile, which could negatively affect your investment

The trading price of Neoforma common stock has fluctuated significantly since its IPO in January 2000 and is significantly below the original offering price. An active public market for its common stock may not be sustained in the future. Many factors could cause the market price of Neoforma’s common stock to fluctuate, including:

•	variations in Neoforma’s quarterly operating results;

•	announcements of new accounting pronouncements or legal rules or regulations;

•	announcements of technological innovations by Neoforma or by its competitors;

•	introductions of new services by Neoforma or by its competitors;

•	departure of key personnel;

•	the gain or loss of significant strategic relationships or customers;

•	changes in the estimates of its operating performance or changes in recommendations by securities analysts; and

•	changes in the number of research analysts that follow Neoforma.

In addition, stocks of technology companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies’ operating performance. Public announcements by companies in its industry concerning, among other things, their performance, accounting practices or legal problems could cause fluctuations in the market for stocks of these companies. These fluctuations could lower the market price of Neoforma’s common stock regardless of Neoforma’s actual operating performance.

Risks associated with the business of I-many

We will need to target markets other than the healthcare market for our future growth

After the sale of our health and life sciences business to Neoforma, we will need to target both existing and new markets in order to grow our revenues and reach profitability. Revenues from our non-healthcare customers have comprised 19.5%, 31.5% and 36.8%, respectively, of our consolidated revenues for the years ended December 31, 2001 and 2002 and the six months ended June 30, 2003. The company will have to evolve its products and marketing messages in order to be successful in these markets. We may not be successful in generating the revenue we expect from these markets. We cannot assure you that any cost savings that we may implement in connection with, or following, the Transaction will be sufficient for us to reach profitability.

We cannot be sure that our plan to target markets other than the healthcare market will be successful

The decision to sell our health and life sciences business and instead focus our selling efforts on non-healthcare markets represents a significant risk. Although we have had some success in selling to markets outside of healthcare (e.g., foodservice), we have not yet demonstrated that our product offerings have significant appeal in many of the markets we are targeting. While we believe that the contractual purchase relationships between manufacturers and customers in these markets have similar attributes to those in the healthcare market, we cannot assure you that our assumptions are correct.

We have incurred substantial losses in recent years and our return to profitability is uncertain

We incurred net losses of $21.2 million in the year ended December 31, 2001, $27.3 million in the year ended December 31, 2002 and $28.4 million in the six months ended June 30, 2003, and we had an accumulated deficit at June 30, 2003 of $106.7 million. In these periods of net losses, our expenses exceeded our revenues generally due to increases in research and development expenses, continued significant spending for sales and marketing, non-cash expenses related to acquisitions and reductions in revenues since the first quarter of 2002. Our recent results have been impacted by a number of factors that caused current and prospective customers to defer, or otherwise not make, purchases from us, and we could be affected by these factors in future periods. We may not achieve sufficient revenues to become profitable in the future.

It is difficult for us to predict when or if sales will occur and we often incur significant selling expenses in advance of our recognition of any related revenue

Our clients view the purchase of our software applications and related professional services as a significant and strategic decision. As a result, clients carefully evaluate our software products and services. The length of this evaluation process is affected by factors such as the client’s need to rapidly implement a solution and whether the client is new or is extending an existing implementation. The license of our software products may also be subject to delays if the client has lengthy internal budgeting, approval and evaluation processes which are quite common in the context of introducing large enterprise-wide technology solutions, particularly during this economic downturn. We may incur significant selling and marketing expenses during a client’s evaluation period, including the costs of developing a full proposal and completing a rapid proof of concept or demonstration, before the client places an order with us. Clients may also initially purchase a limited number of licenses before expanding their implementations. Larger clients may purchase our software products as part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays in the recognition of our license revenues. If revenues forecasted from a significant client for a particular quarter are not realized or are delayed, as has occurred in recent quarters, we may experience an unplanned shortfall in revenues during that quarter. This may cause our operating results to be below the expectations of public market analysts or investors, which could cause the value of our common stock to further decline.

Current economic conditions may continue to weaken our sales

The current downturn and uncertainty in general economic and market conditions have negatively affected and will likely continue to negatively affect demand for our products and services. If the current economic downturn continues or worsens, our business, financial condition and results of operations will continue to be harmed. In addition, current world economic and political conditions have reduced the willingness of our customers and prospective customers to commit funds to purchase our products and services. The resulting loss or delay in our sales has had and will continue to have a material adverse effect on our business, financial condition and results of operations.

We have multiple facilities and we may experience difficulties in operating from these facilities

In connection with the agreement to sell our health and life sciences business to Neoforma, we expect to downsize significantly our presence in Portland, Maine and London, United Kingdom, to assign to Neoforma our office in Stratford, Connecticut and to close our office in India. However, we will continue to operate out of our corporate headquarters in Edison, New Jersey and our primary engineering office in Redwood City, California. The geographic distance between our offices could make it difficult for our management and other employees to effectively communicate with each other and, as a result, could place a significant strain on our managerial, operational and financial resources. Also, we expect that a significant number of our sales and professional services employees will continue to work remotely out of home offices, which will potentially add to this strain.

We may not be successful in acquiring new technologies or businesses and this could hinder our expansion efforts

We intend in the future to consider additional acquisitions of or new investments in complementary businesses, products, services or technologies. We may not be able to identify appropriate acquisition or investment candidates. Even if we do identify suitable candidates, we may not be able to make such acquisitions or investments on commercially acceptable terms. Furthermore, we may incur debt, reduce our cash position or issue equity securities with respect to any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders and the issuance of debt could limit our available cash and accordingly restrict our activities.

We may make additional acquisitions and we may have difficulty integrating them

In the past, we have acquired ChiCor Information Management, Inc., Intersoft International, Inc., BCL Vision Ltd. (now I-many International Limited), Provato, Inc., NetReturn LLC and Menerva Technologies, Inc., each of which is or was located in cities very distant from our headquarters in Edison, New Jersey. We may make additional acquisitions. Any company that we acquire is likely to be distant from our headquarters in Edison, New Jersey and will have a culture different from ours as well as technologies, products and services that our employees will need to understand and integrate with our own. We are continuing to assimilate the employees, technologies and products of the companies that we have acquired and will need to do the same with any new companies we may acquire, and that effort has been, and will likely continue to be difficult, time-consuming and may be unsuccessful. If we are not successful, our investment in the acquired entity may be impaired or lost, and even if we are successful, the process of integrating an acquired entity may divert our attention from our core business.

If we do acquire new technologies or businesses, our results of operations may be adversely affected

In connection with our acquisitions, we have recorded substantial goodwill and other purchased intangible assets. In addition, we recorded charges for write-offs of a portion of the purchase prices of acquired companies as in-process research and development. Although the amortization of goodwill has been discontinued pursuant to the recent issuance of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the carrying value of any intangible assets will need to be reviewed for impairment on a periodic basis. In the quarters ended December 31, 2002 and June 30, 2003, we recorded impairment charges of $13.3 million and $16.8 million, respectively, in connection with the write-off of goodwill and other purchased intangible assets. We cannot assure you that future write-downs of any such assets will not affect future operating results.

Our fixed costs have led, and may continue to lead, to fluctuations in operating results which have resulted, and could in the future result, in a decline of our stock price

A significant percentage of our expenses, particularly personnel costs and rent, are fixed costs and are based in part on expectations of future revenues. We may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in revenues. Accordingly, shortfalls in revenues, as we experienced in recent quarters, may cause significant variations in operating results in any quarter. Our stock price has been impacted by the failure of our quarterly results to meet the expectations of market analysts and investors, and it could decline further.

We have many competitors and potential competitors and we may not be able to compete effectively

The market for our products and services is competitive and subject to rapid change. We encounter significant competition for the sale of our contract management software from the internal information systems departments of existing and potential clients, software companies that target the contract management markets and professional services organizations. Our competitors vary in size and in the scope and breadth of products and services offered. We anticipate increased competition for market share and pressure to reduce prices and make sales concessions, which could materially and adversely affect our revenues and margins.

Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and strategic partners. Our competitors could develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. We may not be able to compete successfully and competitive pressures may require us to make concessions that will adversely affect our revenues and our margins, or reduce the demand for our products and services.

The bid price of our common stock on The Nasdaq National Market has been below $1.00 per share, and if the bid price again falls below $1.00 per share for an extended period, our common stock may be delisted from The Nasdaq National Market which could reduce the liquidity of our common stock and adversely affect our ability to raise additional capital

On April 11, 2003 we received written notification from Nasdaq that we were not in compliance with Nasdaq Marketplace Rule 4450(b)(4) because the closing bid price of our common stock was below $1.00 for 30 consecutive trading days. We subsequently regained compliance when the bid price of our common stock closed at $1.00 per share or more for 10 consecutive trading days. If the closing bid price again falls below $1.00 per share for 30 consecutive trading days and we do not regain compliance, we may be delisted from The Nasdaq National Market. The delisting of our common stock may result in the trading of the stock on the Nasdaq SmallCap or the OTC Bulletin Board. Consequently, a delisting of our common stock from The Nasdaq National Market may reduce the liquidity of our common stock, adversely affect our ability to raise additional necessary capital and could adversely affect our sales efforts.

We rely significantly upon certain key individuals and our business will suffer if we are unable to retain them

We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of A. Leigh Powell, our Chief Executive Officer, and other key employees. The loss of the services of any key employee could have a material adverse effect on our business, financial condition and results of operations.

MATERIAL TERMS OF THE ASSET PURCHASE AGREEMENT

Purchase Price.    On July 18, 2003 we entered into an Asset Purchase Agreement to sell substantially all of the assets of our health and life sciences business to Neocars Corporation, a wholly-owned subsidiary of Neoforma, Inc. In consideration of the sale, Neoforma will pay to I-many $10.0 million in cash and, subject to adjustment as described under “Earnout” below, issue to I-many $10.0 million worth of shares of Neoforma common stock. The number of shares to be issued shall be calculated by dividing $10.0 million by the average stock price of Neoforma’s common stock over the ten trading days ending on, and including the business day prior to, the closing. An aggregate of 20% of these shares and $760,000 in cash will be deposited in an account with an escrow agent to secure I-many’s indemnification obligations under the Asset Purchase Agreement. Additionally, the shares issued to I-many will be subject to lock-up restrictions, the release from which will occur in three equal increments on each of the three-month, six-month and nine-month anniversaries of the closing.

Earnout.    In accordance with the provisions of the Earnout Schedule attached as an exhibit to the Asset Purchase Agreement, contingent upon the achievement by the acquired business of certain revenue targets during a specified earnout period, I-many has the opportunity to earn up to an additional $5.0 million of Neoforma common stock (the “Earnout Shares”). The earnout period commences on the closing date of the Transaction and ends on December 31, 2003. If the closing occurs later than September 15, 2003, the earnout period will end on March 31, 2004. Neoforma will issue to I-many any such Earnout Shares that may be earned by I-many during the earnout period in the following manner:

(i)    If I-many Revenue (as defined below) for the earnout period does not equal or exceed the First Tier Revenue Target (as defined below), Neoforma will not issue any Earnout Shares to I-many.

(ii)    If I-many Revenue for the earnout period equals or exceeds the First Tier Revenue Target but does not equal or exceed the Second Tier Revenue Target (as defined below), Neoforma will be required to issue the First Tier Earnout Shares (as defined below) to I-many.

(iii)    If I-many Revenue for the earnout period equals or exceeds the Second Tier Revenue Target, Neoforma will be required to issue the Second Tier Earnout Shares (as defined below) to I-many.

If, prior to the termination of the earnout period, Neoforma consummates a transaction that would effect a change in control of the business of Neoforma, then Neoforma will issue a number of Earnout Shares to I-many calculated in the manner set forth in the Earnout Schedule.

For purposes of these earnout provisions, the following defined terms are applicable:

“First Tier Earnout Shares” means the number of shares of Neoforma common stock (rounded to the nearest whole number) calculated by dividing $3.0 million by the average stock price of Neoforma’s common stock over the ten trading days ending on, and including the business day prior to, the date of issuance of such shares.

“First Tier Revenue Target” means, with respect to the applicable closing date of the Transaction set forth below, I-many Revenue as set forth below:

Applicable Closing Date	I-many Revenue
Before September 1, 2003	$12,730,845 plus Third Quarter Pro Rata Maintenance Revenue (as defined below)

On or after September 1, 2003 but on or before September 15, 2003	$11,734,845 plus Third Quarter Pro Rata Maintenance Revenue (as defined below)
After September 15, 2003 but on or before December 1, 2003	$12,585,915 plus Fourth Quarter Pro Rata Maintenance Revenue (as defined below), if any

After December 1, 2003	$11,469,915 plus Fourth Quarter Pro Rata Maintenance Revenue.

“Fourth Quarter Pro Rata Maintenance Revenue” means, if the closing date occurs on or after October 1, 2003, the product obtained by multiplying (i) $2,170,845 by (ii) the quotient obtained by dividing (a) the total number of calendar days in the period from the closing date through and including December 31, 2003 by (b) the total number of calendar days in the period from October 1, 2003 through and including December 31, 2003.

“I-many Revenue” means consolidated revenue earned by Neoforma subsequent to the closing that is directly attributable to fees from (i) the license or sale of software products relating to the health and life sciences business and (ii) maintenance services directly related to such software products less certain collection fees paid to I-many pursuant to the Asset Purchase Agreement, in each case, that would have been recognizable during the earnout period by I-many in accordance with generally accepted accounting principles and consistent with the historical recognition of such revenue by I-many.

“Second Tier Earnout Shares” means the number of shares of Neoforma common stock (rounded to the nearest whole number) calculated by dividing $5.0 million by the average stock price of Neoforma’s common stock over the ten trading days ending on, and including the business day prior to, the date of issuance of such shares.

“Second Tier Revenue Target” means, with respect to each applicable closing date, I-many Revenue as set forth below:

Applicable Closing Date	I-many Revenue

Before September 1, 2003	$15,277,014 plus 120% of the Third Quarter Pro Rata Maintenance Revenue (as defined below)

On or after September 1, 2003 but on or before September 15, 2003	$14,081,814 plus 120% of the Third Quarter Pro Rata Maintenance Revenue

After September 15, 2003 but on or before December 1, 2003	$15,103,098 plus 120% of the Fourth Quarter Pro Rata Maintenance Revenue, if any

After December 1, 2003	$13,763,898 plus 120% of the Fourth Quarter Pro Rata Maintenance Revenue

“Third Quarter Pro Rata Maintenance Revenue” means, in the event the closing date is on or before September 15, 2003, the product obtained by multiplying (i) $1,950,378 by (ii) the quotient obtained by dividing (a) the total number of calendar days in the period from the closing date through and including September 30, 2003 by (b) the total number of days in the period from July 1, 2003 through and including September 30, 2003.

Representations and Warranties of I-many, Inc.    The Asset Purchase Agreement contains representations and warranties customarily included in similar transactions of this nature relating to, among other things:

•	I-many’s due organization and good standing;

•	I-many’s due authorization and corporate authority to enter into the Asset Purchase Agreement and to consummate the Transaction;

•	the stockholder and other consents required for I-many to enter into the Asset Purchase Agreement and consummate the Transaction;

•	the enforceability of the Asset Purchase Agreement and related agreements against I-many;

•	that I-many’s entering into the Asset Purchase Agreement and consummating the Transaction will not result in a conflict with its charter documents, certain legal requirements or certain contracts;

•	the absence of certain litigation with respect to I-many’s health and life sciences business and the assets to be purchased by Neocars;

•	I-many’s taxes;

•	the documents I-many files with the Securities and Exchange Commission under the Securities Exchange Act and I-many’s financial statements;

•	the absence of certain changes with respect to I-many’s health and life sciences business and the assets to be purchased by Neocars;

•	I-many’s title to and the condition of the assets to be purchased by Neocars, as well as the sufficiency of those assets for conducting the health and life sciences business;

•	I-many’s contracts and commitments/licenses and permits;

•	that I-many has not defaulted on any of the agreements to be assigned to Neoforma and that I-many’s health and life sciences business and the assets to be purchased by Neocars are not bound by certain restrictions;

•	I-many’s intellectual property, the intellectual property used by I-many and the infringement of other intellectual property;

•	compliance by I-many with laws;

•	that no officers, directors and certain employees of I-many have any interests in companies that compete with or do business with I-many’s health and life sciences business;

•	certain matters relating to I-many’s employees;

•	that I-many is not obligated to pay fees to any brokers other than First Albany Corporation;

•	the condition and maintenance by I-many of the books and records relating to I-many’s health and life sciences business and the assets to be purchased by Neocars;

•	the determination by I-many’s Board of Directors that the consideration to be paid by Neoforma is fair;

•	I-many’s privacy practices;

•	that neither I-many nor any of its officers, directors, stockholders, employees, or affiliates has had other negotiations with respect to an acquisition of I-many or the sale of I-many’s health and life sciences business, including the assets to be purchased by Neocars;

•	that the Asset Purchase Agreement and the related agreements, as well as the information provided by I-many for inclusion in this Proxy Statement and the Permit do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any statement contained therein, in light of the circumstances in which they were made, not false or misleading;

•	I-many’s customers;

•	I-many’s compliance with environmental laws;

•	I-many’s accounts receivable; and

•	certain investment representations of I-many.

Representations and Warranties of Neoforma, Inc. and Neocars Corporation.    The Asset Purchase Agreement contains representations and warranties customarily included in similar transactions of this nature relating to, among other things:

•	Neoforma’s and Neocars’ due organization and good standing;

•	Neoforma’s and Neocars’ due authority and power to enter into the Asset Purchase Agreement and to consummate the Transaction;

•	the consents required for Neoforma and Neocars to enter into the Asset Purchase Agreement and consummate the Transaction;

•	the enforceability of the Asset Purchase Agreement and related agreements against Neoforma and Neocars;

•	the documents Neoforma files with the Securities and Exchange Commission under the Securities Exchange Act;

•	Neoforma’s capitalization;

•	that Neoforma’s and Neocars’ entering into the Asset Purchase Agreement and consummating the Transaction will not result in a conflict with their charter documents, certain legal requirements or certain contracts;

•	the absence of certain litigation with respect to Neoforma and Neocars;

•	that Neoforma and Neocars are not obligated to pay fees to any brokers;

•	the valid issuance of the Neoforma common stock;

•	compliance by Neoforma with applicable Nasdaq requirements;

•	the absence of certain changes with respect to Neoforma; and

•	the obligations of Neoforma to register its common stock.

Covenants of I-many, Inc.    The Asset Purchase Agreement contains covenants customarily included in similar transactions of this nature including, among other things:

Advice of Changes.    Between the date of the signing of the Asset Purchase Agreement and the closing of the Transaction, I-many shall be required to advise Neoforma of certain changes, events and other information.

Conduct of Business Prior to Closing.    Between the date of the signing of the Asset Purchase Agreement and the closing of the Transaction, I-many shall continue to conduct the health and life sciences business in the ordinary course consistent with I-many’s past practice, and use commercially reasonable best efforts to preserve the health and life sciences business and relationships with customers, suppliers, licensors, licensees, employees, consultants and others with whom it has business dealings in connection with the health and life sciences business. Furthermore, if I-many becomes aware of a deterioration in the relationship with such parties, it shall promptly bring this information to Neoforma’s attention in writing and, if requested by Neoforma, exert its commercially reasonable efforts to restore the relationship.

In addition, I-many has agreed to certain other restrictions on its business activities prior to closing including that it shall not:

•	breach any of its representations or warranties set forth in the Asset Purchase Agreement;

•	take any action reasonably expected to result in a material adverse change with respect to the health and life sciences business or the assets to be purchased by Neoforma;

•	sell, transfer, assign, encumber, move or otherwise dispose of any of the assets to be purchased by Neoforma;

•	take any action reasonably expected to create any encumbrance on any of the assets to be purchased;

•	enter into any material transaction or agreement or take any other action not in the ordinary course of business consistent with past practice;

•	amend or terminate any of the agreements to be assigned to Neoforma;

•	enter into a contract with respect to the assets to be purchased or the health and life sciences business that cannot be assigned to Neoforma, that involves payments of $250,000 or more in license fees or that is on terms inconsistent with I-many’s past conduct;

•	waive or release any material right or claim with respect to the assets to be purchased or I-many’s health and life sciences business;

•	license or acquire any technology or intellectual property rights, other than in the ordinary course of I-many’s business;

•	fail to maintain the assets to be purchased by Neocars in good working condition and repair;

•	terminate any employees of I-many’s health and life sciences business, except for cause;

•	with respect to any employees of I-many’s health and life sciences business, modify any terms of employment or grant any severance except pursuant to written agreements outstanding as of the date of the Asset Purchase Agreement and as disclosed and provided to Neoforma;

•	adopt or modify any severance plan or grant any bonus, payment or equity-based compensation;

•	amend its Certificate of Incorporation or Bylaws in a manner inconsistent with the Asset Purchase Agreement, the related agreements or the Transaction; or

•	materially change the material terms of its health and life sciences business products or services.

Stockholder Meeting.    We are required to use our reasonable best efforts to mail this Proxy Statement in definitive form to all holders of I-many common stock entitled to receive such proxy statement under the Delaware General Corporation Law as promptly as practicable.

Furthermore, we are required to take all such other necessary action in accordance with the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws to call, convene and hold the special meeting. I-many, after consultation with Neoforma, may postpone or adjourn the special meeting to the extent necessary to ensure that any required supplement or amendment to this Proxy Statement is provided to I-many’s stockholders or, if as of the time for which the special meeting is originally scheduled there are insufficient shares of I-many common stock represented (either in person or by proxy), to constitute a quorum necessary to conduct the business of the special meeting. Finally, we are required to use our reasonable best efforts to solicit from our stockholders such proxies as are required to adopt the Asset Purchase Agreement and approve the Transaction and to take all other action necessary or advisable to secure the vote of holders of I-many common stock required to effect the Transaction.

No Other Negotiations.    Between the date of the signing of the Asset Purchase Agreement and the closing thereunder, we have agreed that:

(a)    we will not, and we will not authorize or permit any of our officers, directors, employees, affiliates, attorneys, financial advisors or any other persons acting on our behalf to, directly or indirectly, solicit, initiate, seek, facilitate, encourage, entertain, discuss, support, negotiate or accept any inquiry, proposal or offer from, furnish any information to, or participate in any discussions (except discussions to elicit information concerning an unsolicited proposal for an acquisition transaction that may be required by our Board of Directors in the exercise of its fiduciary duties to determine whether such proposal will constitute a superior offer (as defined in the Asset Purchase Agreement)) or negotiations with, or enter into any agreement with, any party (other than Neoforma) regarding any acquisition transaction. We and our officers, directors, employees, affiliates, attorneys, financial advisors or any other persons acting on our behalf may solicit, initiate, seek, facilitate, encourage, entertain, discuss, support, negotiate or accept any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, or enter into any agreement with, any party regarding (i) an acquisition of assets which are excluded from the Transaction or an acquisition of I-many that does not include the assets to be purchased by Neocars or (ii) a merger, consolidation or similar transaction with or involving

I-many, in both cases that would not prevent the consummation, prior to November 30, 2003, of the transactions contemplated by the Asset Purchase Agreement;

(b)    we will not enter into any transaction that would prevent the consummation, prior to November 30, 2003, of the transactions contemplated by the Asset Purchase Agreement; and

(c)    we will notify Neoforma promptly, and in any event within 24 hours, after the receipt by us or any of our officers, directors, employees, affiliates, attorneys, financial advisors or any other persons acting on our behalf of any proposal for, or inquiry with respect to, an acquisition transaction or any request for information in connection with such a proposal or inquiry, or for access to our properties, books and records by any person or entity that informs or has informed us that it is considering making or has made such a proposal or inquiry. We must notify Neoforma of the identity of the person or group making such a proposal or inquiry and must provide the material terms and conditions of such proposal or inquiry. We are required to keep Neoforma informed on an on-going basis regarding the status of any such proposal or inquiry.

Additionally, our Board of Directors is permitted to modify its recommendation in favor of the adoption of the Asset Purchase Agreement and the approval of the Transaction if (i) we receive an unsolicited superior offer and such superior offer is not withdrawn, (ii) we have provided written notice to Neoforma advising that we have received a superior offer, summarizing the material terms and conditions of such superior offer and identifying the party making such superior offer (provided that we shall not be required to provide Neoforma with any such notice of superior offer if we receive the superior offer from a third party with which we entered into a confidentiality agreement prior to May 20, 2003, and the terms of such confidentiality agreement explicitly prohibit us from providing to Neoforma the information required to be set forth in the notice of superior offer), (iii) Neoforma shall not have made, within two business days of its receipt of the notice of superior offer, an offer that our Board of Directors determines in its good faith judgment by a majority vote (after consultation with its financial advisor) to be at least as favorable to the holders of our common stock as such superior offer, (iv) our Board of Directors concludes in good faith, after consultation with our outside legal counsel, that, in light of such superior offer, the failure to modify such recommendation would be inconsistent with the fiduciary duties of our Board of Directors to the holders of our common stock under all applicable legal requirements and (v) we shall not have knowingly or materially violated any of the restrictions set forth in Section 5.5 of the Asset Purchase Agreement. We are required to provide Neoforma with at least two business days notice (or such lesser prior notice as provided to the members of our Board of Directors) of any meeting of our Board of Directors at which our Board of Directors is reasonably expected to consider any acquisition transaction to determine whether such acquisition transaction is a superior offer.

Employment Matters.    We will retain, and Neoforma will not assume, any employer or employment-related obligations that we incurred prior to the closing of the Transaction to employees to whom Neoforma may offer employment or any other liability of I-many related to any such employee that arises or accrues on or before the closing.

Non-Competition Agreement.    For a period from the closing date until the third anniversary of the closing date, we may not without the prior written consent of Neoforma, directly or indirectly, sell or otherwise distribute any products or services in the life sciences market (as defined in the Asset Purchase Agreement), nor may we cause or permit any third party to do so.

Third-Party Consents.    We are required to use commercially reasonably efforts to obtain all consents necessary to assign specified contracts to Neoforma at the closing of the Transaction. In the event we are unable to obtain the requisite consents, we will subcontract to Neoforma to provide the required services under those agreements (and we will assign to Neoforma any payment we receive under those agreements). We will be entitled to receive a fee for contracts for which we receive the consent to assign prior to December 31, 2003.

Transfer of Additional I-many Technology.    If, within one year after the closing, Neoforma identifies in writing to I-many any I-many technology that was not included in the assets to be purchased under the Asset

Purchase Agreement or licensed to Neoforma under the software distribution and license agreements but should have been because it relates primarily to the health and life sciences business, I-many will convey such technology to Neoforma or grant a license to such technology to Neoforma.

Covenants of Neoforma, Inc.    The Asset Purchase Agreement contains covenants customarily included in similar transactions of this nature including, among other things:

Advice of Changes.    Between the date of the signing of the Asset Purchase Agreement and the closing of the Transaction, Neoforma shall be required to advise I-many of certain changes, events and other information.

Permit; California Fairness Hearing.    Neoforma has filed with the California Corporations Commissioner an application for the Permit to issue its shares of common stock pursuant to a hearing before the California Corporations Commissioner under Section 25142 of the California Securities Law and conducted in compliance with Section 3(a)(10) of the Securities Act. As soon as permitted by the California Corporations Commissioner, Neoforma shall deliver to I-many a notice of the hearing at which the California Corporations Commissioner will consider the fairness of the terms and conditions of the Asset Purchase Agreement and the Transaction. Neoforma is required to use its reasonable best efforts to obtain the Permit as soon as practicable after it delivers the notice of hearing to I-many.

In the event that Neoforma and I-many determine in writing that the Permit cannot be obtained, or cannot reasonably be expected to be obtained in time to permit the closing to occur on or before November 30, 2003, or if the California Corporations Commissioner notifies Neoforma or I-many of the California Corporations Commissioner’s determination not to grant the hearing, not to permit the mailing of the hearing notice and/or not to issue the Permit, then Neoforma would seek to issue its common stock in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D. If the shares are issued pursuant to Section 4(2) and/or Regulation D, then Neoforma agrees that at such time as it is eligible to use a registration statement on Form S-3 to register Neoforma common stock under the Securities Act, Neoforma will use its reasonable best efforts to prepare and file a registration statement with the Securities and Exchange Commission covering the resale of such shares. If Neoforma has not filed a registration statement on Form S-3 with the Securities and Exchange Commission by January 15, 2004, then Neoforma will promptly prepare and file a registration statement on Form S-1 covering the resale of such shares. Neoforma shall use its reasonable best efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep such resale registration statement continuously effective until all the shares are saleable within a three-month period pursuant to Rule 144 of the Securities Act. Neoforma anticipates that it will be eligible to use Form S-3 commencing on January 1, 2004.

No Other Transactions.    Between the date of the signing of the Asset Purchase Agreement and the closing thereunder, Neoforma has agreed that it will not enter into any transaction that would prevent the consummation, prior to November 30, 2003, of the transactions contemplated by the Asset Purchase Agreement, except as otherwise determined by its board of directors in its exercise of its fiduciary duties.

Conditions to Obligations of I-many.    I-many’s obligation to consummate the Asset Purchase Agreement and the transactions contemplated thereunder is subject to the satisfaction, as of the closing, of, among other things, the following conditions:

•	the representations and warranties of Neoforma and Neocars set forth in the Asset Purchase Agreement shall be true and correct in all material respects;

•	Neoforma and Neocars shall have performed and complied in all material respects with all of their covenants contained in the Asset Purchase Agreement;

•	there shall have been no material adverse change in Neoforma since the date of the Asset Purchase Agreement;

•	there not having been issued, enacted or adopted, or threatened in writing by any governmental authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any governmental authority that prohibits or renders illegal or imposes limitations on the material transactions contemplated by the Asset Purchase Agreement or any ancillary agreement;

•	there shall be no litigation or proceeding pending for the purpose or with the probable effect of enjoining or preventing the consummation of the material transactions contemplated by the Asset Purchase Agreement;

•	the requisite approval of I-many’s stockholders of the Proposal shall have been obtained; and

•	there shall be an exemption from the registration requirements of the Securities Act for the shares to be issued by Neoforma to I-many.

Conditions to Obligations of Neoforma.    Neoforma’s obligation to consummate the Asset Purchase Agreement and the transactions contemplated thereunder is subject to the satisfaction, as of the closing, of, among other things, the following conditions:

•	the representations and warranties of I-many set forth in the Asset Purchase Agreement shall be true and correct in all material respects;

•	I-many shall have performed and complied in all material respects with all of its covenants contained in the Asset Purchase Agreement;

•	there shall have been no material adverse change in the assets to be purchased by Neoforma or I-many’s health and life sciences business;

•	there not having been issued, enacted or adopted, or threatened in writing by any governmental authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any governmental authority that prohibits or renders illegal or imposes limitations on the material transactions contemplated by the Asset Purchase Agreement or any ancillary agreement;

•	there shall be no litigation or proceeding pending for the purpose or with the probable effect of enjoining or preventing the consummation of the material transactions contemplated by the Asset Purchase Agreement or that could be reasonably expected to have a material adverse effect on the assets to be purchased by Neoforma or I-many’s health and life sciences business;

•	the requisite approval of I-many’s stockholders of the Proposal shall have been obtained;

•	I-many shall have received, in writing, all consents, waivers and approvals from third parties and governmental authorities;

•	at least 90% of the I-many employees to whom Neoforma has made offers of employment shall have accepted such offers; and

•	there shall be an exemption from the registration requirements of the Securities Act for the shares to be issued by Neoforma to I-many.

Termination.    The Asset Purchase Agreement may be terminated as follows:

(a)    by the mutual written consent of Neoforma and I-many at any time before the closing;

(b)    by either Neoforma or I-many if a court or other governmental authority shall have permanently prohibited the transactions contemplated by the Asset Purchase Agreement;

(c)    by either Neoforma or I-many if the closing shall not have occurred by 5 p.m. Pacific Time on November 30, 2003. This right to terminate the Asset Purchase Agreement shall not be available to any party that was responsible for the failure of the Transaction to close;

(d)    by I-many at any time before the closing (i) upon a breach of any representation, warranty, covenant or agreement on the part of Neoforma set forth in the Asset Purchase Agreement or any related agreement, or if any representation or warranty of Neoforma shall have become untrue, in either case such that certain conditions to closing set forth in the Asset Purchase Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or (ii) if there shall have been a material adverse change with respect to Neoforma, and in each such case Neoforma failed to cure the same;

(e)    by Neoforma at any time before the closing (i) upon a breach of any representation, warranty, covenant or agreement on the part of I-many set forth in the Asset Purchase Agreement or any related agreement, or if any representation or warranty of I-many shall have become untrue, in either case such that certain conditions to closing set forth in the Asset Purchase Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or (ii) if there shall have been a material adverse change with respect to I-many, and in each such case I-many failed to cure the same;

(f)    by either I-many or Neoforma if the Proposal is not approved and adopted by the requisite stockholder approval at the special meeting of I-many stockholders. The right to terminate the Asset Purchase Agreement under this provision shall not be available to I-many where the failure to obtain the approval of I-many’s stockholders shall have been caused by the action or failure to act of I-many and such action or failure to act constitutes a material breach by I-many of the Asset Purchase Agreement; or

(g)    by Neoforma at any time before the closing if: (i) the Board of Directors of I-many or any committee thereof shall for any reason have withdrawn or shall have amended or modified its recommendation in favor of the I-many stockholders approving the Proposal or (ii) the Board of Directors of I-many or any committee thereof shall have approved or publicly recommended any alternative proposal.

Termination Fees.    In the event that the Asset Purchase Agreement is terminated by Neoforma for the reasons described in paragraph (g) above, I-many is required to pay Neoforma a fee in cash equal to $800,000. In the event that the Asset Purchase Agreement is terminated by I-many or Neoforma, as applicable, pursuant to clause (i) of paragraph (d) or (e) above, then if such termination is caused by the willful breach by the non-terminating party, the non-terminating party shall promptly pay the terminating party a fee in cash equal to $800,000.

Indemnification.

Indemnification Obligations of I-many.    I-many will defend, indemnify and hold harmless Neoforma and certain related parties from and against losses and claims suffered by Neoforma arising out of:

(a)    any inaccuracy, misrepresentation, or default in, or breach of, any of the representations or warranties given or made by I-many in the Asset Purchase Agreement or related agreements;

(b)    any breach of any of the covenants of I-many set forth in the Asset Purchase Agreement or related agreements;

(c)    any of the assets or liabilities which have been excluded from the Transaction;

(d)    the operation of the health and life sciences business by I-many at any time or times on or before the closing date;

(e)    any liability arising from any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the Transaction or any claims asserting that the Transaction constitutes a fraudulent conveyance, a preferential transfer or any claim of a similar nature;

(f)    any taxes, assessments and other governmental charges of any kind or nature whatsoever, including any withholding, social security or unemployment levies, arising out of the health and life sciences business through the closing or payable with respect to I-many or by I-many for the Transaction;

(g)    any demand, claim, debt, suit, cause of action, arbitration or other proceeding that is made or asserted against I-many (including a warranty claim, a product liability claim or any other claim), including any such action that is made or asserted against I-many by any stockholder of I-many, whether arising before or after the closing, unless such demand, claim, debt, suit, cause of action, arbitration or other proceeding arises from any assumed liability or action taken by Neoforma with respect to the assets to be purchased or the health and life sciences business after the closing;

(h)    certain claims pursuant to specified customer contracts entered into after the signing of the Asset Purchase Agreement; and

(i)    with respect to information provided in writing by I-many and included in the materials filed with the California Corporations Commissioner in connection with the Permit, or for inclusion in this Proxy Statement, any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Indemnification Obligations of Neoforma.    Neoforma will defend, indemnify and hold harmless I-many and certain related parties from and against losses and claims suffered by I-many arising out of:

(a)    any inaccuracy, misrepresentation, or default in, or breach of, any of the representations or warranties given or made by Neoforma in the Asset Purchase Agreement or related agreements;

(b)    any breach of the covenants of Neoforma set forth in the Asset Purchase Agreement or related agreements;

(c)    any of the liabilities assumed by Neoforma in the Transaction;

(d)    the operation of the health and life sciences business by Neoforma at any time after the closing date, but only to the extent that such damages do not relate to or involve any breach by I-many of any of its representations or warranties set forth in the Asset Purchase Agreement;

(e)    any taxes, assessments and other governmental charges of any kind or nature whatsoever, including any withholding, social security or unemployment levies, arising out of the health and life sciences business after the closing or payable with respect to Neoforma or by Neoforma for the Transaction;

(f)    any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including a warranty claim, a product liability claim or any other claim) that is made or asserted by any third party that relates to the assets to be purchased and that arises from any act or omission of Neoforma; and

(g)    with respect to information provided in writing by Neoforma and included in the materials filed with the California Corporations Commissioner in connection with the Permit, or for inclusion in this Proxy Statement, any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The Asset Purchase Agreement contains limitations on each party’s obligation to indemnify the other, as follows:

•	the liability of I-many to indemnify Neoforma is limited to recourse to (i) the shares of Neoforma common stock deposited with the escrow agent (which are valued on a per share basis equal to the shares issued at closing) and (ii) an amount of cash up to an additional $1.0 million (collectively, the “Indemnification Cap”);

•	the liability of Neoforma to indemnify I-many is limited to recourse to, at Neoforma’s option, (i) shares of its common stock having a maximum aggregate value equal to the total value of the Indemnification Cap, or (ii) cash equal to the Indemnification Cap;

•	neither party will be entitled to indemnification until the claims brought by such person equal or exceed $100,000, in which case indemnification is available for all claims in excess of $100,000;

•

the foregoing limitations do not apply to claims by Neoforma that arise from fraudulent conduct or fraudulent misrepresentation; breaches by I-many of its representations relating to intellectual property;

refunds or similar payments relating to products sold by I-many prior to closing; or the failure to obtain certain consents to the Transaction or claims that may be made in the future pursuant to certain specified customer contracts entered into after the signing of the Asset Purchase Agreement (and any claims paid with respect to any such customer contracts shall not be credited to I-many for purposes of determining whether I-many has reached the Indemnification Cap);

•	with respect to damages arising from an infringement by I-many of any intellectual property right of another party, the Indemnification Cap is $10.0 million (subject to a two-year limitation); and

•	with respect to damages arising from a refund or similar payments, or from the failure to obtain certain consents to the Transaction, the Indemnification Cap is $5.0 million (and Neoforma is entitled to recover damages first from the cash portion of the purchase price and then the shares of Neoforma common stock deposited with the escrow agent).

Purchased Assets.    The assets to be purchased by Neocars, most of which are located in Portland, Maine and Stratford, Connecticut, include:

•	certain specifically identified technology assets used in our health and life sciences business;

•	all documentation primarily or exclusively used in connection with our health and life sciences business and copies of all other documentation used in connection with such health and life sciences business;

•	all intellectual property rights owned by us, used in or related to the assets to be purchased;

•	all books and records primarily or exclusively used in connection with our health and life sciences business and copies of all other books and records;

•	to the extent lawfully transferable and applicable exclusively or primarily to our health and life sciences business, all governmental permits;

•	certain customer and other contracts;

•	the accounts receivable arising out of or in connection with our health and life sciences business that are mutually selected by I-many and Neoforma five business days prior to the closing date in an outstanding amount equal to the deferred revenue of I-many that is assumed by Neoforma pursuant to the Asset Purchase Agreement. If the amount of such accounts receivable is less than the amount of such deferred revenue, I-many will provide to Neoforma cash in an amount equal to the difference between the amount of such accounts receivable and the amount of such deferred revenue;

•	certain prepaid expenses, deposits and similar prepaid items relating to our health and life sciences business existing on the closing date;

•	a complete list of all our customers and prospect lists of our health and life sciences business (whether current or prior), and our customer account histories, correspondence, notes and plans for such customers or prospective customers of our health and life sciences business;

•	all rights, claims, credits, causes of action or rights of setoff against third parties arising out of the assets to be purchased or our health and life sciences business, whether liquidated or unliquidated, fixed or contingent, and all rights arising out of the assets to be purchased or our health and life sciences business, under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties, other than those related primarily or exclusively to the excluded assets;

•	certain specified tangible assets used in our health and life sciences business;

•	policy rights and proceeds payable under any insurance policy covering the assets to be purchased for damage to the assets to be purchased or other insurable or covered event affecting the condition of the assets to be purchased occurring prior to the closing;

•	all goodwill associated with the assets to be purchased and our health and life sciences business, together with the right to represent to third parties that Neoforma is the successor to our health and life sciences business; and

•	all proceeds from the Summit trade show to be held in October 2003, net of any expenses incurred by us prior to closing in connection with hosting such trade show, which expenses must be consistent with our past practices in hosting similar trade shows.

Assumption of Specified Liabilities.    Upon and subject to certain terms and conditions, Neoforma shall cause Neocars, effective at the time of the closing, to pay, perform and discharge when due only the following liabilities:

(a)    the liabilities of I-many under the agreements to be assigned to Neoforma, but only to the extent that such liabilities accrued or arose after the closing date for reasons other than any breach, violation or default by  I-many of any of the terms of any of these assigned agreements;

(b)    the liabilities of I-many under the agreements to be assigned to Neoforma if and to the extent that such liabilities are included in the deferred revenue of I-many arising out of or associated with the health and life sciences business that is outstanding as of the closing date;

(c)    the liabilities of I-many under the leases to be assigned to Neoforma, but only to the extent that such liabilities accrued or arose after the closing date for reasons other than any breach, violation or default by I-many of any of the terms of any of such leases;

(d)    any and all liabilities in respect of the operation by Neoforma of the health and life sciences business or the assets to be purchased by Neocars but only to the extent that such liabilities accrued or arose after the closing date and did not accrue or arise as a result of any (or represent a) breach by I-many of any representation or warranty set forth in the Asset Purchase Agreement;

(e)    any and all liabilities under the governmental permits included among the assets to be purchased but only to the extent that such liabilities accrued or arose after the closing date;

(f)    any and all liabilities for taxes for which Neoforma is liable; and

(g)    any and all liabilities of I-many to its customers for the repair, replacement or return of products sold or services provided prior to the closing, relating primarily or exclusively to the health and life sciences businesses, but only to the extent that such liabilities (i) did not accrue or arise as a result of any (or represent a) breach by I-many of any representation or warranty set forth in the Asset Purchase Agreement, or as a result of the infringement of any intellectual property right of any other person, (ii) arose under certain specified customer contracts and (iii) do not require a refund, payment under a warranty provision or any similar payment of a portion or all of the purchase price therefor. With respect to any liability for the repair of products sold or services provided prior to the closing that would otherwise become a liability not expressly assumed by Neoforma, Neoforma must first use its commercially reasonable efforts to repair such products or services before such liability will be deemed to be such a liability not expressly assumed by Neoforma.

No Other Liabilities Assumed.    We will retain, and will be solely responsible for paying, performing and discharging when due, and Neoforma will not have any responsibility for, any liabilities not expressly assumed by Neoforma.

SUMMARY OF LICENSE AGREEMENTS

Perpetual Software Distribution and License Agreement.    Under the Perpetual Agreement, which takes effect only upon the closing of the Transaction, Neoforma granted I-many a perpetual, nontransferable, royalty-free license to use certain of the products that Neoforma is acquiring from I-many, for internal purposes, to modify and create derivative works of those products, and to exclusively sell, market and distribute those products outside the health and life sciences market. I-many granted to Neoforma a perpetual, nontransferable, royalty-free license to use certain products retained by I-many, for internal purposes, to modify and create derivative works of those products, and to exclusively sell, market and distribute those products in combination with CARS or CARS/RM only in the health and life sciences market. The parties mutually granted each other relevant trademark licenses for marks associated with the products being licensed.

I-many also granted to Neoforma a non-exclusive, fully-paid-up, perpetual, worldwide, non-transferable, royalty-free license under three I-many patent applications and any patents that issue therefrom to make, have made, use, import, sell, offer to sell, have sold, distribute (through multiple tiers of distribution), license, offer to license, and have licensed products solely in the health and life sciences market. I-many also granted a limited sublicense right to Neoforma under one of those I-many patent applications.

I-many agreed to use commercially reasonable efforts to promptly either assign or terminate agreements with any resellers, value-added resellers, or VARs, original equipment manufacturers, or OEMs, or other distributors to which I-many had granted distribution rights in the health and life sciences market on or prior to the closing date in order to grant to Neoforma the exclusive distribution rights outlined above. To the extent  I-many is unable, after the exercise of commercially reasonable efforts, to either assign or terminate such agreements, Neoforma’s exclusive distribution rights will be subject to those agreements I-many is unable to assign or terminate.

I-many agreed to provide Neoforma with the next version of both its Contract Manager for CARS (formerly “Contract Sphere”) and Rebate Connector products as soon as practicable after such versions are ready for commercial release, where such versions are sufficient to satisfy ongoing obligations of Neoforma assumed in conjunction with agreements assigned to Neoforma under the Asset Purchase Agreement.

Neoforma agreed to provide maintenance and support to Neoforma products in the health and life sciences market, to modifications Neoforma makes to I-many products and to Neoforma products in the I-many markets at I-many’s request for a period of up to 180 days. I-many agreed to provide maintenance and support to modifications I-many makes to Neoforma products.

I-many agreed to defend, indemnify and hold harmless Neoforma from any and all claims, costs, damages, and expenses (including but not limited to reasonable attorney’s fees) incurred by Neoforma that are attributable to any third-party claim, demand or cause of action asserting that the I-many products infringe any patent, copyright, trademark or trade secret or other intellectual property or proprietary rights.

The parties agreed that, except for breach of confidentiality or claims for indemnity for intellectual property infringement, in no event will a party’s total cumulative liability under the Perpetual Agreement and the Asset Purchase Agreement exceed the dollar value of the Indemnification Cap set forth in the Asset Purchase Agreement. The parties agreed that, for two years following the closing date, in no event will total cumulative liability for claims for infringement exceed the Indemnification Cap for infringement indemnification claims as set forth in the Asset Purchase Agreement; thereafter, total cumulative liability will not exceed amounts not paid under the Indemnification Cap for infringement indemnification claims, if any, up to $500,000.

Either party may terminate the Perpetual Agreement upon a material breach that remains uncured following 30 days notice.

Term-Limited Software Distribution and License Agreement.    Under the Term-Limited Agreement, which takes effect only upon the closing of the Transaction, I-many granted Neoforma an exclusive (for a three-year period), royalty-free license with the right to fully license, sublicense, market and otherwise distribute, certain I-many products in object code form (either as bundled with other products, or on an “application service provider” basis) solely to customers in the health and life sciences market; provided that fees for use and access on an application service provider basis will not be charged on a per-transaction basis. After the three-year period, Neoforma and I-many both have the right to sell, market and otherwise distribute these products to customers in the health and life sciences market. I-many also granted Neoforma a non-exclusive, nontransferable, royalty-free license for Neoforma’s internal use of the products. I-many also granted Neoforma relevant trademark licenses for marks associated with the products.

I-many agreed to use commercially reasonable efforts to promptly either assign or terminate agreements with any resellers, VARs, OEMs or other distributors to which I-many had granted distribution rights in the health and life sciences market on or prior to the closing date in order to grant to Neoforma the exclusive distribution rights outlined above. To the extent I-many is unable, after the exercise of commercially reasonable efforts, to either assign or terminate such agreements, Neoforma’s exclusive distribution rights will be subject to those agreements I-many is unable to assign or terminate.

Neoforma agreed to pay I-many a sublicense fee for each license, sublicense or other right granted by Neoforma or any distributor of Neoforma to use a distributed product. The sublicense fee shall be 50% of the license or other fees (net of support, maintenance, professional service and hosting fees) charged by Neoforma for use of the distributed product. All sublicense fees shall be due within the fiscal quarter in which they were accrued and payable within 30 days following the close of the fiscal quarter.

Neoforma agreed to provide first level customer support to Neoforma’s customers in the health and life sciences market, with I-many to provide second and/or third level support depending upon the product. In consideration of the maintenance and support that I-many has agreed to provide, Neoforma has agreed to pay  I-many 50% of the gross revenues, less sales commissions, cost of materials, taxes (other than income taxes), credits, allowances, refunds, discounts and rebates actually provided by Neoforma to customers with respect to the applicable maintenance and/or support.

I-many agreed to defend, indemnify and hold harmless Neoforma from any and all claims, costs, damages, and expenses (including but not limited to reasonable attorney’s fees) incurred by Neoforma that are attributable to any third-party claim, demand or cause of action asserting that the distributed I-many products infringe any patent, copyright, trademark or trade secret or other intellectual property or proprietary rights. In the event that a distributed I-many product becomes the subject of a valid claim of infringement, I-many may choose to: (i) obtain the right for Neoforma to continue exercising its rights to distribute the applicable distributed I-many product thereunder (ii) replace or modify the applicable distributed I-many product so that it is no longer infringing or (iii) if neither (i) nor (ii) are achievable on commercially reasonable terms, terminate the rights and obligations of Neoforma under the Term-Limited Agreement regarding the applicable distributed I-many product.

The parties agreed that in no event, except for breach of confidentiality or claims for indemnity, will a party’s total cumulative liability under the Term-Limited Agreement exceed amounts actually paid by Neoforma to I-many in connection with the relevant transaction giving rise to such liability.

Either party may terminate the Term-Limited Agreement upon material breach that remains uncured following 30 days notice.

REASONS FOR ENGAGING IN THE TRANSACTION

I-many, Inc.

In reaching the decision to sell substantially all of the assets of our health and life sciences business, our Board of Directors considered a number of factors, goals and strategies. Among the factors considered by the Board were:

•	that the Board did not believe that the asset value of the company was, or would likely be in the near term, fairly reflected in our stock price;

•	that in considering whether an opportunity existed for the entire company to be sold to a strategic acquirer who would better understand the value of the company, we were unable to generate offers for the entire business that we considered reasonable, but we received interest in an asset purchase of the health and life sciences business; and

•	that the Transaction would provide the company with additional cash resources during the current uncertain economic period to invest in the further development of its enterprise contract management products and market.

Because of the nature of the Transaction, which allows I-many to continue to offer outside the health and life sciences market all of the products which are proposed to be sold to Neoforma, the Board of Directors believes that the Transaction represents a beneficial opportunity to monetize our historical success in the health and life sciences business while continuing to leverage our investment in our existing products to develop a broader market.

Specifically, we believe that the sale will enable us to:

•	focus exclusively on our opportunities in the enterprise contract management market, which has application across multiple industries and which thereby enables us to leverage our investment across a broader prospective customer base.

•	further develop the depth and breadth of our enterprise contract management solution suite in order to offer the highest possible value to customers;

•	accelerate penetration of our solutions in target markets; and

•	realize operational efficiencies from a singular focus that will reduce expenses.

For these reasons, I-many’s Board of Directors determined that the Asset Purchase Agreement and the sale of assets to Neoforma were in the best interests of I-many and its stockholders and that I-many should proceed with the Asset Purchase Agreement and the Transaction.

Neoforma, Inc.

In reaching the decision to purchase substantially all of the assets of I-many’s health and life sciences business, Neoforma’s board of directors identified several potential benefits of the Transaction that it determined will contribute to the success of Neoforma. Neoforma believes that the Transaction will:

•	enable it to offer a proven contract management solution to participants in the healthcare supply chain, principally hospitals, suppliers and group purchasing organizations;

•	allow it to deliver greater operational efficiencies and cost savings to the healthcare industry;

•	accelerate the growth and diversification of its business;

•	strengthen its employee base and domain expertise;

•	provide it with an extensive installed base of healthcare supplier customers, which will accelerate its customer diversification efforts; and

•	accelerate its efforts to diversify its revenue streams.

For these reasons, Neoforma’s board of directors determined that the Asset Purchase Agreement and the Transaction were in the best interests of Neoforma and its stockholders and that Neoforma should proceed with the Asset Purchase Agreement and the Transaction.

BACKGROUND, PAST CONTACTS AND NEGOTIATIONS

During 2002, I-many and Neoforma held informal discussions regarding possible reseller or co-marketing arrangements, but no agreement was reached, and the parties did not discuss the purchase of assets or any other form of business acquisition. In the fourth quarter of 2002, our Board of Directors began to consider strategic alternatives for creating long-term value for our stockholders. During this period, I-many was in discussions with a potential buyer who had an interest in purchasing either the entire company or only the life sciences division. While the Board of Directors remained confident in the future market for I-many’s products among health and life sciences customers, the Board of Directors believed that a new owner or primary reseller of these products, with different sales channels and product or service synergies, may value the health and life sciences business more highly than the value implicit in our stock price and that the sale of the business to such a buyer could thereby monetize the value that I-many has created.

In February 2003, I-many and Neoforma executed a mutual confidentiality agreement, with the intention of commencing discussions about a possible sale of our health and life sciences business. Following the execution of this agreement, I-many and Neoforma began these discussions, which continued in telephonic and personal meetings as detailed below. At approximately the same time, I-many began negotiations with First Albany Corporation (“First Albany”), an investment banking firm, on the terms of engagement on which First Albany would assist us in seeking a strategic partner or buyer for the health and life sciences business, and assist us in evaluating proposals.

Beginning in February 2003, I-many and Neoforma engaged in numerous discussions and negotiations relating to the possible purchase of I-many’s health and life sciences business:

•	On February 7, 2003, Robert J. Zollars, the Chief Executive Officer of Neoforma, left messages by voice mail and electronic mail for Mr. Powell, inviting him to discuss strategic possibilities between the two companies.

•	In a telephonic conversation on February 11, 2003, Mr. Zollars and Mr. Powell discussed, among other possibilities, an acquisition by Neoforma of all or part of I-many. They agreed to resume discussions later.

•	Messrs. Powell and Zollars met in New York City on March 3, 2003, to discuss the structure of a potential acquisition transaction and preliminary terms.

•	On March 11, 2003, representatives of Neoforma visited our Redwood City, California technology center to conduct limited due diligence related to our products and technology. They met with Mr. Terrence M. Nicholson, our Chief Operating Officer, and Mr. Leonard Rainow, our Chief Information Officer. On March 13, 2003, Messrs. Nicholson and Rainow visited the offices of Neoforma in San Jose, California to continue these discussions.

•	On March 11, 2003, representatives of Neoforma met with Mr. Kevin F. Collins, our then Chief Financial Officer, in Boston, Massachusetts to conduct limited financial due diligence. On March 24, Mr. Collins provided Neoforma with supplemental financial information by electronic mail.

•	In its March 14, 2003 meeting, which was held telephonically, the Board of Directors of I-many received an update from Mr. Powell on the status of his discussions with three prospective acquirers of the health and life sciences business, including Neoforma. In addition to approving the engagement of First Albany, the Board instructed Mr. Powell to continue his discussions, and to utilize First Albany’s assistance as soon as the First Albany engagement letter had been signed.

•	On March 18, 2003, Mr. Powell met with Mr. Zollars and Mr. Andrew L. Guggenhime, the Chief Financial Officer of Neoforma, in Boston, Massachusetts to discuss further the structure of an acquisition transaction and preliminary terms.

•	On March 24, 2003, Alan Cardinal, I-many’s then Senior Vice President of Human Resources, and Terrence Nicholson met with operations and human resources executives of Neoforma at Neoforma’s offices in San Jose, California to discuss employee issues related to a possible business sale.

•	On March 24, 2003, I-many engaged First Albany as its financial advisor in connection with the possible sale of the health and life sciences business. With the commencement of this engagement, I-many requested First Albany to assume primary responsibility for negotiating with Neoforma and all other prospective bidders for the health and life sciences business. I-many management and First Albany made contact with seven potential strategic purchasers and two potential financial purchasers between March and May 2003. Through First Albany, I-many received two written proposals and one oral offer to purchase its health and life sciences business.

•	Beginning on March 28, 2003, when Neoforma presented I-many with a non-binding, initial term sheet which outlined the general terms of a transaction and the consideration to be paid, until May 16, 2003, Neoforma and I-many held discussions regarding the initial term sheet and a subsequent revised term sheet.

•	The Board of Directors met by telephone on April 22, 2003. Among other matters presented at this meeting, representatives of First Albany informed the Board about First Albany’s efforts to date to identify prospective purchasers of the health and life sciences business, including Neoforma. Following a general discussion and questions, the Board instructed First Albany to continue its work in this regard and report back at the next meeting.

•	The Board of Directors met again telephonically on April 24, 2003. Among other matters presented at this meeting, a representative of First Albany gave a new update on the status of the sale of I-many’s health and life sciences business, including discussions with Neoforma. Following a general discussion and questions, the Board agreed to meet again in the coming days and instructed First Albany to continue its work in this regard.

•	The Board of Directors met in person in New York City on May 1, 2003, for the purpose of discussing the strategic alternatives available to I-many (including whether to continue or abandon plans to sell the health and life sciences business), the various proposals received to date for the sale of the health and life sciences business (including one from Neoforma), and the business plan for I-many following a sale of this business.

•	On May 16, 2003, Neoforma presented I-many with a revised term sheet, a proposed exclusivity agreement, and an initial due diligence list. The Board of Directors met telephonically the same day to consider two competing written proposals to purchase the health and life sciences business, and whether to enter into an exclusivity agreement with one of them to facilitate negotiations of a definitive asset purchase agreement. A representative of First Albany gave the Board a report on First Albany’s efforts to date to identify other prospective purchasers of the health and life sciences business, then presented a side-by-side comparison and analysis of the written proposals received from Neoforma and another party. Following a discussion that included questions posed by Board members to First Albany and legal counsel, the Board unanimously resolved to negotiate and enter into a 35-day exclusivity agreement with Neoforma. I-many and Neoforma signed this agreement on May 20, 2003 whereby I-many agreed not to negotiate with any other party regarding a sale of its health and life sciences business. The parties then began formal due diligence meetings and intensive negotiations on the terms of a definitive asset purchase agreement and related license agreements.

•	On May 27, 2003, attorneys representing Neoforma met with Mr. Robert G. Schwartz, Jr., our General Counsel, at the offices of Hale and Dorr LLP in Boston, Massachusetts to commence legal and contractual due diligence meetings, which continued for the remainder of that week. Following this meeting and continuing through July 18, 2003, I-many sent new and updated due diligence materials to Neoforma on approximately a weekly basis.

•	Between June 3, 2003 and June 11, 2003, Neoforma provided I-many with its proposed initial draft of an asset purchase agreement and earnout schedule and the parties discussed I-many’s comments to the same. Through July 18, 2003, subsequent drafts of the asset purchase agreement and its attachments, and comments relating to them, were exchanged between the parties, and conference calls among representatives of the parties took place to discuss the drafts and comments.

•	On June 16, Messrs. Powell and Nicholson, accompanied by a representative of First Albany, met with Messrs. Zollars and Guggenhime at Neoforma’s offices in San Jose, California to discuss integration issues and business issues that had arisen in the course of legal negotiations.

•	Immediately following I-many’s annual meeting of stockholders, the Board of Directors met in person on June 18, 2003. Among other matters discussed, Mr. Powell presented an update on the status of Neoforma’s due diligence activities and the negotiations between the two companies regarding a definitive asset purchase agreement and related license agreements. The Board of Directors discussed strategy and gave Mr. Powell negotiating recommendations.

•	On June 18, 2003, I-many sent Neoforma, by electronic mail, its proposed revisions to Neoforma’s revised asset purchase agreement and earnout schedule.

•	On June 19, 2003, I-many and Neoforma, accompanied by representatives of their respective law firms and First Albany, held a conference call to discuss Neoforma’s revised draft asset purchase agreement and earnout schedule.

•	When the 35-day exclusivity period with Neoforma ended, the parties had not reached a definitive agreement. I-many then resumed negotiations with a second prospective purchaser. I-many continued parallel negotiations with Neoforma and the other prospective purchaser for approximately two weeks.

•	The Board of Directors met telephonically on July 3, 2003, to consider the Neoforma offer and a competing written proposal to purchase the health and life sciences business from the other prospective purchaser. A representative of First Albany gave the Board a side-by-side comparison and analysis of the terms under consideration and negotiation between I-many and Neoforma versus the proposal received from the other party. The Board directed management and First Albany to negotiate with both parties in good faith, with the goal of encouraging each party to improve its offer, until circumstances required a choice to be made.

•

The Board of Directors met telephonically on July 9, 2003, to consider and discuss the proposed Asset Purchase Agreement and related license agreements with Neoforma. The Board reviewed the potential alternatives available to our company. A representative of First Albany participated and gave the Board a side-by-side comparison and analysis of the terms negotiated with Neoforma versus the written proposal received from the other party, as revised in negotiations since July 3. First Albany provided an oral fairness opinion in support of the Neoforma proposal (reaffirmed in a written opinion letter dated July 9, 2003), that the consideration to be received was fair to I-many from a financial point of view. First Albany described the material financial analysis performed by it in connection with its fairness opinion. Such analysis is described in this Proxy Statement under the section entitled “Opinion of Financial Advisor.” The Board of Directors discussed the proposed sale of I-many’s health and life sciences business, including the fact that I-many would agree not to initiate, participate in or encourage offers or proposals relating to any acquisition of the health and life sciences assets of I-many or the entire company, except under limited circumstances after receiving an unsolicited proposal, and in any event with the penalty of an $800,000 breakup fee should the Board recommend such an alternative proposal. The Board asked questions of counsel and First Albany. The Board discussed the efforts by I-many management and First Albany to seek out alternative purchasers of the health and life sciences assets and then the Board determined that the Asset Purchase Agreement and related license agreements between I-many and Neoforma, and the cash, stock and potential earnout consideration to be received from Neoforma, were the best available opportunity for I-many to realize substantial value for the health and life sciences business and that the consideration to be received was fair to I-many and in the best interests of its stockholders. The Board of Directors resolved to approve the Asset Purchase Agreement and related license agreements with Neoforma and other transactions contemplated thereby, and to recommend to the stockholders of I-many that they vote their shares in favor of these agreements and the Transaction. On July 18, 2003, Mr. Powell executed the Asset Purchase Agreement and the related license agreements on behalf of I-many. On July 21, 2003, I-many and Neoforma each issued separate press releases announcing their respective approval of the Asset Purchase Agreement and the related license agreements.

•	On August 8, 2003, the Board of Directors met telephonically to consider and discuss an unsolicited, written proposal from the party which had previously presented the competing offer. Following a lengthy discussion including First Albany and legal counsel, the Board resolved to reject the proposal.

•	On August 15 and 25, 2003, the Board of Directors met telephonically to consider and discuss an unsolicited, revised proposal from the same third party whose proposals the Board of Directors had previously rejected. Following lengthy discussions including First Albany and legal counsel, and several clarifying questions posed to counsel for the third party, the Board resolved to reject the competing proposal. The Board of Directors determined that, while offering higher total consideration than the price to be paid by Neoforma, the unsolicited proposal was subject to significant conditions and uncertainty, and it was therefore inferior to the Asset Purchase Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS TO THE STOCKHOLDERS

The Board of Directors of I-many has approved the Asset Purchase Agreement and the sale of substantially all of the health and life sciences assets. The Board of Directors of I-many believes that the sale is in the best interest of I-many, Inc. and recommends that stockholders vote in favor of the Asset Purchase Agreement and the sale.

VOTE REQUIRED FOR THE TRANSACTION

Pursuant to the Asset Purchase Agreement, the affirmative vote of the holders of a majority of the outstanding shares of common stock of I-many entitled to vote at the special meeting is necessary for approval of the Transaction.

CONFLICTS OF INTEREST; INTERESTS OF CERTAIN PERSONS

IN MATTERS TO BE ACTED UPON

There are no known conflicts of interest regarding this Transaction. There are no known direct benefits to our directors or executive officers.

ACCOUNTING TREATMENT OF THE TRANSACTION

The sale of substantially all of the assets of our health and life sciences business will be accounted for under accounting principles generally accepted in the United States of America. I-many’s independent auditors for the fiscal year ended December 31, 2002 were Deloitte & Touche LLP, and the Board of Directors of I-many has selected, and the stockholders of I-many have ratified the selection of, Deloitte & Touche LLP as its independent auditors for the fiscal year ending December 31, 2003.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

The following summary of the anticipated United States federal income tax consequences to us of the asset sale is not intended to be a complete description of the federal income tax consequences of the asset sale. This summary is based on the Internal Revenue Code of 1986, as presently in effect, the rules and regulations promulgated thereunder, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service or opinion of tax counsel has been requested by us in connection with the asset sale. This summary addresses certain United States federal income tax consequences of the asset sale and does not address state, local or foreign tax consequences of the asset sale.

We will recognize taxable income on the asset sale, which may result in corporate income tax. Our taxable income generally will be measured by the difference between the amount realized by us in the transaction, including the cash and the fair market value of the Neoforma common stock received in the Transaction, and the adjusted tax basis of the assets sold. We will recognize additional taxable income if and when we receive Earnout Shares from Neoforma. We may be able to utilize our net operating loss carryforwards to offset some or all of the taxable income recognized upon the asset sale; however, we may nevertheless incur alternative minimum tax upon the use of any net operating loss carryforwards.

Consummation of the asset sale itself will not result in any United States federal income tax consequences to stockholders.

REGULATORY APPROVALS

California Fairness Hearing.    Neoforma has agreed to issue to I-many shares of Neoforma common stock in connection with the Transaction in reliance upon the exemption under Section 3(a)(10) of the Securities Act from the registration requirements of the Securities Act. The availability of the exemption is contingent upon the issuance of the Permit qualifying the issuance of the maximum number of shares of Neoforma common stock issuable in connection with the Transaction following a public hearing to be conducted by the California Corporations Commissioner. In the event that the parties determine that the Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the closing of the Transaction to occur on or before November 30, 2003, then Neoforma would seek to issue to I-many the shares of Neoforma common stock in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or  Regulation D promulgated under the Securities Act and the exemptions from qualification under applicable state securities laws. In such an event, Neoforma would be required to file a registration statement with the Securities and Exchange Commission following the closing of the Transaction pursuant to which the shares could be resold.

SELECTED FINANCIAL DATA OF I-MANY

The selected consolidated balance sheet data of I-many as of December 31, 2001 and 2002, and the selected consolidated statement of operations data of I-many for each of the years ended December 31, 2000, 2001 and 2002, have been derived from I-many’s audited financial statements incorporated by reference in this Proxy Statement. The selected consolidated balance sheet data as of December 31, 1998, 1999 and 2000, and the selected consolidated statement of operations data for the years ended December 31, 1998 and 1999, are derived from I-many’s audited financial statements not included or incorporated by reference in this Proxy Statement. The selected consolidated balance sheet data of I-many as of June 30, 2003 and the selected consolidated statement of operations data for the six months ended June 30, 2003 are derived from unaudited financial statements. When you read this selected consolidated financial data, it is important that you also read the consolidated financial statements and related notes incorporated by reference in this Proxy Statement, as well as the I-many “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein. Historical results are not necessarily indicative of future results. The pro forma selected financial data of I-many gives pro forma effect to the sale of substantially all of I-many’s health and life sciences assets as of January 1, 2002. The pro forma selected financial data is derived from I-many’s unaudited pro forma consolidated financial statements included herein and is provided for informational purposes only and does not purport to represent what the financial position and results of operations of I-many would actually have been had the disposition in fact occurred at the date indicated.

	Historical Data						Pro Forma Data
	Year Ended December 31,					Six Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,
	1998	1999	2000	2001	2002	2003	2002	2003
	(in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Net Revenues:
Product	$8,526	$9,228	$15,608	$30,011	$30,811	$8,769	$9,138	$2,924
Service	5,197	10,985	22,722	27,756	23,935	12,568	8,125	4,918

Total Net Revenues	13,723	20,213	38,330	57,767	54,746	21,337	17,263	7,842
Cost of revenues	2,243	6,156	17,774	17,059	14,425	7,646	3,732	3,077

Gross profit	11,480	14,057	20,556	40,708	40,321	13,691	13,531	4,765
Operating expenses:
Sales and marketing	3,676	6,613	21,610	20,952	21,275	9,402	8,319	4,314
Research and development	2,339	8,222	12,836	14,837	17,217	8,671	5,193	2,999
General and administrative	3,379	3,556	4,943	8,340	6,837	3,242	2,377	1,184
Depreciation	366	751	4,051	3,981	2,408	1,177	686	427
Amortization of goodwill and other acquired intangible assets	—	—	335	6,800	5,043	1,325	4,483	976
In-process research and development	—	—	2,400	3,700	1,000	—	1,000	—
Impairment of goodwill and acquired intangible assets	—	—	—	895	13,305	16,786	13,305	16,786
Restructuring and other charges	—	—	—	3,858	780	1,622	780	1,622

Total operating expenses	9,760	19,142	46,175	63,363	67,865	42,225	36,143	28,308

Income (loss) from operations	1,720	(5,085)	(25,619)	(22,655)	(27,544)	(28,534)	(22,612)	(23,543)
Other income (expense), net	(129)	146	1,444	1,448	251	125	251	125
Provision for (benefit from) income taxes	(320)	281	—	—	—	—	—	—

Income (loss) from continuing operations	1,911	(5,220)	(24,175)	(21,207)	(27,293)	(28,409)	(22,361)	(23,418)
Discontinued operations	—	—	—	—	—	—	(4,932)	(4,991)

Net income (loss)	$1,911	$(5,220)	$(24,175)	$(21,207)	$(27,293)	$(28,409)	$(27,293)	$(28,409)

Net income (loss) per share:
Basic	$0.19	$(0.46)	$(1.12)	$(0.60)	$(0.69)	$(0.70)	$(0.69)	$(0.70)

Diluted	$0.10	$(0.46)	$(1.12)	$(0.60)	$(0.69)	$(0.70)	$(0.69)	$(0.70)

Weighted average shares outstanding:
Basic	10,192	11,433	22,048	35,056	39,751	40,411	39,751	40,411

Diluted	18,317	11,433	22,048	35,056	39,751	40,411	39,751	40,411

	Historical
	As of December 31,					As of June 30,
	1998	1999	2000	2001	2002	2003
	(in thousands)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments	$5,129	$15,322	$50,639	$36,015	$35,979	$26,631
Working capital	4,518	8,633	49,112	34,457	32,462	24,471
Total assets	11,609	27,182	85,388	91,138	84,564	54,886
Capital lease obligation, including current portion	75	41	173	188	808	1,480
Redeemable convertible preferred stock	—	12,492	—	—	—	—
Total stockholders’ equity	5,331	197	68,761	75,256	66,216	38,794

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF I-MANY

The following unaudited pro forma consolidated statements of operations of I-many gives pro forma effect to the sale of substantially all of I-many’s health and life sciences assets on January 1, 2002. The following unaudited pro forma consolidated balance sheet gives pro forma effect to the sale of substantially all of I-many’s health and life sciences assets as if the sale had occurred on June 30, 2003. The information is provided for illustration purposes only and does not purport to represent what the financial position and results of operations of I-many would actually have been had the disposition in fact occurred at the dates indicated.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

	HISTORICAL	PRO FORMA ADJUSTMENTS		PRO FORMA
	(Amounts in thousands, except per share amounts)
Net Revenues:
Product	$30,811	$(21,673	)(1)	$9,138
Service	23,935	(15,810	)(1)	8,125

Total net revenues	54,746	(37,483)		17,263
Cost of revenues	14,425	(10,693	)(2)	3,732

Gross profit	40,321	(26,790)		13,531

Operating expenses:
Sales and marketing	21,275	(12,956	)(2)	8,319
Research and development	17,217	(12,024	)(2)	5,193
General and administrative	6,837	(4,460	)(2)	2,377
Depreciation	2,408	(1,722	)(2)	686
Amortization of other acquired intangible assets	5,043	(560	)(2)	4,483
In-process research and development	1,000			1,000
Impairment of goodwill and acquired intangible assets	13,305			13,305
Restructuring and other charges	780			780

Total operating expenses	67,865	(31,722)		36,143

Loss from operations	(27,544)	4,932		(22,612)
Other income, net	251			251

Net loss	$(27,293)	$4,932		$(22,361)

Basic and diluted net loss per common share	$(0.69)	$0.12		$(0.56)

Weighted average shares outstanding	39,751	39,751		39,751

NOTES

(1)	Adjustment to eliminate net revenues which are directly attributable to the health and life sciences business of I-many, assuming that the sale had occurred as of January 1, 2002.
(2)	Adjustment to eliminate cost of revenues and operating expenses which are either directly attributable or otherwise allocable to the health and life sciences business.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2003

	HISTORICAL	PRO FORMA ADJUSTMENTS		PRO FORMA
	(Amounts in thousands)
Net Revenues:
Product	$8,769	$(5,845	)(1)	$2,924
Service	12,568	(7,650	)(1)	4,918

Total net revenues	21,337	(13,495)		7,842
Cost of revenues	7,646	(4,569	)(2)	3,077

Gross profit	13,691	(8,926)		4,765

Operating expenses:
Sales and marketing	9,402	(5,088	)(2)	4,314
Research and development	8,671	(5,672	)(2)	2,999
General and administrative	3,242	(2,058	)(2)	1,184
Depreciation	1,177	(750	)(2)	427
Amortization of other acquired intangible assets	1,325	(349	)(2)	976
Impairment of goodwill and acquired intangible assets	16,786			16,786
Restructuring and other charges	1,622			1,622

Total operating expenses	42,225	(13,917)		28,308

Loss from operations	(28,534)	4,991		(23,543)
Other income, net	125			125

Net loss	$(28,409)	$4,991		$(23,418)

Basic and diluted net loss per common share	$(0.70)	$0.12		$(0.58)

Weighted average shares outstanding	40,411	40,411		40,411

NOTES

(1)	Adjustment to eliminate net revenues which are directly attributable to the health and life sciences business of I-many, assuming that the sale had occurred as of January 1, 2002.
(2)	Adjustment to eliminate cost of revenues and operating expenses which are either directly attributable or otherwise allocable to the health and life sciences business.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

JUNE 30, 2003

	HISTORICAL	PRO FORMA ADJUSTMENTS		PRO FORMA
	(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$26,631	$9,250	(1)(3)	$35,881
Restricted cash	608			608
Marketable Securities	—	10,000	(1)(3)	10,000
Accounts receivable, net of allowance	11,149	(4,448	)(1)	6,701
Prepaid expenses and other current assets	1,028			1,028

Total current assets	39,416	14,802	(1)	54,218
Property and equipment, net	2,591	(1,853	)(1)	738
Restricted cash	591			591
Other assets	273			273
Acquired intangible assets, net	3,484	(1,765	)(1)	1,719
Goodwill, net	8,531	(2,580	)(1)	5,951

Total assets	$54,886	$8,604		$63,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,849			$1,849
Accrued expenses	5,760			5,760
Deferred revenue	6,658	(4,448	)(1)	2,210
Current portion of capital lease obligations	678			678

Total current liabilities	14,945	(4,448)		10,497
Capital lease obligations, net of current portion	345			345
Other long-term liabilities	802			802

Total liabilities	16,092	(4,448)		11,644
Stockholders’ equity	38,794	13,052	(2)(3)(4)	51,846

Total liabilities and stockholders’ equity	$54,886	$8,604		$63,490

NOTES

(1)	Adjustments to reflect sale of certain assets of the health and life sciences business and the receipt of the proceeds therefrom, assuming that the sale had occurred as of the balance sheet date. In accordance with the Asset Purchase Agreement, the purchase price for the health and life science business is $20.0 million (excluding any additional contingent earnout consideration), consisting of $10.0 million in cash and $10.0 million in Neoforma common stock. Transaction costs are estimated at $750,000.

(2)	Expected preliminary gain as a result of the sale. The gain has not been tax effected due to the existence of fully-reserved net operating loss carryforwards in amounts sufficient to offset the gain.

(3)	Does not reflect any additional gain that may result from additional consideration in accordance with the Earnout Schedule of the Asset Purchase Agreement.

(4)	Does not reflect compensation expense from stock option grants associated with I-many’s employee retention program.

SELECTED FINANCIAL DATA OF NEOFORMA

The selected consolidated balance sheet data of Neoforma as of December 31, 2001 and 2002, and the selected consolidated statement of operations data of Neoforma for each of the years ended December 31, 2000, 2001 and 2002, have been derived from Neoforma’s audited financial statements appearing in this Proxy Statement. The selected consolidated balance sheet data as of December 31, 1998, 1999 and 2000, and the selected consolidated statement of operations data for the years ended December 31, 1998 and 1999, are derived from Neoforma’s audited financial statements not included in this Proxy Statement. The selected consolidated balance sheet data of Neoforma as of June 30, 2003 and the selected consolidated statement of operations data for the six months ended June 30, 2003 are derived from unaudited financial statements included in this Proxy Statement. When you read this selected consolidated financial data, it is important that you also read the consolidated financial statements and related notes included in this Proxy Statement, as well as the section of this Proxy Statement entitled “Neoforma Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Historical results are not necessarily indicative of future results.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2003
	(in thousands, except per share amounts)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
Marketplace revenue:
Related party*	$—	$—	$—	$—	$—	$297
Other	—	83	1,257	1,130	1,222	1,355

Total Marketplace revenue	—	83	1,257	1,130	1,222	1,652
Trading Partner Services revenue:
Trading Partner Services*	—	921	4,479	1,623	3,039	3,469
Sales of used equipment	—	—	4,629	250	—	—

Total Trading Partner Services revenue	—	921	9,108	1,873	3,039	3,469

Total revenue	—	1,004	10,365	3,003	4,261	5,121
Operating Expenses:
Cost of equipment sold	—	—	3,544	216	—	—
Cost of services	—	—	7,722	13,480	8,513	2,859
Operations	627	5,941	14,035	15,675	20,437	9,941
Product development	1,494	8,161	24,785	16,912	17,229	8,926
Selling and marketing	1,411	16,860	51,530	28,646	12,793	9,610
General and administrative	1,075	17,937	22,877	16,064	14,718	6,097
Amortization of intangibles	—	715	26,557	30,098	90	294
Amortization of partnership costs*	—	—	29,442	50,830	9,361	833
Costs of strategic partnership	—	—	9,345	—	—	—
Cost of warrant issued to recruiter	—	2,364	—	—	—	—
Write-off of purchased software	—	—	3,858	1,513	458	—
Write-off of acquired in-process research and development	—	—	16,900	—	110	—
Abandoned acquisition costs	—	—	2,742	—	—	—
Restructuring	—	—	2,791	950	(68)	—
Impairment of intangibles	—	—	—	11,906	—	—
Impairment of assets held for divestiture	—	—	13,305	81,086	—	—
Write-down of non-marketable investments	—	—	—	8,400	451	—
Write-down of note receivable	—	—	—	—	1,053	—
Net (gain)/loss on divested businesses	—	—	—	(55)	59	—

Loss from operations	(4,607)	(50,974)	(219,068)	(272,718)	(80,943)	(33,439)
Other Income (Expense):
Interest income	66	659	4,707	769	516	131
Interest expense	(22)	(676)	(1,362)	(685)	(1,723)
						(574)
Other income (expense)	—	(29)	29	271	(60)	(117)

Net loss	$(4,563)	$(51,020)	$(215,694)	$(272,363)	$(82,210)	(33,999)

Net loss per share:
Basic and diluted	$(16.53)	$(191.51)	$(25.58)	$(17.32)	$(4.90)	$(1.91)

Weighted-average shares—basic and diluted	276	266	8,432	15,721	16,790	17,763

*	Includes the application of Emerging Issues Task Force Abstract No. 01-9.

	December 31,					June 30,
	1998	1999	2000	2001	2002	2003
	(in thousands)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments	$812	$46,775	$27,693	$14,096	$24,582	$21,919
Working capital	214	36,888	(1,241)	207	7,673	14,422
Total assets	1,672	77,369	505,143	286,301	220,810	185,243
Notes payable, less current portion	279	7,743	7,958	20,635	14,152	14,050
Mandatorily redeemable convertible preferred stock	3,884	88,812	—	—	—	—
Total stockholders’ equity (deficit)	(3,155)	(31,863)	461,086	242,474	178,831	154,838

OPINION OF FINANCIAL ADVISOR

First Albany Corporation acted as the financial advisor to I-many with respect to rendering an opinion as to the fairness, from a financial point of view, of the Purchase Price to be received by I-many in the sale of the Purchased Assets and the Assumed Liabilities (all as defined in the Agreement) of I-many’s health and life sciences business (the “Business”). No instructions were provided to and no limitations were imposed by the Board of Directors of I-many upon First Albany with respect to the investigation made or the procedures followed by First Albany in rendering its opinion as of July 9, 2003.

First Albany delivered its oral opinion to the Board of Directors of I-many on July 9, 2003 as to the fairness of the Purchase Price to be received in the Transaction. First Albany’s opinion is that, as of July 9, 2003 and based upon and subject to the factors and assumptions set forth therein, the Purchase Price to be received by I-many is fair, from a financial point of view, to I-many. Such oral opinion was followed by delivery of the written fairness opinion.

FIRST ALBANY’S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY FIRST ALBANY, IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT B AND IS INCORPORATED HEREIN BY REFERENCE. I-MANY STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY FIRST ALBANY. THE SUMMARY OF THE OPINION AS SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

First Albany’s opinion is directed only to the fairness, from a financial point of view, of the Purchase Price to be received by I-many. First Albany was not asked to consider, and First Albany’s opinion does not address, any other aspect of the Transaction or the underlying business decision of I-many to effect the Transaction. First Albany’s opinion does not constitute a recommendation to any I-many stockholder as to how such stockholder should vote on, or take any other action with respect to, the Transaction. First Albany was not asked to consider, and First Albany’s opinion does not address, the relative merits of the Transaction as compared to any alternative business strategy that may exist for I-many. First Albany expressed no opinion, nor should one be implied, as to the current fair market value of the common stock of I-many. The actual amount of consideration to be paid to I-many in the Transaction was determined by I-many through a competitive bidding process conducted by I-many with the assistance of First Albany.

In connection with rendering its opinion, First Albany, among other things:

(i)	reviewed certain publicly available business and financial data relating to I-many, Neoforma and the Business;

(ii)	reviewed certain financial and operating information with respect to the business, operations and prospects of I-many and the Business furnished to First Albany by I-many, including financial projections for I-many and the Business with respect to 2003 revenue, prepared by the management of I-many;

(iii)	compared the financial performance of I-many and Neoforma and the prices and trading activity of I-many’s common stock and Neoforma’s common stock with those of other companies that First Albany deemed relevant;

(iv)	compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other transactions First Albany deemed relevant;

(v)	held discussions with the respective managements of I-many and Neoforma concerning the past and current business operations, financial condition and prospects, of I-many, the Business and Neoforma;

(vi)	reviewed the financial terms and conditions of the Transaction set forth in drafts of the Asset Purchase Agreement and certain related exhibits provided to First Albany prior to July 9, 2003;

(vii)	participated in discussions and negotiations among representatives of I-many and Neoforma and their financial and legal advisors; and

(viii)	made such other studies and inquiries, and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, as First Albany deemed relevant.

First Albany’s opinion is based on market, economic and other conditions and circumstances involving I-many, the Business, Neoforma and their respective industries as they were in effect on, and which, by necessity, could only be evaluated on, the date of the First Albany opinion. First Albany assumed no responsibility to update or to revise its opinion based upon events or circumstances occurring after the date thereof.

In connection with its review and arriving at its opinion, with the consent of the Board of Directors of I-many, First Albany:

(i)	assumed that the final executed form of the Asset Purchase Agreement did not differ in any material respect from the draft that First Albany examined at the date of its opinion, and that I-many and Neoforma would comply with all material terms of the Asset Purchase Agreement;

(ii)	relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with First Albany by I-many and Neoforma or otherwise publicly available, and have assumed that there were no material changes in the business operations, financial condition or prospects of I-many, Neoforma or with respect to the Business since the respective dates of such information;

(iii)	did not assume any responsibility for independent verification of any of the information referred to above and relied on it as being complete and accurate in all material respects;

(iv)	assumed that the financial forecasts relating to I-many and the Business referred to above were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of I-many as to the future financial performance of I-many and the Business; and

(v)	did not conduct a physical inspection or make any independent evaluation or appraisal of any of the assets, properties or facilities of I-many, Neoforma or the Business, nor was First Albany furnished with any such evaluation or appraisal.

The following is a summary of the significant financial analyses used by First Albany in connection with the rendering of its opinion. The following summary, however, does not purport to be a complete description of the financial data presented or analyses performed by First Albany. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS:    Using publicly available information, First Albany compared selected financial information, ratios and public market multiples for the Business to the corresponding data for the following ten publicly-traded software companies all of which are broadly comparable to the Business:

American Software, Inc.

Astea International Inc.

Catalyst International, Inc.

Docucorp International, Inc.

EXE Technologies, Inc.

Logility, Inc.

Onyx Software Corporation

Pivotal Corporation

QRS Corporation

Verticalnet, Inc.

Although none of the selected companies is directly comparable to the Business, the companies were chosen because, for purposes of the analysis, First Albany considered them comparable to the Business in that these companies are small, independent software companies in lines of business that are reasonably similar to that of the Business.

First Albany reviewed, among other information, the comparable companies’ multiples of total enterprise value, referred to as TEV, which consists of the market value of the particular company’s equity plus the total debt minus cash, cash equivalents and marketable securities of the company to:

•	latest twelve months revenue, referred to as LTM revenue; and

•	estimated calendar year 2003 revenue, referred to as CY 2003E revenue.

All of the multiples were based on closing stock prices on July 7, 2003. Estimated financial and operating data for the Business was based on internal estimates of the management of I-many and for the selected comparable companies was based on publicly available research analysts’ estimates. Actual financial and operating data was based on the respective companies’ relevant Securities and Exchange Commission filings.

First Albany applied a range of selected multiples derived from the selected comparable companies to the corresponding LTM revenues and CY 2003E revenues of the Business. This analysis indicated the following implied enterprise value range for the Business of approximately $17.2 million to $23.3 million, as compared to the value of the consideration to be received in the Transaction of $20.0 million to $25.0 million (which includes the $5.0 million of potential additional consideration contingent upon the Business achieving specified revenue targets post closing):

($ in millions) Implied Enterprise Value Range			Range of Value of Consideration to be Received
Low	Median	High	Low	High

$17.2	$20.3	$23.3	$20.0	$25.0

SELECTED PRECEDENT TRANSACTION ANALYSIS:    Using publicly available information, First Albany reviewed financial information relating to the following selected transactions in the software industry over the last twelve months:

Acquiror	Target
Geac Computer Corporation Ltd.	Comshare, Incorporated
Battery Ventures	Made2Manage Systems, Inc.
SSA Global Technologies, Inc.	Elevon, Inc.
Dendrite International, Inc.	SYNAVANT Inc.
Group 1 Software, Inc.	Sagent Technology, Inc.
Click Commerce, Inc.	Allegis Corporation
MAPICS, Inc.	Frontstep, Inc.
SSA Global Technologies, Inc.	Infinium Software, Inc.
Dendrite International, Inc.	Software Associates International LLC
Geac Computer Corporation Ltd.	Extensity, Inc.
Concur Technologies, Inc.	Captura, Inc.

First Albany chose the selected transactions because they were business combinations that, for the purposes of the analysis, First Albany considered to be reasonably similar to the Transaction in that these transactions involved the acquisition of small to mid-sized companies in the software industry and in lines of business that are reasonably similar to that of the Business.

First Albany reviewed, among other things, the multiples of the transaction enterprise value of the business combination, which consist of the transaction value of the target company’s equity plus the total debt minus cash, cash equivalents and marketable securities, of the target company to:

•	latest twelve months revenue, referred to as LTM revenue; and

•	next twelve months revenue, referred to as NTM revenue.

Estimated and actual financial and operating data for the Business was based on internal estimates of the management of I-many and Securities and Exchange Commission filings. Estimated and actual financial and operating data for the transactions was based on relevant Securities and Exchange Commission filings, press releases and publicly available research analysts’ estimates.

First Albany applied a range of selected multiples derived from the selected transactions to the corresponding LTM revenues and NTM revenues of the Business. This analysis indicated the following implied enterprise value range for the Business of approximately $13.2 million to $17.8 million, as compared to the value of the consideration to be received in the Transaction of $20.0 million to $25.0 million (which includes the $5.0 million of potential additional consideration contingent upon the Business achieving specified revenue targets post closing):

($ in millions) Implied Enterprise Value Range			Range of Value of Consideration to be Received
Low	Median	High	Low	High

$13.2	$15.5	$17.8	$20.0	$25.0

NEOFORMA, INC.

SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS: Using publicly available information, First Albany compared selected financial information, ratios and public market multiples for Neoforma to the corresponding data for the following twelve publicly-traded software companies all of which are broadly comparable to Neoforma:

Allscripts Healthcare Solutions, Inc.

Ariba, Inc.

Commerce One, Inc.

JDA Software Group, Inc.

Lawson Software, Inc.

Manhattan Associates, Inc.

Manugistics Group, Inc.

NDCHealth Corporation

Per-Se Technologies, Inc.

Retek Inc.

The TriZetto Group, Inc.

WebMD Corporation

Although none of the selected companies is directly comparable to Neoforma, the companies were chosen because, for purposes of the analysis, First Albany considered them comparable to Neoforma in that these companies are in lines of business that are reasonably similar to that of Neoforma.

First Albany reviewed, among other information, the comparable companies’ multiples of total enterprise value, referred to as TEV, which consists of the market value of the particular company’s equity plus the total debt minus cash, cash equivalents and marketable securities of the company to:

•	latest twelve months revenue, referred to as LTM revenue;

•	estimated calendar year 2003 revenue and estimated calendar year 2004 revenue, referred to as CY 2003E and CY 2004E revenue, respectively; and

•	latest twelve months earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA.

All of the multiples were based on closing stock prices on July 7, 2003. Multiples for the selected companies and Neoforma were based on relevant Securities and Exchange Commission filings and publicly available research analysts’ estimates. This analysis indicated the following implied multiples for the selected companies, as compared to the multiples implied for Neoforma:

Implied Enterprise Value Multiples of Selected Companies
	Low	Mean	Median	High	Neoforma
Revenue
LTM	0.6x	2.0x	1.7x	4.1x	2.8x
CY 2003E	0.8x	2.0x	1.7x	3.8x	2.5x
CY 2004E	1.2x	2.0x	1.5x	3.5x	1.8x
LTM EBITDA (1)	7.4x	11.7x	10.6x	18.9x	10.7x

(1)	WebMD and Retek multiples of 53.7x and 192.6x, respectively, were deemed outliers and therefore excluded from the summary statistics.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, First Albany made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and based on the results of all the analyses undertaken by it and assessed as a whole. First Albany did not draw conclusions, in isolation, from or with regard to any one factor or method of analysis. Accordingly, First Albany believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses set forth in its opinion.

In performing its analyses, First Albany made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of I-many and Neoforma. No company, transaction or business used in those analyses as a comparison is identical to I-many, the Business or the Transaction, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

The estimates contained in the analyses performed by First Albany and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. Accordingly, such estimates are inherently subject to substantial uncertainty and neither I-many nor First Albany assumes responsibility for the accuracy of such analyses and estimates. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

First Albany is a full-service investment banking and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of its customers, and hold positions (long or short) in securities of, or options on, securities of I-many and Neoforma. First Albany does not currently hold positions in, or options on, securities of I-many, nor does First Albany have any current intention to do so.

The Board of Directors of I-many retained First Albany on the recommendation of management and on the basis of its experience in rendering opinions and experience in transactions similar to the Transaction. First Albany received a fee plus reimbursement of expenses in connection with its opinion and its other services in connection with the Transaction. There are no other current arrangements to compensate First Albany, its affiliates or unaffiliated representatives for any services rendered to I-many, its affiliates, directors or executive officers.

INFORMATION ABOUT I-MANY, INC.

Information about I-many is contained in certain documents on file with the Securities and Exchange Commission and referenced below under the heading “Incorporation by Reference.” On July 18, 2003 (the date preceding the public announcement of the Transaction), the high and low sale prices of I-many common stock were $1.70 and $1.56, respectively. On August             , 2003, the high and low sale prices of I-many common stock were $             and $            , respectively.

I-many’s principal executive offices are located at 399 Thornall Street, Edison, New Jersey 08837, and its telephone number is (800) 832-0228.

Executive Officers

The executive officers of I-many and their ages as of August 15, 2003 are as follows:

Name	Age	Positions(s)
A. Leigh Powell	41	President, Chief Executive Officer and Chairman of the Board
Terrence M. Nicholson	48	Chief Operating Officer
Kevin M. Harris	41	Chief Financial Officer and Treasurer
Mark L. Smith	46	Senior Vice President and General Manager, Sales
Robert G. Schwartz, Jr.	38	Vice President, General Counsel and Secretary

A. LEIGH POWELL has served as I-many’s President and Chief Executive Officer since July 1999 and Chairman of the Board of Directors since February 2000. From February 1998 to July 1999, Mr. Powell served as I-many’s Vice President of Marketing and as Chief Operating Officer. From January 1997 to February 1998, he served as vice president of business alliances for Think Systems/I2 Technologies, a supply chain software company. From January 1996 to January 1997, Mr. Powell worked as a vice president for American Software, a supply chain software company. From March 1985 to December 1995, Mr. Powell worked as a business consultant for Andersen Consulting (now Accenture), a management consulting firm. Mr. Powell received his M.B.A. and B.S. from Virginia Polytechnic Institute and State University.

TERRENCE M. NICHOLSON has served as I-many’s Chief Operating Officer since August 1999. From February 1996 to August 1999, Mr. Nicholson served as executive director, worldwide sales and distribution systems, at Mallinckrodt, Inc., a manufacturer of medical devices. From February 1995 to February 1996, Mr. Nicholson served as program executive of NCR Corp., a manufacturer of data warehouse and decision support systems. Mr. Nicholson received a M.S.C.E. from Rensselaer Polytechnic Institute and a B.S.E.E. from the University of Notre Dame.

KEVIN M. HARRIS has served as I-many’s Chief Financial Officer since June 2003. From January 2001 to April 2003, Mr. Harris served as the division controller for Hewlett Packard’s middleware division. From March 2000 to January 2001, Mr. Harris served as the corporate controller for Bluestone Software. From October 1998 to December 1999, Mr. Harris worked for Marketing Specialists, a food sales and marketing organization, as executive vice president of their mid-atlantic division. From November 1996 to October 1998, Mr. Harris worked for Rogers-American Company, a food sales and marketing organization, as vice president/general manager of their Philadelphia office. Mr. Harris holds B.S. and M.B.A. degrees from Drexel University.

MARK L. SMITH has served as I-many’s Senior Vice President and General Manager, Sales, since July 2003. From September 2002 to June 2003, Mr. Smith served as I-many’s Vice President and General Manager of its Industry Solutions division. From March 2000 to August 2002, Mr. Smith served as senior vice president of strategy, product and marketing for eSchoolMall/Mercury Commerce Solutions, an e-commerce software company. From October 1996 to February 2000, Mr. Smith worked as a vice president of the Regional Industry Group for SAP-AG, an enterprise resource planning software company. From October 1995 to September 1996, Mr. Smith worked as a managing partner for Benchmarking Partners, an analyst/strategy firm. From May 1976 to October 1995, Mr. Smith worked for Johnson & Johnson in various management positions of increasing responsibility. Mr. Smith did his graduate work at the University of Pennsylvania and his undergraduate work at Bradley University.

ROBERT G. SCHWARTZ, JR. has served as I-many’s Vice President, General Counsel and Secretary since September 2001. From April 2000 through August 2001, Mr. Schwartz was vice president, general counsel, secretary and a director of Emptoris, Inc., a developer of strategic sourcing software. From September 1999 through April 2000, Mr. Schwartz served as assistant general counsel of Cambridge Technology Partners, a publicly-held software integration services provider. From February 1997 through August 1999, Mr. Schwartz served as vice president, general counsel and secretary of Astea International Inc., a publicly-held developer of customer relationship management software. Mr. Schwartz holds a B.A. from Amherst College and a J.D. from Harvard Law School.

Security Ownership of Certain Beneficial Owners and Management.    The following table sets forth information as of August 15, 2003 with respect to the beneficial ownership of I-many common stock by: (i) all persons known by us to be the beneficial owners or more than 5% of the outstanding common stock of I-many, (ii) each director of I-many, (iii) each executive officer of I-many named in the Summary Compensation Table in I-many’s Report on Form 10-K for the year ended December 31, 2002 and (iv) all executive officers and directors as a group.

Information with respect to “beneficial ownership” shown in the table below is based on information supplied by the respective beneficial owners. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For purposes of calculating the percentage beneficially owned by a particular beneficial owner, the shares of common stock deemed outstanding included 40,427,571 shares outstanding as of August 15, 2003 plus all common stock issuable on exercise of options (both in-the-money and out-of-the-money) within 60 days of that date held by the particular beneficial owner (“Presently Exercisable Options”). Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each beneficial owner is c/o I-many, Inc., 399 Thornall Street, Edison, New Jersey 08837.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Beneficially Owned
Five Percent Owners:
Austin W. Marxe and David M. Greenhouse (1)(2) c/o AWM Investment Company, Inc. 153 E. 53rd Street, 55th Floor New York, NY 10022	6,723,780		[16.6	%]

Van Wagoner Funds, Inc. (1)(3) 435 Pacific Avenue, Suite 400 San Francisco, CA 94133	4,900,000		[12.1	]

Brown Investment Advisory & Trust Company (1)(4) 901 South Bond Street, Suite 400 Baltimore, MD 21231	3,882,340		[9.5	]

Morgens, Waterfall, Vintiadis & Co., Inc. (1) 600 Fifth Avenue, 27th Floor New York, NY 10020	3,583,900		[8.9	]

Non-Employee Directors:

William F. Doyle (5)	319,792		*
Murray B. Low (5)	75,001		*
Karl E. Newkirk (6)	39,168		*

Executive Officers:
A. Leigh Powell (7)	1,202,453		2.9
Terrence M. Nicholson (5)	354,296		*
Kevin M. Harris	0		—
Mark L. Smith (5)	12,500		*
Robert G. Schwartz, Jr. (5)	33,000		*
Timothy P. Curran (5)(8)	[180,120	]	*
Kevin F. Collins (5)(9)	[46,250	]	*
All executive officers and directors as group (10 people) (10)	[2,262,580	]	[4.8	]

*	Indicates less than one percent of the outstanding common stock.

(1)	Reported by the investor on Schedule 13G or 13F as most recently filed with the Securities and Exchange Commission.
(2)	Consists entirely of shares over which the named investors claim shared power of voting and disposition.
(3)	Consists of 4,900,000 shares for which the investor claims sole dispositive power and 0 shares for which the investor claims sole voting power. Van Wagoner Capital Management, Inc. claims beneficial ownership of, and sole voting power over, 4,900,000 shares.
(4)	Consists of 3,767,143 shares for which the investor claims shared dispositive power and 3,349,925 shares for which the investor claims sole voting power.
(5)	Consists entirely of shares issuable upon exercise of options exercisable within the 60-day period after August 15, 2003.
(6)	Includes 29,168 shares issuable upon exercise of options exercisable within the 60-day period after August 15, 2003.
(7)	Includes 1,005,152 shares issuable upon exercise of options exercisable within the 60-day period after August 15, 2003.
(8)	Mr. Curran’s employment with I-many terminated on July 21, 2003.
(9)	Mr. Collin’s employment with I-many terminated on June 30, 2003.
(10)	Includes 1,828,909 shares issuable upon exercise of options exercisable within the 60-day period after August 15, 2003.

Stock grants in connection with the Transaction

In connection with the Transaction, the Board of Directors approved an employee retention program and a stock bonus program. Pursuant to the employee retention program, each of our employees who has been asked to remain with I-many following the closing of the Transaction received, on the third business day following the announcement of the Transaction, stock options with an exercise price equal to 25% of the market price of our stock on the grant date. The number of options granted to each employee was calculated as 20% of such employee’s annual salary on the grant date divided by 75% of our stock price on the grant date. The options will vest in full 90 days after the closing of the Transaction, subject to continued employment by the employee. Our stock price on the grant date was $1.06. We granted options for an aggregate of 1,866,053 shares pursuant to this program. The aggregate intrinsic value of these option grants was calculated to be $1.5 million. This amount will be charged to expense, net of any forfeitures, pro rata over the vesting period from date of grant to the estimated vesting date.

Pursuant to the stock bonus program, all employees, other than sales and professional service personnel, who remain with I-many following the closing of the Transaction will receive stock options on the third business day following the closing of the Transaction. The stock options will have an exercise price equal to 25% of the opening market price of our stock on the date of grant. The number of shares subject to the options will be equal to a percentage of the employee’s base salary (ranging from 30% for rank-and-file employees, 50% for director-level employees; 70% for vice presidents and 125% for executive management employees), divided by 75% of our stock price on the grant date. Fifty percent of the options will vest three trading days after the announcement of our results for the fourth quarter of 2003 and 50% of the options will vest three trading days after the announcement of our results for the fourth quarter of 2004, subject to continued employment by the employee. We expect to grant options for an aggregate of approximately 3,500,000 shares pursuant to this program, based on an assumed fair market value of our stock on the grant date equal to $1.05 per share. The aggregate intrinsic value of the stock bonus option grants is estimated to be $2.8 million, and this amount will be charged to expense, net of any forfeitures, pro rata over the vesting periods from the date of grant to the estimated vesting periods.

INFORMATION ABOUT NEOFORMA, INC.

Neoforma, Inc.

Neoforma is a provider of supply chain management solutions for the healthcare industry. Through a combination of technology, information and services, Neoforma’s Web-based supply chain management solutions are designed to enable effective collaboration among hospitals and suppliers, helping them to reduce operational inefficiencies and lower costs. The healthcare supply chain has a number of characteristics, including its large size, high degree of fragmentation, reliance on disparate technologies, dependence on manual processes and highly complex pricing structures, that have led to major inefficiencies. These inefficiencies lead to slower transactions and increased overhead and costs for suppliers and hospitals. In addition, the participants in the healthcare industry are under significant competitive and cost pressures and are seeking ways to increase efficiencies in their supply chain to improve their overall margins. Neoforma’s Web-based solutions make it easier for the participants in the healthcare supply chain, principally hospitals, suppliers and group purchasing organizations, or GPOs, to improve communication, receive comprehensive and accurate information, improve day-to-day operations, accelerate order and contract implementations, enhance strategic planning and gain organization-wide visibility into supply chain activities. Using Neoforma’s solutions, these organizations can improve efficiencies, increase revenue, reduce costs and improve capital allocation. Neoforma’s principal executive offices are located at the following address: 3061 Zanker Road, San Jose, California 94941, and its telephone number is (408) 468-4000.

Neoforma currently offers the following solutions:

•	Neoforma Order Management Solution™

•	Neoforma Contract Management Solution™

•	Neoforma Data Management Solution™

•	Neoforma Materials Management Solution™

Through Neoforma’s Healthcare Products Information Services, or HPIS, business unit, Neoforma also offers Market Intelligence Services and through Neoforma’s Med-ecom business unit, Neoforma offers Contract Management and Administration Services.

Neoforma serves over 1,200 customers, including many of the nation’s leading hospitals and suppliers. Neoforma has an exclusive relationship with Novation, LLC, the supply chain management company for Novation’s owners, VHA Inc. and University HealthSystem Consortium, or UHC, which are significant stockholders of Neoforma, in connection with which Neoforma currently generates the significant majority of Neoforma’s business. These hospitals and Novation utilize Marketplace@Novation™, a Web-based supply chain management e-commerce and information solution that includes Neoforma Order Management Solution, or Neoforma OMS, and Neoforma Contract Management Solution, or Neoforma CMS.

Neoforma was incorporated in California in 1996 and reincorporated in Delaware in 1998. Neoforma’s headquarters are located at 3061 Zanker Road, San Jose, California 95134, and Neoforma’s telephone number is (408) 468-4000. Neoforma’s Website is http://www.neoforma.com. We are not including the information contained on Neoforma’s Website as a part of, or incorporating it by reference into, this Proxy Statement.

Industry Background

The healthcare supply chain has a number of characteristics, including its large size, high degree of fragmentation, reliance on disparate technologies, dependence on manual processes and highly complex pricing structures, that have led to major inefficiencies. In the United States alone, healthcare organizations spend billions on supplies every year. Supply chain costs represent the second largest expenditure category and approximately 25% to 30% of the average hospital’s operating expenses. There are thousands of suppliers selling to numerous healthcare provider sites, including approximately 5,800 hospitals in the United States. The technology investments made by hospitals and suppliers have been in materials management or information systems that generally do not communicate with each other either within an organization or between organizations. Hospitals generally have made fewer technology investments in supply chain initiatives as compared to other industries and their technologies are often out-of-date. As a result, many hospitals and their suppliers remain reliant on manual processes, primarily phone, fax and paper. In addition, healthcare supply chain participants frequently use complicated purchasing contracts and trade agreements, often negotiated by a GPO or supply management company, to facilitate the purchase of goods and services, adding another stakeholder and layer of complexity to the industry. Discrepancies in price, miscommunication and inaccurate or missing information on materials lead to slower transactions for all participants, increased overhead for suppliers and higher costs for hospitals. An industry study, which Neoforma co-sponsored, entitled “The Value of  e-Commerce in the Healthcare Supply Chain,” dated June 2001, estimated that these inefficiencies result in overall waste of 2% to 10%.

Participants in the healthcare industry are also under significant competitive and cost pressures. For example, hospitals are faced with reduced Medicare and third-party payor reimbursement rates, increasing malpractice insurance costs, intense pressure to increase patient safety initiatives, reduced investment income and new legislation requiring increased investment in technology. Suppliers are faced with an increasingly competitive environment and growing margin pressures, as well as a need to support the financial and operational health of their hospital customers. These industry participants are seeking ways to improve efficiencies in their supply chain to increase overall margins.

Neoforma’s Solutions

Neoforma delivers Web-based supply chain management solutions, utilizing a combination of technology, information and services, to enable effective collaboration among hospitals and suppliers, helping them to reduce operational inefficiencies and lower costs. Neoforma delivers these solutions as component parts of Neoforma’s customers’ marketplace offerings, such as Marketplace@Novation, or as a solution suite designed to improve the supply chain processes of large integrated delivery networks, or IDNs, and stand-alone hospitals and their suppliers.

Neoforma’s Solution Suite

Neoforma’s Web-based solution suite is designed to enable hospitals and suppliers to improve communication, receive comprehensive and accurate information, improve day-to-day operations, accelerate order and contract implementations and enhance strategic planning across organizational boundaries. Neoforma’s solution suite is designed to complement and augment Neoforma’s customers’ existing supply chain business processes.

For Neoforma’s hospital customers, Neoforma offers:

•	Neoforma Order Management Solution

•	Neoforma Contract Management Solution

•	Neoforma Data Management Solution

•	Neoforma Materials Management Solution

For Neoforma’s supplier customers, Neoforma offers:

•	Neoforma Order Management Solution

•	Neoforma Contract Management Solution

Through HPIS, Neoforma also offers Market Intelligence Services, and through Med-ecom, Neoforma offers Contract Management and Administration Services, to suppliers.

Hospital Solution Suite

Hospital supply expenditures represent approximately 25% to 30% of the average hospital budget and the second largest expenditure category behind labor. Neoforma’s supply chain management solutions help hospitals streamline their supply chain and reduce their supply costs by (i) automating manual, paper-based processes, (ii) increasing contract utilization and (iii) providing better visibility into pricing.

Neoforma Order Management Solution

Neoforma OMS streamlines healthcare supply purchasing by simplifying and automating day-to-day activities. By combining Web-based functionality, discrepancy management tools and connectivity to suppliers, Neoforma OMS is designed to generate significant savings for hospitals through increased electronic transactions, online collaboration and by helping to resolve discrepancies faster. In addition, Neoforma OMS provides hospitals with valuable information to help them reduce supply chain costs.

The key components of Neoforma OMS and the benefits to hospitals include:

•	Connectivity to suppliers. Using Neoforma’s proprietary NeoConnect™ platform and rapid implementation methodology, Neoforma connects hospitals’ materials management information systems, or MMIS, to their suppliers’ enterprise resource planning, or ERP, systems. Neoforma OMS provides hospitals with electronic access to a broad group of suppliers as well as the ability to support multiple document types, enabling hospitals to increase automation and accuracy. Broader connectivity to suppliers enables hospitals to conduct more of their supply transactions electronically, creating significant time and cost savings.

•	Online discrepancy management tools. Neoforma believes Neoforma OMS is the most comprehensive discrepancy management solution in the healthcare supply chain. Neoforma OMS allows purchasing teams within hospitals to identify, track and review order discrepancies in real-time, before the orders get to the invoice stage. By resolving issues and discrepancies prior to the invoice stage and increasing accuracy throughout the ordering process, hospital purchasing managers and accounts payable departments can avoid costly rework and can capture payment discounts and provide more responsive service to internal customers and clinicians.

•	Online order status. Neoforma OMS provides hospitals with faster access to ordering information, including instant access to confirmations, expected ship dates and advance ship notices from suppliers, enabling purchasing teams to stay apprised of the status of their orders and to take action to resolve availability and substitution issues.

•	Online collaboration with suppliers. Neoforma OMS enables hospitals and their suppliers to communicate and interact online, providing a faster and more efficient way to agree on product updates, as well as create an electronic record of the terms of the collaboration. Online collaboration helps materials managers and buyers reduce product and price discrepancies. Hospitals and their suppliers can agree on and verify changes to product and price information to expedite updates. With more efficient communication with their suppliers, hospitals can keep their data current and execute accurate orders, resulting in invoices with fewer discrepancies. Accurate product and price information also supports ongoing purchasing analysis and optimization, enabling hospital purchasing staff to leverage contract pricing for maximum value.

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On-demand reports.    Users of Neoforma OMS can access a number of detailed, on-demand reports, enabling them to gain visibility into transactions and make better decisions from their purchasing information to help their organizations reduce their overall supply chain costs. These reports provide users the ability to identify disparate pricing within a hospital or between two or more hospitals in the same hospital system, to monitor spend across a hospital system, including spend information in areas that typically purchase outside of the materials department, and to filter or search for specific data and download reports.

Neoforma Contract Management Solution

Neoforma CMS is a Web-based system that enables hospitals to reduce supply costs through improved contract optimization, fewer price discrepancies and faster, better-informed decision making.

The key components of Neoforma CMS and the benefits to hospitals include:

•	Contract portfolio. Using Neoforma CMS, hospitals can access contract, product and pricing information for products that are covered by negotiated contracts. Neoforma CMS is currently available for VHA and UHC member hospitals that participate in Novation’s purchasing program to access the complete contract and product portfolio of Novation. For VHA and UHC member hospitals, Neoforma populates Neoforma CMS with data sourced directly from Novation and its suppliers, which enables Neoforma to alert users to new contracts and contract updates so they will have the latest product and pricing details for items under contract. By providing this accurate and up-to-date product and contract information, Neoforma CMS helps hospitals eliminate costly mistakes and optimize their use of negotiated contracts, ultimately reducing their supply costs. Neoforma provides tools that enable users to search for product and contract information, view detailed contract terms and export contract data to their MMIS.

•	Online product catalog. Through Neoforma CMS, Neoforma provides detailed information on approximately 500,000 products across most major areas of hospital spending, enabling users to reduce product identification errors, research new products and find substitutes when backorders occur. Neoforma provides tools that enable Neoforma CMS users to search by keyword and product attributes, browse by category and obtain product details, including product names, product descriptions, manufacturer product numbers, packaging details and pricing information.

•	Online collaboration with suppliers. Neoforma CMS enables hospitals to communicate and interact with their suppliers online, helping materials managers, contract agents and buyers reduce product and price discrepancies. To expedite product updates, hospitals can initiate and collaborate on product setup and pricing changes with their suppliers through online forms, and email notifications are sent when changes are made.

•	On-demand reports. Through Neoforma CMS, Neoforma provides on-demand report generation capabilities that allow hospitals to track purchase trends and gain visibility into and analyze contract spending. Hospitals can use these reports to increase contract compliance and optimization.

Neoforma Data Management Solution

Neoforma Data Management Solution, or Neoforma DMS, is a data cleansing and maintenance solution that enables hospitals to significantly improve the accuracy of their item master and vendor master data files. Hospitals typically have large amounts of data stored in their MMIS and are challenged by out-of-date product information, duplicate entries, inaccurately entered information, obsolete records, incorrect prices and incorrect part numbers. These issues increase the potential for overspending when an order is placed. Neoforma DMS uses cross-referencing functionality to cleanse and normalize MMIS’ data. With improved item and vendor master files, hospitals can analyze past variations in pricing and product orders, generate valuable reports and better standardize products and prices to reduce supply costs. Neoforma currently offers Neoforma DMS in connection with Neoforma’s alliances with AristoMed, Inc. and Inobis, LLC.

The key components of Neoforma DMS and the benefits to hospitals include:

•	Data cleansing. Through Neoforma DMS, Neoforma offers a comprehensive selection of cleansing options for hospitals’ master data files. Clean master files enable hospitals to quickly eliminate inaccuracies from their MMIS and increase their ability to standardize on contracts and consistently pay the right price for the right products. In conjunction with Neoforma’s service partners, Neoforma uses a number of methodologies, including automated data cross-referencing, basic item master cleansing, item abbreviation tables and new item tracking tables, to cleanse hospitals’ master files as part of Neoforma DMS.

•	Data enhancements. Hospitals’ master files often have incomplete data fields or entire segments of missing data, which leads to unnecessary costs in the form of time spent to locate the correct information and ineffective management of contracts. Neoforma DMS provides the ability for users to analyze, update and add data to their master files when and if necessary. Users can cross-reference distributors and manufacturers and compare vendor hierarchy against the item master to ensure that each product has the appropriate vendor information.

•	Reporting options. Clean, accurate and complete item master files create the foundation for hospitals to generate advanced reports to analyze spend and identify pricing and contracting opportunities. Neoforma DMS helps purchasing and materials managers understand where savings and cost efficiencies can be realized, allowing their organizations to consolidate and standardize purchasing for maximum cost reduction. Reporting options available through Neoforma DMS include the ability to compare prices historically paid for purchases to prices under active contracts and to identify where identical products are being purchased at different prices. Visibility into this type of information enables hospitals to achieve cost savings.

•	Multiple service plans. Neoforma offers hospitals a number of service choices designed to meet their various budget and strategic objectives. Hospitals can choose among daily, quarterly or annual maintenance packages to ensure the ongoing accuracy of their master files, receive project management services onsite or through online, automated means and select other customized services to meet their needs.

Neoforma Materials Management Solution

Neoforma Materials Management Solution, or Neoforma MMS, enables hospitals to manage inventory, conduct requisitioning, issue purchase orders and manage other components of the materials management process. Neoforma MMS is designed to offer superior flexibility, process control, ease of use and ease of implementation as compared to conventional materials management information systems. Neoforma MMS consists primarily of the solutions Neoforma acquired from Revelocity in December 2002.

The key components of Neoforma MMS and the benefits to hospitals include:

•	Web-based approach. Neoforma MMS is designed to be deployed as a hosted solution, such that hospitals are not required to install the software on their internal systems. This enables hospitals to avoid the infrastructure, maintenance and upgrade efforts, and subsequent costs, from their information technology, or IT, departments. Neoforma also offers hospitals the option of installing Neoforma MMS on their local area network, or LAN, to the extent they have the IT staff and resources to host and maintain Neoforma MMS within their organizations. Neoforma MMS offers a familiar browser-based interface, including drop-down lists and simple forms, to reduce the need for extensive training and enable users to rapidly understand the features and functions.

•	Comprehensive materials management. Neoforma MMS enables hospital users, principally directors of materials management, buyers and receiving staff, to manage all aspects of the materials management process through a single system. This includes purchase orders, inventory management, charge capture and par replenishment. In addition, Neoforma MMS offers electronic catalogs, the ability to conduct three-way matches to validate invoices against orders and receipts before payment, as well as a number of detailed reporting options.

•	Designed for healthcare. Neoforma MMS was built and designed to provide materials management capabilities in the context of the hospital environment, based on an understanding of the unique needs and processes of hospital organizations, including multiple requisitioning sites, IT resources and training needs. Neoforma MMS offers full support for various electronic document types, requires minimal customization and can be used in connection with Neoforma OMS.

•	Simplified implementation. Neoforma MMS was designed to be easy to deploy to enable hospitals to realize the benefits of the solution quickly, without the extensive customization and configuration often required of traditional enterprise software systems.

Supplier Solution Suite

In the current healthcare environment, suppliers, both manufacturers and distributors, face increasing competition and growing margin pressures. Neoforma’s supply chain management solutions help suppliers (i) reduce their expenses by automating manual processes, reducing transaction costs and providing contract management services, (ii) improve cash flow by decreasing accounts receivable aging, or days sales outstanding, or DSO, (iii) increase their service levels to their hospital customers and (iv) increase their revenue by increasing the efficiency of their sales people and more efficiently utilizing direct and indirect channel resources.

Neoforma Order Management Solution

Neoforma OMS enables suppliers to connect electronically to their hospital customers to streamline their fulfillment processes, reducing expenses and DSO. Using Web-based functionality, Neoforma OMS allows suppliers to keep their data synchronized with the data of their hospital customers, resolve order discrepancies quickly and facilitate streamlined inventory tracking and replenishment. Manufacturers can use Neoforma OMS to optimize their production and inventory levels by utilizing reports on products sold to hospitals through distributors.

The key components of Neoforma OMS and the benefits to suppliers include:

•	Connectivity to hospitals. Neoforma OMS, which includes Neoforma’s NeoConnect platform, helps suppliers connect to their hospital customers electronically, increasing automation and improving the accuracy of orders. Neoforma OMS enables suppliers to convert customers, with whom they previously communicated by phone or fax, to electronic connections, reducing the burden and expense of establishing or maintaining their own independent hospital connections. This enables suppliers to decrease order processing costs and to connect to more of their hospital customers. Suppliers can use Neoforma OMS to connect to multiple hospitals using a single communication protocol and data format and send order status, invoice and pricing information to hospitals electronically. Neoforma connects to multiple types of MMIS and utilizes all major document standards typically used in the healthcare industry.

•	Online discrepancy management tools. Neoforma believes Neoforma OMS is the most comprehensive discrepancy management solution in the healthcare supply chain. Neoforma OMS enables suppliers to proactively manage order discrepancies with their hospital customers and resolve them before they get to the invoice stage. Using Neoforma OMS, suppliers and their customers are immediately alerted to price discrepancies, rejected line items, part number discrepancies, backorders, items on hold and added line items. These alerts accelerate the resolution of discrepancies, allowing suppliers to get paid faster, reducing DSO, and to spend less time on customer support and more time selling.

•	Online order status. Neoforma OMS enables suppliers to provide their hospital customers with instant, online access to order status information. These hospital customers can check the status of orders online instead of calling their supplier customer service representatives and can view confirmations, expected ship dates and advanced ship notices online. These attributes help suppliers improve their customer satisfaction levels while reducing customer service and sales personnel costs.

•	Online collaboration with hospitals. Suppliers and their hospital customers can use Neoforma OMS to communicate and interact online to agree on, and verify changes to, product and price information.

These features help reduce product and price discrepancies and expedite updates, enabling suppliers to increase efficiencies and to provide better and faster levels of customer service.

•	On-demand reports. Neoforma OMS provides sales and market share reports to manufacturers that ship their products through distribution. Manufacturers that ship through distribution historically have had limited visibility into the end use of their products. By increasing their visibility into the end use of their products through Neoforma OMS, manufacturers can improve their production and inventory levels and monitor their competitive position. Reports available through Neoforma OMS include sales tracing reports for certain manufacturers of medical-surgical products and transaction and market share reports for certain manufacturers of pharmacy products.

•	Vendor managed inventory. Neoforma OMS includes an optional vendor managed inventory, or VMI, feature that includes Web-based and handheld inventory management capabilities. These attributes help suppliers streamline inventory tracking and replenishment in geographically dispersed locations and are particularly applicable for suppliers that manage consignment inventory, inventory held by sales representatives and lot number and serial number tracking in their hospital customers’ accounts. Neoforma added these VMI capabilities in connection with Neoforma’s acquisition of primarily all of the assets of Revelocity.

Neoforma Contract Management Solution

Neoforma CMS provides a secure, online environment that allows suppliers to communicate contract and product information with hospital customers and to collaborate with hospitals on new contract setup and price changes. Neoforma CMS is currently available for use by supplier customers that have contracts with Novation and hospital customers that are members of VHA and UHC. Using Neoforma CMS, suppliers can reduce contract and marketing administration costs through more effective communication and fewer price discrepancies with their customers.

The key components of Neoforma CMS and the benefits to suppliers include:

•	Contract portfolio. Using Neoforma CMS, suppliers can provide their hospital customers with rapid access to contract, pricing and product information for products that are covered by negotiated contracts. Neoforma CMS is currently available for suppliers that have contracts with Novation and suppliers that sell to VHA and UHC member hospitals. Suppliers can use Neoforma CMS to display comprehensive contract information and updates, provide a single, centralized place where their hospital customers can find complete contract related documents, enable their hospital customers to quickly search for information by keyword and product attributes and provide supplier information so their hospital customers can more easily identify and contact them. These features can improve brand awareness for suppliers, improve the utilization of their contracts and reduce the cost of administering contract purchases.

•	Online product catalog. Neoforma CMS allows suppliers to provide all VHA and UHC hospital customers with detailed, up-to-date product information. Suppliers can enable their hospital customers to access comprehensive product information, including product names and descriptions, manufacturer product numbers, packaging details and pricing, to find products faster using the search and category browse capabilities of the catalog and to research and source products more easily when backorders occur. These features can improve brand awareness for suppliers and improve the utilization of their contracts.

•	Online collaboration with hospitals. Neoforma CMS enables suppliers to communicate with their hospital customers online to set up new products and update prices through a standard online form. Using Neoforma CMS, suppliers can use a single form to initiate and approve product and price updates for multiple items, utilize product information from the product catalog to populate online forms, track contract status and history, create an audit trail for issue resolution and use contact lists to find and select hospital customer contacts and initiate collaboration with these customers.

Neoforma Market Intelligence Services

Neoforma provides Market Intelligence Services to both manufacturers and distributors. These services are offered to Neoforma’s supplier customers through HPIS. Neoforma initiated Neoforma’s Market Intelligence Services capabilities in connection with the acquisition of substantially all of the assets of MedContrax, Inc. and Med-ecorp, Inc. in July 2002. HPIS offers services that help suppliers identify market opportunities, measure market share and evaluate sales force performance and management. Neoforma acquires detailed, transactional data from the leading medical-surgical distributor members of the Health Industry Distributors Association, or HIDA, and then aggregates, normalizes, indexes and reports on this transactional data for suppliers. Healthcare manufacturers and distributors use this standardized and customized critical market intelligence to develop strategies to optimize their market performance.

Neoforma’s Market Intelligence Services provide distributors:

•	sales information defined by manufacturer product category, market segment and geography;

•	measurement of markets for new products; and

•	an enhanced ability to better allocate resources, including inventory planning, field sales alignment and product delivery needs by market.

Neoforma’s Market Intelligence Services provide manufacturers:

•	information regarding market share by product;

•	information regarding the competitors in the market by geographic area;

•	information regarding sales performance as compared to the competition and defined by sales areas; and

•	the ability to monitor product launches.

Neoforma Contract Management and Administration Services

Neoforma provides Contract Management and Administration Services primarily to healthcare manufacturers. These services are offered to Neoforma’s customers through Med-ecom. Neoforma initiated Neoforma’s Contract Management and Administration Services capabilities in connection with the acquisition of substantially all of the assets of MedContrax and Med-ecorp in July 2002. Services include the retrieval and preparation of manufacturer and distributor data to allow sales tracing and charge-back processing. Manufacturers use these services to keep track of products sold and to improve the management of the contract pricing and rebate processes with their distributors.

Neoforma’s Contract Management and Administration Services provide:

•	procurement of distributor sales data in various formats;

•	cleansing and validation of data;

•	cross-referencing end-user product, contract and pricing information;

•	validation of rebate claims; and

•	delivery of sales tracing and rebate information to client specifications.

Neoforma’s Customers

Neoforma’s supply chain management solutions suite is designed to deliver significant cost savings to Neoforma’s hospital, supplier, GPO and supply management company customers, the key stakeholders in the healthcare supply chain.

Hospitals

Neoforma’s hospital customers include independent hospitals and IDNs. Neoforma currently offers to Neoforma’s hospital customers Neoforma OMS, Neoforma CMS, Neoforma DMS and Neoforma MMS.

As of June 30, 2003, Neoforma had agreements with VHA, UHC and Healthcare Purchasing Partners International, LLC, or HPPI, a GPO owned by VHA and UHC, member hospitals to participate in Marketplace@Novation, which includes Neoforma OMS and Neoforma CMS. Neoforma’s agreements with these hospitals name Neoforma as the hospitals’ e-commerce provider and require each hospital to conduct 50% of its available purchasing through Marketplace@Novation within a specified time period.

Neoforma also has hospitals that utilize Neoforma OMS through Canadian Health Marketplace, a subsidiary of Medbuy Corporation, a medical GPO in Canada. Further, Neoforma has hospital customers that utilize Neoforma DMS and Neoforma MMS, including hospitals that are not members of VHA or UHC.

Suppliers

Neoforma’s supplier customers include manufacturers and distributors that sell to hospitals and represent a broad range of product categories, including medical supplies, surgical supplies, pharmaceuticals, diagnostic imaging products, laboratory products, capital equipment, dietary and food products and business products. Neoforma currently offers to Neoforma’s supplier customers Neoforma OMS and Neoforma CMS as well as Neoforma’s Market Intelligence Services and Contract Management and Administration Services. Neoforma’s supplier customers include many of the leading manufacturers and distributors in the United States.

As of June 30, 2003, Neoforma had agreements with suppliers to participate in Marketplace@Novation. Neoforma’s supplier customers that participate in Marketplace@Novation utilize Neoforma OMS and/or Neoforma CMS. Neoforma also has supplier customers that utilize Neoforma’s Market Intelligence Services and Contract Management and Administration Services, including customers that do not participate in Marketplace@Novation.

Group Purchasing Organizations and Supply Management Companies

Similar to other members of the healthcare supply chain, GPOs and supply management companies encounter a variety of purchasing and contract management challenges, including off-contract buying, inadequate purchasing history data, delayed reporting and lengthy contracting processes. Through Neoforma’s solutions, Neoforma’s GPO and supply management company partners can gain access to detailed information regarding contracts, buying patterns, purchasing history, transactions and pricing. As a result, these GPOs and supply management companies are able to reduce overhead and product and price discrepancies, enabling them to focus on offering additional services and increasing the quality and/or number of contracts they offer to their members for supplier products.

Neoforma’s current GPO and supply chain management company customers are Novation and Medbuy. Neoforma generates the significant majority of Neoforma’s business in connection with Neoforma’s exclusive relationship with Novation and its owners, VHA and UHC. Novation is a leading supply management company in healthcare and serves the purchasing needs of approximately 2,400 member healthcare organizations of VHA and UHC. Novation manages more than $21.0 billion in annual purchases for VHA, UHC and HPPI, and the hospitals that utilize Novation and HPPI contracts purchase approximately $40.0 billion in total supplies annually. Medbuy is one of the largest national medical GPOs in Canada. Medbuy members purchase approximately $162.0 million annually under Medbuy contracts. Collectively, these GPOs have agreements with approximately 500 manufacturers and distributors. Although Neoforma believes that Neoforma’s relationship with Medbuy will provide important access to the Canadian market, this relationship has developed more slowly than Neoforma initially anticipated and to date Neoforma has not recognized any revenue in connection with the relationship.

Neoforma’s Strategic Partners

Neoforma enters into alliances with select supply chain, technology and service partners to increase the quality, completeness and adoption of Neoforma’s solutions. Neoforma has entered into alliances in the following areas:

Supply Chain Partners

Neoforma’s supply chain partners are leaders in the healthcare industry and represent healthcare institutions in the United States and Canada. These organizations have partnered with Neoforma to help them deliver supply chain management solutions to their members. Neoforma believes that alliances with established healthcare supply chain participants accelerate the adoption of Neoforma’s solutions.

Neoforma has entered into strategic relationships with Novation and Medbuy, the owners of Marketplace@Novation and Canadian Health Marketplace, respectively. Both are established healthcare industry participants.

Marketplace@Novation is owned by Novation and its owners, VHA and UHC. In 2000, Neoforma entered into a ten-year relationship with Novation, VHA and UHC, in which these organizations named Neoforma as the exclusive e-commerce solution they offer to VHA and UHC members. VHA is a nationwide network of more than 2,200 community-owned healthcare organizations and their physicians. It comprises approximately 26% of the nation’s community hospitals. UHC is an alliance of 88 academic medical centers and 110 associate members that represent approximately 76% of the academic medical centers in the United States.

Canadian Health Marketplace is owned by Medbuy, which represents more than 20% of the Canadian healthcare market, measured in active beds for acute, pediatric and long-term care. In 2000, Neoforma entered into a ten-year strategic relationship with Medbuy to jointly develop a comprehensive Internet solution for the Canadian healthcare market. The agreement names Neoforma as Medbuy’s exclusive provider of an Internet  e-commerce solution for the procurement of products and services.

Technology Partners

Neoforma’s technology partners provide complementary software and/or services that help Neoforma’s customers maximize the value of Neoforma’s solutions through deeper connectivity, enhanced content, and improved integration. Neoforma intends to continue to seek new technology partners to increase the quality of Neoforma’s solutions.

Neoforma’s current technology partners are Global Healthcare Exchange, LLC, or GHX, Lawson Software and PeopleSoft, Inc.

Neoforma has entered into an agreement with GHX to provide connectivity to GHX’s supplier customers to help Neoforma’s hospital customers more quickly realize the benefits of e-commerce and minimize the costs of connectivity and information exchange. GHX was formed by five leading manufacturers to the healthcare industry: Abbott Laboratories, Baxter International, Inc., GE Medical Systems, Johnson & Johnson and Medtronic, Inc.

Neoforma has entered into agreements with Lawson and PeopleSoft to integrate their materials and enterprise management applications with Neoforma’s solutions, particularly Neoforma OMS. Neoforma expects to continue to enter into new relationships with software providers that offer enterprise systems to hospitals and suppliers, with the intent of leveraging deeper integration with these systems to enhance the value of both Neoforma’s partners’ offerings and Neoforma’s solutions for the customers Neoforma serves.

Service Partners

Neoforma’s current service partners offer value-added services that help Neoforma’s customers prepare and implement Neoforma’s supply chain solutions by providing data cleansing and maintenance and implementation services. Neoforma intends to continue to seek new service partner relationships to enhance the quality and breadth of Neoforma’s solutions.

Neoforma has entered into agreements with AristoMed and Inobis, under which Neoforma utilizes the services of these organizations in connection with Neoforma DMS.

Marketing, Sales and Service

Neoforma’s marketing organization leads Neoforma’s efforts to know and understand Neoforma’s customers. Led by product marketing, this group gathers customer, partner and market input, prioritizes Neoforma’s solutions development initiatives and documents customer successes and best practices. Neoforma’s marketing programs include traditional and Internet-based marketing initiatives, such as seminars via the Internet, to increase awareness of Neoforma’s brand, to attract new hospital and supplier customers to Neoforma’s solutions and to educate Neoforma’s customers on how to optimize their use of Neoforma’s solutions. These programs include a variety of public relations initiatives, such as participation in industry conferences and trade shows and ongoing relationships with healthcare, Internet and technology media and industry analysts. Neoforma intends to continue to invest in this area, because Neoforma believes a deep understanding of Neoforma’s customers and their business processes is critical to the success of Neoforma’s business.

Neoforma sells Neoforma’s solutions to healthcare suppliers and hospitals through a direct field sales force. The sales force consists of hospital specialists who primarily target the hospital market to sell Neoforma’s solution suite and supplier specialists who focus on the sale of Neoforma’s solution suite to manufacturers and distributors. Neoforma’s field sales force has significant experience in the sale of medical products, medical equipment and supply chain and information technology systems to healthcare customers. Neoforma plans to continue to grow and develop Neoforma’s sales force as Neoforma expands the breadth of Neoforma’s solutions portfolio and Neoforma’s hospital and supplier customer base.

Neoforma’s relationships with a number of Neoforma’s strategic partners include joint and cross selling and marketing of Neoforma’s solutions. For example, under Neoforma’s strategic relationship with Novation, VHA and UHC, the sales forces of these organizations actively promote Neoforma’s supply chain management solutions to hospitals and suppliers, which significantly aids in Neoforma’s selling and marketing efforts.

Neoforma provides extensive customer service and support for Neoforma’s hospital and supplier customers. Once a customer has signed an agreement with Neoforma, Neoforma’s customer care team manages the customer experience from implementation through ongoing support. Neoforma’s services include technical integration and interfaces, data mapping and cleansing, Web-based training and 24x7 call center support. Some of Neoforma’s customers leverage premium service offerings also provided by Neoforma’s services group, including on-site training and monitoring of just-in-time orders. In addition to Neoforma’s centralized service and support resources, Neoforma employs a team of field-based account managers to work closely with Neoforma’s hospital and supplier customers at their facilities, where appropriate. Neoforma believes a commitment to a consistently superior customer experience, coupled with highly dependable, reliable systems, is and will continue to be an important differentiator for Neoforma.

Architecture, Product Development and Support

Neoforma intends to continue to expand and enhance the functionality of Neoforma’s solution suite. Neoforma has invested in architecture, product development and support and management resources to enhance the technical infrastructure that supports Neoforma’s increasing volumes of data and customer usage. Neoforma intends to continue to augment Neoforma’s existing solutions and release quarterly updates that increase utility and value for healthcare manufacturers, distributors, hospitals and GPOs.

Neoforma’s architecture group is responsible for the definition of Neoforma’s architecture, development of Neoforma’s infrastructure and execution of Neoforma’s technology strategy. The product development and support group is responsible for translating customer needs into detailed technical specifications, configuring and developing technology solutions and testing and supporting these applications for a high-availability production environment.

Currently, Neoforma is developing additional enterprise and supply chain analytics capabilities as a part of Neoforma’s solutions infrastructure. These capabilities will provide demand, contract and procurement collaboration services for Neoforma’s customers and partners in support of committed purchasing and supplier relationships.

For both Neoforma’s current and future product development activities, Neoforma plans to continue to leverage commercially available technology from new and existing partners to accelerate product delivery and minimize development risk.

Proprietary Rights and Licensing

Neoforma’s success and ability to compete depends on Neoforma’s ability to develop and maintain the proprietary aspects of Neoforma’s technology. Neoforma relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect the proprietary aspects of Neoforma’s technology. Neoforma seeks to protect the source code for Neoforma’s software, documentation and other written materials under trade secret and copyright laws. In addition, Neoforma seeks to avoid disclosure of Neoforma’s intellectual property by restricting access to Neoforma’s source code and by requiring employees and consultants with access to Neoforma’s proprietary information to execute confidentiality agreements with Neoforma.

Neoforma relies on technology that Neoforma licenses from third parties, including software that is integrated with internally developed software and used in Neoforma’s solutions to perform key functions. Such product licenses may expose Neoforma to increased risks, including risks associated with the assimilation of new products, the diversion of resources away from the development of Neoforma’s products, the inability to generate revenue from new products sufficient to offset associated acquisition costs and the maintenance of uniform, effective products. If Neoforma is unable to continue to license any of this software on commercially reasonable terms, Neoforma will face delays in releases of Neoforma’s services until Neoforma can identify, license or develop and integrate equivalent technology into Neoforma’s current technology. These delays, if they occur, could seriously harm Neoforma’s business.

Despite Neoforma’s efforts to protect Neoforma’s proprietary rights, unauthorized parties may attempt to copy aspects of Neoforma’s products or to obtain and use information that Neoforma regards as proprietary. Litigation may be necessary in the future to enforce Neoforma’s intellectual property rights, to protect Neoforma’s trade secrets and to determine the validity and scope of the proprietary rights of others. Any resulting litigation could result in substantial costs and/or diversion of resources and could seriously harm Neoforma’s business. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

Neoforma’s success and ability to compete also depend on Neoforma’s ability to operate without infringing upon the proprietary rights of others. In the event of a successful claim of infringement against Neoforma and Neoforma’s failure or inability to license the infringed technology, Neoforma’s business could be seriously harmed.

Competition

The market for supply chain management solutions in healthcare is rapidly evolving and highly competitive. Because of the breadth of Neoforma’s solutions, which include order management, contract management, data management and materials management, Neoforma has a diverse set of competitors that compete with portions of Neoforma’s overall offering. To best serve Neoforma’s customers, Neoforma sometimes partners with Neoforma’s competitors in one segment of the market while competing with them in others. Neoforma believes that as Neoforma’s solution suite grows, Neoforma will continue to find areas of opportunity for both partnership and competition with other companies in the market that target a segment of the overall healthcare supply chain. Neoforma’s ability to manage these relationships to benefit Neoforma’s hospital, supplier and GPO customers is important to Neoforma’s success.

Neoforma’s current and potential competitors include:

•	online marketplaces or exchanges targeted at the healthcare supply chain, such as the supplier-sponsored GHX, with whom Neoforma also has a partnership agreement;

•	GPOs or supply management companies that have, or have announced plans for, online marketplaces or exchanges targeted at the healthcare supply chain, such as Broadlane, Inc. and MedAssets, Inc.;

•	suppliers that have created their own Websites that offer order management functions to their customers for the sale of their products and services;

•	enterprise resource application software vendors that offer enterprise resource planning applications, including procurement, to the healthcare market, such as Lawson, McKessonHBOC Inc., Oracle Corporation, PeopleSoft and SAP AG, with some of whom Neoforma has partnership agreements;

•	data management services providers and consultants;

•	consulting firms that offer supply chain services;

•	market intelligence, contract management and contract administration services providers;

•	other software vendors that provide technology for inventory, materials, logistics and other supply chain related functions; and

•	the status quo, or the historical means of doing business for many hospitals and suppliers, primarily phone, fax and paper.

Neoforma believes that companies in Neoforma’s market compete to provide services to hospitals based on:

•	brand recognition;

•	breadth, depth and quality of product offerings;

•	ease of use and convenience;

•	number of suppliers with whom hospitals can conduct business, communicate and collaborate;

•	ability to integrate their services with hospitals’ existing systems and software;

•	amount of fees charged to hospitals; and

•	customer service.

Neoforma believes that companies in Neoforma’s market compete to provide services to suppliers based on:

•	brand recognition;

•	number of hospitals using their services and the volume of their purchases;

•	level of bias, or perceived bias, toward particular suppliers;

•	existing relationships;

•	compatibility with suppliers’ existing sales and distribution methods;

•	amount of the fees charged to suppliers;

•	functionality, ease of use and convenience;

•	ability to integrate their services with suppliers’ existing systems and software; and

•	quality and reliability of their services.

Competition is likely to intensify as Neoforma’s market matures. As competitive conditions intensify, competitors may:

•	enter into strategic or commercial relationships with larger, more established healthcare, medical products or Internet companies or with each other;

•	secure services and products from suppliers on more favorable terms;

•	devote greater resources to marketing and promotional campaigns;

•	secure exclusive arrangements with hospitals that impede Neoforma’s sales; and

•	devote substantially more resources to Website and systems development and research and development.

Neoforma’s current and potential competitors’ services may achieve greater market acceptance than Neoforma’s. Neoforma’s current and potential competitors may have longer operating histories in the healthcare supply chain market, greater name recognition, larger customer bases or greater financial, technical and/or marketing resources than Neoforma does. As a result of these factors, Neoforma’s competitors and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands and services and make more attractive offers to hospitals and suppliers, potential employees and strategic partners. In addition, new technologies may increase competitive pressures. Neoforma cannot be certain that Neoforma will be able to expand Neoforma’s hospital and supplier base or retain Neoforma’s current hospital and supplier customers. Neoforma may not be able to compete successfully against Neoforma’s competitors, and competition could seriously harm Neoforma’s revenue, operating margins and market share.

Employees

As of June 30, 2003, Neoforma had 278 full-time employees. Neoforma’s future success will depend, in part, on Neoforma’s ability to attract, train, retain, integrate and motivate highly qualified sales, technical and management personnel. Neoforma’s employees are not represented by any collective bargaining unit and Neoforma has never experienced a work stoppage. Neoforma believes its relations with its employees are good. Neoforma also uses independent contractors and consultants to support Neoforma’s services, primarily in product development and operations.

Properties

As of June 30, 2003, Neoforma’s executive, administrative and operating offices were located in approximately 116,000 square feet of office space located in San Jose, California under a sublease scheduled to expire in March 2007. Neoforma occupies approximately 84,300 square feet of this facility. In February 2002, Neoforma subleased approximately 20,000 square feet to a corporation for a term of one year, after which this corporation subleases a total of approximately 31,700 square feet for two years.

Neoforma also leases facilities in three other locations in the United States. The total square footage under these leases is approximately 30,000, and these leases expire on various dates through December 2005.

Legal Proceedings

In July 2001, Neoforma, along with Merrill Lynch, Pierce, Fenner & Smith, Bear Stearns and FleetBoston Robertson Stephens (certain of the underwriters of Neoforma’s IPO) as well as Neoforma’s Chairman and Chief Executive Officer, Robert Zollars, and Neoforma’s former Chief Financial Officer, Frederick Ruegsegger, were named as defendants in two securities class action lawsuits filed in federal court in the Southern District of New York (No. 01 CV 6689 and No. 01 CV 6712) on behalf of those who purchased Neoforma stock from January 24, 2000 to December 6, 2000. These actions have since been consolidated, and a consolidated amended complaint was filed in the Southern District of New York on April 24, 2002. The amended complaint alleges that the underwriters solicited and received “undisclosed compensation” from investors in exchange for allocations of stock in Neoforma’s IPO, and that some investors in the IPO allegedly agreed with the underwriters to buy additional shares in the aftermarket in order to artificially inflate the price of Neoforma’s stock. Neoforma and its officers are named in the suits pursuant to Section 11 of the Securities Act and Section 10(b) of the Securities Exchange Act, and Rule 10b-5 promulgated thereunder, for allegedly failing to disclose in Neoforma’s IPO registration statement and prospectus that the underwriters had entered into the arrangements described above. The complaints seek unspecified damages. Approximately 300 other issuers and their underwriters have had similar suits filed against them, all of which are included in a single coordinated proceeding in the Southern District of New York. On July 1, 2002, the underwriter defendants moved to dismiss all of the IPO allocation litigation complaints against them, including the action involving Neoforma. On July 15, 2002, Neoforma, along with the other non-underwriter defendants in the coordinated cases, also moved to dismiss the litigation. Those motions were fully briefed on September 13 and September 27, 2002, respectively, and have not yet been decided. On October 9, 2002, all of the individual defendants, including Mr. Zollars and Mr. Ruegsegger, were dismissed from the action without prejudice. On June 30, 2003, Neoforma’s board of directors approved a proposed settlement for this matter, which is part of a larger global settlement between issuers and plaintiffs. The acceptance of the settlement by the plaintiffs is contingent on a number of factors, including the percentage of issuers who approve the proposed settlement. Neoforma has agreed to undertake other responsibilities under the proposed settlement, including agreeing to assign away, not assert, or release certain potential claims Neoforma may have against its underwriters. Any direct financial impact of the proposed settlement is expected to be borne by Neoforma’s insurers. Due to the inherent uncertainties of litigation generally however, Neoforma cannot accurately predict the ultimate outcome of the lawsuits.

Market for Neoforma’s Common Equity and Related Stockholder Matters

Price Range of Common Stock

Neoforma’s common stock has been traded on The Nasdaq National Market under the symbol NEOF since January 24, 2000, the date of Neoforma’s initial public offering. Prior to that time, there was no public market for Neoforma’s common stock. On July 21, 2003 (the date preceding the public announcement of the Transaction), the high and low sale prices of Neoforma common stock were $10.89 and $10.46, respectively. On September 9, 2003, the high and low sale prices of Neoforma common stock were $16.73 and $16.26, respectively.

The following table sets forth the high and low sales prices for Neoforma’s common stock as reported on The Nasdaq National Market for the periods indicated and reflects Neoforma’s 1-for-10 reverse stock split effected on August 27, 2001.

	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2001
First quarter	$17.50	$7.19
Second quarter	$12.19	$6.60
Third quarter	$9.90	$3.15
Fourth quarter	$30.68	$6.50

	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2002
First quarter	$29.96	$14.52
Second quarter	$23.00	$9.50
Third quarter	$13.70	$5.79
Fourth quarter	$13.00	$7.20

	High	Low
FISCAL YEAR ENDING DECEMBER 31, 2003
First quarter	$13.90	$8.67
Second quarter	$13.60	$8.71
Third quarter (through September 9, 2003)	$16.98	$10.30

The market price of Neoforma’s common stock has fluctuated significantly in the past and is likely to fluctuate in the future. In addition, the market prices of securities of other technology companies, particularly Internet-related companies, have been highly volatile.

Holders of Record

As of August 8, 2003, there were approximately 472 holders of record of Neoforma’s common stock. This number does not include a significant number of stockholders for whom shares were held in a nominee or street name.

Effect of the Transaction on the Amount and Percentage of Certain Stockholders of Neoforma

The following table presents information with respect to the beneficial ownership of Neoforma’s common stock as of August 15, 2003 by:

•	each person who is known by Neoforma to own beneficially more than 5% of Neoforma’s common stock;

•	each of Neoforma’s directors;

•	Neoforma’s Chief Executive Officer and Neoforma’s four most highly compensated executive officers; and

•	all of Neoforma’s directors and executive officers as a group.

The number and percentage of Neoforma common stock beneficially owned are based on 19,086,810 shares of common stock outstanding at August 15, 2003. Shares of Neoforma common stock that are subject to options currently exercisable or exercisable within 60 days of August 15, 2003, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person. Shares outstanding after the completion of the Transaction assume that 1,544,402 shares of Neoforma common stock are issued to I-many in the Transaction. This is based upon the assumption that (a) the average of the closing prices for a share of Neoforma’s common stock as quoted on The Nasdaq National Market for the ten consecutive trading days ending on, and including the business day prior to, the closing date of the Transaction will be $12.95 (which represents the closing price for a share of Neoforma’s common stock on August 15, 2003, as quoted on The Nasdaq National Market) and (b) Neoforma will not issue any Earnout Shares to I-many under the terms of the Asset Purchase Agreement.

Unless otherwise indicated in the footnotes following the table, the address for each listed stockholder is c/o Neoforma, Inc., 3061 Zanker Road, San Jose, California 95134. To Neoforma’s knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares Owned Prior to Transaction		Shares Owned After Transaction
Name of Beneficial Owner	Number	Percentage	Number	Percentage
EXECUTIVE OFFICERS AND DIRECTORS:
Robert J. Zollars(1)	773,373	4.0%	773,373	3.7%
Daniel A. Eckert(2)	164,359	*	164,359	*
Andrew L. Guggenhime(3)	109,126	*	109,126	*
Steven J. Wigginton(4)	106,540	*	106,540	*
Herbert C. Cross(5)	24,239	*	24,239	*
Richard D. Helppie(6)	61,666	*	61,666	*
Andrew J. Filipowski(7)	61,716	*	61,716	*
Jeffrey H. Hillebrand(8)	58,360	*	58,360	*
Michael J. Murray(9)	145,575	*	145,575	*
C. Thomas Smith(10)	59,055	*	59,055	*
Edward A. Blechschmidt(11)	23,332	*	23,332	*
All 11 directors and executive officers as a group(12)	1,587,341	8.0%	1,587,341	7.4%
5% STOCKHOLDERS:
VHA Inc.(13)	8,894,687	46.6%	8,894,687	43.1%
University HealthSystem Consortium(14)	2,205,301	11.6%	2,205,301	10.7%

*	Represents less than 1%.

(1)	Includes 360,232 shares of common stock subject to a repurchase right that lapses at a rate of 7,505 shares per month. Also includes 158,677 shares of common stock issuable under options that are exercisable within 60 days of August 15, 2003. Also includes 14,204 shares of common stock granted to Mr. Zollars, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Zollars is not continuously employed with Neoforma through the vesting date of February 1, 2005. 600,491 of these shares are held indirectly by Mr. Zollars through Zoco LP, a limited partnership of which Mr. Zollars and his spouse are the sole general and limited partners.
(2)	Represents 45,000 shares of common stock that are subject to a repurchase right that lapses at a rate of 937 shares per month and 71,809 shares of common stock issuable under options that are exercisable within 60 days of August 15, 2003. Also includes 8,522 shares of common stock granted to Mr. Eckert, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Eckert is not continuously employed with Neoforma through the vesting date of February 1, 2005. 50,256 of these shares are held indirectly by Mr. Eckert through the Eckert 1999 Trust for which Mr. Eckert and his spouse are the sole beneficiaries.
(3)	Includes 74,476 shares subject to options that are exercisable within 60 days of August 15, 2003. Also includes 6,818 shares of common stock granted to Mr. Guggenhime, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Guggenhime is not continuously employed with Neoforma through the vesting date of February 1, 2005.
(4)	Includes 55,872 shares subject to options that are exercisable within 60 days of August 15, 2003. Also includes 6,818 shares of common stock granted to Mr. Wigginton, which are subject to certain vesting provisions under which all of the shares will be forfeited in the event Mr. Wigginton is not continuously employed with Neoforma through the vesting date of February 1, 2005.
(5)	Represents 20,239 shares of common stock subject to options held by Mr. Cross that are exercisable within 60 days of August 15, 2003.
(6)	Represents 61,666 shares of common stock subject to options held by Mr. Helppie that are exercisable within 60 days of August 15, 2003.

(7)	Includes 61,666 shares of common stock subject to options held by Mr. Filipowski that are exercisable within 60 days of August 15, 2003.
(8)	Includes 56,110 shares of common stock subject to options held by Mr. Hillebrand that are exercisable within 60 days of August 15, 2003.
(9)	Includes 56,110 shares of common stock subject to options held by Mr. Murray that are exercisable within 60 days of August 15, 2003.
(10)	Includes 55,555 shares of common stock subject to options held by Mr. Smith that are exercisable within 60 days of August 15, 2003.
(11)	Includes 3,332 shares of common stock subject to options held by Mr. Blechschmidt that are exercisable within 60 days of August 15, 2003. Includes 10,000 shares of common stock owned by Mr. Blechschmidt’s spouse.
(12)	Includes 675,512 shares of common stock issuable under options held by Neoforma’s directors and executive officers that are presently exercisable within 60 days of August 15, 2003. Also includes 36,362 shares of common stock granted to Neoforma’s executive officers, which are subject to certain vesting provisions under which all of the shares held by an executive officer will be forfeited in the event such executive officer is not continuously employed with Neoforma through the vesting date of February 1, 2005.
(13)	Includes 3,084,502 shares of common stock subject to restrictions, which lapse when specified performance criteria have been met. VHA’s corporate headquarters are located at 220 E. Las Colinas Blvd., Irving, Texas 75039.
(14)	Includes 563,957 shares of common stock subject to restrictions, which lapse when specified performance criteria have been met. UHC’s corporate headquarters are located at 2001 Spring Rd., Suite 700, Oak Brook, Illinois, 60523.

Dividends

Neoforma has never declared nor paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. Neoforma currently intends to retain future earnings, if any, to fund the expansion and growth of its business. Payment of future dividends, if any, will be at the discretion of Neoforma’s board of directors after taking into account various factors, including Neoforma’s financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, the terms of some of Neoforma’s credit facilities prohibit Neoforma from paying cash dividends on its capital stock without the prior consent of the lender.

Equity Compensation Plan Information

The table below provides information as of December 31, 2002 with respect to compensation plans (including individual compensation arrangements) under which Neoforma’s equity securities are authorized for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Incentive Plans
Equity Compensation Plans Approved By Security Holders	2,984,783	$19.90	74,094	(1)
Equity Compensation Plans Not Approved By Security Holders	—	—	—
Total	2,984,783	$19.90	74,094

(1)	Includes 58,698 shares available for issuance under the 1999 Employee Stock Purchase Plan.

Neoforma Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Neoforma’s financial condition and results of operations should always be read in conjunction with its consolidated financial statements and related notes. This discussion contains forward- looking statements that involve risks and uncertainties. Neoforma’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed elsewhere in this Proxy Statement.

Overview

Neoforma is a leading provider of supply chain management solutions for the healthcare industry. Through a combination of technology, information and services, its Web-based solutions are designed to enable effective collaboration among hospitals and suppliers, helping them to reduce operational inefficiencies and lower costs. The healthcare supply chain has a number of characteristics, including its large size, high degree of fragmentation, reliance on disparate technologies, dependence on manual processes and highly complex pricing structures, that have led to major inefficiencies. These inefficiencies lead to slower transactions and increased overhead and costs for suppliers and hospitals. In addition, the participants in the healthcare industry are under significant competitive and cost pressures and are seeking ways to improve efficiencies in their supply chain to improve overall margins. Neoforma’s Web-based solutions make it easier for the participants in the healthcare supply chain, principally hospitals, suppliers and group purchasing organizations, or GPOs, to improve communication, receive comprehensive and accurate information, improve day-to-day operations, accelerate order and contract implementations, enhance strategic planning and gain organization-wide visibility into supply chain activities.

Neoforma’s operations have grown significantly since inception. Neoforma has significantly increased the number of customers, both hospitals and suppliers, that use its solutions. Neoforma has introduced new and enhanced solutions to offer to its customers and it has generated increasing levels of marketplace volume related to Marketplace@Novation™. As a result of quarterly fee maximums under Neoforma’s outsourcing and operating agreement with Novation, LLC, or Novation, VHA Inc., or VHA, University HealthSystem Consortium, or UHC, and Healthcare Purchasing Partners International, LLC, or HPPI, additional marketplace volume above a certain level does not result in incremental fees to Neoforma. In addition, as a result of its adoption of Emerging Issues Task Force Abstract No. 01-9, or EITF No. 01-9, Neoforma’s reported marketplace revenue does not reflect the level of fees Neoforma receives from these related parties for the marketplace services that it provides. Under EITF No. 01-9, Neoforma offsets the amortization of capitalized partnership costs resulting from the equity consideration provided to related parties against the fees received from those related parties, thereby resulting in an offset of the related party revenue reported.

Strategic Relationship

In connection with the initial version of the outsourcing and operating agreement Neoforma entered into with Novation, VHA, UHC and HPPI, or the Outsourcing Agreement, Neoforma issued approximately 4.6 million shares of its common stock to VHA, representing approximately 36% of its then outstanding common stock, and approximately 1.1 million shares of its common stock to UHC, representing approximately 9% of its then outstanding common stock. Neoforma also issued warrants to VHA and UHC, allowing VHA and UHC the opportunity to earn up to approximately 3.1 million and approximately 800,000 additional shares of Neoforma’s common stock, respectively, over a four-year period by meeting specified performance targets. These performance targets are based upon the historical purchasing volume of VHA and UHC member healthcare organizations that sign up to use Marketplace@Novation, which is available only to the patrons and members of VHA, UHC and HPPI. The targets increase annually to a level equivalent to total healthcare organizations representing $22 billion of combined purchasing volume at the end of 2004. These issuances of Neoforma’s common stock and warrants to purchase its common stock to VHA and UHC were approved by Neoforma’s stockholders on July 26, 2000.

In October 2000, Neoforma and VHA agreed to amend Neoforma’s common stock and warrant agreement to provide for the cancellation of the performance warrant to purchase approximately 3.1 million shares of Neoforma’s common stock. In substitution for the warrant, Neoforma issued to VHA approximately 3.1 million shares of Neoforma’s restricted common stock. On January 25, 2001, Neoforma and UHC agreed to amend Neoforma’s common stock and warrant agreement to provide for the cancellation of the remaining unexercised portion of the performance warrant to purchase up to 563,957 shares of Neoforma’s common stock. In substitution for the warrant, Neoforma issued to UHC 563,957 shares of its restricted common stock. Both VHA’s and UHC’s restricted shares are subject to forfeiture if the performance targets contained in their original warrants are not met.

Under the Outsourcing Agreement, Neoforma agreed to provide specific functionality to Marketplace@Novation. Novation agreed to act as Neoforma’s exclusive agent to negotiate agreements with suppliers to offer their equipment, products, supplies and services through marketplaces sponsored by Novation or HPPI, including Marketplace@Novation. VHA, UHC, HPPI and Novation each agreed not to develop or promote any other Internet-based exchange for the acquisition or disposal of products, supplies, equipment or services by healthcare provider organizations.

In January 2001, Neoforma amended and restated the Outsourcing Agreement, or the Amended Outsourcing Agreement. Under the terms of the Amended Outsourcing Agreement, Novation agreed to increase the minimum fee level to Neoforma under the Outsourcing Agreement, which minimum fee level is based on a percentage of marketplace volume processed through Marketplace@Novation. The fee level is determined based on a tiered fee structure under which the incremental fee per dollar of transaction volume decreases as the marketplace volume processed through Marketplace@Novation increases. This structure results in a higher blended fee percentage at lower volume levels and a lower blended fee percentage at higher volume levels. Under the terms of the Amended Outsourcing Agreement, the payments Novation is required to make are subject to quarterly maximums, above which additional marketplace volume does not result in additional fees from Novation. These maximums were based on a predetermined schedule that provided for increasing dollar amounts through 2002. Beginning in 2003 through the remaining term of the Amended Outsourcing Agreement, these maximums were to be calculated based on Novation’s financial performance, as defined. The Amended Outsourcing Agreement also included modifications to revenue sharing provisions under which Neoforma agreed to share specified fees it receives for products and services sold through or related to its current and future marketplaces. Neoforma agreed to share with Novation revenue related to transactions through Marketplace@Novation and from other current or future marketplaces as well as revenue related to the distribution or licensing of software and other technology solutions. Neoforma is not required to share revenue related to current or future marketplaces sponsored by other GPOs, except for specified types of purchases. For the term of the Amended Outsourcing Agreement, Neoforma is not required to share with Novation revenue related to any of the above transactions in any quarter until Neoforma has achieved specified minimum transaction fees related to Marketplace@Novation transactions. To date, no revenue sharing has occurred under the Amended Outsourcing Agreement. The Amended Outsourcing Agreement also includes modifications to certain supplier recruitment and supplier implementation provisions.

In September 2001, Neoforma amended the Amended Outsourcing Agreement. Pursuant to this amendment to the Amended Outsourcing Agreement, or Amendment, all parties agreed to expand the definition of marketplace volume to include supply chain data captured for Marketplace@Novation member purchases when the purchase was not facilitated by its connectivity solution. As a result, Neoforma is able to provide its customers within Marketplace@Novation with information relating to all purchases made by hospitals from suppliers that have agreed to provide this transaction data as part of their participation in Marketplace@Novation. The amendment accelerated Neoforma’s ability to capture critical supply chain data and enables Neoforma to capture important purchasing information without first requiring full adoption of its connectivity services.

In September 2002, Neoforma further amended and restated the Amended Outsourcing Agreement. As stated above, the payments that Novation is required to make are subject to quarterly maximums. These quarterly maximums were based on a predetermined fee schedule through 2002. Among other changes, this revision to the Amended Outsourcing Agreement, or Revised Amended Outsourcing Agreement, reduced the quarterly maximums for the third and fourth quarters of 2002. In the third and fourth quarters of 2002, the fees Neoforma received from Novation were limited by these revised maximums. In addition, fees in certain periods prior to the effective date of the Revised Amended Outsourcing Agreement were limited by the maximums in place in those periods. Under the Revised Amended Outsourcing Agreement, beginning in 2003, the quarterly maximums for a given year were to be calculated as a percentage of Novation’s estimated revenue, as defined, for that year. In the third quarter of each year, the quarterly maximums for the third and fourth quarters of that year were subject to adjustment based on any revisions to Novation’s estimated full year revenue for that year. Any difference in the calculated quarterly maximums for the year that resulted from differences between Novation’s estimated and actual revenue for that year would have increased or decreased the quarterly maximums in the subsequent year.

Additionally, under the Revised Amended Outsourcing Agreement, the scope of Novation’s rights to view data from any customer was limited to data from Novation and HPPI-sponsored marketplaces only. Also, Novation’s supplier recruitment rights were reduced such that Novation had the exclusive right to recruit suppliers for Novation and HPPI-sponsored marketplaces and not for any other current or future marketplaces.

In August 2003, Neoforma amended and restated the Revised Amended Outsourcing Agreement to simplify and clarify its terms and conditions. Among other changes, under the terms of this revision to the Revised Amended Outsourcing Agreement, or the Fourth Amended and Restated Outsourcing Agreement, the parties agreed to eliminate Novation’s revenue as the basis for the calculation of the quarterly maximums and the process by which these quarterly maximums could have been adjusted based on differences in Novation’s estimated and actual revenue. Rather, under the Fourth Amended and Restated Outsourcing Agreement, the quarterly maximums have been established at $18.0 million in the third quarter of 2003, $15.2 million in the fourth quarter of 2003 and then, beginning in the first quarter of 2004, $15.25 million in each quarter thereafter through the expiration of the initial term on March 30, 2010. Additionally, Neoforma amended the terms of its agency relationship with Novation to provide Neoforma with increased responsibility for recruiting, contracting and managing relationships with suppliers regarding their use of supply chain solutions through Marketplace@Novation and sole responsibility for generating revenue from these suppliers. Also, the parties have further clarified the terms of the rights to the data collected by Neoforma through its supply chain management solutions to better enable Neoforma to offer its solutions to other hospitals and group purchasing organizations while protecting the privacy and confidentiality of the data for these entities.

In the six months ended June 30, 2002 and 2003, the fees paid to Neoforma by Novation totaled $31.1 million and $36.0 million, respectively. The fees paid to Neoforma by Novation in each of the last four quarters, including the quarter ended June 30, 2003, were limited by the quarterly maximums in those periods. Based on the established quarterly maximums for the third and fourth quarters of 2003 and Neoforma’s expectations regarding the levels of marketplace volume that will be processed through Marketplace@Novation, which will result in Neoforma achieving these quarterly maximums, Neoforma currently expects to generate $69.2 million in fees from Novation in 2003. Based on the levels of marketplace volume Neoforma is currently achieving, Neoforma expects that the fees Neoforma earns from Novation will continue to be limited by the quarterly maximums. As a result, marketplace volume above a certain level will not result in incremental fees being paid by Novation because of the maximums. The fees paid by Novation to Neoforma over the term of the Fourth Amended and Restated Agreement will be dependent on its ability to continue to generate sufficient marketplace volume to achieve the quarterly maximums.

Proposed Acquisition

On July 21, 2003, Neoforma announced that it signed a definitive asset purchase agreement with I-many, Inc. to acquire I-many’s health and life sciences business. Under the terms of the Asset Purchase Agreement, Neoforma will acquire substantially all of the assets of I-many’s health and life sciences business for a purchase price of $20.0 million in cash and common stock and Neoforma will assume certain liabilities related to the acquired business. Neoforma may also issue up to an additional $5.0 million in common stock, subject to the acquired business achieving certain revenue targets subsequent to the acquisition. Neoforma believes that this acquisition will enable it to offer a deep, proven contract management solution for hospitals, suppliers and group purchasing organizations, deliver greater operational efficiencies and cost savings to the healthcare industry and accelerate its growth and customer diversification.

Other Matters

Since inception, Neoforma has incurred significant losses and, as of June 30, 2003, had an accumulated deficit of $660.3 million. In 2003, Neoforma expects that its losses will decrease as compared to fiscal 2002 as a result of several factors. These factors primarily relate to anticipated reductions in non-cash charges, such as amortization of partnership costs, amortization of deferred compensation and write-down of notes receivable, as well as anticipated increases in revenue. As a result of the application of EITF No. 01-9, non-cash amortization of partnership costs is being offset against the fees Neoforma receives from related parties up to the lesser of related party revenue or amortization of partnership costs in any period, resulting in a reduction in the amortization classified as an operating expense.

Neoforma has a limited operating history on which to base an evaluation of its business and prospects. You must consider its prospects in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets such as the market for Web-based supply chain management solutions for the healthcare industry. To address these risks, Neoforma must, among other things, expand its customer base, enter into new strategic alliances, increase the functionality of its solutions, implement and successfully execute its business and marketing strategy, respond to competitive developments and attract, retain and motivate qualified personnel. Neoforma may not be successful in addressing these risks, and its failure to do so could seriously harm its business.

Critical Accounting Policies and Estimates

Neoforma believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its unaudited condensed consolidated financial statements:

•	revenue recognition;

•	estimating the allowance for doubtful accounts receivable and notes receivable;

•	estimating litigation reserves and other accrued liabilities; and

•	valuation of goodwill and intangible assets.

Revenue Recognition

Neoforma derives its revenue from the solutions it provides to its customers. Marketplace revenue consists of transaction based fees and subscription based fees related to solutions delivered through Marketplace@Novation, and reflects revenue related to the services provided through Neoforma Order Management Solution™, or Neoforma OMS, and Neoforma Contract Management Solution™, or Neoforma CMS. Trading partner services revenue consists of Market Intelligence Services fees, Contract Management and Administration Services fees, subscription fees, implementation fees, software license fees and fees from other value added services, and reflects primarily revenue related to Neoforma Data Management Solution™, or Neoforma DMS, Neoforma Materials Management Solution™, or Neoforma MMS, Market Intelligence Services and Contract Management and Administration Services. As described below, significant management judgments must be applied in connection with the revenue recognized in any accounting period.

Marketplace Revenue

Transaction Fees.    Transaction fee revenue represents the negotiated percentage of the purchase price, or marketplace volume, of products in transactions between signed participants in Marketplace@Novation that are either (i) processed by hospitals utilizing Neoforma OMS, or (ii) processed through means other than Neoforma OMS, but for which the transaction data is obtained and processed through Neoforma OMS for the benefit of its customers. The gross marketplace volume of a transaction is the price of a product as agreed to by the buyer and the supplier, regardless of whether the transaction occurs through Neoforma OMS, or whether Neoforma obtains the transaction data, processes it and makes it available to the customers who utilize the marketplace. Transactions fees from Novation, a related party, are subject to quarterly maximums as discussed under “Strategic Relationship.” Neoforma recognizes transaction fees on a net basis, because Neoforma does not believe that it acts as a principal in connection with orders to be shipped or delivered by a supplier to a purchaser because, among other things, Neoforma does not:

•	establish the prices of products paid by buyers;

•	take title to products to be shipped from the supplier to the buyer, nor does Neoforma take title to or assume the risk of loss of products prior to or during shipment;

•	bear the credit and collections risk of the purchaser to the supplier; or

•	bear the risk that the product will be returned.

Subscription  Fees.    Subscription fee revenue is generated from suppliers participating in Marketplace@Novation that pay a monthly, quarterly or annual subscription fee that is not based on marketplace volume. For these suppliers, Neoforma recognizes their subscription fees ratably over the period of the subscription agreement, as that is the period over which the services are performed. Neoforma also generates subscription fees through other agreements with suppliers that participate in Marketplace@Novation that pay a periodic subscription fee calculated as a percentage of their periodic product sales under Novation contracts. Neoforma recognizes these fees in the period that the contracted products are sold if the fees are fixed or determinable and collection is reasonably assured.

EITF No. 01-9.    As a result of the application of EITF No. 01-9, Neoforma offsets the amortization of capitalized partnership costs resulting from the equity consideration provided to related parties against the fees received from those related parties, thereby resulting in a reduction of the related party revenue reported. As a result, Neoforma’s reported related party marketplace revenue does not reflect the level of fees received from related parties for those marketplace services.

Trading Partner Services Revenue

Software License Fees.    Neoforma applies the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” as amended, to all transactions involving the sale of software products. Neoforma recognizes revenue from the sale of software licenses when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable and collection of the resulting receivable is reasonably assured. Neoforma’s software license revenue currently consists of the revenue related to a single three-year technology license agreement entered into in August 2001 between Global Healthcare Exchange, LLC, or GHX, and Neoforma, under which GHX has licensed from Neoforma portions of Neoforma’s NeoConnect™ platform, which is being recognized ratably over the three-year term of the agreement, and revenue related to Neoforma MMS, which consists primarily of the assets acquired from Revelocity Corporation in December 2002.

Market Intelligence Services and Contract Management and Administration Services Fees.    Neoforma’s Market Intelligence Services and Contract Management and Administration Services agreements provide for the delivery of specified reports or other data to its customers. Neoforma recognizes the fees related to these agreements upon delivery of the reports or, for time-based access to reports or data, over the period of access.

Implementation and Services Fees.    Neoforma recognizes implementation fees and services fees, where they relate to the implementation or use of its solutions, ratably over the term of the underlying agreement.

Revenue generated by implementation and services Neoforma performs in connection with the implementation of other solutions, applications or deliverables is recognized upon completion of the services.

Estimating the Allowance for Doubtful Accounts Receivable and Notes Receivable

Neoforma’s management must make estimates of the collectibility of both its accounts receivable and its notes receivable. Neoforma’s management analyzes accounts receivable and historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in its customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. As of June 30, 2003, Neoforma’s accounts receivable balance was $3.4 million, net of allowance for doubtful accounts of $225,000. Neoforma’s management also analyzes the financial condition of debtors for which Neoforma holds notes receivable. If the financial condition of its customers or debtors were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. As of June 30, 2003, Neoforma had a notes receivable balance of $1.6 million, against which no allowance has been provided.

Estimating Litigation Reserves and Other Accrued Liabilities

Neoforma’s management’s estimate of the liability related to Neoforma’s pending litigation, see             , is based on claims and other information known to Neoforma and Neoforma’s management’s assessment of the probability of loss. As additional information becomes available, Neoforma reassesses and revises its estimates as appropriate. Revisions in its estimates of the potential liability could materially impact its results of operations, cash flows and financial position in the period such revisions are made. As of June 30, 2003, Neoforma had accrued $34,000 for potential liability related to its pending litigation.

Valuation of Goodwill and Intangible Assets

Neoforma assesses the impairment of intangible assets, which currently consist of capitalized partnership costs and acquired database, developed technology and customer lists, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors Neoforma considers important which could trigger an impairment review include the following:

•	loss of a major supplier or marketplace sponsor;

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of its use of the acquired assets or the strategy for its overall business;

•	significant negative industry or economic trends; or

•	a significant adverse change in legal factors or in the business climate that could affect the value of the intangible asset.

If Neoforma determines that the carrying value of an intangible asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, Neoforma will measure any impairment based on a projected discounted cash flow method using a discount rate determined by its management to be commensurate with the risk inherent in its current business model. Capitalized partnership costs, net of amortization, and acquisition related intangible assets, net of amortization, amounted to $136.4 million and $2.3 million, respectively, as of June 30, 2003.

In addition, Neoforma assesses goodwill for impairment at least annually unless an event or change in circumstance indicates that the carrying value may not be recoverable. Factors Neoforma considers important which could trigger an impairment review include the following:

•	Neoforma’s market capitalization falling below its net book value;

•	a significant adverse change in legal factors or in the business climate;

•	an adverse action or assessment by a regulatory agency;

•	unanticipated competition;

•	a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of; or

•	the testing for recoverability under Statement of Financial Accounting Standards, or SFAS, No. 144 of a significant asset group within a reporting unit.

If Neoforma determines that the carrying value of goodwill may not be recoverable based upon its annual impairment test or the existence of one or more of the above indicators of impairment, Neoforma would determine the fair value of its reporting units utilizing discounted cash flows and relative market multiples for comparable businesses. As Neoforma has fully integrated its previously acquired companies, discrete financial information for the acquisitions is no longer available. As a result, Neoforma will complete the impairment test of goodwill on an enterprise value basis. Neoforma performs its annual impairment test on goodwill during the fourth quarter of its fiscal year. Goodwill amounted to $1.4 million at June 30, 2003.

Results of Operations

Six Months Ended June 30, 2002 as Compared to Six Months Ended June 30, 2003

Revenue

Marketplace Revenue

Related Party.    Related party marketplace revenue consists of fees paid by Novation for marketplace services. For the six months ended June 30, 2002 and 2003, related party marketplace revenue consisted solely of fees paid by Novation to Neoforma under the terms of the Outsourcing Agreement, as amended, during those periods. As a result of the adoption of EITF No. 01-9, amortization of partnership costs resulting from the equity consideration issued to VHA and UHC, the owners of Novation, is classified as an offset against related-party revenue, as opposed to being classified as an operating expense, up to the lesser of such related-party revenue or amortization of partnership costs in any given period. Due to the offset of approximately $30.9 million and $34.6 million of amortization of partnership costs against related-party marketplace revenue for the six months ended June 30, 2002 and 2003, respectively, there was net related-party marketplace revenue of $0 and $297,000 for the six months ended June 30, 2002 and 2003, respectively.

Other.    Other marketplace revenue consists of marketplace revenue received from customers that are not related parties, and consists generally of transaction-based fees and subscription fees. Other marketplace revenue increased from $489,000 for the six months ended June 30, 2002 to $1.4 million for the six months ended June 30, 2003. The increase was due to increased revenue generated from suppliers related to their participation in Marketplace@Novation. This increase was partially offset by a decrease in revenue from the NeoMD operations from $211,000 in the six months ended June 30, 2002 to none in the six months ended June 30, 2003 as a result of the divestiture of NeoMD at the end of March 2002.

Trading Partner Services Revenue

Trading Partner Services.    Trading partner services revenue consists of revenue generated from the sale of solutions that are complementary to Neoforma’s marketplace services. Currently, trading partner services revenue consists of revenue relating to Market Intelligence Services and Contract Management and Administration Services provided to manufacturers and distributors, revenue relating to the sale of software and technology solutions, revenue relating to Neoforma DMS, revenue relating to Neoforma MMS and revenue from other value added services to Neoforma’s customers. Trading partner services revenue increased from $704,000 for the six months ended June 30, 2002 to $3.5 million for the six months ended June 30, 2003, primarily due to new revenue generated from Market Intelligence Services, Contract Management and Administration Services

and Neoforma MMS and an increase in revenue generated from Neoforma DMS. Neoforma’s Market Intelligence Services and Contract Management and Administration Services were introduced in connection with Neoforma’s July 2002 acquisition of substantially all of the assets of MedContrax and Med-ecorp. Neoforma MMS was introduced in connection with Neoforma’s December 2002 acquisition of substantially all the assets of Revelocity.

Operating Expenses

Cost of Services.    Cost of services consists primarily of the costs to perform hospital and supplier implementation activities as well as the costs to obtain data for Neoforma’s solutions. These expenditures consist primarily of technology costs, software licenses, salaries and other personnel expenses for Neoforma’s services personnel and fees paid to independent contractors, consultants and companies to which Neoforma outsources services. Cost of services decreased from $4.2 million for the six months ended June 30, 2002 to $2.9 million for the six months ended June 30, 2003. The decrease resulted primarily from lower employee related costs such as salary, bonuses and other compensation related costs due to a decrease in headcount from 28 as of June 30, 2002 to 21 as of April 1, 2003, although this headcount increased to 27 as of June 30, 2003. Additionally, the amount of deferred stock compensation, depreciation and overhead costs allocated to the cost of services category decreased by $580,000 from the first six months of 2002 to the first six months of 2003. Neoforma expects its cost of services to increase slightly in future periods as it continues to connect both hospitals and suppliers to its solutions, as Neoforma expands the group in conjunction with the expansion of its professional services offerings that Neoforma offers, particularly Neoforma DMS, and as Neoforma continues to support and service an increasing number of customers on its various solutions.

Operations.    Operations expenses consist primarily of expenditures for the operation and maintenance of Neoforma’s solutions and its technology infrastructure, including customer service. These expenditures consist primarily of technology costs, software licenses, salaries and other personnel expenses for Neoforma’s operations personnel and fees paid to independent contractors and consultants. Operations expenses increased from $6.8 million for the six months ended June 30, 2002 to $9.9 million for the six months ended June 30, 2003. The increase was primarily due to a $4.2 million increase in depreciation expense allocated to operations relating to assets that were placed into service in mid-2002. This increase was partially offset by reductions in employee related costs resulting from a decrease in headcount in the operations group from 58 as of June 30, 2002 to 47 as of June 30, 2003 and decreased overhead costs of $343,000 for the six months ended June 30, 2003 as compared to the six months ended June 30, 2002. Neoforma expects its operations expenses to continue to increase as it expands its operating infrastructure and as it continues to add content and functionality to its solutions.

Product Development.    Product development expenses consist primarily of personnel expenses, fees paid to consultants and contractors and technology costs associated with the development and enhancement of Neoforma’s solutions and its functionality. Product development expenses increased from $7.7 million for the six months ended June 30, 2002 to $8.9 million for the six months ended June 30, 2003. The increase was due primarily to an increase in payroll related expenses in the product development group as a result of an increase in full time employees in the group from 56 as of June 30, 2002 to 74 as of June 30, 2003 and increased overhead costs of $274,000. The increase in full time employees resulted in decreased expenses related to consultants and contractors, which partially offset the increase in payroll related expenses. The increase was also partially offset by a decrease in depreciation and deferred stock compensation of $476,000 for the six months ended June 30, 2003 as compared to the six months ended June 30, 2002. Neoforma believes that continued investment in product development is critical to attaining its strategic objectives and, as such, Neoforma intends to continue to invest in this area. As a result, Neoforma expects product development expenses to increase slightly in future periods.

Selling and Marketing.    Selling and marketing expenses consist primarily of salaries, commissions, advertising, promotions and related marketing costs. Selling and marketing expenses increased from $6.3 million for the six months ended June 30, 2002 to $9.6 million for the six months ended June 30, 2003. The increase was primarily due to an increase in payroll related expenses that resulted from an increase in full time employees in Neoforma’s selling and marketing group from 32 as of June 30, 2002 to 67 as of June 30, 2003 and increased overhead costs of $533,000 for the six months ended June 30, 2003 as compared to the six months ended June 30, 2002. Neoforma also increased its marketing efforts in the first six months of 2003 to update its corporate identity, resulting in an increase in marketing expenses of approximately $317,000 in the first six months of 2003 as compared to the same period in 2002. This increase in selling and marketing costs was partially offset by a reduction of $284,000 in the amortization of deferred compensation associated with selling and marketing personnel. Neoforma recognizes that selling and marketing efforts are key to establishing itself as a leader in its industry and in branding its products and, as a result, Neoforma intends to continue to invest further in selling and marketing activities in 2003. Neoforma expects selling and marketing costs to increase during the second half of 2003.

General and Administrative.    General and administrative expenses consist of expenses for executive and administrative personnel, facilities, professional services and other general corporate activities. General and administrative expenses decreased from $7.7 million for the six months ended June 30, 2002 to $6.1 million for the six months ended June 30, 2003. The decrease was primarily due to a $1.3 million reduction in amortization of deferred compensation in the six months ended June 30, 2003 as compared to the six months ended June 30, 2002. Neoforma expects general and administrative expenses to increase slightly during the second half of 2003 as Neoforma makes investments, primarily in personnel, to support its growth.

Amortization of Intangible Assets.    Neoforma amortizes intangible assets on a straight-line basis over a period of three to five years. Amortization of intangible assets increased from $0 for the six months ended June 30, 2002 to $294,000 for the six months ended June 30, 2003. Subsequent to the first six months of 2002, Neoforma recorded intangible assets, other than goodwill, of $2.7 million in connection with the acquisitions of substantially all of the assets of MedContrax, Med-ecorp and Revelocity. The amortization of intangible assets of $294,000 for the six months ended June 30, 2003 related to these assets.

Amortization of Partnership Costs.    Amortization of partnership costs represents the amortization of the shares of Neoforma’s common stock issued to certain strategic partners. As of June 30, 2003, capitalized partnership costs represented common stock and restricted common stock issued to VHA and UHC in connection with entering into the Outsourcing Agreement. The value of the common stock issued is being amortized over a five-year estimated useful life. The restricted common stock is being valued, and the related valuation is being capitalized, as the shares are earned. The capitalized partnership costs relating to the restricted common stock are being amortized over the term of the agreements with the healthcare organizations that resulted in the shares being earned, generally two to three years. Amortization of partnership costs classified as an operating expense decreased from $7.6 million for the six months ended June 30, 2002 to $833,000 for the six months ended June 30, 2003. The decrease in amortization of partnership costs classified as an operating expense is the result of (i) a decrease of $3.5 million in the gross amount of amortization of partnership costs incurred, prior to the offset against related-party revenue, in the six months ended June 30, 2003 as compared to 2002 and (ii) the increase in fees received from related parties as, under EITF No. 01-9, amortization of partnership costs is classified as an offset against related-party revenue, as opposed to being classified as an operating expense, up to the lesser of such related-party revenue or amortization of partnership costs in any given period. Neoforma offset approximately $31.2 million and $34.5 million of amortization of partnership costs against related-party revenue for the six months ended June 30, 2002 and 2003, respectively. The amortization of partnership costs reported as an operating expense is reflected as an adjustment to reconcile net loss to cash from operating activities in the unaudited condensed consolidated statements of cash flows. Under EITF No. 01-9, Neoforma accounts for the fees being paid by Novation under the terms of the Outsourcing Agreement and subsequent amendments as if they were payments made for the equity consideration Neoforma provided to VHA and UHC as opposed to payments for services. As a result, the amortization of partnership costs that is offset against related party revenue is reported as a cash flow from financing activities in its unaudited condensed consolidated statements of cash flows.

Including the amortization offset against related party revenue under EITF No. 01-9, amortization of partnership costs decreased from approximately $38.8 million to $35.4 million for the six months ended June 30, 2002 and 2003, respectively. Although there were incremental partnership costs capitalized from the date Neoforma entered into the Outsourcing Agreement through June 30, 2003 related to the earning of the restricted common stock by VHA and UHC, certain of the capitalized partnership costs had been fully amortized as of December 31, 2002. These partnership costs that had been fully amortized as of December 31, 2002 were capitalized at higher levels than those that have been capitalized in more recent periods due to the fact that (i) the number of restricted shares earned by VHA and UHC and (ii) the capitalized value of each earned restricted share were higher in historical periods than in more recent periods. As a result, the overall amortization of partnership costs associated with the restricted common stock decreased in the six months ended June 30, 2003 as compared to the six months ended June 30, 2002. See “Liquidity and Capital Resources” for a further discussion of the Outsourcing Agreement, as amended, and the related cash and accounting implications.

Amortization of Deferred Compensation.    Deferred compensation represents the aggregate difference, at the date of grant, between the cost to the employee of equity-based compensation and the estimated fair value of the underlying equity instrument. In the case of stock options, deferred compensation is calculated as the difference between the exercise price of the option and the fair value of the underlying stock on the date the option was granted. Neoforma amortizes deferred compensation from stock option grants on an accelerated basis over the vesting period of the underlying options, generally four years. In connection with the grant of stock options to employees during fiscal 1998, 1999 and 2000, Neoforma recorded deferred compensation of $65.2 million. Amortization of deferred compensation is reversed for any amounts recognized on options that do not vest due to employee terminations or employee attrition. During the six months ended June 30, 2002 and 2003, Neoforma recorded $210,000 and $81,000, respectively, in reductions of this deferred compensation. Neoforma recorded amortization of this deferred compensation, net of reversals relating to forfeitures, of $2.2 million and $1.0 million during the six months ended June 30, 2002 and 2003, respectively.

In connection with the assumption of certain stock options granted to employees of EquipMD, Inc. prior to its acquisition of EquipMD in April 2000, Neoforma recorded deferred compensation of $23.1 million, representing the difference between the estimated fair value of the common stock for accounting purposes and the exercise price of these options at the date of announcement of the acquisition. This amount was presented as a reduction of stockholders’ equity and was being amortized over the vesting period of the applicable options using an accelerated method of amortization. During the six months ended June 30, 2002, Neoforma recorded $1.2 million in reductions of this deferred compensation as a result of employee terminations and employee attrition in this business, which Neoforma divested in March 2002. Neoforma recorded amortization of this deferred compensation, net of reversals relating to forfeitures, related to these options of $51,000 during the six months ended June 30, 2002. As Neoforma divested these operations in March 2002, Neoforma no longer employs any EquipMD employees. As such, Neoforma does not have any remaining deferred compensation related to these employees and is no longer incurring amortization expenses relating to this deferred compensation.

In late 2001, the first half of 2002 and early 2003, in connection with the award of restricted stock to certain employees and officers, Neoforma recorded deferred compensation of $4.2 million, which represents the fair value of the underlying common stock at the date of grant. The restrictions on the stock lapse on various dates through February 1, 2005, subject to the continuous employment of the employees and officers with Neoforma through those dates. This amount is presented as a reduction of stockholders’ equity and will be amortized ratably over the period from the date of grant through the vesting date using the straight-line method of amortization.

Amortization of this deferred compensation is reversed for any amounts recognized on restricted stock grants that do not vest due to employee terminations or employee attrition. During the six months ended June 30, 2003, Neoforma recorded $144,000 in reductions of this deferred compensation. Neoforma recorded amortization of deferred compensation related to these shares, net of reversals relating to forfeitures, of $51,000 and $713,000 during the six months ended June 30, 2002 and 2003, respectively.

The remaining total deferred compensation of $673,000 at June 30, 2003 is expected to be amortized as follows: $453,000 during fiscal 2003, $207,000 during fiscal 2004 and $13,000 during fiscal 2005. The amortization expense relates to options and restricted stock awarded to employees and officers in all operating expense categories. The amount of deferred compensation has been separately allocated to these categories in the unaudited condensed consolidated statements of operations.

Restructuring.    Restructuring costs consist primarily of severance payments resulting from the streamlining and reorganizing of Neoforma’s operations and the divestitures of certain operations. Restructuring costs also include accrued rent relating to idle facilities. During the six months ended June 30, 2002, Neoforma reversed $68,000 of restructuring accruals, because it determined that restructuring costs related to the sale of its NeoMD operations would be less than originally anticipated. Neoforma’s NeoMD operations, which consisted primarily of EquipMD, were sold in the first quarter of 2002. No restructuring charges were recorded during the six months ended June 30, 2003.

Recovery of Funds from Non-Marketable Investments.    Pointshare, Inc. notified Neoforma in September 2001 that it was in the process of selling its remaining assets and winding down its operations. Pointshare was a privately held business-to-business administration services company in which Neoforma invested $3.0 million in March 2000. Based on its subsequent discussions with Pointshare’s management, Neoforma felt that it was highly unlikely that Neoforma would recover any material portion of its initial investment. As such, Neoforma wrote off its $3.0 million investment in Pointshare during the third quarter of 2001. During the six months ended June 30, 2002, Neoforma received $184,000 from the bankruptcy trustee for Pointshare.

Loss on Divested Business.    During the six months ended June 30, 2002, the loss on divested business consisted of a loss of $59,000 incurred as a result of the sale of the NeoMD operations.

Other Income (Expense).    Other income (expense) consists of interest and other income and expense. Interest income for the six months ended June 30, 2003 was $131,000 compared to $390,000 for the six months ended June 30, 2002. The decrease in interest income was due primarily to a reduction in interest earned on notes receivable from employees and stockholders as a result of the repayment of several of these notes during the six months ended June 30, 2003. Interest expense decreased from $651,000 for the six months ended June 30, 2002 to $574,000 for the six months ended June 30, 2003. The decrease in interest expense was the result of lower overall debt levels, particularly on Neoforma’s line of credit with VHA, for the six months ended June 30, 2003 as compared to the six months ended June 30, 2002. This decrease was partially offset by higher interest expense related to purchased software. During the six months ended June 30, 2002, Neoforma capitalized interest as the software was not yet placed in service. During the six months ended June 30, 2003, because the software had been placed into service, Neoforma expensed the interest costs.

Income Taxes.    As of December 31, 2002, Neoforma had federal and state net operating loss carryforwards of $362.0 million and $261.0 million, respectively, which will be available to reduce future taxable income. These net operating loss carryforwards expire on various dates through 2022. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to its lack of earnings history. Federal and state tax laws impose significant restrictions on the amount of the net operating loss carryforwards that Neoforma may utilize in a given year.

Year Ended December 31, 2001 as Compared to Year Ended December 31, 2002

Revenue

Marketplace Revenue

For the years ended December 31, 2001 and 2002, related-party marketplace revenue consisted solely of fees paid by Novation to Neoforma under the minimum fee level provisions of the Outsourcing Agreement, as amended, during those periods. As a result of the adoption of EITF No. 01-9, amortization of partnership costs resulting from the equity consideration issued to VHA and UHC, the owners of Novation, is classified as an offset against related-party revenue, as opposed to being classified as an operating expense, up to the lesser of such related-party revenue or amortization of partnership costs in any given period. Due to the offset of approximately $24.6 million and $68.8 million of amortization of partnership costs against related-party marketplace revenue for the years ended December 31, 2001 and 2002, respectively, there was no net related-party marketplace revenue for either period.

Other.    Other marketplace revenue was $1.2 million for the year ended December 31, 2002, an increase from $1.1 million for the year ended December 31, 2001. The increase was primarily due to increased revenue generated from suppliers related to their participation in Marketplace@Novation, partially offset by a decrease of $728,000 in revenue as a result of the divestiture of NeoMD in March 2002.

Trading Partner Services Revenue

Trading Partner Services.    The increase in trading partner services revenue from $1.9 million for the year ended December 31, 2001 to $3.0 million for the year ended December 31, 2002 was primarily due to an increase of $641,000 in revenue related to the sale of a license to GHX to utilize portions of Neoforma’s NeoConnect platform and revenue generated from Neoforma’s new Market Intelligence Services and Contract Management and Administration Services. The Market Intelligence Services and Contract Management and Administration Services were introduced in connection with Neoforma’s acquisition of substantially all of the assets of MedContrax and Med-ecorp in July 2002. These increases were partially offset by a decrease of $1.1 million as a result of the divestiture of the Plan, Auction and U.S. Lifeline, Inc., or USL, operations in 2001. Substantially all of the trading partner services revenue for 2001 was related to FDI Information Resources, LLC, or FDI, part of Neoforma’s Plan operations, and Neoforma’s Auction and USL operations, all of which were divested later in 2001.

Sales of Used Equipment.    Sales of used equipment consisted of the gross revenue generated from the sales of used and refurbished medical equipment that Neoforma owned as part of its now divested Auction operations.

Operating Expenses

Cost of Equipment Sold.    Cost of equipment sold consisted solely of the costs of owned inventory of used medical equipment held for sale as part of Neoforma’s now divested Auction operations.

Cost of Services.    Cost of services decreased from $13.5 million for the year ended December 31, 2001 to $8.5 million for the year ended December 31, 2002. The decrease was due to the fact that in the latter half of 2001 and into 2002, Neoforma’s services group utilized fewer contractors and consultants resulting in a reduction of Neoforma’s costs relating to contractors and consultants by $2.7 million in 2002. Additionally, the number of full-time employees in Neoforma’s services group decreased from 49 at the beginning of 2001 to 18 as of December 31, 2001, and subsequently increased to 28 as of December 31, 2002. As a result, payroll related expenses decreased by $1.4 million during 2002 as compared to 2001.

Operations.    Operations expenses increased from $15.7 million for the year ended December 31, 2001 to $20.4 million for the year ended December 31, 2002. The increase was primarily due to a $5.0 million increase in depreciation expense allocated to operations relating to assets which were placed into service during the year ended December 31, 2002.

Product Development.    Product development expenses increased from $16.9 million for the year ended December 31, 2001 to $17.2 million for the year ended December 31, 2002. The increase was primarily due to increased depreciation of fixed assets allocated to product development.

Selling and Marketing.    Selling and marketing expenses decreased from $28.6 million for the year ended December 31, 2001 to $12.8 million for the year ended December 31, 2002. The decrease was primarily due to reduced selling and marketing personnel costs, as well as a reduction of $8.8 million in the amortization of deferred compensation associated with selling and marketing personnel. Neoforma focused the majority of its resources in 2002 on product development and implementation and integration efforts. As a result, selling and marketing costs were at lower levels in 2002 as compared to 2001, and headcount in its selling and marketing groups decreased from 99 at the beginning of 2001 to 49 as of December 31, 2001 and 39 as of December 31, 2002.

General and Administrative.    General and administrative expenses decreased from $16.1 million for the year ended December 31, 2001 to $14.7 million for the year ended December 31, 2002. The decrease was primarily due to a $2.0 million reduction in amortization of deferred compensation in 2002 as compared to 2001, partially offset by increased costs associated with the prior year audits conducted in 2002 in conjunction with the restatement of Neoforma’s 2000 and 2001 financial statements.

Amortization of Intangibles.    Amortization of intangibles decreased from $30.1 million for the year ended December 31, 2001 to $90,000 for the year ended December 31, 2002. During the fourth quarter of 2001, Neoforma wrote down the intangible assets related to Neoforma’s acquisition of Pharos Technologies, Inc. and substantially all of the intangible assets relating to the acquisition of EquipMD, Inc., operated as NeoMD, as a result of Neoforma’s plans to divest these non-core assets. As a result of its divestiture of these assets, Neoforma no longer incurs amortization expenses related to Pharos and NeoMD. During 2002, Neoforma recorded intangible assets, other than goodwill, of $2.7 million in connection with the acquisition of substantially all of the assets of MedContrax, Med-ecorp and Revelocity. The amortization of intangibles of $90,000 for the year ended December 31, 2002 related to these assets.

Amortization of Partnership Costs.    Amortization of partnership costs classified as an operating expense decreased from $50.8 million for the year ended December 31, 2001 to $9.4 million for the year ended December 31, 2002. The decrease in amortization expense is the result of the increase in fees received from related parties as, under EITF No. 01-9, amortization of partnership costs is classified as an offset against related-party revenue, as opposed to being classified as an operating expense, up to the lesser of such related-party revenue or amortization of partnership costs in any given period. Neoforma offset approximately $24.8 million and $69.5 million of amortization of partnership costs against related-party revenue for the years ended December 31, 2001 and 2002, respectively.

Including the amortization offset against related-party revenue under EITF No. 01-9, amortization of partnership costs increased from approximately $75.7 million to $78.8 million for the years ended December 31, 2001 and 2002, respectively. This increase was due to the fact that there were incremental partnership costs capitalized during fiscal 2001 and 2002. See “Liquidity and Capital Resources” for a further discussion of the Outsourcing Agreement and the related cash and accounting implications.

Amortization of Deferred Compensation.    In connection with the grant of stock options to employees during fiscal 1998, 1999 and 2000, Neoforma recorded deferred compensation of $65.2 million. Amortization of deferred compensation is reversed for any amounts recognized on options that do not vest due to employee terminations or employee attrition. During the years ended December 31, 2001 and 2002, Neoforma recorded $2.4 million and $244,000, respectively, in reductions of deferred compensation. Neoforma recorded amortization of this deferred compensation, net of reversals relating to forfeitures, of $7.7 million and $3.4 million during the years ended December 31, 2001 and 2002, respectively.

In connection with the assumption of certain stock options granted to employees of EquipMD prior to Neoforma’s acquisition of EquipMD in April 2000, Neoforma recorded deferred compensation of $23.1 million, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of these options at the date of announcement of the acquisition. This amount was presented as a reduction of stockholders’ equity and was being amortized over the vesting period of the applicable options using an accelerated method of amortization. During the years ended December 31, 2001 and

2002, Neoforma recorded $4.9 million and $1.2 million, respectively, in reductions of this deferred compensation as a result of employee terminations and employee attrition in this business, which Neoforma divested in March 2002. Neoforma recorded amortization of this deferred compensation, net of reversals relating to forfeitures, related to these options of $8.4 million and $51,000 during the years ended December 31, 2001 and 2002, respectively. Neoforma no longer employs any EquipMD employees due to the divestiture of the EquipMD assets. As such, Neoforma does not have any remaining deferred compensation related to these employees and it will no longer be incurring amortization expenses relating to this deferred compensation in future periods.

In late 2001 and in the first half of 2002, in connection with the award of restricted stock to certain employees and officers, Neoforma recorded deferred compensation of $3.9 million, which represents the fair value of the underlying common stock at the date of grant. The restrictions on the stock lapse on various dates through February 16, 2004, subject to the continuous employment of the employees and officers with Neoforma through those dates. This amount is presented as a reduction of stockholders’ equity and will be amortized ratably over the period from the date of grant through the vesting date using the straight line method of amortization. Neoforma recorded amortization of deferred compensation related to these shares of $146,000 and $2.3 million during the years ended December 31, 2001 and 2002, respectively.

Write-Off of Purchased Software.    During the years ended December 31, 2001 and 2002, Neoforma recorded charges of $1.5 million and $458,000, respectively, to write off purchased software licenses that Neoforma was no longer utilizing.

Write-Off of Acquired In-Process Research and Development.    For the year ended December 31, 2002, Neoforma recorded a charge of $110,000 to write off acquired in-process research and development in connection with the MedContrax and Med-ecorp acquisition in July 2002.

Restructuring.    In December 2000, Neoforma recorded a restructuring charge of $691,000 in connection with Neoforma’s decision to divest the Auction and USL operations. Of the $691,000, $160,000 related to the severance of 24 employees and the remainder related to idle facilities and related costs. The operations were sold in 2001. Of the employees terminated, 16 were from selling and marketing and eight were from operations. During the year ended December 31, 2001, Neoforma recorded an additional restructuring charge of $600,000, of which $539,000 related to a revision of its estimate of the time required to sublease idle facilities of the Auction operations and $61,000 related to severance costs for employees of the Auction operations. There were no additional restructuring charges related to these operations during the year ended December 31, 2002.

In December 2001, Neoforma recorded a restructuring charge of $350,000 in connection with Neoforma’s decision to divest the assets of EquipMD. Of the $350,000, $311,000 related to the severance of seven employees and $39,000 related to idle facilities and related costs. Of the employees terminated, all seven were from selling and marketing. During the year ended December 31, 2002, Neoforma reversed $68,000 of restructuring accruals, because Neoforma determined that restructuring costs would be less than originally anticipated. EquipMD was sold in the first quarter of 2002. No restructuring charges related to these operations were recorded during the year ended December 31, 2002.

Impairment of Intangibles.    Impairment of intangibles represents the reduction of the carrying value of Neoforma’s investment in Pharos to Neoforma’s estimate of its fair market value as of December 31, 2001. During fiscal 2001, Neoforma was unsuccessful in its efforts to identify a buyer for the technology it acquired as part of its acquisition of Pharos. In addition, in the fourth quarter of 2001, Neoforma terminated Neoforma’s use of the technology acquired. Based on these factors, Neoforma concluded that the carrying value of the intangible assets was not recoverable as of December 31, 2001. As a result, Neoforma recorded an impairment charge of $11.9 million during the fourth quarter of 2001 to write off these intangible assets.

Impairment of Assets Held for Divestiture.    Impairment of assets held for divestiture consists of impairment charges that are the direct result of pending divestitures of certain of Neoforma’s operations and relate to any charges required to adjust the carrying value of the assets to be divested to the net realizable value.

During the fourth quarter of 2001, Neoforma obtained board approval to explore strategic alternatives for the divestiture of its NeoMD operations to continue to maintain its focus on delivering core customer solutions and to increase Neoforma’s resource commitment to the acute care business. These operations consisted primarily of the assets of EquipMD. As a result, Neoforma recorded a charge of $81.1 million to write down these assets to the estimated net realizable disposal value. There were no such impairment charges recorded in 2002.

Write-Down of Non-Marketable Investments.    Neoforma wrote off Neoforma’s $3.0 million investment in Pointshare during the third quarter of 2001. During fiscal 2002, Neoforma received $211,000 from the bankruptcy trustee for Pointshare, which is recorded as a credit to write-down of non-marketable investments in Neoforma’s consolidated statement of operations in 2002.

During the fourth quarter of 2001, Neoforma wrote off Neoforma’s $5.4 million investment in CarePortal.com, LLC, formerly known as IntraMedix, LLC, a privately held corporation. Due to uncertainties regarding the financial position of CarePortal, the resulting decline in the value of this investment and Neoforma’s belief that the decline in value was other than temporary in nature, Neoforma concluded that the investment in CarePortal had no future realizable value as of December 31, 2001.

In December 2002, Neoforma received notice from Attainia, Inc. that it had completed a round of financing at an offering price less than the cost per share of Neoforma’s investment in Attainia. As such, Neoforma wrote down Neoforma’s investment in Attainia by $662,000 during the year ended December 31, 2002.

Write-Down of Note Receivable.    In September 2002, Neoforma entered into a confidential settlement agreement with Med-XS Solutions, Inc. and Med-XS Asset Services, Inc., or Med-XS, to settle the suit Neoforma had filed against Med-XS, and the subsequent counterclaim filed by Med-XS against Neoforma, in connection with their failure to make payments to Neoforma under a $2.4 million promissory note executed as partial payment for their purchase of Neoforma’s now divested subsidiary, General Asset Recovery, LLC, or GAR, part of Neoforma’s Auction operations. Neoforma wrote down the note receivable by $1.1 million in the third quarter of 2002 to reflect the collectible value of the note based on the terms of the settlement agreement.

Net (Gain)/Loss on Divested Businesses.    Net gain on divested businesses during the year ended December 31, 2001 consisted of the net gain realized as a result of the divestitures of the USL, FDI and GAR operations during that period. The gain on divested businesses is calculated by reducing the consideration paid to Neoforma for the divested operations by the net book value of all assets and liabilities transferred with the divested operations. The divestiture of USL resulted in a gain of $307,000 on the sale of the net assets, the divestiture of FDI resulted in a loss of $1.1 million on the sale of the net assets and the divestiture of the GAR operations resulted in a gain of $872,000 on the sale of the net assets. The resulting net gain on divested businesses during the year ended December 31, 2001 was $55,000. During the year ended December 31, 2002, the loss on divested businesses consisted of a loss of $59,000 incurred as a result of the sale of the NeoMD operations.

Other Income (Expense).    Interest income for the year ended December 31, 2002 was $516,000 compared to $769,000 for the year ended December 31, 2001. Interest expense increased from $685,000 for the year ended December 31, 2001 to $1.7 million for the year ended December 31, 2002. The increase in interest expense was primarily due to a reduction in capitalized interest from $1.1 million during the year ended December 31, 2001 to $674,000 during the year ended December 31, 2002. Total interest incurred during the years ended December 31, 2001 and 2002, before capitalized interest, was $1.8 million and $2.4 million, respectively. Capitalized interest related to purchased software being configured for use in Neoforma’s solutions which was not yet placed in service. The increase in Neoforma’s total interest costs was due to an increase in average borrowings outstanding during 2002 compared to 2001 under its line of credit with VHA. Other income was $271,000 for the year ended December 31, 2001 and other expense was $60,000 for the year ended December 31, 2002. Other income during the year ended December 31, 2001 was primarily the result of the forgiveness of $500,000 of debt under Neoforma’s note payable to the original owner of the GAR business.

Income Taxes.    Due to losses since inception, Neoforma has not recorded any income tax provision for 2001 and 2002.

Year Ended December 31, 2000 as Compared to Year Ended December 31, 2001

Revenue

Marketplace Revenue

Related Party.    For the years ended December 31, 2000 and 2001, related-party marketplace revenue consisted solely of fees paid by Novation to Neoforma under the minimum fee level provisions of the Outsourcing Agreement, as amended, during those periods. As a result of the adoption of EITF No. 01-9, amortization of partnership costs resulting from the equity consideration issued to VHA and UHC, the owners of Novation, is classified as an offset against related-party revenue, as opposed to being classified as an operating expense, up to the lesser of such related-party revenue or amortization of partnership costs in any given period. Due to the offset of approximately $81,000 and $24.6 million of amortization of partnership costs against related-party marketplace revenue for the years ended December 31, 2000 and 2001, respectively, there was no net related-party marketplace revenue for either period.

Other.    Other marketplace revenue was $1.1 million for the year ended December 31, 2001, a decrease from $1.3 million for the year ended December 31, 2000. The decrease was primarily due to the elimination of Neoforma’s Shop services in 2001, partially offset by an increase in revenue from Neoforma’s NeoMD marketplace and from the initiation of supplier paid fees related to Marketplace@Novation.

Trading Partner Services Revenue

Trading Partner Services.    Historically, trading partner services revenue consisted of the following: setup fees to digitize product information; subscription and transaction-based fees for management and disposition of used medical equipment through Neoforma’s now-divested asset recovery service, known as Auction; sponsorship fees paid by suppliers to feature their brands and products on Neoforma’s now-divested Plan service; license fees from the sale of software tools and related technical information; and services revenue for implementation and consulting services paid by users of Neoforma’s solutions. The decrease in trading partner services revenue from $4.5 million for the year ended December 31, 2000 to $1.6 million for the year ended December 31, 2001 was primarily due to reduced revenue from the USL business as a result of the sale of USL in April 2001; reduced revenue from Neoforma’s other Plan operations as a result of the sale of those operations to Attainia in April 2001; and reduced transaction fee revenue from Neoforma’s asset recovery services as a result of the sale of the Auction operations in September 2001. These reductions were partially offset by revenue relating to the sale of a license to GHX to utilize portions of Neoforma’s NeoConnect platform.

Sales of Used Equipment.    Neoforma had total sales of used equipment of $250,000 for the year ended December 31, 2001, a decrease from $4.6 million for the year ended December 31, 2000. The decrease was due to Neoforma’s reduced focus on the Auction operations and its sale in September 2001.

Operating Expenses

Cost of Equipment Sold.    Cost of equipment sold decreased from $3.5 million for the year ended December 31, 2000 to $216,000 for the year ended December 31, 2001.

Cost of Services.    Cost of services increased from $7.7 million for the year ended December 31, 2000 to $13.5 million for the year ended December 31, 2001. The increase was due to the fact that the services group was created early in fiscal 2000, resulting in minimal costs for a significant portion of that period as the group was still building its operations. Additionally, in 2001, the services organization significantly expanded both the quantity and the scope of the implementations and services it provides to Neoforma’s customers, resulting in further increased costs in 2001.

Operations.    Operations expenses increased from $14.0 million for the year ended December 31, 2000 to $15.7 million for the year ended December 31, 2001. The increase was primarily due to an increase in operations personnel related costs partially offset by a decrease of $1.4 million in amortization of deferred compensation.

Product Development.    Product development expenses decreased from $24.8 million for the year ended December 31, 2000 to $16.9 million for the year ended December 31, 2001. The decrease was primarily due to reduced costs relating to product development personnel, specifically with respect to contractors and consultants, and a decrease of $2.0 million in amortization of deferred compensation.

Selling and Marketing.    Selling and marketing expenses decreased from $51.5 million for the year ended December 31, 2000 to $28.6 million for the year ended December 31, 2001. The decrease was primarily due to reduced selling and marketing personnel costs and a resulting reduction in expenses related to travel and attendance at trade shows and a $3.9 million decrease in amortization of deferred compensation allocated to selling and marketing. During 2001, Neoforma focused more of its available resources on marketplace implementation and integration efforts and product development. As a result, selling and marketing costs were at significantly lower levels in 2001 as compared with 2000. Selling and marketing headcount at December 31, 2000 and 2001 was 99 and 48, respectively.

General and Administrative.    General and administrative expenses decreased from $22.9 million for the year ended December 31, 2000 to $16.1 million for the year ended December 31, 2001. The decrease was primarily due to a reduction of $7.1 million in amortization of deferred compensation associated with administrative personnel, including finance, accounting and administrative personnel. Also, in 2000 Neoforma incurred costs resulting from preparations for its initial public offering, which occurred in January 2000.

Amortization of Intangibles.    Neoforma historically amortized intangible assets on a straight-line basis over a period of three to seven years. Amortization of intangibles increased from $26.6 million for the year ended December 31, 2000 to $30.1 million for the year ended December 31, 2001. The increase was primarily the result of a full year of amortization on the EquipMD intangible assets in fiscal 2001, as opposed to only eight months of amortization taken in fiscal 2000 as a result of the acquisition closing at the end of April 2000. This was offset by the fact that Neoforma incurred reduced amortization from the USL and FDI intangible assets as a result of the divestitures of those operations during the second quarter of 2001. Additionally, Neoforma incurred significantly reduced amortization relating to GAR and National Content Liquidators, Inc., or NCL, intangible assets as a result of the write-down it took on the Auction operations in the fourth quarter of 2000 in preparation for the sale of the Auction operations and because it amortized the reduced intangible assets for only a portion of the year as a result of the closing of the sale of the Auction operations during the third quarter of 2001. During the fourth quarter of 2001, Neoforma wrote down the Pharos intangible assets and effectively all of the intangible assets relating to the acquisition of EquipMD as a result of its discontinuation of the use of the Pharos technology and its plans to divest the EquipMD business.

Amortization of Partnership Costs.    Amortization of partnership costs classified as an operating expense increased from $29.4 million for the year ended December 31, 2001 to $50.8 million for the year ended December 31, 2002. The increase from fiscal 2000 was primarily the result of the amortization of a full year of partnership costs compared to approximately five months for the year ended December 31, 2000, as the Outsourcing Agreement did not become effective until late July 2000. In addition, Neoforma capitalized incremental partnership costs during fiscal 2001 as VHA and UHC earned a portion of the restricted stock.

The increase in amortization expense was partially offset by the increase in fees received from related parties as, under EITF No. 01-9, amortization of partnership costs is classified as an offset against related-party revenue, as opposed to being classified as an operating expense, up to the lesser of such related-party revenue or amortization of partnership costs in any given period. Neoforma offset approximately $81,000 and $24.8 million of amortization of partnership costs against related-party revenue for the years ended December 31, 2000 and 2001, respectively. The amortization of partnership costs reported as an operating expense is reflected as an adjustment to reconcile net loss to cash from operating activities in the Consolidated Statements of Cash Flows. Under EITF No. 01-9, Neoforma accounts for the fees being paid by Novation under the terms of the Outsourcing Agreement and subsequent amendments as if they were payments made for the equity consideration Neoforma provided to VHA and UHC as opposed to payments for services. As a result, the amortization of partnership costs that is offset against related-party revenue is reported as a cash flow from financing activities in Neoforma’s Consolidated Statements of Cash Flows. Including the amortization offset against related-party revenue under EITF No. 01-9, amortization of partnership costs increased from approximately $29.5 million to $75.7 million for the years ended December 31, 2000 and 2001, respectively.

Costs of Strategic Partnership.    Costs of strategic partnership represents the investment banking, legal and accounting fees incurred by Neoforma in connection with entering into the Outsourcing Agreement with Novation, VHA and UHC in 2000. Such costs amounted to $9.3 million in fiscal 2000.

Amortization of Deferred Compensation.    In connection with the grant of stock options to employees during fiscal 1998, 1999 and 2000, Neoforma recorded deferred compensation of $65.2 million. Amortization of deferred compensation is reversed for any amounts recognized on options that do not vest due to employee terminations and employee attrition. During the years ended December 31, 2000 and 2001, Neoforma recorded $8.4 million and $2.4 million, respectively, in reductions of deferred compensation. Neoforma recorded amortization of this deferred compensation, net of reversals relating to forfeitures, of $21.5 million and $7.7 million during the years ended December 31, 2000 and 2001, respectively.

In connection with the assumption of certain stock options granted to employees of EquipMD prior to its acquisition of EquipMD, Neoforma recorded deferred compensation of $23.1 million, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of these options at the date of announcement of the acquisition. This amount is presented as a reduction of stockholders’ equity and is being amortized over the vesting period of the applicable options using an accelerated method of amortization. During the years ended December 31, 2000 and 2001, Neoforma recorded $0 and $4.9 million, respectively, in reductions of this deferred compensation as a result of employee terminations and employee attrition. Neoforma recorded amortization, net of reversals relating to forfeitures, of $9.0 million and $8.4 million during the years ended December 31, 2000 and 2001, respectively.

In December 2001, in connection with the award of restricted stock to certain employees and officers, Neoforma recorded deferred compensation of $3.6 million, representing the fair value of the underlying common stock at the date of grant. The restrictions on the stock lapsed on June 30, 2003 for the officers and lapse on February 16, 2004 for the other employees, subject to continuous employment with Neoforma through those dates. This amount is presented as a reduction of stockholders’ equity and will be amortized ratably over the period from the date of grant through the vesting date using the straight line method of amortization. Neoforma recorded amortization of deferred compensation related to these shares of $146,000 during the year ended December 31, 2001.

Write-Off of Purchased Software.    During the years ended December 31, 2000 and 2001, Neoforma recorded charges of $3.9 million and $1.5 million, respectively, to write off purchased software licenses that it was no longer utilizing.

Write-Off of Acquired In-Process Research and Development.    During the year ended December 31, 2000, Neoforma recorded charges of $1.9 million and $15.0 million to write off acquired in-process research and development in connection with the Pharos acquisition and the EquipMD acquisition, respectively. There were no such write-offs during the year ended December 31, 2001.

Abandoned Acquisition Costs.    Abandoned acquisition costs in 2000 consisted primarily of legal, accounting, investment banking and other costs incurred as a result of the termination of the Agreement and Plan of Merger, dated March 30, 2000, between Neoforma and Eclipsys Corporation and the Agreement and Plan of

Merger, dated March 30, 2000, between Neoforma and Healthvision, Inc. Abandoned acquisition costs were $2.7 million for the year ended December 31, 2000. There were no such costs during the year ended December 31, 2001.

Restructuring.    During the first half of 2000, Neoforma recorded a restructuring charge of $2.1 million. This charge was the result of a reorganization and streamlining of operations undertaken to focus on two key global markets, IDNs and hospitals, and physician practices. The entire restructuring charge was related to the reduction in workforce of 80 individuals. All 80 employees were terminated under this plan during 2000, of which 35 were in selling and marketing, four were in general administration, 16 were in product development, 20 were in operations and five were in service delivery. In December 2000, Neoforma recorded a restructuring charge of $691,000 in connection with its decision to divest its Auction and USL operations. Of the $691,000, $160,000 related to severance of 24 employees and the remainder related to idle facilities and related costs.

In June 2001, Neoforma recorded an additional restructuring charge of $600,000, of which $539,000 related to a revision of its estimate of the time required to sublease idle facilities of the Auction operations and $61,000 related to severance costs for employees of the Auction operations.

In December 2001, Neoforma recorded a restructuring charge of $350,000 in connection with the decision to divest the EquipMD subsidiary. Of the $350,000, $311,000 related to anticipated severance of seven employees and $39,000 related to idle facilities and related costs.

Impairment of Intangibles.    Impairment of intangibles represents the reduction of the carrying value of Neoforma’s investment in Pharos to Neoforma’s current estimate of its fair market value as of December 31, 2001. During fiscal 2001, Neoforma was unsuccessful in its efforts to identify a buyer for the technology Neoforma acquired as part of its acquisition of Pharos. In addition, in the fourth quarter of 2001, Neoforma terminated its use of the technology acquired. Based on these factors, Neoforma concluded that the carrying value of the intangible assets was not recoverable as of December 31, 2001. As a result, Neoforma recorded an impairment charge of $11.9 million during the fourth quarter of 2001 to write off these intangible assets.

Impairment of Assets Held for Divestiture.    In the fourth quarter of 2000, Neoforma’s management, working with its board of directors, finalized a plan to refocus its operations on building and managing private Internet marketplaces for Neoforma’s trading partners. As part of this process, Neoforma announced its intention to divest two of Neoforma’s operations that were not aligned with that strategy. The operations to be divested were Neoforma’s Auction operations, which consisted primarily of GAR and the assets acquired from NCL, as well as Neoforma’s USL subsidiary. In accordance with this plan, Neoforma wrote down the assets of both operations to the estimated net realizable disposal value based on the activity through December 31, 2000. The impairment of assets held for divestiture for the year ended December 31, 2000 consisted of a $13.3 million reduction in the net realizable disposal value of these assets.

During the fourth quarter of 2001, to continue to maintain its focus on delivering core customer solutions and to increase its resource commitment to the acute care business, Neoforma obtained board approval to begin exploring strategic alternatives for the divestiture of Neoforma’s NeoMD operations. These operations consisted primarily of the assets of EquipMD. As a result, Neoforma recorded a charge of $81.1 million to write down these assets to the estimated net realizable disposal value.

Write-Down of Non-Marketable Investments.    Pointshare notified Neoforma in September 2001 that it was in the process of selling its remaining assets and winding down its operations. Pointshare was a privately held business-to-business administration services company in which Neoforma invested $3.0 million in March 2000. Based on Neoforma’s subsequent discussions with Pointshare’s management, Neoforma felt that it was highly unlikely that Neoforma would recover any material portion of its initial investment. As such, Neoforma wrote off its $3.0 million investment in Pointshare during the third quarter of 2001.

During the fourth quarter of 2001, Neoforma wrote off its $5.4 million investment in CarePortal. Due to uncertainties regarding the financial position of CarePortal, the resulting decline in the value of this investment and Neoforma’s belief that the decline in value was other than temporary in nature, Neoforma concluded that its investment in CarePortal had no future realizable value as of December 31, 2001.

Net (Gain)/Loss on Divested Businesses.    Net (gain)/loss on divested businesses consists of the net gain realized as a result of the divestitures of the USL, FDI and Auction operations during the year ended December 31, 2001. The gain or loss on divested businesses is calculated by reducing the consideration paid to Neoforma for the divested operations by the net book value of all assets and liabilities transferred with the divested operations. The divestiture of USL resulted in a gain of $307,000, the divestiture of FDI resulted in a loss of $1.1 million and the divestiture of the Auction operations resulted in a gain of $872,000. The resulting net gain on divested businesses during the year ended December 31, 2001 was $55,000.

Other Income (Expense).    Interest income decreased from $4.7 million for the year ended December 31, 2000 to $769,000 for the year ended December 31, 2001. The decrease in interest income was due to the decrease in Neoforma’s average net cash and cash equivalents balance as a result of Neoforma’s utilization of cash to fund its operations in fiscal 2000 and 2001. Interest expense decreased from $1.4 million for the year ended December 31, 2000 to $685,000 for the year ended December 31, 2001. The decrease in interest expense was due primarily to the fact that Neoforma capitalized interest of $1.1 million in 2001 related to purchased software being configured for use in Neoforma’s solutions which was not yet placed in service. Total interest incurred in 2001 before capitalized interest was $1.8 million. Other income increased from $29,000 for the year ended December 31, 2000 to $271,000 for the year ended December 31, 2001. This increase in other income was primarily the result of the forgiveness of $500,000 of debt under Neoforma’s note payable to the original owner of the GAR business in 2001.

Income Taxes.    Due to losses since inception, Neoforma has not recorded any income tax provision for 2000 or 2001.

Liquidity and Capital Resources

In January 2000, Neoforma completed its IPO and issued 805,000 shares of its common stock at an initial public offering price of $130.00 per share. Net cash proceeds to Neoforma from the IPO were approximately $95.3 million. From Neoforma’s inception until its IPO, it financed its operations primarily through private sales of preferred stock through which it raised net proceeds of $88.5 million.

In January 2001, Neoforma completed a $30.5 million private round of financing in which it sold 1,804,738 shares of its common stock at $16.90 per share to three strategic investors, VHA, UHC and i2 Technologies.

In April 2001, Neoforma entered into a $25.0 million revolving credit agreement with VHA. Under this credit agreement, as amended in February 2002 and December 2002, Neoforma is able to borrow funds until December 31, 2004, up to an amount based on a specified formula dependent on the gross volume of transactions through Marketplace@Novation. Funds that Neoforma borrows under this credit agreement bear interest at the prime rate plus 2.75% per year and are secured by substantially all of its assets. Neoforma is not subject to any financial covenants under this credit agreement. All amounts outstanding under this line of credit, both principal and interest, are due and payable on December 31, 2004, if not repaid sooner. In the event that Neoforma (i) sells any of its stock as part of an equity financing, (ii) obtains funding in connection with a debt financing or other lending transaction that is either unsecured or subordinate to the lien of VHA under the credit agreement or (iii) enters into a debt financing or other lending transaction secured by assets Neoforma owned as of the date Neoforma entered into the credit agreement, then the maximum of $25.0 million Neoforma could potentially borrow under the credit agreement will be reduced by an amount equal to the cash proceeds Neoforma receives from any of these transactions. As of June 30, 2003, Neoforma had outstanding borrowings of $14.0 million under the line of credit and $11.0 million remaining available under the terms of the agreement. In April 2003,

Neoforma paid VHA $2.8 million of accrued interest, representing the full amount of accrued interest under the credit agreement through March 31, 2003.

In July 1999, Comdisco provided Neoforma with a $2.5 million loan and lease facility to finance computer hardware and software equipment. Amounts borrowed to purchase hardware bear interest at 9% per annum and are payable in 48 monthly installments consisting of interest only payments for the first nine months and principal and interest payments for the remaining 39 months, with a balloon payment of the remaining principal payable at maturity. Amounts borrowed to purchase software bear interest at 8% per annum and are payable in 30 monthly installments consisting of interest-only payments for the first four months and principal and interest payments for the remaining 26 months, with a balloon payment of the remaining principal payable at maturity. The computer equipment purchased with the proceeds of the loans secures this facility. As of June 30, 2003, Neoforma had outstanding borrowings of $27,000 under this facility.

In August 1999, in connection with its acquisition of General Asset Recovery, LLC, or GAR, Neoforma issued a promissory note in the principal amount of $7.8 million payable monthly over five years bearing interest at a rate of 7% per year. In July 2001, Neoforma modified the terms of this promissory note in exchange for the release of the security interest the note holder had in the assets of the GAR operations. In accordance with the revised terms of the note, Neoforma repaid $750,000 of the balance of the note in August 2001 and an additional $500,000 was forgiven by the note holder. The remaining balance due on the promissory note is to be paid in equal monthly installments, with interest accruing at 7% per year, over the subsequent 30 months. As of June 30, 2003, the outstanding balance on the note was $662,000.

In July 2000, as compensation for the advisory services rendered in connection with the termination of the proposed mergers with Healthvision, Inc. and Eclipsys Corporation, the Outsourcing Agreement and its acquisition of EquipMD, Neoforma entered into a promissory note with its investment banker for these transactions in the amount of $6.0 million. The note was payable in quarterly payments of $1.5 million, commencing on January 1, 2001. In April 2001, Neoforma amended the terms of the note such that the remaining balance was payable in two installments: the first $2.0 million payable in May 2001 and the remaining $2.5 million payable in April 2002. The remaining balance of $2.5 million was repaid in April 2003.

As of June 30, 2003, Neoforma had $14.8 million of outstanding bank, other borrowings and notes payable, $21.9 million of cash, cash equivalents and short-term investments and $1.0 million of restricted cash.

Future maturities of principal on the loans and notes payable as of December 31, 2002 are as follows (in thousands):

2003	$4,000
2004	14,108
2005	18
2006	22
2007	4

$18,152

In connection with its operating lease on its corporate headquarters in San Jose, California, Neoforma established a letter of credit in the amount of $2.0 million payable to its landlord to secure its obligations under the lease. Under the terms of the lease, which allow for reductions in the amount of the letter of credit over time as Neoforma fulfills its obligations under the lease, Neoforma has reduced the letter of credit to $1.0 million. The letter of credit is secured by balances in Neoforma’s investment accounts and is classified as restricted cash in its unaudited condensed consolidated balance sheets.

In May 2000, as part of the termination of the proposed mergers with Eclipsys and Healthvision, Neoforma entered into a strategic commercial relationship with Eclipsys and Healthvision that includes a co-marketing and distribution arrangement between Neoforma and Healthvision. Under the terms of the arrangement, Neoforma purchased a license to utilize Eclipsys’ eWebIT enterprise application technology to enhance the integration of legacy applications with its e-commerce platform technology. Additionally, Neoforma committed to purchase $4.3 million of consulting services from their professional services organizations over a four-year period. Neoforma is currently in dispute with Healthvision and Eclipsys over this arrangement regarding its obligation to utilize their services. As of June 30, 2003, Neoforma had utilized $1.6 million of these professional services.

Neoforma adopted EITF No. 01-9 effective January 1, 2002. As a result of the application of EITF No. 01-9, Neoforma has classified certain costs associated with equity consideration provided to VHA and UHC in connection with the Outsourcing Agreement, as amended, as an offset against related party revenue from VHA, UHC and Novation. This treatment results in the offset of non-cash amortization of partnership costs against related party revenue up to the lesser of such related-party revenue or amortization of partnership costs in any period. Any amortization of partnership costs in excess of related-party revenue in any period is classified as an operating expense and is reflected as an adjustment to reconcile net loss to cash from operating activities on the unaudited condensed consolidated statements of cash flows. Under EITF No. 01-9, Neoforma accounts for the fees being paid by Novation under the terms of the Outsourcing Agreement, as amended, as if they were payments made for the equity consideration Neoforma provided to VHA and UHC as opposed to payments for services. As a result, the amortization of partnership costs that is offset against related party revenue is reported as a cash flow from financing activities in its unaudited condensed consolidated statements of cash flows.

Net cash used in operating activities was $32.1 million and $25.7 million for the six months ended June 30, 2003 and 2002, respectively. Net cash used in operating activities for the six months ended June 30, 2003 primarily related to cash utilized to fund net losses, decreases in accrued liabilities, accrued payroll and accounts payable, accrued interest payable on related-party notes payable and an increase in accounts receivable, which were partially offset by an increase in deferred revenue. Net cash used in operating activities for the six months ended June 30, 2002 primarily related to cash utilized to fund net losses and decreases in accounts payable, accrued liabilities and accrued payroll and increases in prepaid expenses and other current assets, which were partially offset by decreases in restricted cash and other assets. Net cash used in operating activities was $48.5 million, $70.2 million and $68.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. Net cash used in operating activities for the year ended December 31, 2002 primarily related to cash utilized to fund net losses, which were partially offset by an increase in accrued liabilities and accrued payroll and a decrease in restricted cash. Net cash used by operating activities for the year ended December 31, 2001 primarily related to cash utilized to fund net losses as well as a decrease in accounts payable, which were partially offset by increases in accrued liabilities and accrued payroll and deferred revenue and decreases in restricted cash and prepaid expenses and other current assets. Net cash used in operating activities for the year ended December 31, 2000 primarily related to cash utilized to fund net losses and increases in restricted cash, accounts receivable and prepaid expenses and other current assets, which were partially offset by increases in accounts payable and accrued liabilities and accrued payroll and a decrease in other assets.

Net cash used in investing activities was $3.8 million and $2.0 million for the six months ended June 30, 2003 and 2002, respectively. Net cash used in investing activities for the six months ended June 30, 2003 related primarily to the purchase of equipment to operate Neoforma’s solutions. Net cash used in investing activities for the six months ended June 30, 2002 related to the purchase of equipment to operate Neoforma’s solutions. Net cash used in investing activities was $5.1 million, $3.6 million and $27.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Net cash used in investing activities for the year ended December 31, 2002 primarily related to the purchase of equipment to operate Neoforma’s solutions, net purchases of marketable investments and cash paid for the acquisitions of MedContrax, Med-ecorp and Revelocity. Net cash used in investing activities for the year ended December 31, 2001 primarily related to the purchase of equipment to operate Neoforma’s solutions, which was partially offset by net sales of marketable investments. Net cash used in investing activities for the year ended December 31, 2000 related to the purchase of equipment to operate Neoforma’s solutions, purchase of non-marketable investments and cash paid in connection with the acquisitions of Pharos, USL, EquipMD and NCL, which were partially offset by net sales of marketable investments.

Net cash provided by financing activities was $30.6 million and $30.1 million for the six months ended June 30, 2003 and 2002, respectively. Net cash provided by financing activities for the six months ended June 30, 2003 primarily related to fees received from Novation under the terms of the Outsourcing Agreement, as amended, collections of notes receivable from stockholders and proceeds from the issuance of common stock under Neoforma’s employee stock purchase plan, which were partially offset by repayments of notes payable. Net cash provided by financing activities for the six months ended June 30, 2002 primarily related to fees received from Novation under the terms of the Outsourcing Agreement, as amended, which were partially offset by repayments of notes payable. Net cash provided by financing activities was $62.8 million, $65.3 million and $92.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. Net cash provided by financing activities for the year ended December 31, 2002 primarily related to fees received from Novation under the minimum fee level provisions of the Outsourcing Agreement and collections of notes receivable from stockholders, partially offset by repayments of notes payable. Net cash provided by financing activities for the year ended December 31, 2001 primarily related to fees received from Novation under the minimum fee level provisions of the Outsourcing Agreement, net proceeds from common stock issuances and draws on Neoforma’s line of credit, which were partially offset by repayment of notes payable. Net cash provided by financing activities for the year ended December 31, 2000 primarily related to the proceeds from Neoforma’s initial public offering of its common stock in January 2000, partially offset by repayments of notes payable.

Neoforma currently anticipates that its available funds, consisting of cash and cash equivalents, combined with those funds Neoforma expects to generate in 2003 and funds available to Neoforma through its line of credit, will be sufficient to meet its anticipated needs for working capital, capital expenditures and acquisitions, including the cash consideration related to the proposed Transaction, through at least the next 12 months. Neoforma’s future long-term capital needs will depend significantly on the rate of growth of its business, the timing of expanded service offerings, the success of these services once they are launched and its ability to adjust its operating expenses to an appropriate level if the growth rate of its business is slower than expected. Hospitals and suppliers may not accept Neoforma’s business model of providing Web-based supply chain management solutions for the healthcare industry and, as a result, Neoforma may not succeed in increasing its revenue and controlling its expenses to the extent necessary to continue to be cash flow positive during 2003 and beyond. Any projections of future long-term cash needs and cash flows are subject to substantial uncertainty. If its available funds and cash generated from operations are insufficient to satisfy its long-term liquidity requirements, or if an event of default occurs under its credit agreement with VHA and Neoforma is required to repay all outstanding indebtedness under the credit agreement, Neoforma may need to seek additional sources of funding, such as selling additional equity or debt securities or obtaining additional lines of credit. Neoforma also may need to curtail expansion of its services, including reductions in its staffing levels and related expenses, or potentially liquidate selected assets. If its management decides that it is in its best interest to raise cash to strengthen its balance sheet, broaden its investor base, increase the liquidity of its stock, finance any acquisitions or for any other reason, Neoforma may decide to issue equity or debt, even if all of its current funding sources remain available to Neoforma. If Neoforma issues additional securities to raise funds, those securities may have rights, preferences or privileges senior to those of the rights of its common stock and its stockholders may experience dilution. Neoforma cannot be certain that additional financing will be available to Neoforma on favorable terms when required, or at all.

NEOFORMA, INC.

QUARTERLY CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Quarter Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003
Consolidated Statement of Operations Data:
Revenue:
Marketplace revenue:
Related party*	$—	$—	$—	$—	$—	$—	$—	$—	297	$—
Other	270	256	307	297	329	160	248	485	238	1,117

Total Marketplace revenue	270	256	307	297	329	160	248	485	535	1,117
Trading Partner Services*	528	536	196	363	283	421	1,180	1,155	2,067	1,402
Sales of used equipment	—	237	13	—	—	—	—	—	—	—

Total Trading Partner Services Revenue	528	773	209	363	283	421	1,180	1,155	2,067	1,402

Total revenue	798	1,029	516	660	612	581	1,428	1,640	2,602	2,519
Operating Expenses:
Cost of equipment sold	—	216	—	—	—	—	—	—	—	—
Cost of services	4,127	3,491	3,370	2,492	2,189	1,974	2,312	2,038	1,378	1,481
Operations	4,040	4,354	3,599	3,682	3,389	3,457	6,459	7,132	5,142	4,799
Product development	5,128	4,434	3,888	3,462	3,733	4,006	4,381	5,109	4,743	4,183
Selling and marketing	10,205	7,323	5,704	5,414	3,368	2,928	3,095	3,402	4,977	4,633
General and administrative	4,492	4,478	3,614	3,480	3,634	4,066	3,583	3,435	2,967	3,130
Amortization of intangibles	7,945	7,435	7,397	7,321	—	—	32	58	147	147
Amortization of partnership costs*	16,684	15,064	11,489	7,593	5,250	2,396	1,290	425	—	833
Write-off purchased software	32	283	1,019	179	—	244	6	208	—	—
Write-off of acquired in-process research and development	—	—	—	—	—	—	110	—	—	—
Restructuring	—	600	—	350	(68)	—	—	—	—	—
Impairment of intangibles	—	—	—	11,906	—	—	—	—	—	—
Impairment of assets held for divestiture	—	—	—	81,086	—	—	—	—	—	—
Write-down of non-marketable investments	—	—	3,000	5,400	(184)	—	—	635	—	—
Write-down of note receivable	—	—	—	—	—	—	1,053	—	—	—
Net (gain)/loss on divested businesses	—	817	(872)	—	59	—	—	—	—	—

Loss from operations	(51,855)	(47,466)	(41,692)	(131,705)	(20,758)	(18,490)	(20,893)	(20,802)	(16,752)	(16,687)
Other Income (Expense)	72	142	471	(330)	(233)	(79)	(225)	(730)	(299)	(261)

Net loss	$(51,783)	$47,324)	$(41,221)	$(132,035)	$(20,991)	$(18,569)	$(21,118)	$(21,532)	$(17,051)	$(16,948)

Net loss per share:
Basic and diluted	$(3.44)	$(3.00)	$(2.58)	$(8.21)	$(1.29)	$(1.12)	$(1.24)	$(1.25)	$(0.97)	$(0.94)

Weighted average share—basic and diluted	15,054	15,788	15,960	16,083	16,326	16,559	16,985	17,291	17,540	17,985

[*	See Note 3 to the Notes to Consolidated Financial Statements for further discussion of the application of EITF No. 01-9.]

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On May 28, 2003, Deloitte & Touche LLP and Neoforma ceased their client-auditor relationship. On that date, Deloitte notified the Chairman of Neoforma’s Audit Committee that Deloitte resigned from its audit relationship with Neoforma.

Deloitte has not included, in any report on Neoforma’s financial statements, an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope, or accounting principles, with respect to Neoforma’s financial statements.

During the two most recent fiscal years of Neoforma ended December 31, 2002, and the subsequent interim period through May 28, 2003, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between Neoforma and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports on Neoforma’s financial statements.

During the two most recent fiscal years of Neoforma ended December 31, 2002, and the subsequent interim period through May 28, 2003, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except that Deloitte advised Neoforma’s Audit Committee and management that Deloitte noted a certain matter involving internal control that it considered to be a material weakness. Deloitte advised Neoforma that, in Deloitte’s judgment, the material weakness was the result of Neoforma’s lack of review for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or that such an asset may be obsolete.

As a result of the notification of the material weakness discussed above, Neoforma expanded the scope of periodic communications between its finance department and other operational departments, and expanded the formal reporting procedures, to improve the controls over the evaluation of long-lived assets for impairment.

On July 22, 2003, Neoforma’s Audit Committee engaged PricewaterhouseCoopers LLP as its new independent auditor. During the two most recent fiscal years and through July 22, 2003, Neoforma has not consulted with PricewaterhouseCoopers regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Neoforma’s financial statements, and neither a written report was provided to Neoforma or oral advice was provided that PricewaterhouseCoopers concluded was an important factor considered by Neoforma in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event. Neoforma has authorized Deloitte to respond fully to the inquiries of PricewaterhouseCoopers concerning the material weakness described above or any other matters.

Quantitative and Qualitative Disclosures About Market Risk

Neoforma’s exposure to market risk for changes in interest rates relates primarily to its investment portfolio. Neoforma does not use derivative financial instruments in its investment portfolio. Neoforma invests in high-credit quality issuers and, by policy, limits the amount of credit exposure to any one issuer. As stated in its investment policy, Neoforma seeks to ensure the safety and preservation of Neoforma’s invested funds by limiting default risk, market risk and reinvestment risk. Neoforma mitigates default risk by investing in safe and high-credit quality securities and by reviewing Neoforma’s portfolio monthly to respond appropriately to a significant reduction in a credit rating of any investment issuer, guarantor or depository. Neoforma’s portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. Because Neoforma’s investments mature within one year, a hypothetical change in interest rate of 10% would not have a significant effect on the value of its investments and would reduce interest income by approximately $18,000.

The table below presents principal amounts and related weighted average interest rates by date of maturity for Neoforma’s investment portfolio (in thousands):

	Fiscal Years
	2003	2004	2005	2006	2007
Cash equivalents and short-term investments:
Fixed rate short-term investments	$13,470	$—	$—	$—	$—
Average interest rate	1.33%	—	—	—	—

NEOFORMA FINANCIAL STATEMENTS

The following Financial Statements of Neoforma are filed as part of this Proxy Statement:

Independent Auditors’ Report	104

Consolidated Balance Sheets as of December 31, 2001 and 2002	105

Consolidated Statements of Operations for the Years ended December 31, 2000, 2001 and 2002	106

Consolidated Statements of Changes in Stockholders’ Equity for the Years ended December 31, 2000, 2001 and 2002	107

Consolidated Statements of Cash Flows for the Years ended December 31, 2000, 2001 and 2002	110

Notes to Consolidated Financial Statements	112

Unaudited Condensed Consolidated Balance Sheets as of December 31, 2002 and June 30, 2003	143

Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months ended June 30, 2002 and 2003	144

Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2002 and 2003	145

Notes to Unaudited Condensed Consolidated Financial Statements	147

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Neoforma, Inc.:

We have audited the accompanying consolidated balance sheets of Neoforma, Inc. (the “Company”) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of Neoforma’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Neoforma, Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, in 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/    DELOITTE & TOUCHE LLP

San Jose, California

February 13, 2003

NEOFORMA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2001	2002
Assets
Current assets:
Cash and cash equivalents	$14,096	$23,277
Restricted cash, current portion	500	—
Short-term investments	—	1,305
Accounts receivable, net of allowance for doubtful accounts of $206 and $259 in 2001 and 2002, respectively	1,377	1,828
Related party accounts receivable	—	800
Prepaid expenses and other current assets	3,739	3,357
Deferred debt costs	175	—

Total current assets	19,887	30,567

Property and equipment, net	26,955	16,821
Intangibles, net of amortization	311	2,610
Goodwill	—	1,414
Capitalized partnership costs, net of amortization	234,352	166,451
Non-marketable investments	745	83
Restricted cash, less current portion	1,000	1,020
Other assets	3,051	1,844

Total assets	$286,301	$220,810

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable, current portion	$5,164	$4,000
Accounts payable	4,022	3,803
Accrued payroll	4,708	7,776
Other accrued liabilities	3,889	4,288
Deferred revenue	1,897	3,027

Total current liabilities	19,680	22,894
Deferred rent	499	623
Deferred revenue, less current portion	2,111	1,689
Other liabilities	263	105
Accrued interest on related party notes payable	639	2,516
Notes payable, less current portion:
Due to related party	19,000	14,000
Other	1,635	152

Total notes payable, less current portion	20,635	14,152

Commitments (Note 6)
Stockholders’ equity:
Common Stock $0.001 par value:
Authorized—300,000 shares at December 31, 2002
Issued and outstanding: 16,589 and 17,691 shares at December 31, 2001 and 2002, respectively	17	18
Warrants	80	80
Additional paid-in capital	803,239	814,162
Notes receivable from stockholders	(6,407)	(6,460)
Deferred compensation	(10,344)	(2,649)
Accumulated other comprehensive loss	(1)	—
Accumulated deficit	(544,110)	(626,320)

Total stockholders’ equity	242,474	178,831

Total liabilities and stockholders’ equity	$286,301	$220,810

The accompanying notes are an integral part of these consolidated financial statements.

NEOFORMA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years ended December 31,
	2000	2001	2002
Revenue:
Marketplace revenue:
Related party (see Note 3)	$—	$—	$—
Other	1,257	1,130	1,222

Total Marketplace revenue	1,257	1,130	1,222
Trading Partner Services revenue:
Trading Partner Services (see Note 3)	4,479	1,623	3,039
Sales of used equipment	4,629	250	—

Total Trading Partner Services revenue	9,108	1,873	3,039

Total revenue	10,365	3,003	4,261
Operating expenses:
Cost of equipment sold	3,544	216	—
Cost of services	7,722	13,480	8,513
Operations	14,035	15,675	20,437
Product development	24,785	16,912	17,229
Selling and marketing	51,530	28,646	12,793
General and administrative	22,877	16,064	14,718
Amortization of intangible assets	26,557	30,098	90
Amortization of partnership costs (see Note 3)	29,442	50,830	9,361
Costs of strategic partnership	9,345	—	—
Write-off of purchased software	3,858	1,513	458
Write-off of acquired in-process research and development	16,900	—	110
Abandoned acquisition costs	2,742	—	—
Restructuring	2,791	950	(68)
Impairment of intangibles	—	11,906	—
Impairment of assets held for divestiture	13,305	81,086	—
Write-down of non-marketable investments	—	8,400	451
Write-down of note receivable	—	—	1,053
Net (gain)/loss on divested businesses	—	(55)	59

Total operating expenses	229,433	275,721	85,204

Loss from operations	(219,068)	(272,718)	(80,943)
Other income (expense):
Interest income	4,707	769	516
Interest expense	(1,362)	(685)	(1,723)
Other income (expense)	29	271	(60)

Net loss	$(215,694)	$(272,363)	$(82,210)

Net loss per share:
Basic and diluted	$(25.58)	$(17.32)	$(4.90)

Weighted average shares—basic and diluted	8,432	15,721	16,790

The accompanying notes are an integral part of these consolidated financial statements.

NEOFORMA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except per share amounts)

	Preferred Stock							Additional Paid In Capital	Notes Receivable From Stockholders		Accumulated Other Comprehensive Income/(Loss)		Total Stockholders’ Equity (Deficit)
	Series A		Series B		Common Stock					Deferred Compensation		Accumulated Deficit		Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Shares	Amount	Warrants
BALANCE, January 1, 2000	900	$1	286	$—	1,411	$2	$3,621	$76,239	$(8,245)	$(47,388)	$(40)	$(56,053)	$(31,863)	$(51,060)

Repayment of notes receivable from stockholders	—	—	—	—	—	—	—	—	245	—	—	—	245
Interest accrued on notes receivable from stockholders	—	—	—	—	—	—	—	—	(246)	—	—	—	(246)
Common stock issued as a result of options exercised at $1.00 to $70.00 per share	—	—	—	—	14	—	—	112	—	—	—	—	112
Common stock repurchased at $1.00 to $70.00 per share	—	—	—	—	(190)	—	—	(2,181)	1,907	—	—	—	(274)
Valuation of options issued to consultants	—	—	—	—	—	—	—	212	—	—	—	—	212
Valuation of warrants issued to consultants	—	—	—	—	—	—	67	—	—	—	—	—	67
Conversion of preferred stock to common stock	(900)	(1)	(286)	—	3,999	4	—	88,769	—	—	—	—	88,772
Issuance of common stock for initial public offering, net of issuance costs of $9.3 million	—	—	—	—	805	1	—	95,336	—	—	—	—	95,337
Common stock issued in connection with exercise of warrant, net of shares repurchased	—	—	—	—	70	—	(3,563)	3,563	—	—	—	—	—
Common stock issued and notes receivable from stockholders assumed in connection with the acquisition of Pharos Technologies, Inc. (Pharos)	—	—	—	—	198	—	—	22,000	(518)	—	—	—	21,482
Common stock issued in connection with the acquisition of U.S. Lifeline, Inc. (USL)	—	—	—	—	6	—	—	2,769	—	—	—	—	2,769
Common stock issued in connection with the acquisition of EquipMD, Inc. (EquipMD)	—	—	—	—	437	—	—	133,615	—	—	—	—	133,615
Common stock issued in connection with the acquisition of certain assets of National Content Liquidators, Inc.	—	—	—	—	30	—	—	2,162	—	—	—	—	2,162
Common stock issued to VHA Inc. (VHA) and University Health System Consortium (UHC) in connection with the Outsourcing Agreement	—	—	—	—	5,755	6	—	291,325	—	—	—	—	291,331
Valuation of warrants earned by VHA and UHC	—	—	—	—	—	—	41,925	—	—	—	—	—	41,925
Common stock issued to UHC in connection with exercise of warrant	—	—	—	—	188	—	(9,072)	9,072	—	—	—	—	—
Conversion of VHA warrants to restricted common stock	—	—	—	—	905	1	(24,688)	24,687	—	—	—	—	—
Deferred compensation on options issued to employees	—	—	—	—	—	—	—	4,656	—	(4,656)	—	—	—
Deferred compensation on options to purchase common stock assumed as part of the acquisition of EquipMD	—	—	—	—	—	—	—	23,053	—	(23,053)	—	—	—
Reduction in amortization of deferred compensation as a result of employee attrition	—	—	—	—	—	—	—	(3,733)	—	—	—	—	(3,773)
Reduction in deferred compensation as a result of employee attrition	—	—	—	—	—	—	—	(8,374)	—	8,374	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	34,189	—	—	34,189
Change in deferred compensation as a result of option accounted for under variable accounting	—	—	—	—	—	—	—	(1,400)	—	1,400	—	—	—
Common stock issued under the employee stock purchase plan	—	—	—	—	18	—	—	641	—	—	—	—	641
Unrealized gain on available for sale securities	—	—	—	—	—	—	—	—	—	—	37	—	37	$37
Net loss	—	—	—	—	—	—	—	—	—	—	—	(215,694)	(215,694)	(215,694)

BALANCE, December 31, 2000	—	$—	—	$—	13,676	$14	$8,290	$762,523	$(6,857)	$(31,134)	$(3)	$(271,747)	$461,086	$(215,657)

NEOFORMA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY—(Continued)

(in thousands, except per share amounts)

	Preferred Stock							Additional Paid In Capital	Notes Receivable From Stockholders		Accumulated Other Comprehensive Income (Loss)		Total Stockholders’ Equity
	Series A		Series B		Common Stock					Deferred Compensation		Accumulated Deficit		Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Shares	Amount	Warrants
BALANCE, December 31, 2000	—	$—	—	$—	13,676	$14	$8,290	$762,523	$(6,857)	$(31,134)	$(3)	$(271,747)	$461,086	$(215,657)

Repayment of notes receivable from stockholders	—	—	—	—	—	—	—	—	156	—	—	—	156
Interest accrued on notes receivable from stockholders	—	—	—	—	—	—	—	—	(95)	—	—	—	(95)
Common stock issued as a result of options exercised at $1.00 to $11.88 per share	—	—	—	—	33	—	—	235	—	—	—	—	235
Common stock repurchased at $1.00 to $70.00 per share	—	—	—	—	(65)	—	—	(316)	215	—	—	—	(101)
Common stock issued for cash as part of an equity financing at $16.90 per share, net of issuance costs of $1,062	—	—	—	—	1,805	2		29,436	—	—	—	—	29,438
Common stock issued in connection with exercise of warrant, net of shares repurchased	—	—	—	—	4	—	(47)	47	—	—	—	—	—
Restricted common stock issued to employees in lieu of cash bonuses	—	—	—	—	37	—	—	873	—	—	—	—	873
Valuation of restricted stock earned by VHA and UHC	—	—	—	—	482	1	—	6,272	—	—	—	—	6,273
Write-off of uncollectible note receivable from stockholder	—	—	—	—	—	—	—	—	174	—	—	—	174
Conversion of UHC warrants to restricted common stock	—	—	—	—	377	—	(8,163)	8,163	—	—	—	—	—
Restricted common stock awards issued to employees	—	—	—	—	186	—	—	3,602	—	(3,602)	—	—	—
Reversal of amortization of deferred compensation as a result of employee terminations	—	—	—	—	—	—	—	(887)	—	—	—	—	(887)
Reduction in deferred compensation as a result of employee terminations	—	—	—	—	—	—	—	(7,233)	—	7,233	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	17,159	—	—	17,159
Common stock issued under the employee stock purchase plan	—	—	—	—	54	—	—	524	—	—	—	—	524
Unrealized gain on available for sale securities	—	—	—	—	—	—	—	—	—	—	2	—	2	2
Net loss	—	—	—	—	—	—	—	—	—	—	—	(272,363)	(272,363)	(272,363)

BALANCE, December 31, 2001	—	$—	—	$—	16,589	$17	$80	$803,239	$(6,407)	$(10,344)	$(1)	$(544,110)	$242,474	$(272,361)

NEOFORMA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY – (Continued)

(in thousands, except per share amounts)

	Preferred Stock							Additional Paid In Capital	Notes Receivable From Stockholders		Accumulated Other Comprehensive Income (Loss)		Total Stockholders’ Equity
	Series A		Series B		Common Stock					Deferred Compensation		Accumulated Deficit		Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Shares	Amount	Warrants
BALANCE, December 31, 2001	—	$—	—	$—	16,589	$17	$80	$803,239	$(6,407)	$(10,344)	$(1)	$(544,110)	$242,174	$(272,361)

Repayment of notes receivable from stockholders	—	—	—	—	—	—	—	—	18	—	—	—	18
Common stock issued as a result of options exercised at $5.00 to $19.90 per share	—	—	—	—	24	—	—	201	—	—	—	—	201
Common stock repurchased at $1.00 to $15.90 per share	—	—	—	—	—	—	—	—	—	—	—	—	—
Common stock issued as severance to employees	—	—	—	—	1	—	—	18	—	—	—	—	18
Interest income from stockholder notes receivable	—	—	—	—	—	—	—	—	(71)	—	—	—	(71)
Valuation of restricted stock earned by VHA and UHC	—	—	—	—	854	1	—	10,928	—	—	—	—	10,929
Issuance of restricted common stock to employees and officers	—	—	—	—	36	—	—	524	—	(249)	—	—	275
Reduction in amortization of deferred compensation as a result of employee terminations	—	—	—	—	—	—	—	(802)	—	—	—	—	(802)
Reduction in deferred compensation as a result of employee terminations	—	—	—	—	—	—	—	(1,377)	—	1,377	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	6,567	—	—	6,567
Common stock issued under the employee stock purchase plan	—	—	—	—	126	—	—	813	—	—	—	—	813
Common stock issued in the acquisition of Revelocity Corporation	—	—	—	—	61	—	—	618	—	—	—	—	618
Unrealized gain on available for sale securities	—	—	—	—	—	—	—	—	—	—	1	—	1	1
Net loss	—	—	—	—	—	—	—	—	—	—	—	(82,210)	(82,210)	(82,210)

BALANCE, December 31, 2002	—	$—	—	$—	17,691	$18	$80	$814,162	$(6,460)	$(2,649)	$—	$(626,320)	$178,831	$(82,209)

NEOFORMA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,
	2000	2001	2002
Cash flows from operating activities:
Net loss	$(215,694)	$(272,363)	$(82,210)
Adjustments to reconcile net loss to net cash used in operating activities:
Restricted common stock issued to employees and officers	—	873	293
Write-down of note receivable	—	174	1,053
Amortization resulting from issuance of Series E preferred stock in connection with prepaid consulting services	1,293	—	—
Valuation of common stock options issued in connection with consulting services	212	—	—
Valuation of warrants to purchase common stock in exchange for consulting services	67	—	—
Forgiveness of note payable in connection with acquisition	—	(500)	—
Provision for doubtful accounts	524	898	53
Accrued interest on stockholder notes receivable	(246)	(95)	(71)
Depreciation and amortization of property and equipment	8,162	8,577	12,254
Amortization of intangibles	26,557	30,098	90
Costs of strategic partnership financed through note payable	6,000	—	—
Amortization of partnership costs (Note 3)	29,442	50,830	9,361
Amortization of deferred compensation, net of reversals	30,456	16,272	5,765
Amortization of deferred debt costs	420	420	175
Write-off of purchased software	3,858	1,513	458
Write-off of acquired in-process research and development	16,900	—	110
Write-down of intangible assets related to anticipated divestitures	13,305	81,086	—
Impairment of intangibles	—	11,906	—
Write-down of non-marketable investments	—	8,400	451
Net (gain)/loss on divested businesses	—	(55)	59
Accrued interest payable on related party notes payable	—	639	1,877
Change in assets and liabilities, net of acquisitions:
Restricted cash	(2,000)	500	480
Accounts receivable	(2,443)	(34)	(494)
Prepaid expenses and other current assets	(2,877)	661	(120)
Other assets	1,063	(392)	155
Accounts payable	14,233	(17,908)	(454)
Accrued liabilities and accrued payroll	2,266	4,324	2,186
Deferred revenue	64	3,770	(121)
Deferred rent	279	220	124

Net cash used in operating activities	(68,159)	(70,186)	(48,526)

Cash flows from investing activities:
Purchases of marketable investments	(6,621)	(2,681)	(1,559)
Proceeds from the sale or maturities of marketable investments	25,206	7,825	254
Cash paid for the acqisition of Pharos, net of cash acquired	(500)	—	—
Cash paid for the acqisition of USL, net of cash acquired	(3,107)	—	—
Cash paid for the acqisition of EquipMD, net of cash acquired	(3,868)	—	—
Cash paid for the acqisition of certain assets of NCL, net of cash acquired	(553)	—	—
Purchase of non-marketable investments	(5,900)	—	—
Cash surrendered with divested businesses, net of cash proceeds received	—	(166)	—
Proceeds from repayment of notes receivable relating to divestitures	—	150	95
Cash paid in connection with the acquisition of MedContrax and Med-ecorp	—	—	(1,494)
Cash paid in connection with the acquisition of Revelocity	—	—	(110)
Proceeds received from liquidation of non-marketable investment	—	—	211
Purchases of property and equipment	(31,796)	(8,699)	(2,465)

Net cash used in investing activities	(27,139)	(3,571)	(5,068)

The accompanying notes are an integral part of these consolidated financial statements.

NEOFORMA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(in thousands)

	Years ended December 31,
	2000	2001	2002
Cash flows from financing activities:
Amortization of partnership costs offset against related party revenue (Note 3)	81	24,821	69,469
Proceeds from draws under line of credit	—	19,000	—
Repayments of notes payable	(3,608)	(8,750)	(7,726)
Collections of notes receivable from stockholders	245	155	18
Cash received related to options exercised	112	236	201
Proceeds from the issuance of common stock under the employee stock purchase plan	641	524	813
Common stock repurchased, net of notes receivable issued to common stockholders	(272)	(101)	—
Proceeds from the issuance of common stock, net of issuance costs and notes receivable issued to common stockholders	95,337	29,438	—

Net cash provided by financing activities	92,536	65,323	62,775

Net increase (decrease) in cash and cash equivalents	(2,762)	(8,434)	9,181
Cash and cash equivalents, beginning of year	25,292	22,530	14,096

Cash and cash equivalents, end of year	$22,530	$14,096	$23,277

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$869	$658	$222

Supplemental schedule of noncash investing and financing activities:
Issuance of warrants and restricted stock to related parties	$41,925	$6,273	$10,929

Reduction of deferred compensation resulting from employee terminations	$8,374	$7,233	$802

Deferred compensation related to acquisition of EquipMD	$23,053	$—	$—

Reduction of deferred compensation related to an option grant under variable plan accounting	$1,400	$—	$—

Conversion of preferred stock to common stock	$88,772	$—	$—

Issuance of common stock in connection with acquisition of Pharos	$22,000	$—	$—

Issuance of common stock in connection with acquisition of USL	$2,769	$—	$—

Issuance of common stock in connection with acquisition of EquipMD	$133,615	$—	$—

Issuance of common stock in connection with partnership agreements	$291,331	$—	$—

Issuance of common stock in connection with acquisition of certain assets of NCL	$2,162	$—	$—

Note payable issued in connection with establishing strategic partnership	$6,000	$—	$—

Non-marketable investment received in divestiture	$745	$—	$—

Notes receivable from common stockholders cancelled in repurchase of common shares	$1,907	$215	$—

Cancellation of note payable as part of divestiture	$—	$500	$—

Issuance of restricted stock to employees and officers	$—	$3,602	$249

Purchases of equipment through line of credit	$—	$—	$81

Issuance of common stock in connection with the acquisition of Revelocity	$—	$—	$618

The accompanying notes are an integral part of these consolidated financial statements.

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS:

Neoforma, Inc. provides supply chain management solutions for the healthcare industry. Neoforma utilizes a combination of technology, information and services to help the participants in the healthcare supply chain, principally hospitals, suppliers and group purchasing organizations, to reduce operational inefficiencies and lower costs.

Since inception, Neoforma has incurred significant losses, and, as of December 31, 2002, had an accumulated deficit of $626.3 million. Neoforma’s future long-term capital needs will depend significantly on the rate of growth of its business, the timing of expanded service offerings, the success of these services once they are launched and Neoforma’s ability to adjust its operating expenses to an appropriate level if the growth rate of its business is slower than expected. Any projections of future long-term cash needs and cash flows are subject to substantial uncertainty. If available funds and cash generated from operations are insufficient to satisfy its long-term liquidity requirements, Neoforma may seek to sell additional equity or debt securities, obtain additional lines of credit, curtail expansion of its services, including reductions in its staffing levels and related expenses, or potentially liquidate selected assets. Neoforma cannot be certain that additional financing will be available on favorable terms when required, or at all.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The consolidated financial statements include the accounts of Neoforma and its wholly owned subsidiaries, Neoforma GAR, Inc. (GAR), Pharos Technologies, Inc. (Pharos), U.S. Lifeline, Inc. (USL), EquipMD, Inc. (EquipMD), Neomedacq, Inc., operating as MedContrax, Med-ecom and HPIS, and Neolocity Corporation, operating as Revelocity, for the periods such subsidiaries were wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include allowance for doubtful accounts receivable and notes receivable, litigation reserves, valuation of intangible assets and valuation allowance and realization of deferred income taxes. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the historical consolidated financial statements to conform to the 2002 presentation.

Revenue Recognition

Neoforma derives its revenue from the solutions provided to its customers. Marketplace revenue consists primarily of transaction-based fees and subscription based fees related to Marketplace@Novation, and reflects revenue related to Neoforma Order Management Solution (Neoforma OMS) and Neoforma Contract Management Solution (Neoforma CMS). Trading partner services revenue currently consists of software license

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fees, Market Intelligence Services fees, Contract Management and Administration Services fees, subscription fees, implementation fees and fees from other value added services, and reflects primarily revenue related to Neoforma Data Management Solution (Neoforma DMS), Neoforma Materials Management Solution (Neoforma MMS), Market Intelligence Services and Contract Management and Administration Services.

Marketplace Revenue

Transaction Fees.    Transaction fee revenue represents the negotiated percentage of the purchase price, or marketplace volume, of products in transactions between signed participants in Marketplace@Novation that are either (i) purchased by hospitals utilizing NeoConnect or (ii) purchased through means other than NeoConnect, but for which the transaction data is obtained and processed through Marketplace@Novation for the benefit of Neoforma’s customers. The gross marketplace value of a transaction is the price of a product as agreed to by the buyer and the supplier, regardless of whether the transaction occurs through the marketplace, or whether Neoforma obtains the transaction data, processes it and makes it available to the customers on the marketplace. Neoforma recognizes transaction fees on a net basis, as it does not believe that it acts as a principal in connection with orders to be shipped or delivered by a supplier to a buyer because, among other things, Neoforma does not:

•	establish the prices of products paid by buyers;

•	take title to products to be shipped from the supplier to the buyer, nor does it take title to or assume the risk of loss of products prior to or during shipment;

•	bear the credit and collections risk of the buyer to the supplier; or

•	bear the risk that the product will be returned.

Subscription  Fees.    Subscription fee revenue is generated from suppliers that participate in Marketplace@Novation that pay a monthly, quarterly or annual subscription fee that is not based on marketplace volume. For these suppliers, Neoforma recognizes their subscription fees ratably over the period of the subscription agreement, as that is the period over which the services are performed. Neoforma also generates subscription fees through other agreements with suppliers that participate in Marketplace@Novation that pay a periodic subscription fee calculated as a percentage of their periodic product sales under Novation contracts. Neoforma recognizes these fees in the period that the contracted products are sold.

Trading Partner Services Revenue

Software License Fees.    Neoforma applies the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” as amended, to all transactions involving the sale of software products. Neoforma recognizes revenue from the sale of software licenses when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed and determinable and collection of the resulting receivable is reasonably assured. In fiscal 2002, all of the software license revenue related to a single, three-year technology license agreement between Global Healthcare Exchange, LLC (GHX) and Neoforma under which GHX licensed portions of Neoforma’s NeoConnect platform. The revenue received under this agreement is being recognized ratably over the three-year term of the related operating agreement.

Market Intelligence Services and Contract Management and Administration Services Fees.    Neoforma’s Market Intelligence Services and Contract Management and Administration Services agreements provide for the delivery of specified reports or other data to its customers. Neoforma recognizes the fees related to these agreements upon delivery of the reports or, for time-based access to reports or data, over the period of access.

Implementation and Services Fees.    Neoforma recognizes fees for implementation and services fees where they relate to the implementation or use of its solutions, ratably over the term of the underlying agreement.

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue generated by implementation and services Neoforma performs in connection with the implementation of other solutions, applications or deliverables is recognized upon completion of the services.

EITF No. 01-9

As a result of the application of Emerging Issues Task Force Abstract (EITF) No. 01-9, Neoforma offsets the amortization of capitalized partnership costs resulting from the equity consideration provided to related parties against the fees received from those related parties, thereby resulting in a reduction of the related party revenue reported. As a result, Neoforma’s reported related party marketplace revenue does not reflect the level of fees received from related parties for those marketplace services. See Note 3 for further discussion of the impact of EITF No. 01-9 on Neoforma’s reported revenue.

Major Customers

The following customers accounted for 10% or more of total revenue for the years ended December 31:

	2000	2001	2002
Customer A	*	*	13%
Customer B	*	17%	27%

*	Customer accounted for less than 10%.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in banks, investments in money market accounts, treasury bills, commercial paper and marketable securities with original maturities of three months or less and are stated at fair market value.

Restricted Cash

In connection with an operating lease entered into in fiscal 2000 relating to Neoforma’s corporate headquarters in San Jose, California, Neoforma established a letter of credit in the amount of $2.0 million payable to the landlord, securing Neoforma’s obligation under the lease. The letter of credit is secured by balances in Neoforma’s investment accounts and is classified as restricted cash in the accompanying consolidated balance sheets. During the year ended December 31, 2002, the balance of the letter of credit was reduced to $1.0 million as allowed under the terms of the lease.

Investments

Neoforma accounts for debt and equity investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Instruments.” All of Neoforma’s short-term investments are classified as available-for-sale and stated at fair market value.

As of December 31, 2002 and 2001, Neoforma has no investments in marketable equity securities. Investments in debt instruments with maturities greater than ninety days and less than one year are classified as short-term investments. Neoforma has no investments with maturities greater than one year.

The difference between amortized cost (cost adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income) and fair value, representing unrealized holding

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

gains and losses on short-term and long-term investments, are recorded as a separate component of stockholders’ equity until realized. Neoforma’s policy is to record debt securities as available-for-sale because the sale of such securities may be required before maturity. Any gains or losses on the sale of debt securities are determined on a specific identification basis.

Realized gains and losses are netted and included in interest income in the accompanying consolidated statements of operations. At December 31, 2002, Neoforma’s available-for-sale securities are all due within one year.

Cash equivalents, restricted cash and short-term investments are all due within one year and were as follows by major security type:

	December 31, 2001
	Amortized Cost	Aggregate Fair Value	Unrealized Holding Loss
	(in thousands)
Debt securities issued by states of the United States and political subdivisions of the states	$4,295	$4,294	$(1)
Corporate debt securities	3,276	3,276	—

	$7,571	$7,570	$(1)

	December 31, 2002
	Amortized Cost	Aggregate Fair Value	Unrealized Holding Loss
	(in thousands)
Debt securities issued by states of the United States and political subdivisions of the states	$7,250	$7,250	$—
Corporate debt securities	6,238	6,238	—

	$13,488	$13,488	$—

Investments with original maturities of less than 90 days classified as cash equivalents and restricted cash amounted to $7.6 million and $11.2 million at December 31, 2001 and 2002, respectively.

Accounts Receivable

Accounts receivable consists of amounts due from customers. Accounts receivable is recorded net of allowance for doubtful accounts. At December 31, 2002, Neoforma had $800,000 recorded in accounts receivable from Novation, LLC (Novation), a related party.

Property and Equipment

Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets, ranging from two to four years. Leasehold improvements are amortized, using the straight-line method, over the shorter of the lease term or the useful lives of the improvements. Purchased software is capitalized at cost when purchased and amortized over the license period commencing once the software is placed in service. Direct costs to place purchased software into service are capitalized as part of the asset. Internal costs incurred to develop software for use in operations which were potentially eligible for

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

capitalization were not material and accordingly, were expensed as incurred and are included in product development costs in the accompanying consolidated statements of operations. Repairs and maintenance costs are expensed as incurred. Capitalized interest is included in property and equipment under the provisions of SFAS No. 34, “Capitalization of Interest Cost.” Total interest incurred, before amounts capitalized, in the years ended December 31, 2001 and 2002, was $1.8 million and $2.4 million, respectively, of which approximately $1.1 million and $674,000 at December 31, 2001 and 2002, respectively, was capitalized. Neoforma will amortize these amounts over the same period as the related assets are being depreciated.

As of December 31, 2001 and 2002, property and equipment consisted of the following (in thousands):

	2001	2002
Computer and equipment	$14,925	$15,445
Software	21,666	20,395
Furniture and fixtures	2,133	2,272
Leasehold improvements	2,448	2,476

	41,172	40,588
Accumulated depreciation and amortization	(14,217)	(23,767)

Property and equipment, net	$26,955	$16,821

Intangibles

Intangibles consist of acquired database, developed technology and customer lists. Intangibles are amortized on a straight-line basis over a period of 3 to 5 years.

Intangibles include the following:

	December 31, 2001				December 31, 2002
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization/ Write-down	Net	Gross Carrying Amount	Accumulated Amortization/ Write-down	Net
Customer lists	5	$19,000	$18,689	$311	—	—	$—
Database	3	—	—	—	360	(50)	310
Developed technology	5	—	—	—	2,340	(40)	2,300

Total intangible assets		$19,000	$18,689	$311	$2,700	$(90)	$2,610

Future amortization expense of intangible assets as of December 31, 2002 are as follows (in thousands):

2003	$588
2004	588
2005	538
2006	468
2007	428

$2,610

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2000, Neoforma had formally adopted a plan to divest its GAR and USL subsidiaries, as none of these subsidiaries were aligned with the core business of Neoforma going forward. Additionally, as of December 31, 2001, Neoforma formally adopted a plan to divest EquipMD as part of its ongoing focus on Neoforma’s core business. As a result of the planned divestitures, Neoforma reassessed the value of each subsidiary based primarily on the expected sales price of the respective businesses. The resulting write-downs of $13.3 million related to the Auction operations in 2000 and $81.1 million related to EquipMD in 2001, were the direct result of the planned divestitures (see Note 9 for further discussion).

As of December 31, 2001, Neoforma performed an assessment of the carrying value of the Pharos intangible assets. As Neoforma was unsuccessful in its negotiations to sell the technology and other intangible assets acquired and Neoforma terminated its internal use of the acquired technology, Neoforma concluded that the carrying value of the intangibles was impaired and therefore, not recoverable as of December 31, 2001. As a result, an impairment charge of $11.9 million was recorded during the fourth quarter of 2001.

Goodwill

As of December 31, 2002, goodwill represents the excess of the purchase price over the fair value of net assets in the acquisitions of MedContrax, Med-ecorp and Revelocity. Goodwill is not amortized, but will be assessed at least annually for impairment. Neoforma performs its annual impairment test in the fourth quarter of each year.

Capitalized Partnership Costs

Capitalized partnership costs consists of common stock and restricted common stock issued and capitalized in connection with an outsourcing and operating agreement and is shown net of accumulated amortization (see Note 17 for discussion of both the outsourcing and operating agreement and the related stock that has been issued and capitalized).

Non-Marketable Investments

During 1999 and 2000, Neoforma made investments in CarePortal.com, LLC (CarePortal) totaling $5.4 million. Due to uncertainties regarding the financial position of CarePortal, the resulting decline in the value of this investment and Neoforma’s belief that the decline in value was not temporary in nature, Neoforma concluded that the investment in CarePortal had no future realizable value as of December 31, 2001. As such, during the fourth quarter of 2001, Neoforma wrote off its investment in CarePortal.

In March 2000, Neoforma purchased 600,000 shares of the Series D preferred stock of Pointshare, Inc. (Pointshare), a privately held corporation, in exchange for $3.0 million. Pointshare was a company that provided on-line business-to-business administrative services to healthcare communities.

In September 2001, Neoforma received notice from Pointshare that it was in the process of selling its remaining assets and winding down its operations. Based on Neoforma’s subsequent discussions with Pointshare’s management, Neoforma felt that it was highly unlikely that it would recover any material portion of its initial investment. As such, Neoforma wrote off its $3.0 million investment in Pointshare during the third quarter of 2001. During fiscal 2002, Neoforma received a distribution from the bankruptcy trustee for Pointshare amounting to $211,000, which was reflected as a credit to write-down of non-marketable investments in the accompanying consolidated statements of operations.

In April 2001, Neoforma received 1,490,637 shares of Series A Preferred Stock in Attainia, Inc. (Attainia) as part of the consideration paid by Attainia for their purchase of certain portions of Neoforma’s Plan operations.

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

These shares were valued at $0.50 per share and resulted in a total investment in non-marketable securities of approximately $745,000 being recorded. In December 2002, Neoforma received notice from Attainia that it had completed a round of financing at an offering price less than the cost per share of Neoforma’s investment in Attainia. As such, Neoforma recorded a charge of $662,000 to write-down the investment in Attainia.

Impairment of Long-lived Assets

Neoforma evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, or whenever management has committed to a plan to dispose of the assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Neoforma has recorded impairment charges relating to the divestitures of the GAR, NCL, USL and EquipMD subsidiaries (see Note 9 for further discussion).

Neoforma identified certain software licenses that were no longer being utilized and recorded impairment charges of $3.9 million, $1.5 million and $458,000 in 2000, 2001, and 2002, respectively, to write off these assets.

Stock Based Compensation

At December 31, 2002, Neoforma had three stock-based employee compensation plans, which are described more fully in Note 15. Neoforma accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Neoforma calculated the minimum fair value of each option grant and stock purchase right on the date of grant using the Black-Scholes option-pricing model as prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” using the following assumptions:

	Year Ended December 31,
	2000	2001	2002
Risk-free interest rate range	5.3%–6.8%	2.0%–5.6%	1.1%–5.5%
Expected lives (in years)—options	3.5	5.0	5.0
Expected lives (in years)—ESPP	0.5	0.5	0.5
Dividend yield	0%	0%	0%
Volatility	70%	80%	90%

The following table illustrates the effect on net income and earnings per share if Neoforma had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share data):

	Year Ended December 31,
	2000	2001	2002
Net loss as reported	$(215,694)	$(272,363)	$(82,210)
Less: APB No. 25 expense	30,456	16,272	5,765
Add: SFAS No. 123 expense	(33,827)	(16,009)	(10,115)

Net loss, pro forma	$(219,065)	$(272,100)	$(86,560)

Net loss per share, as reported	$(25.58)	$(17.32)	$(4.90)

Net loss per share, pro forma	$(25.98)	$(17.31)	$(5.16)

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income (Loss)

Effective January 1, 1998, Neoforma adopted the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income (loss), as defined, includes all changes in equity (net assets) during a period from non-owner sources. For the years ended December 31, 2000, 2001 and 2002, Neoforma recorded $37,000 of unrealized holding gains, $2,000 of unrealized holding gains and $1,000 of unrealized holding losses, respectively. Neoforma has integrated the presentation of comprehensive income (loss) with the accompanying consolidated statements of changes in stockholders’ equity.

Segment Information

As defined in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” Neoforma operates in one reportable segment providing supply chain management solutions for the healthcare industry.

Basic and Diluted Net Loss Per Share

Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding. Diluted net loss per common share was the same as basic net loss per share for all periods presented because the effect of any potentially dilutive securities is excluded, as the securities are anti-dilutive. The total number of weighted average shares that are excluded from the diluted loss per share calculation relating to these securities was approximately 4.8 million, 2.7 million and 2.1 million shares for the years ended December 31, 2000, 2001 and 2002, respectively.

The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share amounts):

	Year Ended December 31,
	2000	2001	2002
Net loss	$(215,694)	$(272,363)	$(82,210)

Basic and diluted:
Weighted average shares of common stock outstanding	9,203	16,020	16,918
Less: Weighted average shares of common stock subject to repurchase	(771)	(299)	(128)

Weighted average shares used in computing basic and diluted net loss per share	8,432	15,721	16,790

Basic and diluted net loss per common share	$(25.58)	$(17.32)	$(4.90)

Recent Accounting Pronouncements

In November 2001, the EITF reached a consensus on EITF No. 01-9, “Accounting for Consideration Given by Vendor to a Customer (Including a Reseller of the Vendor’s Products).” EITF No. 01-9 addresses whether consideration from a vendor to a reseller is (i) an adjustment of the selling prices of the vendor’s products and, therefore, should be classified as an offset against revenue when recognized in the vendor’s statement of operations or (ii) a cost incurred by the vendor for assets or services received from the reseller and, therefore, should be classified as a cost or expense when recognized in the vendor’s statement of operations. EITF No. 01-9 was required to be adopted no later than the first quarter of 2002 and upon adoption, companies were required to

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

retroactively reclassify such amounts in previously issued financial statements to comply with the income statement classification requirements of EITF No. 01-9. On July 26, 2000, Neoforma issued equity consideration to VHA Inc. (VHA) and University HealthSystem Consortium (UHC) in connection with its outsourcing and operating agreement (Outsourcing Agreement) with Novation, VHA, UHC and Healthcare Purchasing Partners International, LLC (HPPI) (see Note 17). As a result of the application of EITF No. 01-9, Neoforma has reclassified amortization associated with this equity consideration, historically classified as operating expenses, to an offset against related party revenue from those parties. This treatment results in the classification of non-cash amortization of partnership costs as an offset against related party revenue, as opposed to being classified as an operating expense, up to the lesser of such related party revenue or amortization of partnership costs in any period. The adoption of EITF No. 01-9 resulted in a reduction of reported amortization of partnership costs and related party revenue by approximately $81,000, $24.8 million and $69.5 million for the years ended December 31, 2000, 2001 and 2002, respectively. As reclassifications, these changes have no impact on Neoforma’s loss from operations, net loss, net loss per share or total cash flow. See Note 3 for further discussion of the application of EITF No. 01-9.

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which became effective for fiscal years beginning after December 15, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other acquired intangible assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill and certain other acquired intangible assets with indefinite lives are no longer subject to amortization. Intangible assets with finite lives will continue to be amortized. The adoption of this pronouncement in 2002 did not have a significant impact on Neoforma’s financial position, results of operations or cash flows.

A reconciliation of previously reported net loss and loss per share to the amounts adjusted for the exclusion of goodwill amortization follows (in thousands, except per share amounts):

	Year Ended December 31,
	2000	2001	2002
Reported net loss	$(215,694)	$(272,363)	$(82,210)
Add: Goodwill amortization	23,463	26,434	—

Adjusted net loss	$(192,231)	$(245,929)	$(82,210)

Basic and diluted adjusted net loss per share, as reported	$(25.58)	$(17.32)	$(4.90)

Basic and diluted adjusted net loss per share, pro forma	$(22.80)	$(15.64)	$(4.90)

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses significant issues relating to the implementation of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and requires that long-lived assets that are to be disposed of by sale are measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (i) can be distinguished from the rest of the entity and (ii) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 became effective for fiscal years beginning after December 15, 2001 and its provisions are to be applied prospectively. The adoption of this pronouncement in 2002 did not have a significant impact on its financial position, results of operations or cash flows.

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. SFAS No. 145 also amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 becomes effective for fiscal years beginning after May 15, 2002. Neoforma does not expect the adoption of SFAS No. 145 to have a significant impact on Neoforma’s financial position, results of operations or cash flows.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Neoforma does not expect the adoption of SFAS No. 146 to have a significant impact on Neoforma’s financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also requires that at all times a company issues a guarantee, Neoforma must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. Neoforma is currently evaluating the recognition and measurement provisions of FIN 45.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-based Compensation,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decision with respect to stock-based employee compensation, and requires disclosure about those effects in both annual and interim financial statements. SFAS No. 148 is effective for Neoforma in the first quarter of fiscal 2003. Neoforma is evaluating the alternative methods of voluntary transition to the fair value method under SFAS No. 148.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51 for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the fourth quarter of fiscal 2003 to variable interest entities in which a variable interest is acquired before February 1, 2003. The provisions of FIN 46 require immediate disclosure of certain information if it is reasonably possible that consolidation or disclosure of variable interest entities will be required when FIN 46 becomes effective. Neoforma does not expect the adoption of FIN 46 to have a significant impact on its financial position, results of operations and cash flows as Neoforma does not currently participate in variable interest arrangements.

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    APPLICATION OF EITF NO. 01-9

In November 2001, the EITF reached a consensus on EITF No. 01-9. EITF No. 01-9 addresses whether consideration from a vendor to a reseller is (i) an adjustment of the selling prices of the vendor’s products and, therefore, should be classified as an offset against revenue when recognized in the vendor’s statement of operations or (ii) a cost incurred by the vendor for assets or services received from the reseller and, therefore, should be classified as a cost or expense when recognized in the vendor’s statement of operations. EITF No. 01-9 was adopted in the first quarter of 2002 and upon adoption, Neoforma retroactively reclassified such amounts in previously issued financial statements to comply with the income statement classification requirements of EITF No. 01-9.

On July 26, 2000, Neoforma issued equity consideration to VHA and UHC in connection with Neoforma’s Outsourcing Agreement entered into with Novation, VHA, UHC and HPPI on May 24, 2000 (see Note 17). Neoforma is capitalizing this consideration when a measurement date has occurred, as defined under EITF No. 96-18. The portion of the consideration that was capitalized at the time of issuance is being amortized over the five-year estimated life of the arrangement. The remaining consideration, which is being capitalized as earned, is being amortized over the term of the arrangements that result in the consideration being earned, typically two to three years. As a result of the application of EITF No. 01-9, Neoforma has reclassified amortization associated with this equity consideration, historically classified as operating expenses, to an offset against related party revenue from those parties. This treatment results in non-cash amortization of partnership costs being offset against related party revenue up to the lesser of such related party revenue or amortization of partnership costs in any period. Any amortization of partnership costs in excess of related party revenue in any period is classified as an operating expense.

The following table summarizes the impact the application of EITF No. 01-9 had on Neoforma’s consolidated statements of operations (in thousands):

	Year Ended December 31,
	2000	2001	2002
Revenue:
Related party marketplace revenue	$81	$24,567	$68,799
Related party implementation revenue	—	254	670
Offset of amortization of partnership costs	(81)	(24,821)	(69,469)

Total related party revenue, as reported	$—	$—	$—

Amortization of Partnership Costs:
Amortization of partnership costs	$29,523	$75,651	$78,830
Offset to related party revenue	(81)	(24,821)	(69,469)

Total amortization of partnership costs reported as operating expenses	$29,442	$50,830	$9,361

The amortization of partnership costs reported as an operating expense is reflected as an adjustment to reconcile net loss to cash from operating activities in the consolidated statements of cash flows. Under EITF No. 01-9, Neoforma accounts for the fees paid by Novation under the terms of the Outsourcing Agreement, as amended, as if they were payments made for the equity consideration provided to VHA and UHC as opposed to payments for services. As a result, the amortization of partnership costs that is offset against related party revenue is reported as a cash flow from financing activities in Neoforma’s consolidated statements of cash flows.

As reclassifications, these changes have no impact on Neoforma’s loss from operations, net loss, net loss per share or total cash flow.

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    NOTES RECEIVABLE FROM STOCKHOLDERS

In July 1999, Neoforma made two loans to Robert J. Zollars, Chairman and Chief Executive Officer of Neoforma (CEO), in connection with his exercise of stock options granted to him under the terms of his employment agreement. The loans were made pursuant to two secured full recourse promissory notes in the principal amounts of $162,079 and $356,629, both with interest compounded quarterly on the unpaid balances at a rate of 5.70% per year. In January 2002, both promissory notes were amended to extend the repayment obligations by modifying the repayment terms of the promissory notes to be due upon the earlier of (i) July 2004, (ii) the third anniversary of the effective date of the initial public offering of Neoforma’s common stock, (iii) 90 days after the termination of employment with Neoforma or (iv) immediately upon any transfer of any of the shares relating to the exercised stock options. In January 2003, Mr. Zollars repaid these loans in full to Neoforma.

In September 1999, Neoforma made a loan to Daniel A. Eckert, President and Chief Operating Officer of Neoforma, in connection with his exercise of stock options granted to him under the terms of his employment agreement. The loan was made pursuant to two secured full recourse promissory notes in the principal amounts of $124,750 and $99,800, both with interest compounded quarterly on the unpaid balances at a rate of 5.85% per year. In January 2002, both promissory notes were amended to extend the repayment obligation by modifying the repayment terms of the promissory notes to be due upon the earlier of (i) five years from the stock option grant date, (ii) the third anniversary of the effective date of the initial public offering of Neoforma’s common stock, (iii) 90 days after the termination of employment with Neoforma or (iv) immediately upon any transfer of any of the shares relating to the exercised stock options. In January 2003, Mr. Eckert repaid these loans in full to Neoforma.

As of December 31, 2002, Neoforma had an additional $5.7 million of notes receivable from stockholders, consisting of one note from a former executive officer of Neoforma in the amount of $4.9 million, due no later than December 2003, and several other notes totaling approximately $800,000 due on varying dates through January 2005 from current and former employees of Neoforma.

5.    LOANS AND NOTES PAYABLE

In May 1999, Neoforma entered into a subordinated loan agreement (the loan agreement) with a lender under which Neoforma could borrow up to $2.0 million. The loan agreement bore interest at 12.5% and expired in July 2002. The loan agreement was secured by all of the assets of Neoforma at the time the loan was made. In addition, Neoforma issued a warrant to purchase 22,881 shares of Series D preferred stock at an exercise price of $11.80 per share. At December 31, 2001 and 2002, the balance under the loan agreement was $325,000 and $0, respectively. No additional borrowings are available under this facility.

In July 1999, Neoforma entered into a $2.5 million loan/lease facility with a lender to finance computer hardware and software equipment. Amounts borrowed to purchase hardware bear interest at 9% per annum and are payable in 48 monthly installments consisting of interest-only payments for the first nine months and principal and interest payments for the remaining 39 months, with a balloon payment of the remaining principal payable at maturity. Amounts borrowed to purchase software bear interest at 8% per annum and are payable in 30 monthly installments consisting of interest-only for the first four months and principal and interest for the remaining 26 months, with a balloon payment of the remaining principal payable at maturity. The computer equipment purchased with the proceeds of the loans secures this facility. At December 31, 2001 and 2002, the outstanding balance under this facility was $1.0 million and $352,000, respectively. No additional borrowings are available under this facility.

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In August 1999, in connection with the GAR acquisition, Neoforma issued a promissory note in the principal amount of $7.8 million payable monthly over five years that bears interest at a rate of 7% per annum. In July 2001, Neoforma modified the terms of this promissory note in exchange for the release of the security interest the note holder had in the assets of the Auction operations. Under the revised terms of the note, $750,000 of the balance was paid in August 2001, and an additional $500,000 was forgiven by the note holder. The remaining balance due on the promissory note is to be paid in equal monthly installments, with interest accruing at 7% per annum, over the subsequent 30 months. As of December 31, 2001 and 2002, the outstanding balance on the note was approximately $2.4 million and $1.2 million, respectively.

As part of the purchase of EquipMD, Neoforma assumed a note payable in the amount of $1.8 million, which was related to EquipMD’s purchase of Central Point Services, LLC. The note bore interest at 7.5% per annum and was payable in eight quarterly installments, after which the unpaid principal balance and accrued interest became due and payable through January 2002. At December 31, 2001 and 2002, outstanding balance on the note was $300,000 and $0, respectively.

In July 2000, Neoforma entered into an unsecured promissory note with its investment bankers in the amount of $6.0 million. The note was payable in four quarterly payments of $1.5 million, commencing on January 1, 2001. In April 2001, Neoforma and its bankers amended the terms of the note such that the remaining balance was payable in two installments: the first $2.0 million payable in May 2001 and the remaining $2.5 million payable in April 2002. The remaining balance on the note was $2.5 million at December 31, 2001 and 2002.

In July 2000, as part of the acquisition of certain assets of National Content Liquidators, Inc. (NCL), Neoforma issued a non-interest bearing promissory note to each of the four principals of NCL in the amount of $62,500 each. The notes were payable in 24 equal monthly installments, commencing on August 15, 2000. At December 31, 2001 and 2002, the balance on these four notes was $71,000 and $0, respectively. In addition, as part of the acquisition, Neoforma also agreed to pay $250,000 on July 14, 2002, two years from the closing date of the acquisition. This payment was distributed in equal amounts of $62,500 to each of the four principals of NCL. At December 31, 2001 and 2002, the balance on this commitment was $250,000 and $0, respectively.

In April 2001, Neoforma entered into a $25.0 million revolving credit agreement with VHA. Under the credit agreement, Neoforma is able to borrow funds up to an amount based on a specified formula dependent on the gross volume of transactions through Marketplace@Novation. Any funds that Neoforma borrows under this credit agreement bear interest and are secured by substantially all of Neoforma’s assets. In the event that Neoforma (i) sells any of its stock as part of an equity financing, (ii) obtains funding in connection with a debt financing or other lending transaction that is either unsecured or subordinate to the lien of VHA under the credit agreement or (iii) enters into a debt financing or other lending transaction secured by assets Neoforma owned as of the date Neoforma entered into the credit agreement, then the maximum of $25.0 million Neoforma could potentially borrow under the credit agreement will be reduced by an amount equal to the cash proceeds Neoforma receives from any of these transactions. Under the terms of the original credit agreement, borrowed funds bore interest at a fixed rate of 10% and all funds were due and payable on May 31, 2002. In February 2002, Neoforma and VHA executed an amendment to the credit agreement, which modified the credit agreement to extend both the availability and the maturity date of the revolving credit line through May 31, 2003. All other terms of the credit agreement remained unchanged. In December 2002, Neoforma and VHA executed an additional amendment to the credit agreement, which modified the credit agreement to extend both the availability and the maturity date of the revolving credit line through December 31, 2004 and modified the rate at which any funds borrowed bear interest. Under the terms of the amended agreement, borrowed funds bear interest at the prime rate plus 2.75%. As of December 31, 2001 and 2002, Neoforma had outstanding borrowings of $19.0 million and

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$14.0 million under the line of credit, respectively. At December 31, 2002, remaining available funds under this agreement were $11.0 million.

Future maturities of principal on the loans and notes payable as of December 31, 2002 are as follows (in thousands):

2003	$4,000
2004	14,108
2005	18
2006	22
2007	4

$18,152

6.    COMMITMENTS

Neoforma leases its various office facilities under operating leases. Rent expense for the years ended December 31, 2000, 2001 and 2002 was $4.5 million, $2.5 million and $3.2 million, respectively.

In October 2000, Neoforma entered into a sublease agreement whereby Neoforma was subleasing to a corporation approximately 27% of the space in the building which serves as Neoforma’s headquarters. In 2000 and 2001, Neoforma received $324,000 and $1.1 million, respectively, in sublease payments from the corporation. In late 2001, this corporation notified Neoforma that due to financial difficulties, it would be unable to comply with the terms of its sublease commitment. As a result, Neoforma entered into a settlement agreement with the corporation on January 2, 2002 whereby Neoforma retained the security deposits and other amounts securing the sublease obligation, received payment of an additional $325,000 from the corporation as a settlement and retained effectively all of the furniture and leasehold improvements present in the subleased space. In addition, the corporation agreed to vacate the facility and release any claim on it as of the that date. The funds received from the corporation have been booked as a deposit and will be amortized over the term of the terminated sublease agreement as a reduction in Neoforma’s rent expense each period.

Future minimum obligations under non-cancelable operating leases are as follows (in thousands):

2003	$3,206
2004	3,216
2005	3,254
2006	3,242
2007	832

Total minimum obligations	13,750
Less: future sublease rental income	(1,544)

Total net minimum obligations	$12,206

In May 1999, Neoforma entered into an agreement with a non-profit health services research organization (the Organization), which allowed Neoforma to use content from the Organization’s database of information about medical products and manufacturers and obtain a license to use elements of its classification system. Additionally, the agreement provided for joint marketing activities and collaboration in the creation of a database of product and vendor information. This agreement also required Neoforma to make revenue sharing payments to the Organization during the three-year term of the agreement and for two years following expiration or

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

termination of the agreement with respect to revenue derived from Neoforma’s Plan service. During the second and third years, Neoforma was required to pay a nonrefundable fee of $600,000 per year, in equal monthly installments, which were to be credited against any revenue sharing profits payable. In May 2001, as a result of Neoforma’s divestiture of the majority of the Plan services, combined with Neoforma narrowing its strategic focus on its marketplace business, Neoforma entered into a Settlement and Release Agreement with the Organization to terminate the agreement. The settlement agreement terminated the initial agreement with the Organization effective March 14, 2001, including all revenue sharing and fee requirements, in exchange for a commitment by Neoforma to pay $425,000 over the next 12 months in four installments of $125,000, $75,000, $25,000 and $200,000 payable on May 31, 2001, September 1, 2001, December 15, 2001 and February 15, 2002, respectively. As of December 31, 2002, Neoforma had no further obligations under the agreement.

As part of the July 1999 employment agreement between the CEO and Neoforma, the CEO received a $2.5 million moving assistance loan. The loan is being forgiven in equal installments through June 30, 2003. As of December 31, 2002, $1.4 million of the $2.5 million loan has been forgiven.

In October 1999, Neoforma entered into a three-year agreement with a consulting firm (the Consultant), which was a stockholder as a result of the Series E financing, in which the Consultant agreed to introduce Neoforma’s services to appropriate clients, based on their interests, and to incorporate Neoforma’s services into certain of its service offerings. The agreement also provided for joint marketing activities. In consideration, Neoforma agreed to make payments to the Consultant in an aggregate amount of up to approximately $2.0 million, as well as a percentage of specified Neoforma e-commerce transaction revenue and other payments. Neoforma also agreed to utilize the Consultant’s services on a preferred basis for systems integration, development, infrastructure, process improvement and consulting assistance, totaling at least $1.5 million of services from the Consultant, at a discount from the Consultant’s standard fees. For the year ended December 31, 2000, Neoforma recorded expenses amounting to $1.7 million related to services provided by the Consultant under this agreement. No expenses were incurred related to these services for fiscal 2001 and 2002, and Neoforma does not expect to incur any additional expenses under this agreement.

In May 2000, as part of the termination of the proposed mergers with Eclipsys Corporation (Eclipsys) and Healthvision, Inc. (Healthvision), Neoforma entered into a strategic commercial relationship with Eclipsys and Healthvision that includes a co-marketing and distribution arrangement between Neoforma and Healthvision. Under the terms of the arrangement, Neoforma purchased a license to utilize Eclipsys’ eWebIT enterprise application technology to enhance the integration of legacy applications with Neoforma’s e-commerce platform technology. Additionally, Neoforma committed to purchase $4.3 million of consulting services for their professional services organizations over a four-year period. Neoforma is currently in dispute with Healthvision and Eclipsys over this arrangement regarding Neoforma’s obligation to utilize their services. As of December 31, 2002, Neoforma had utilized $1.6 million of these professional services.

7.    LITIGATION

In July 2001, Neoforma, along with Merrill Lynch, Pierce, Fenner & Smith, Bear Stearns and FleetBoston Robertson Stephens (certain of the underwriters of Neoforma’s initial public offering (IPO)) (the Underwriter Defendants), as well as the CEO and its former Chief Financial Officer, Frederick Ruegsegger (the Individual Defendants), were named as defendants in two securities class action lawsuits filed in federal court in the Southern District of New York (No. 01 CV 6689 and No. 01 CV 6712) on behalf of those who purchased the common stock of Neoforma from January 24, 2000 to December 6, 2000.

These actions have since been consolidated and a consolidated amended complaint was filed in the Southern District of New York on April 24, 2002. The amended complaint alleges that the Underwriter Defendants

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

solicited and received “undisclosed compensation” from investors in exchange for allocations of stock in the IPO, and that some investors in the IPO agreed with the Underwriter Defendants to buy additional shares in the aftermarket to artificially inflate the price of Neoforma’s stock. Neoforma and the Individual Defendants are named in the suits pursuant to Section 11 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder, for allegedly failing to disclose in its IPO registration statement and prospectus that the Underwriter Defendants had entered into the arrangements described above. The amended complaint seeks unspecified damages.

Approximately 300 other issuers and their underwriters have had similar suits filed against them, all of which are included in a single coordinated proceeding in the Southern District of New York (the IPO Allocation Litigation). On October 9, 2002, the Individual Defendants were dismissed from the action without prejudice.

On July 1, 2002, the Underwriter Defendants moved to dismiss all of the IPO Allocation Litigation complaints against them, including the action involving Neoforma. On July 15, 2002, Neoforma and the Individual Defendants, along with the other non-Underwriter Defendants in the coordinated cases, also moved to dismiss the litigation. On February 19, 2003 the court denied those motions on all issues relevant to Neoforma. Discovery in the litigation, which had been stayed pending a ruling on the motions to dismiss, has commenced, and Neoforma is continuing to defend against the action vigorously. Because of the inherent uncertainties of litigation, Neoforma cannot accurately predict the ultimate outcome of the litigation.

8.    ACQUISITIONS

Pharos

In January 2000, Neoforma acquired Pharos, a developer of content management software that facilitates the locating, organizing and updating of product information in an online marketplace. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The results of operations of Pharos were included in Neoforma’s consolidated statements of operations from the date of acquisition.

The total purchase price of approximately $22.8 million consisted of approximately 200,000 shares of common stock valued at $22.0 million, forgiveness of a loan outstanding to Pharos of $500,000, estimated assumed liabilities of approximately $164,000 and estimated acquisition-related expenses of approximately $230,000. Of the shares issued to the previous owners of Pharos, approximately 70,000 were subject to repurchase rights which lapse over the vesting period of the original terms of the shares, which specify a vesting period of four years. As of December 31, 2002, there were approximately 1,000 of these shares subject to repurchase. In the initial allocation of the purchase price, $750,000, $1.9 million, $1.4 million, $250,000 and $18.6 million were allocated to tangible assets, acquired in-process research and development, developed technology, assembled workforce and goodwill, respectively. The acquired in-process research and development was expensed upon consummation of the acquisition. Prior to the impairment as discussed in Note 9, the developed technology was being amortized from the point that the technology was put to productive use over an estimated useful life of three years and the goodwill was being amortized over an estimated useful life of five years.

In connection with the acquisition of Pharos, Neoforma allocated $1.9 million of the purchase price to in-process research and development projects. These allocations represent the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Neoforma allocated values to the in-process research and development based on an assessment of the research and development projects. The value assigned to these assets was limited to significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the Pharos’ next-generation technologies.

The value assigned to in-process research and development was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by Pharos and its competitors.

The nature of the efforts to develop the acquired in-process technology into commercially viable products and services principally related to the completion of planning, designing, coding, prototyping and testing activities that were necessary to establish that the developmental Pharos technologies met their design specifications including functional, technical and economic performance requirements. Anticipated completion dates ranged from six to nine months, at which times Pharos expected to begin selling the developed products. Development costs to complete the research and development were estimated at approximately $2.0 million.

Pharos’ primary in-process research and development projects involved designing new technologies and an application platform for a next generation content syndication solution, including enterprise application integration. The estimated revenue for the in-process projects was expected to peak within three years of acquisition and then decline as other new products and technologies were expected to enter the market.

Operating expenses were estimated based on historical results and management’s estimates regarding anticipated profit margin improvements. Due to purchasing power increases and general economies of scale, estimated operating expense as a percentage of revenues were expected to decrease after the acquisition.

The rates utilized to discount the net cash flows to their present value were based on the estimated cost of capital calculations. Due to the nature of the forecast and the risks associated with the projected growth, profitability and developmental projects, discount rates of 35% to 40% were appropriate for the in-process research and development, and discount rates of 20% were appropriate for the existing products and technology. These discount rates were commensurate with Pharos’ stage of development and the uncertainties in the economic estimates described above.

USL

In March 2000, Neoforma acquired USL, a healthcare content company. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The results of operations of USL were included in Neoforma’s consolidated statements of operations from the date of acquisition.

The total purchase price of approximately $7.2 million consisted of approximately 6,000 shares of common stock valued at $2.8 million, $3.5 million in cash and estimated assumed liabilities of approximately $924,000. In the initial allocation of the purchase price, $799,000, $700,000 and $5.7 million were allocated to tangible assets, subscriber base and goodwill, respectively. Prior to the impairment as discussed in Note 9, the goodwill and the subscriber base were being amortized over useful lives of five and three years, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The USL business was subsequently divested by Neoforma in April 2001. See Note 9 for further discussion of the terms of the divestiture.

EquipMD

In April 2000, Neoforma acquired EquipMD, a business-to-business procurement company serving the physician market. The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed on the basis of their respective fair values on the date of the acquisition. The results of operations of EquipMD were included in Neoforma’s consolidated statements of operations from the date of acquisition.

The total purchase price of approximately $141.7 million consisted of approximately 440,000 shares of Neoforma’s common stock valued at approximately $126.4 million, 27,000 vested options valued at approximately $7.2 million and estimated assumed liabilities and acquisition costs of $8.1 million. In addition, Neoforma assumed approximately 81,000 unvested options. In the initial allocation of the purchase price, $1.5 million, $100,000, $15.0 million, $110.1 million and $15.0 million were allocated to tangible assets, assembled workforce, customer lists, goodwill and acquired in-process research and development, respectively. Prior to the impairment as discussed in Note 9, the intangible assets were being amortized over an estimated useful life of five years.

The EquipMD business was subsequently divested by Neoforma in March 2002. See Note 9 for further discussion of the terms of the divestiture.

In connection with the acquisition of EquipMD, Neoforma allocated approximately $15.0 million of the purchase price to in-process research and development projects. This allocation represented the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility, and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

At the acquisition date, EquipMD was conducting design, development, engineering and testing activities associated with the completion of a real-time commerce engine. The projects under development at the valuation date represented next-generation technologies that were expected to address emerging market demands for healthcare related business-to-business e-commerce.

At the acquisition date, the technologies under development were approximately 60% complete based on engineering man-month data and technological progress. EquipMD had spent approximately $1.2 million on the in-process projects, and expected to spend approximately $1.0 million to complete all phases of the research and development. Anticipated completion dates ranged from three to nine months, at which time Neoforma expected to begin benefiting from the developed technologies.

In making its purchase price allocation, management considered present value calculations of income, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks. The value assigned to purchased in-process technology was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Neoforma and its competitors. The resulting net cash flows from such projects were based on management’s estimates of cost of sales, operating expenses and income taxes from such projects.

Aggregate revenue for the developmental EquipMD products was estimated to grow at a compounded annual growth rate of approximately 100% for the five years following introduction, assuming the successful completion and market acceptance of the major research and development programs. The estimated revenue for the in-process projects was expected to peak within three years of acquisition and then decline sharply as other new projects and technologies were expected to enter the market.

The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations. Due to the nature of the forecast and the risks associated with the projected growth and profitability of the developmental projects, a discount rate of 40% was considered appropriate for the in-process research and development. This discount rate was commensurate with EquipMD’s stage of development and the uncertainties in the economic estimates described above.

If these projects were not successfully developed, Neoforma’s sales and ability to achieve profitability would have been adversely affected in future periods. Additionally, the value of other acquired intangible assets might have become impaired.

The estimates used by Neoforma in valuing in-process research and development relating to the Pharos and EquipMD acquisitions were based upon assumptions Neoforma believed to be reasonable, but which are inherently uncertain and unpredictable. Neoforma’s assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on Neoforma’s financial condition and results of operations.

NCL

In July 2000, Neoforma acquired certain assets of NCL, an asset management company focused on healthcare facility liquidations and the resale of used medical products. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The results of operations of NCL were included in Neoforma’s consolidated statements of operations from the date of acquisition. The total purchase price of approximately $3.2 million consisted of approximately 30,000 shares of common stock valued at $2.2 million, $500,000 in cash and $500,000 in notes payable to the principals of NCL. In the initial allocation of the purchase price, the full $3.2 million was allocated to goodwill, as there were no material tangible assets acquired. Prior to the impairment as discussed in Note 9, the goodwill was being amortized over an estimated useful life of seven years.

The NCL business was subsequently divested by Neoforma in July 2001 as part of the divestiture of the Auction operations. See Note 9 for further discussion of the terms of the divestiture.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The pro forma results of operations of Neoforma, Pharos, USL, EquipMD and NCL for the twelve months ended December 31, 2000, assuming the acquisitions took place at the beginning of the year, is as follows (in thousands, except per share amounts):

Twelve Months Ended December 31, 2000
Revenue	$12,274

Net loss	$(227,240)

Basic and diluted net loss per share	$(26.42)

MedContrax and Med-ecorp

In July 2002, Neoforma, through its wholly-owned subsidiary Neomedacq, Inc., acquired through a single bankruptcy proceeding substantially all of the assets of data management companies MedContrax and Med-ecorp. The total purchase price was approximately $1.5 million in cash. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. In the allocation of the purchase price, $336,000, $360,000, $340,000, $348,000 and $110,000 were allocated to tangible assets, a proprietary database, developed technology, goodwill and acquired in-process research and development, respectively. The proprietary database and developed technology are being amortized over their estimated useful lives of three years and five years, respectively. Goodwill is not being amortized. The $110,000 allocated to acquired in-process research and development represented the estimated fair value, based on risk-adjusted cash flows related to incomplete research and development projects. At the date of the acquisition, the development of these projects had not yet reached technological feasibility, and the research and development in progress had no alternative future use. Accordingly, the $110,000 was expensed as of the acquisition date. The results of operations of MedContrax and Med-ecorp are included in Neoforma’s consolidated statements of operations from the date of acquisition.

Revelocity

In December 2002, Neoforma, through its wholly-owned subsidiary Neolocity Corporation, acquired substantially all of the assets of Revelocity, a developer of Web-based software products that provide rapidly deployable supply chain management capabilities for hospitals and healthcare suppliers that help them streamline procurement processes, manage inventories, track project and patient costs, leverage bar-coding efficiencies in internal distribution and share replenishment demand information. Contingent upon the amount of revenue generated by the acquired business through December 31, 2003, Neoforma may issue between approximately 177,000 and 879,000 shares of its common stock in total related to the acquisition. These shares will be valued as earned. Accordingly, the amount of goodwill recognized in this acquisition will be adjusted as additional shares are earned. As of December 31, 2002, approximately 61,000 shares, valued at $618,000, have been issued. In addition to these shares and the shares of common stock that may be issued based upon revenue generated by the acquired business, the purchase price included forgiveness of a $500,000 note receivable from Revelocity and the assumption of liabilities of $235,000. The purchase price was allocated to the assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. In the allocation of the purchase price, $34,000, $2.0 million and $1.1 million were allocated to tangible assets, developed technology and goodwill, respectively. The developed technology is being amortized over its estimated useful life of five years. Goodwill is not being amortized. The results of operations of Revelocity are included in Neoforma’s consolidated statements of operations from the date of acquisition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    DIVESTITURES

In the fourth quarter of 2000, Neoforma’s management, working with its board of directors, finalized a plan to refocus Neoforma’s operations on the building and operating of Internet marketplaces for trading partners. As part of this process, Neoforma announced its intention to divest two operations that were not aligned with that strategy. The operations to be divested were Auction, which consisted primarily of GAR and the assets acquired from NCL, and the USL subsidiary. As of December 31, 2000, Neoforma’s management had received approval from the Board of Directors for its plan to divest Neoforma of these two operations.

As a result of this plan, Neoforma wrote down the assets of both operations to the estimated net realizable disposal value at December 31, 2000 by recording an impairment charge of $13.3 million. As of December 31, 2000, the operations to be divested had total tangible assets of $1.7 million, total liabilities of $843,000 and intangible assets of $16.1 million. In connection with these planned divestitures, Neoforma recorded $691,000 of restructuring charges in 2000 for anticipated divestiture related costs including severance and accrued rent relating to idle facilities. In 2001, Neoforma recorded an additional restructuring charge of $600,000 to reflect additional costs relating to severance and idle facilities resulting from the divestiture of its Auction operations. As of December 31, 2002, all severance and other exit costs had been paid and there were no remaining liabilities.

In April 2001, Neoforma completed the sale of substantially all of the assets of USL, Neoforma’s healthcare content subsidiary and part of its Plan operations, to Medical Distribution Solutions, Inc. (MDSI) for consideration totaling $1.25 million. Under the terms of the asset purchase agreement entered into by and between Neoforma and MDSI, Neoforma agreed to sell to MDSI substantially all of the assets and certain liabilities of the USL operations, resulting in net assets of approximately $750,000 in book value being transferred. The purchase price was comprised of $500,000 of cash delivered to Neoforma upon the closing and a $750,000 non-interest bearing promissory note payable to Neoforma in three annual installments commencing in April 2003. This note was recorded on Neoforma’s books at the net present value of $533,000 as of the date of the divestiture, using an effective interest rate of 10%. In addition, Neoforma is entitled to receive a revenue share from MDSI on certain types of sales. The net result of the transaction to Neoforma was a gain on the divestiture of these assets of approximately $307,000. As of December 31, 2002, the full amount of the promissory note remained outstanding.

In April 2001, Neoforma entered into an agreement to sell to Attainia, Inc. (Attainia) substantially all of the remaining assets of Neoforma’s Plan operations, which consisted of those assets that Neoforma acquired as part of the acquisition of certain assets of FDI in November 1999. Neoforma agreed to sell to Attainia approximately $1.8 million of net assets and to provide free office space to Attainia in Neoforma’s corporate headquarters for up to six months, as well as to provide access to $227,000 of working capital to Attainia in the form of a short-term promissory note. This note bore interest at 8% and was payable in installments over the 15 months subsequent to the closing of the transaction. As of December 31, 2002, the full amount of the note had been repaid. In connection with the sale, Attainia issued to Neoforma 1,490,637 shares of its Series A Preferred Stock, which was valued at $0.50 per share, resulting in consideration of $745,000 being provided to Neoforma upon closing. This investment is recorded in the non-marketable investments section of the accompanying consolidated balance sheet as of December 31, 2002. In addition, Neoforma is entitled to receive a revenue share from Attainia on certain types of sales. The net result of the transaction to Neoforma was a loss on the divestiture of these assets of approximately $1.1 million.

In July 2001, Neoforma entered into an agreement to sell substantially all of the assets of Neoforma’s Auction operations, recorded at approximately $1.8 million, to Med-XS Solutions, Inc. in exchange for consideration in the amount of $2.5 million. Under the amended purchase agreement, the consideration provided to Neoforma by Med-XS consisted of $150,000 cash delivered to Neoforma at closing and a $2.4 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

promissory note payable to Neoforma over two years from September 5, 2001, which was the date of closing. This note was recorded at the net present value of $2.1 million, using an effective interest rate of 10%. In addition, Neoforma is entitled to receive revenue and profit sharing from Med-XS on the operations acquired by Med-XS. The net result of the transaction to Neoforma was a gain on the divestiture of these assets of approximately $872,000. In January 2002, Neoforma filed suit against Med-XS Solutions, Inc. and Med-XS Asset Services, Inc. (together, Med-XS) for non-payment of amounts due under the note. As of that date, Neoforma had not received any payments from Med-XS beyond the $150,000 delivered at closing. On September 26, 2002, Neoforma entered into a confidential settlement agreement with Med-XS to settle the suit Neoforma had filed against Med-XS. Neoforma recorded a $1.1 million charge to write-down the promissory note to reflect the collectible value of the note based on the terms of the settlement agreement.

During the fourth quarter of 2001, to continue to maintain its focus on delivering core customer solutions and to increase the resource commitment to its more scalable, higher return acute care business, Neoforma obtained board approval to begin exploring strategic alternatives for the divestiture of Neoforma’s NeoMD operations. These operations consisted primarily of the assets of Neoforma’s wholly-owned subsidiary, EquipMD. As a result of this plan, Neoforma wrote down the assets of these operations to the estimated net realizable disposal value at December 31, 2001. The assets, which primarily consisted of goodwill and other intangible assets, were written down by approximately $81.1 million to Neoforma’s estimate of realizable disposal value. Additionally, Neoforma recorded a restructuring charge of $350,000 for anticipated severance and accrued rent relating to idle facilities. As of December 31, 2002, all severance and other exist costs had been paid and there were no remaining liabilities.

10.    DEFERRED COMPENSATION

Deferred compensation represents the aggregate difference, at the date of grant, between the cost to employees of equity-based compensation and the estimated fair value of the underlying equity instrument. In the case of stock options, deferred compensation is calculated as the difference between the exercise price of the option and the fair value of the underlying stock on the date the option was granted. Deferred compensation of this type is amortized on an accelerated basis over the vesting period of the underlying options, generally four years. In connection with the grant of certain stock options to employees during fiscal 1998, 1999 and 2000, Neoforma recorded deferred compensation of $65.2 million in total. Amortization of deferred compensation is reversed for any amounts recognized on options that do not vest due to employee terminations. During the years ended December 31, 2000, 2001 and 2002, Neoforma recorded $8.4 million, $2.4 million and $244,000, respectively, in reductions of deferred compensation as a result of employee terminations and employee attrition. Neoforma recorded amortization of deferred compensation, net of reversals relating to forfeitures, of $21.5 million, $7.7 million and $3.4 million during the years ended December 31, 2000, 2001 and 2002, respectively.

In connection with the assumption of certain stock options granted to employees of EquipMD prior to the acquisition of EquipMD, Neoforma recorded deferred compensation of $23.1 million, representing the difference between the estimated fair value of the common stock for accounting purposes and the exercise price of these options at the date of announcement of the acquisition. This amount is presented as a reduction of stockholders’ equity and is being amortized over the vesting period of the applicable options using an accelerated method of amortization. During the years ended December 31, 2000, 2001 and 2002, Neoforma recorded $0, $4.9 million and $1.2 million, respectively, in reductions of this deferred compensation as a result of employee attrition in this business. Neoforma recorded amortization of this deferred compensation, net of reversals relating to forfeitures, of $9.0 million, $8.4 million and $51,000 during the years ended December 31, 2000, 2001 and 2002, respectively.

In late 2001 and in the first half of 2002, in connection with the award of restricted stock to certain employees and officers, Neoforma recorded deferred compensation of $3.8 million, representing the fair value of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the underlying common stock at the date of grant. The restrictions on the stock lapse on June 30, 2003 for the officers and on February 16, 2004 for the other employees, provided that for both groups they are employed continuously with Neoforma through those dates. This amount is presented as a reduction of stockholders’ equity and will be amortized ratably over the period from the date of grant through the vesting date using the straight line method of amortization. Amortization of deferred compensation related to these shares of $146,000 and $2.3 million was recorded during the years ended December 31, 2001 and 2002, respectively.

The remaining deferred compensation of $2.6 million at December 31, 2002 will be amortized as follows: $2.5 million during fiscal 2003 and $0.1 million during fiscal 2004. As the amortization expense relates to options and restricted stock awarded to employees across all operating expense reporting categories, the amount of deferred compensation amortization expense has been allocated to those categories in the consolidated statement of operations based on the reporting category in which the salary and other compensation of each individual responsible for the initial deferred compensation balance is classified.

11.    ABANDONED ACQUISITION COSTS

On March 30, 2000, Neoforma entered into agreements to acquire Eclipsys and Healthvision as part of entering into the Outsourcing Agreement with Novation.

On May 24, 2000, Neoforma, Eclipsys and Healthvision agreed by mutual consent to terminate the proposed mergers, and instead Neoforma entered into a strategic commercial relationship with Eclipsys and Healthvision that includes a co-marketing and distribution arrangement between Neoforma and Healthvision. The arrangement includes the use of Eclipsys’ eWebIT enterprise application integration technology and professional services to enhance the integration of legacy applications with Neoforma’s e-commerce platform.

As a result of the termination of the mergers, Neoforma incurred $2.7 million in acquisition-related costs during the due diligence and acquisition process, including investment banker fees, legal advisory fees and financial and accounting fees, no longer had any realizable future value. As such, Neoforma expensed all such costs in the second quarter of the year ended December 31, 2000.

12.    RESTRUCTURING

During the first half of 2000, Neoforma recorded a restructuring charge of $2.1 million. This charge was the result of a reorganization and streamlining of operations undertaken to focus on two key global markets, integrated delivery networks and hospitals, and physician practices. The entire restructuring charge was related to the reduction in workforce of 80 individuals. All 80 employees were terminated under this plan during 2000, of which 35 were in selling and marketing, 4 were in general administration, 16 were in product development, 20 were in operations and 5 were in services delivery.

In December 2000, Neoforma recorded a restructuring charge of $691,000 in connection with Neoforma’s decision to divest its Auction and USL operations. Of the $691,000, $160,000 related to anticipated severance of 24 employees and the remainder related to idle facilities and related costs. No employees had been terminated and no amounts had been paid as of December 31, 2000. For the year ended December 31, 2001, $221,000 was paid out in termination benefits relating to employees terminated as part of the divestiture and $268,000 was paid out for idle facilities and related costs. Of the employees terminated, 16 were from selling and marketing and 8 were from operations.

In June 2001, Neoforma recorded an additional restructuring charge of $600,000, of which $539,000 related to a revision of Neoforma’s estimate of the time required to sublease idle facilities of the Auction operations and $61,000 related to severance costs for employees of the Auction operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2001, Neoforma recorded a restructuring charge of $350,000 in connection with its decision to divest its EquipMD subsidiary. Of the $350,000, $311,000 related to anticipated severance of 7 employees and $39,000 related to idle facilities and related costs.

All of the restructuring accrual had been utilized at December 31, 2002 and no liabilities remained relating to these activities.

Components of the restructuring accrual were as follows (in thousands):

	Employee Severance	Cost of Idle Facilities	Other	Total
Balance at January 1, 2000	$—	$—	$—	$—
Restructuring charges recorded during fiscal 2000	2,260	386	145	2,791
Payments	(2,100)	—	—	(2,100)

Balance at December 31, 2000	160	386	145	691
Restructuring charges recorded during fiscal 2001	372	578	—	950
Payments	(221)	(268)	(100)	(589)

Balance at December 31, 2001	311	696	45	1,052
Payments	(238)	(678)	(68)	(984)
Adjustments/reversals	(73)	(18)	23	(68)
Balance at December 31, 2002	$—	$—	$—	$—

13.    STOCKHOLDERS’ EQUITY

Preferred Stock

Neoforma is authorized to issue up to 5,000,000 shares of preferred stock, each with a par value of $0.001 per share. The preferred stock may be issued from time to time in one or more series. Neoforma’s board of directors is authorized to determine the rights, preferences, privileges and restrictions on these shares. As of December 31, 2002, no shares of preferred stock were outstanding.

Common Stock

In January 2000, Neoforma completed its initial public offering of 805,000 shares of its common stock, which raised $104.7 million. Proceeds, net of underwriters’ discount of $7.3 million and offering costs of $2.0 million, amounted to $95.4 million.

As of December 31, 2002, Neoforma has reserved the following shares of common stock for future issuance as follows (in thousands):

Stock Option Plans	2,995
Conversion of warrants outstanding	4
Employee Stock Purchase Plan	59

3,058

14.    WARRANTS

In January 2000, Neoforma issued a warrant to purchase 2,000 shares of common stock at an exercise price of $200.00 per share to a retained advertising firm. The fair value of the warrant was determined to be $9,000 and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was estimated using the Black-Scholes valuation model. This expense is included in operating expenses for the year ended December 31, 2000.

In January 2000, Neoforma issued a warrant to purchase 2,000 shares of common stock at an exercise price of $70.00 per share to a retained executive search firm. The fair value of the warrant was determined to be $58,000 and was estimated using the Black-Scholes valuation model. This expense is included in operating expenses for the year ended December 31, 2000.

15.    STOCK OPTIONS

1997 Stock Plan

Neoforma, under the 1997 Stock Plan (the 1997 Plan), reserved approximately 1.5 million shares of common stock. The stock was reserved for Neoforma’s employees, directors and consultants. The term of each option was stated in the option agreement and was not to exceed 10 years after the grant date. If the optionee owned stock representing more than 10% of Neoforma’s voting power, the term of the option was not to exceed 5 years after the grant date.

Option pricing was no less than 85% of the fair market value per share on the date of the grant. If the optionee owned stock representing more than 10% of Neoforma’s voting power the option price was not to be less than 110% of the fair market value per share on the date of the grant. If the stock option was an incentive stock option, then the price for the stock could not be less than 100% of the fair market value per share on the date of the grant.

Any option granted was to be exercisable at such times and under such conditions as determined by Neoforma’s board of directors. However, for most options, 25% of the shares subject to the option vested 12 months after the vesting commencement date, and  1/48 of the shares vested each month thereafter. Options under the 1997 Plan were exercisable immediately, subject to repurchase rights held by Neoforma, which lapsed over the vesting period as determined.

Neoforma’s right of repurchase lapsed at a rate determined by its board of directors. However, for most options Neoforma’s right to repurchase lapsed at a rate of 25% of the shares after the first 12 months and  1/48 of the shares, per month, after the vesting commencement date.

1999 Equity Incentive Plan

In November 1999, Neoforma’s board of directors approved the 1999 Equity Incentive Plan (the 1999 Plan) to replace the 1997 Stock Plan. Neoforma has reserved approximately 500,000 shares of common stock for issuance under the 1999 Plan, and the number of shares reserved for issuance under this plan was increased to include shares of Neoforma’s common stock reserved under the 1997 Plan that were not issued or subject to outstanding grants on the date the IPO was completed. The 1999 Plan stipulates that the amount authorized will automatically be increased each year by the number of shares required to increase the total shares available for future grants under the plan to an amount equal to 5% of Neoforma’s total outstanding shares as of December 31 of the preceding year. Incentive stock options may only be granted to employees under the 1999 Plan, and they must be granted at an option price no less than 100% of the fair market value of the common stock on the date of grant. If the optionee owns stock representing more than 10% of Neoforma’s outstanding voting stock, incentive stock options must be granted at an option price no less than 110% of the fair market value of the common stock on the date of grant. Nonqualified stock options may be granted to employees, officers, directors, consultants, independent contractors or advisors to Neoforma, and must be granted at an option price no less than 85% of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair market value of the common stock on the date of grant. All options granted under the 1999 Plan carry a maximum term of 10 years from the date of grant, and shall be exercisable at such times and under such conditions as determined by Neoforma’s board of directors at the date of grant. However, for most options,  1/4 of the shares subject to the option shall vest 12 months after the vesting commencement date, and  1/48 of the shares subject to the option shall vest each month thereafter.

In April 2000, as part of the acquisition of EquipMD, Neoforma assumed outstanding options to purchase 107,550 shares of common stock at exercise prices ranging from $28.64 to $41.37.

Activity under all option plans was as follows (in thousands, except per share amounts):

		Outstanding Options
	Shares Available For Grant	Number	Weighted-Average Exercise Price
Balance, January 1, 2000	1,064	385	$38.13
Granted	(1,471)	1,471	$45.84
Granted outside the Plans(a)	—	4	$130.00
Options assumed in conjunction with acquisition of EquipMD	—	108	$31.40
Exercised	—	(14)	$7.99
Repurchased	82	—	$5.63
Canceled	359	(362)	$63.19

Balance, December 31, 2000	34	1,592	$39.56
Authorized	755	—	—
Granted	(1,061)	1,061	$8.41
Exercised	—	(34)	$6.97
Repurchased	39	—	$3.48
Canceled	457	(472)	$42.14
Restricted stock grants	(223)	—	—

Balance, December 31, 2001	1	2,147	$24.11
Authorized	894	—	—
Granted	(1,209)	1,209	$15.17
Exercised	—	(24)	$8.49
Canceled	346	(351)	$31.46
Restricted stock grants	(18)	—	—

Balance, December 31, 2002	14	2,981	$19.75

(a)	During the year ended December 31, 2000, Neoforma granted options to purchase common stock to certain Company executives, directors, and consultants. Such options were issued outside of the 1997 and 1999 Plans. All non-plan options carry a maximum term of 10 years from the date of grant, and shall be exercisable at such times and under such conditions as determined by Neoforma’s board of directors at the date of grant. However, for most non-plan options, 1/4 of the shares subject to the option shall vest 12 months after the vesting commencement date, and 1/48 of the shares subject to the option shall vest each month thereafter.

The weighted-average fair value of options granted during the years ended December 31, 2000, 2001 and 2002 was $32.40, $6.47 and $12.25, respectively.

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes all stock options outstanding and exercisable as of December 31, 2002 (shares in thousands):

	Options Outstanding			Options Exercisable
Exercise Price	Number	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
$1.00 to $7.29	662	8.78	$6.71	301	$6.21
$7.50 to $10.34	697	8.44	$8.73	261	$8.35
$11.56 to $19.90	962	9.06	$17.40	285	$17.03
$20.00 to $ 70.00	597	7.41	$41.59	459	$43.75
$76.88 to $638.75	63	7.17	$107.91	58	$106.93

	2,981	8.48	$19.75	1,364	$25.79

During October 1999, Neoforma’s board of directors approved a change in the 1997 Plan providing for the exercise of options prior to an employee’s vesting date. Additionally, during fiscal 1999, Neoforma allowed certain officers of Neoforma to exercise certain options that were granted outside the 1997 and 1999 Plans prior to their vesting date. In January 2000, as part of the acquisition of Pharos, Neoforma assumed certain options that had been exercised in advance of their vesting. At December 31, 2000, 2001 and 2002, approximately 426,000, 195,000 and 66,000 shares previously issued relating to options exercised prior to their vesting date were subject to repurchase at a weighted-average price of $2.07, $1.88 and $1.88 per share, respectively.

1999 Employee Stock Purchase Plan

In November 1999, Neoforma’s board of directors approved the 1999 Employee Stock Purchase Plan (the ESPP) which became effective on January 24, 2000. Neoforma has reserved 75,000 shares of common stock for issuance under the ESPP, and the terms of the ESPP stipulate that amount will automatically be increased each year by shares equal to the amount necessary such that the total shares available for issuance under the plan is equal to 1% of the total outstanding shares of common stock as of December 31 of the preceding year. Pursuant to this provision of the ESPP, total shares of 188,795 have been authorized for issuance under the plan from inception through December 31, 2002. Subject to certain eligibility requirements, employees may elect to withhold up to a maximum of 15% of their cash compensation for participation in the ESPP. Each offering period under the ESPP will be two years in duration and will consist of four six-month purchase periods. The first offering period commenced on January 24, 2000 at which time price quotations were available for Neoforma’s common stock on the Nasdaq National Market with subsequent purchasing periods commencing on February 1 and August 1 of each year. The purchase price for common stock purchased under this plan will be 85% of the lesser of the fair market value of Neoforma’s common stock on the first day of the applicable offering period or the last day of the purchase period. Total shares purchased by employees under the ESPP for the years ended December 31, 2000, 2001 and 2002 were 17,737 shares, 54,331 shares and 126,020 shares, respectively.

16.    INCOME TAXES

Neoforma accounts for income taxes pursuant to the provisions of SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined using the current applicable enacted tax rate and provisions of the enacted tax law.

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Due to Neoforma’s loss position, there was no provision for income taxes for the years ended December 31, 2000, 2001 and 2002.

At inception, Neoforma elected S-Corporation status. As of January 1, 1998, Neoforma elected  C-Corporation status for Federal and state purposes. As a result, Neoforma is not entitled to any tax benefits associated with the period prior to C-Corporation election.

At December 31, 2002, Neoforma had cumulative net operating loss carryforwards of approximately $362.0 million and approximately $261.0 million for Federal and state income tax purposes, respectively, expiring in various years ending through 2022.

At December 31, 2002, Neoforma had cumulative credit carryforwards of approximately $1.3 million and approximately $2.6 million for Federal and state income tax purposes, respectively. These credits are subject to expiration through various periods through 2022.

The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership. Because of carryforward limitations, these net operating losses and credits may expire before being utilized.

The estimated tax effects of significant temporary differences, net operating loss carryforwards and tax credit carryforwards that give rise to deferred income tax assets are as follows (in thousands):

	December 31,
	2001	2002
Temporary differences:
Reserves and accruals deductible in different periods	$2,528	$1,946
Fixed asset basis difference	1,384	1,203
Stock compensation	2,740	2,618
Partnership costs	—	2,861
Other	3,436	3,706
Net operating loss carryforwards	133,674	141,923
Tax credits	2,267	2,930

Gross deferred tax assets	146,029	157,187
Gross deferred tax liabilities	(127)	(747)
Valuation allowance	(145,902)	(156,440)

	$—	$—

Due to uncertainty surrounding the realization of the deferred tax attributes in future years, Neoforma has recorded a valuation allowance against its net deferred tax assets.

The provision for income taxes at Neoforma’s effective tax rate differed from the benefit from income taxes at the statutory rate due mainly to the increase in valuation allowance and no benefit of the operating losses was recognized.

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 35% to loss before taxes as follows:

	For The Year Ended December 31,
	2000	2001	2002
Federal statutory rate	(35.0)%	(35.0)%	(35.0)%
State taxes, net of Federal benefit	(5.9)	(5.9)	(5.9)
Change in valuation allowance	27.1	20.2	38.8
Stock compensation	5.8	2.4	2.9
Tax credits	(0.3)	(0.3)	(0.8)
Non deductible goodwill	4.1	4.4	—
In-process R&D	3.2	—	—
Non deductible impairment	1.0	14.2	—

	0.0%	0.0%	0.0%

17.    RELATED PARTY TRANSACTIONS

On July 26, 2000, Neoforma’s stockholders voted to approve the issuance of shares and warrants to VHA and UHC in consideration for the services to be rendered pursuant to the Outsourcing Agreement. Under the terms of the Outsourcing Agreement, Neoforma agreed to develop and manage Marketplace@Novation, an  e-commerce marketplace to be used by VHA, UHC and HPPI member healthcare organizations as their primary purchasing tool for medical equipment and supplies. Novation agreed to serve as a contracting agent for Neoforma by recruiting, contracting and managing relationships with manufacturers and distributors servicing healthcare providers on Neoforma’s behalf. VHA and UHC agreed to provide marketing support for Marketplace@Novation, guarantee Novation’s obligations under the Outsourcing Agreement and enter into certain exclusivity provisions contained in the Outsourcing Agreement.

In consideration for the services agreed to be rendered, Neoforma issued to VHA and UHC 4,626,753 shares and 1,127,915 shares, respectively, of Neoforma’s common stock, which are subject to certain voting restrictions. This common stock was issued in consideration for services to be rendered by VHA, UHC and Novation over the term of the Outsourcing Agreement. The total valuation of the common stock issued, $291.3 million, was capitalized and recorded in capitalized partnership costs in the accompanying consolidated balance sheets and is being amortized over the estimated beneficial life of five years. Additionally, Neoforma issued warrants to VHA and UHC to purchase up to 3,084,502 shares and 751,943 shares, respectively, of Neoforma’s common stock, at an exercise price of $0.10 per share. Vesting on the warrants was performance based and was driven by historical gross purchasing levels by VHA and UHC member healthcare organizations that enter into commerce agreements with Neoforma to use Marketplace@Novation. On October 18, 2000, Neoforma entered into an agreement with VHA to replace the warrant issued to VHA to purchase up to 3,084,502 shares of its common stock with 3,084,502 shares of restricted common stock. On January 25, 2001, Neoforma entered into an agreement with UHC to replace the warrant issued to UHC to purchase up to 563,957 shares of its common stock with 563,957 shares of restricted common stock. In each case, the restrictions on the stock are identical to the vesting performance criteria that were in place on the warrant, and thus there was no change in the accounting treatment relating to the restricted common stock versus the warrant. Due to the performance criteria on the restricted stock, the valuation is not calculated until the shares are earned. The valuation of these earned warrants and restricted shares is recorded in the capitalized partnership costs account in the accompanying consolidated balance sheets. The value of the warrants and restricted shares earned for each healthcare organization is amortized over the life of the agreement signed between Neoforma and that healthcare organization (generally

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

between 2-3 years). As of December 31, 2002, VHA and UHC had earned a total of 2.8 million of the shares resulting in a total valuation of $59.1 million being capitalized in capitalized partnership costs.

As of December 31, 2002, Neoforma had recorded total reductions in capitalized partnership costs of $184.0 million. As a result of the adoption of EITF No. 01-9 in 2002, Neoforma has classified the amortization of these capitalized partnership costs as an offset against related party revenue received from Novation, VHA and UHC, up to the lesser of such related party revenue or amortization of partnership costs in any period, until the capitalized partnership costs are fully amortized. Additionally, as required under the transition guidance of EITF No. 01-9, Neoforma has reclassified prior period financial statements presented for comparative purposes to be consistent with this presentation. Any amortization of partnership costs in excess of related party revenue in any period is classified as an operating expense and is reflected as an adjustment to reconcile net loss to cash from operating activities in the consolidated statements of cash flows. Under EITF No. 01-9, Neoforma accounts for the fees paid by Novation under the terms of the Outsourcing Agreement and subsequent amendments as if they were payments made for the equity consideration provided to VHA and UHC as opposed to payments for services. As a result, the amortization of partnership costs that is offset against related party revenue is reported as a cash flow from financing activities in Neoforma’s consolidated statements of cash flows. See Note 3 for a further discussion of the application of EITF No. 01-9.

On January 25, 2001, Neoforma entered into stock purchase agreements with VHA and UHC to purchase shares of Neoforma’s common stock. VHA and UHC purchased 1,183,432 and 325,443 shares, respectively, at a price of $16.90 per share. Including i2 Technologies, Inc., which participated in the strategic financing, purchasing 295,858 shares, Neoforma raised a total of approximately $30.5 million prior to costs associated with the sale of the shares, which were approximately $1.1 million.

Concurrent with the $30.5 million financing, Neoforma amended the Outsourcing Agreement (the Amended Outsourcing Agreement), effective on January 1, 2001. Under the terms of the Amended Outsourcing Agreement, Novation agreed to increase the minimum fee level to Neoforma under the Outsourcing Agreement, which minimum fee level is based on a percentage of marketplace volume processed through Marketplace@Novation. The fee level is determined based on a tiered fee structure under which the incremental fee per dollar of transaction volume decreases as the marketplace volume through Marketplace@Novation increases. This structure results in a higher blended fee percentage at lower volume levels and a lower blended fee percentage at higher volume levels. Under the terms of the Amended Outsourcing Agreement, the payments Novation is required to make are subject to quarterly maximums, above which additional marketplace volume does not result in additional fees from Novation. These maximums were based on a predetermined schedule that provided for increasing dollar amounts through 2002. Beginning in 2003 through the remaining term of the Amended Outsourcing Agreement, these maximums were to be calculated based on Novation’s financial performance, as defined. The Amended Outsourcing Agreement also included modifications to certain revenue sharing, supplier recruitment and supplier implementation provisions.

In April 2001, Neoforma entered into a $25 million revolving credit agreement with VHA. Under the credit agreement, which was amended in February 2002 and December 2002, Neoforma is able to borrow funds until December 31, 2004 up to an amount based on a specified formula dependent on the gross volume of transactions through Marketplace@Novation. Funds that Neoforma borrows under this credit agreement bear interest at the prime rate plus 2.75% and are secured by substantially all of Neoforma’s assets. All amounts outstanding under this line of credit, both principal and interest, are due and payable on May 31, 2003. In the event that Neoforma (i) sells any stock as part of an equity financing, (ii) obtains funding in connection with a debt financing or other lending transaction that is either unsecured or subordinate to the lien of VHA under the credit agreement or (iii) enters into a debt financing or other lending transaction secured by Neoforma’s assets as of the date entered into the credit agreement, then the maximum of $25 million Neoforma could potentially borrow under the credit

NEOFORMA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreement will be reduced by an amount equal to the cash proceeds it receives from any of these transactions. As of December 31, 2002, Neoforma had outstanding principal borrowings of $14.0 million under the line of credit and $11.0 million in remaining available funds under the terms of the agreement.

In September 2001, Neoforma, Novation, VHA, UHC and HPPI amended the Amended Outsourcing Agreement (the Amendment). Pursuant to the Amendment, all parties agreed to expand the definition of marketplace volume to include supply chain data captured for marketplace member purchasing when the initial transaction itself was not facilitated by Neoforma’s with connectivity solution. As a result, Neoforma is able to provide its trading partners within Marketplace@Novation with information relating to all purchases made by members from suppliers that have agreed to provide this transaction data as part of their participation in Marketplace@Novation. The Amendment accelerates Neoforma’s ability to capture critical supply chain data and enables Neoforma to capture important purchasing information without first requiring full adoption of its connectivity services.

In September 2002, Neoforma, Novation, VHA, UHC and HPPI further amended and restated the Amended Outsourcing Agreement (the Revised Amended Outsourcing Agreement). As stated above, the payments that Novation is required to make are subject to quarterly maximums. These quarterly maximums were based on a predetermined fee schedule through 2002. Among other changes, the Revised Amended Outsourcing Agreement reduced the quarterly maximums for the third and fourth quarters of 2002. In the third quarter and fourth quarter of 2002, the amount of fees which otherwise would have been received from Novation were reduced by these revised maximums. In addition, fees in certain periods prior to the effective date of the Revised Amended Outsourcing Agreement were limited to the maximums in place in those periods. Beginning in 2003, the quarterly maximums for a given year are now based on Novation’s estimated financial performance, as defined, for that year. In the third quarter of each year, the quarterly maximums for the third and fourth quarters of that year are subject to adjustment based on any revisions to Novation’s estimated full year financial performance for that year. Any difference in the calculated quarterly maximums for the year that results from differences between Novation’s estimated and actual financial performance for that year will increase or decrease the quarterly maximums in the subsequent year. In 2000, 2001 and 2002, the fees paid to Neoforma by Novation totaled $81,000, $24.6 million and $68.8 million, respectively (see Note 3). Additionally, under the Revised Amended Outsourcing Agreement, the scope of Novation’s rights to view data from any customer that was limited to data from Novation and HPPI sponsored marketplaces only. Also, Novation now only has the exclusive right to recruit suppliers for Novation and HPPI sponsored marketplaces and not for any other current or future marketplaces. From time to time, Neoforma and Novation have discussed further amendments to the outsourcing agreement, and any such amendment could affect future fees under this agreement.

NEOFORMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	December 31, 2002*	June 30, 2003
Assets
Current assets:
Cash and cash equivalents	$23,277	$20,537
Short-term investments	1,305	1,382
Accounts receivable, net of allowance for doubtful accounts of $259 and $225 as of December 31, 2002 and June 30, 2003, respectively	1,828	3,385
Related party accounts receivable	800	800
Prepaid expenses and other current assets	3,357	2,979

Total current assets	30,567	29,083

Property and equipment, net	16,821	13,439
Intangibles, net	2,610	2,315
Goodwill	1,414	1,414
Capitalized partnership costs, net	166,451	136,402
Non-marketable investments	83	83
Restricted cash	1,020	1,020
Other assets	1,844	1,487

Total assets	$220,810	$185,243

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable, current portion	$4,000	$703
Accounts payable	3,803	2,069
Accrued payroll	7,776	3,742
Other accrued liabilities	4,288	3,116
Deferred revenue	3,027	5,031

Total current liabilities	22,894	14,661
Deferred rent	623	644
Deferred revenue, less current portion	1,689	724
Other liabilities	105	81
Accrued interest on related party notes payable	2,516	245
Notes payable, less current portion:
Due to related party	14,000	14,000
Other	152	50

Total notes payable, less current portion	14,152	14,050
Stockholders’ equity:
Common stock $0.001 par value:
Authorized—300,000 shares at June 30, 2003
Issued and outstanding: 17,691 and 18,333 shares at December 31, 2002 and June 30, 2003, respectively	18	18
Warrants	80	80
Additional paid-in capital	814,162	821,182
Notes receivable from stockholders	(6,460)	(5,450)
Deferred compensation	(2,649)	(673)
Accumulated deficit	(626,320)	(660,319)

Total stockholders’ equity	178,831	154,838

Total liabilities and stockholders’ equity	$220,810	$185,243

*	Derived from audited financial statements.

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEOFORMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Revenue:
Marketplace revenue:
Related party (see Note 3)	$—	$—	$—	$297
Other	160	1,117	489	1,355

Total Marketplace revenue	160	1,117	489	1,652
Trading Partner Services revenue (see Note 3)	421	1,402	704	3,469

Total revenue	581	2,519	1,193	5,121

Operating expenses:
Cost of services	1,974	1,481	4,163	2,859
Operations	3,457	4,799	6,846	9,941
Product development	4,006	4,183	7,739	8,926
Selling and marketing	2,928	4,633	6,296	9,610
General and administrative	4,066	3,130	7,700	6,097
Amortization of intangible assets	—	147	—	294
Amortization of partnership costs (see Note 3)	2,396	833	7,646	833
Write-off of purchased software	244	—	244	—
Restructuring	—	—	(68)	—
Recovery of funds from non-marketable investments	—	—	(184)	—
Loss on divested business	—	—	59	—

Total operating expenses	19,071	19,206	40,441	38,560

Loss from operations	(18,490)	(16,687)	(39,248)	(33,439)
Other income (expense):
Interest income	271	80	390	131
Interest expense	(294)	(300)	(651)	(574)
Other income (expense)	(56)	(41)	(51)	(117)

Net loss	$(18,569)	$(16,948)	$(39,560)	$(33,999)

Net loss per share:
Basic and diluted	$(1.12)	$(0.94)	$(2.41)	$(1.91)

Weighted average shares—basic and diluted	16,559	17,985	16,442	17,763

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEOFORMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2002	2003
Cash flows from operating activities:
Net loss	$(39,560)	$(33,999)
Adjustments to reconcile net loss to net cash used in operating activities:
Restricted common stock issued to employees and officers	268	10
Provision for doubtful accounts	83	141
Depreciation and amortization of property and equipment	4,013	7,061
Write-off of purchased software	244	—
Amortization of intangibles	—	294
Amortization of partnership costs (see Note 3)	7,646	833
Amortization of deferred compensation, net of reversals	3,439	1,717
Amortization of deferred debt costs	175	—
Loss on divested business	59	—
Accrued interest on stockholder notes receivable	(36)	(32)
Change in assets and liabilities, net of acquisitions:
Restricted cash	500	—
Accounts receivable	(130)	(1,698)
Prepaid expenses and other current assets	(1,789)	378
Other assets	611	357
Accounts payable	(529)	(1,734)
Accrued liabilities and accrued payroll	(1,130)	(4,159)
Deferred revenue	413	1,039
Deferred rent	66	21
Accrued interest payable on related party notes payable	—	(2,271)

Net cash used in operating activities	(25,657)	(32,042)

Cash flows from investing activities:
Purchases of marketable investments	—	(2,082)
Proceeds from the sale or maturities of marketable investments	—	2,005
Purchases of property and equipment	(1,981)	(3,679)

Net cash used in investing activities	(1,981)	(3,756)

Cash flows from financing activities:
Amortization of partnership costs offset against related party revenue (see Note 3)	31,189	34,531
Repayments of notes payable	(1,503)	(3,399)
Collections of notes receivable from stockholders	8	1,042
Cash received related to options exercised	177	380
Proceeds from the issuance of common stock under the employee stock purchase plan	276	506
Common stock repurchased, net of notes receivable issued to common stockholders	—	(2)

Net cash provided by financing activities	30,147	33,068

Net increase (decrease) in cash and cash equivalents	2,509	(2,740)
Cash and cash equivalents, beginning of period	14,096	23,277

Cash and cash equivalents, end of period	$16,605	$20,537

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEOFORMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2002	2003
Supplemental schedule of non-cash investing and financing activities:
Issuance of restricted common stock to related parties	$7,195	$5,314

Reduction of deferred compensation resulting from employee forfeitures	$746	$226

Issuance of restricted stock to employees and officers	$516	$320

Issuance of common stock in connection with the acquisition of Revelocity Corporation	$—	$1,071

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEOFORMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS

Neoforma, Inc. (Neoforma) provides supply chain management solutions for the healthcare industry. Neoforma utilizes a combination of technology, information and services to help the participants in the healthcare supply chain, principally hospitals, suppliers and group purchasing organizations, to reduce operational inefficiencies and lower costs.

Since inception, Neoforma has incurred significant losses, and, as of June 30, 2003, had an accumulated deficit of $660.3 million. Neoforma’s future long-term capital needs will depend significantly on the rate of growth of its business, the timing of its expanded service offerings, the success of these service offerings once they are launched and Neoforma’s ability to adjust its operating expenses to an appropriate level if the growth rate of its business is slower than expected. Any projections of future long-term cash needs and cash flows are subject to substantial uncertainty. If available funds and cash generated from operations are insufficient to satisfy its long-term liquidity requirements, Neoforma may seek to sell additional equity or debt securities, obtain additional lines of credit, curtail expansion of its services, including reductions in its staffing levels and related expenses, or potentially liquidate selected assets. Neoforma cannot be certain that additional financing will be available on favorable terms if and when required, or at all.

The condensed consolidated financial statements included herein have been prepared by Neoforma, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the audited financial statements and notes thereto included in Neoforma’s Annual Report for the year ended December 31, 2002 filed on Form 10-K with the SEC. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting only of recurring adjustments, necessary for a fair presentation of Neoforma’s financial position, results of operations and cash flows for the periods indicated. The results of operations for interim periods are not necessarily indicative of the results that may be expected for future quarters or the year ending December 31, 2003.

2.    RECLASSIFICATIONS

Certain reclassifications have been made to the historical unaudited condensed consolidated financial statements to conform to the 2003 presentation.

3.    APPLICATION OF EITF NO. 01-9

In November 2001, the Emerging Issues Task Force (EITF) reached a consensus on EITF Abstract No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” EITF No. 01-9 addresses whether consideration from a vendor to a reseller is (i) an adjustment of the selling prices of the vendor’s products and, therefore, should be classified as an offset against revenue when recognized in the vendor’s statement of operations or (ii) a cost incurred by the vendor for assets or services received from the reseller and, therefore, should be classified as a cost or expense when recognized in the vendor’s statement of operations. EITF No. 01-9 was adopted in the first quarter of 2002.

On July 26, 2000, Neoforma issued equity consideration to VHA Inc. (VHA) and University HealthSystem Consortium (UHC) in connection with Neoforma’s outsourcing and operating agreement (Outsourcing Agreement) entered into with Novation, LLC (Novation), VHA, UHC and Healthcare Purchasing Partners International, LLC (HPPI) on May 24, 2000 (see Note 7). Neoforma is capitalizing this consideration when a

NEOFORMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

measurement date has occurred, as defined under EITF No. 96-18. The portion of the consideration that was capitalized at the time of issuance is being amortized over the five-year estimated life of the arrangement. The remaining consideration, which is being capitalized as earned, is being amortized over the term of the arrangements that result in the consideration being earned, typically two to three years. As a result of the application of EITF No. 01-9, Neoforma has classified amortization associated with this equity consideration as an offset against related party revenue from those parties. This treatment results in non-cash amortization of partnership costs being offset against related party revenue up to the lesser of such related party revenue or amortization of partnership costs in any period. Any amortization of partnership costs in excess of related party revenue in any period is classified as an operating expense.

The following table summarizes the impact the application of EITF No. 01-9 had on Neoforma’s unaudited condensed consolidated statements of operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Revenue:
Related party marketplace revenue	$17,011	$17,300	$30,903	$34,600
Related party implementation revenue	158	228	286	470
Offset of amortization of partnership costs	(17,169)	(17,528)	(31,189)	(34,531)

Total related party revenue, as reported	$—	$—	$—	$539

Related party marketplace revenue, as reported	$—	$—	$—	$297
Related party trading partner services revenue, as reported	—	—	—	242

Total related party revenue, as reported	$—	$—	$—	$539

Amortization of Partnership Costs:
Amortization of partnership costs	$19,565	$18,361	$38,835	$35,364
Offset to related party revenue	(17,169)	(17,528)	(31,189)	(34,531)

Total amortization of partnership costs reported as an operating expense	$2,396	$833	$7,646	$833

The amortization of partnership costs reported as an operating expense is reflected as an adjustment to reconcile net loss to cash from operating activities in the unaudited condensed consolidated statements of cash flows. Under EITF No. 01-9, Neoforma accounts for the fees paid by Novation under the terms of the Outsourcing Agreement, as amended, as if they were payments made for the equity consideration provided to VHA and UHC as opposed to payments for services. As a result, the amortization of partnership costs that is offset against related party revenue is reported as a cash flow from financing activities in Neoforma’s unaudited condensed consolidated statements of cash flows.

The application of EITF No. 01-9 had no impact on Neoforma’s loss from operations, net loss, net loss per share or total cash flow.

4.    BASIC AND DILUTED NET LOSS PER SHARE

Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Diluted net loss per common share was the same as basic net loss per share for all periods presented because the effect of any potentially dilutive securities is excluded, as the securities are anti-dilutive. The total number of weighted average shares that are excluded from the diluted loss per share calculation relating to these securities

NEOFORMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was approximately 2.3 million, 1.1 million, 2.5 million and 1.3 million shares for the three months ended June 30, 2002 and 2003, and the six months ended June 30, 2002 and 2003, respectively.

The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Net loss	$(18,569)	$(16,948)	$(39,560)	$(33,999)

Basic and diluted:
Weighted average shares of common stock outstanding	16,702	18,008	16,602	17,800
Less: Weighted average shares of common stock subject to repurchase	(143)	(23)	(160)	(37)

Weighted average shares used in computing basic and diluted net loss per share	16,559	17,985	16,442	17,763

Basic and diluted net loss per common share	$(1.12)	$(0.94)	$(2.41)	$(1.91)

5.    STOCK BASED COMPENSATION

At June 30, 2003, Neoforma had three stock-based employee compensation plans. Neoforma accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Neoforma calculated the fair value of each option grant and stock purchase right on the date of grant using the Black-Scholes option-pricing model as prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” using the following assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Risk-free interest rate range	4.7%–5.4%	1.2%–2.5%	4.6%–5.4%	1.0%–3.1%
Expected lives (in years)—options	5.0	5.0	5.0	5.0
Expected lives (in years)—ESPP	0.5-2.0	0.5-2.0	0.5-2.0	0.5-2.0
Dividend yield	0%	0%	0%	0%
Volatility	90%	90%	90%	90%
Fair value of common stock	$13.21–$17.36	$9.78–$13.11	$6.97–$19.90	$5.70–$13.11

NEOFORMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net income and earnings per share if Neoforma had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Net loss, as reported	$(18,569)	$(16,948)	$(39,560)	$(33,999)
Add: Stock-based employee compensation expense included in reported net income	1,014	500	2,260	726
Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(2,676)	(2,903)	(5,433)	(5,378)

Net loss, pro forma	$(20,231)	$(19,351)	$(42,733)	$(38,651)

Net loss per share, as reported	$(1.12)	$(0.94)	$(2.41)	$(1.91)

Net loss per share, pro forma	$(1.22)	$(1.08)	$(2.60)	$(2.18)

6.    REVELOCITY

In December 2002, Neoforma, through its wholly-owned subsidiary Neolocity Corporation, acquired substantially all of the assets of Revelocity Corporation, a developer of Web-based software products that provide rapidly deployable supply chain management capabilities for hospitals and healthcare suppliers that help them streamline procurement processes, manage inventories, track project and patient costs, leverage bar-coding efficiencies in internal distribution and share replenishment demand information. Contingent upon the amount of revenue generated by the acquired business from the close of the transaction through December 31, 2003, including the shares that have already been issued, Neoforma may issue between approximately 83,000 and 879,000 shares of its common stock in total related to the acquisition. These shares will be valued as earned. Accordingly, the $1.1 million of goodwill recognized in this acquisition will be adjusted as additional shares are earned. As of June 30, 2003, approximately 152,000 shares, valued at $1.7 million at the time of issuance, have been earned. No pro forma financial statements are required to be disclosed for this acquisition as it was not deemed to be material to the consolidated financial statements of Neoforma.

7.    RELATED PARTY TRANSACTIONS

On July 26, 2000, Neoforma’s stockholders voted to approve the issuance of shares and warrants to VHA and UHC in consideration for the services to be rendered pursuant to the Outsourcing Agreement. Under the terms of the Outsourcing Agreement, Neoforma agreed to develop and manage Marketplace@Novation™, an e-commerce marketplace to be used by VHA, UHC and HPPI member healthcare organizations as their primary purchasing tool for medical equipment and supplies. Novation agreed to serve as a contracting agent for Neoforma by recruiting, contracting and managing relationships with manufacturers and distributors servicing healthcare providers on Neoforma’s behalf. VHA and UHC agreed to provide marketing support for Marketplace@Novation, guarantee Novation’s obligations to Neoforma under the Outsourcing Agreement and enter into certain exclusivity provisions contained in the Outsourcing Agreement.

In consideration for the services agreed to be rendered, Neoforma issued to VHA and UHC 4,626,753 shares and 1,127,915 shares, respectively, of Neoforma’s common stock, which are subject to certain voting restrictions. This common stock was issued in consideration for services to be rendered by VHA, UHC and Novation over the term of the Outsourcing Agreement. The total valuation of the common stock issued, $291.3 million, was

NEOFORMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

capitalized and recorded in capitalized partnership costs in the accompanying unaudited condensed consolidated balance sheets, and is being amortized over the estimated beneficial life of five years.

Additionally, in 2000, Neoforma issued warrants to VHA and UHC to purchase up to 3,084,502 shares and 751,943 shares, respectively, of Neoforma’s common stock, at an exercise price of $0.10 per share. Vesting on the warrants was performance based and was driven by historical gross purchasing levels by VHA and UHC member healthcare organizations that enter into commerce agreements with Neoforma to use Marketplace@Novation. On October 18, 2000, Neoforma entered into an agreement with VHA to replace the warrant issued to VHA to purchase up to 3,084,502 shares of its common stock with 3,084,502 shares of Neoforma’s restricted common stock. Neoforma issued 187,986 shares of common stock to UHC upon exercise of vested shares under the warrant. On January 25, 2001, Neoforma entered into an agreement with UHC to replace the remaining warrant issued to UHC to purchase up to 563,957 shares of its common stock with 563,957 shares of restricted common stock. In each case, the restrictions on the stock are identical to the vesting performance criteria that were in place on the warrant, and thus there was no change in the accounting treatment relating to the restricted common stock compared to the warrant. Due to the performance criteria on the restricted stock, the valuation is not calculated until the shares are earned. The valuation of these earned warrants and restricted shares is recorded in the capitalized partnership costs account in the accompanying unaudited condensed consolidated balance sheets. The value of the warrants and restricted shares earned for each healthcare organization is amortized over the life of the agreement signed between Neoforma and that healthcare organization (generally between 2-3 years). As of June 30, 2003, VHA and UHC had earned a total of 3,215,640 of the shares resulting in a total valuation of $64.4 million being capitalized in capitalized partnership costs.

As of June 30, 2003, Neoforma had recorded total reductions in capitalized partnership costs of $219.3 million. As a result of the adoption of EITF No. 01-9 in 2002, Neoforma has classified the amortization of these capitalized partnership costs as an offset against related party revenue received from Novation, VHA and UHC, up to the lesser of such related party revenue or amortization of partnership costs in any period, until the capitalized partnership costs are fully amortized. Any amortization of partnership costs in excess of related party revenue in any period is classified as an operating expense and is reflected as an adjustment to reconcile net loss to cash from operating activities in the unaudited condensed consolidated statements of cash flows. Under EITF No. 01-9, Neoforma accounts for the fees paid by Novation under the terms of the Outsourcing Agreement and subsequent amendments as if they were payments made for the equity consideration provided to VHA and UHC as opposed to payments for services. As a result, the amortization of partnership costs that is offset against related party revenue is reported as a cash flow from financing activities in Neoforma’s unaudited condensed consolidated statements of cash flows. See Note 3 for a further discussion of the application of EITF No. 01-9.

In January 2001, Neoforma amended the Outsourcing Agreement (the Amended Outsourcing Agreement). Under the terms of the Amended Outsourcing Agreement, Novation agreed to increase the minimum fee level to Neoforma under the Outsourcing Agreement, which minimum fee level is based on a percentage of marketplace volume processed through Marketplace@Novation. The fee level is determined based on a tiered fee structure under which the incremental fee per dollar of transaction volume decreases as the marketplace volume through Marketplace@Novation increases. This structure results in a higher blended fee percentage at lower volume levels and a lower blended fee percentage at higher volume levels. Under the terms of the Amended Outsourcing Agreement, the payments Novation is required to make are subject to quarterly maximums, above which additional marketplace volume does not result in additional fees from Novation. These maximums were based on a predetermined schedule that provided for increasing dollar amounts through 2002. Beginning in 2003 through the remaining term of the Amended Outsourcing Agreement, these maximums were to be calculated based on Novation’s financial performance, as defined. The Amended Outsourcing Agreement also included modifications to certain revenue sharing, supplier recruitment and supplier implementation provisions.

NEOFORMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2001, Neoforma entered into a $25 million revolving credit agreement with VHA. Under the credit agreement, which was amended in February 2002 and December 2002, Neoforma is able to borrow funds until December 31, 2004 up to an amount based on a specified formula dependent on the gross volume of transactions through Marketplace@Novation. Funds that Neoforma borrows under this credit agreement bear interest at the prime rate plus 2.75% and are secured by substantially all of Neoforma’s assets. Neoforma is not subject to any financial covenants under this credit agreement. All amounts outstanding under this line of credit, both principal and interest, are due and payable on December 31, 2004. In the event that Neoforma (i) sells any stock as part of an equity financing, (ii) obtains funding in connection with a debt financing or other lending transaction that is either unsecured or subordinate to the lien of VHA under the credit agreement or (iii) enters into a debt financing or other lending transaction secured by Neoforma’s assets as of the date entered into the credit agreement, then the maximum of $25 million Neoforma could potentially borrow under the credit agreement will be reduced by an amount equal to the cash proceeds it receives from any of these transactions. As of June 30, 2003, Neoforma had outstanding principal borrowings of $14.0 million under the line of credit and $11.0 million in remaining available funds under the terms of the agreement. During the quarter ended June 30, 2003, Neoforma paid approximately $2.8 million for accrued interest representing the full amount of accrued interest under the credit agreement through March 31, 2003.

In September 2001, Neoforma, Novation, VHA, UHC and HPPI amended the Amended Outsourcing Agreement (the Amendment). Pursuant to the Amendment, all parties agreed to expand the definition of marketplace volume to include supply chain data captured for marketplace member purchasing when the initial transaction itself was not facilitated by Neoforma’s connectivity solution. As a result, Neoforma is able to provide its trading partners within Marketplace@Novation with information relating to all purchases made by members from suppliers that have agreed to provide this transaction data as part of their participation in Marketplace@Novation. The Amendment accelerated Neoforma’s ability to capture critical supply chain data and enables Neoforma to capture important purchasing information without first requiring full adoption of its connectivity services.

In September 2002, Neoforma, Novation, VHA, UHC and HPPI further amended and restated the Amended Outsourcing Agreement (the Revised Amended Outsourcing Agreement). As stated above, the payments that Novation is required to make are subject to quarterly maximums. These quarterly maximums were based on a predetermined fee schedule through 2002. Among other changes, the Revised Amended Outsourcing Agreement reduced the quarterly maximums for the third and fourth quarters of 2002. In the third quarter and fourth quarters of 2002, the amount of fees which otherwise would have been received from Novation were reduced by these revised maximums. In addition, fees in certain periods prior to the effective date of the Revised Amended Outsourcing Agreement were limited to the maximums in place in those periods. Under the Revised Amended Outsourcing Agreement, beginning in 2003, the quarterly maximums for a given year were to be calculated as a percentage of Novation’s estimated revenue, as defined, for that year. In the third quarter of each year, the quarterly maximums for the third and fourth quarters of that year were subject to adjustment based on any revisions to Novation’s estimated full year revenue for that year. Any difference in the calculated quarterly maximums for the year that resulted from differences between Novation’s estimated and actual revenue for that year would have increased or decreased the quarterly maximums in the subsequent year. Additionally, under the Revised Amended Outsourcing Agreement, the scope of Novation’s rights to view data from any customer was limited to data from Novation and HPPI-sponsored marketplaces only. Also, Novation’s supplier recruitment rights were reduced such that Novation had the exclusive right to recruit suppliers for Novation and HPPI-sponsored marketplaces and not for any other current or future marketplaces.

In August 2003, Neoforma, Novation, VHA, UHC and HPPI amended and restated the Revised Amended Outsourcing Agreement (the Fourth Amended and Restated Outsourcing Agreement) to simplify and clarify its terms and conditions. Among other changes, the parties agreed to eliminate Novation’s revenue as the basis for the calculation of the quarterly maximums and the process by which these quarterly maximums could have been

NEOFORMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

adjusted based on differences in Novation’s estimated and actual revenue. Rather, under the Fourth Amended and Restated Outsourcing Agreement, the quarterly maximums have been established at $18.0 million in the third quarter of 2003, $15.2 million in the fourth quarter of 2003 and then, beginning in the first quarter of 2004, $15.25 million in each quarter thereafter through the expiration of the initial term on March 30, 2010. Additionally, the parties amended the terms of the agency relationship between Neoforma and Novation to provide Neoforma with increased responsibility for recruiting, contracting and managing relationships with suppliers regarding their use of supply chain solutions through Marketplace@Novation and sole responsibility for generating revenue from these suppliers. Also, the parties have further clarified the terms of the rights to the data collected by Neoforma through its supply chain management solutions to better enable Neoforma to offer its solutions to other hospitals and group purchasing organizations while protecting the privacy and confidentiality of the data for these entities.

In the six months ended June 30, 2002 and 2003, the fees paid to Neoforma by Novation totaled $31.1 million and $36.0 million, respectively. The fees paid to Neoforma by Novation in each of the last four quarters, including the quarter ended June 30, 2003, were limited by the quarterly maximums in those periods.

8.    LITIGATION

In July 2001, Neoforma, along with Merrill Lynch, Pierce, Fenner & Smith, Bear Stearns and FleetBoston Robertson Stephens (certain of the underwriters of Neoforma’s IPO) as well as its Chairman and Chief Executive Officer, Robert Zollars, and its former Chief Financial Officer, Frederick Ruegsegger, were named as defendants in two securities class action lawsuits filed in federal court in the Southern District of New York (No. 01 CV 6689 and No. 01 CV 6712) on behalf of those who purchased stock from January 24, 2000 to December 6, 2000. These actions have since been consolidated, and a consolidated amended complaint was filed in the Southern District of New York on April 24, 2002. The amended complaint alleges that the underwriters solicited and received “undisclosed compensation” from investors in exchange for allocations of stock in Neoforma’s IPO, and that some investors in the IPO allegedly agreed with the underwriters to buy additional shares in the aftermarket in order to artificially inflate the price of Neoforma’s stock. Neoforma and its officers are named in the suits pursuant to Section 11 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder, for allegedly failing to disclose in its IPO registration statement and prospectus that the underwriters had entered into the arrangements described above. The complaints seek unspecified damages. Approximately 300 other issuers and their underwriters have had similar suits filed against them, all of which are included in a single coordinated proceeding in the Southern District of New York. On July 1, 2002, the underwriter defendants moved to dismiss all of the IPO allocation litigation complaints against them, including the action involving Neoforma. On July 15, 2002, Neoforma, along with the other non-underwriter defendants in the coordinated cases, also moved to dismiss the litigation. Those motions were fully briefed on September 13 and September 27, 2002, respectively, and have not yet been decided. On October 9, 2002, all of the individual defendants, including Mr. Zollars and Mr. Ruegsegger, were dismissed from the action without prejudice. On June 30, 2003, Neoforma’s board of directors approved a proposed settlement for this matter, which is part of a larger global settlement between issuers and plaintiffs. The acceptance of the settlement by the plaintiff is contingent on a number of factors, including the percentage of issuers who approve the proposed settlement. Neoforma has agreed to undertake other responsibilities under the proposed settlement, including agreeing to assign away, not assert, or release certain potential claims Neoforma may have against its underwriters. Any direct financial impact of the proposed settlement is expected to be borne by Neoforma’s insurers. Due to the inherent uncertainties of litigation generally however, Neoforma cannot accurately predict the ultimate outcome of the lawsuits.

NEOFORMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    SUBSEQUENT EVENT

On July 21, 2003, Neoforma announced that it had signed a definitive asset purchase agreement with I-many, Inc. to acquire I-many’s Health & Life Sciences business. Under the terms of the purchase agreement, Neoforma will acquire substantially all of the assets of I-many’s Health & Life Sciences business for a purchase price of $20.0 million in cash and common stock and Neoforma will assume certain liabilities related to the acquired business. Neoforma may also issue up to an additional $5.0 million in common stock, subject to the acquired business achieving certain revenue targets subsequent to the acquisition. Neoforma believes that this acquisition will enable Neoforma to offer a deep, proven contract management solution for hospitals, suppliers and group purchasing organizations, deliver greater operational efficiencies and cost savings to the healthcare industry and accelerate Neoforma’s growth and customer diversification. The transaction is subject to approval by I-many’s shareholders.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows I-many to “incorporate by reference” certain information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Proxy Statement, to the extent that a statement contained in or omitted from this Proxy Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. This Proxy Statement incorporates by reference the documents described below that I-many, Inc. has previously filed with the Securities and Exchange Commission. These documents contain important information about I-many, Inc.

The following documents listed below that I-many, Inc. has previously filed with the Securities and Exchange Commission are incorporated herein by reference:

•	I-many, Inc.’s Annual Report on Form 10-K (File No. 000-30883) for the year ended December 31, 2002, filed on March 31, 2003 (as amended by Amendment No. 1 to the Annual Report of Form 10-K filed on May 8, 2003);

•	I-many, Inc.’s Definitive Proxy Statement of Schedule 14A (File No. 000-30883) filed on April 30, 2003;

•	I-many, Inc.’s Form 10-Q (File No. 000-30883) for the quarter ended March 31, 2003, filed on May 14, 2003;

•	I-many, Inc.’s Form 10-Q (File No. 000-30883) for the quarter ended June 30, 2003, filed on August 14, 2003;

•	I-many, Inc.’s Form 8-K (File No. 000-30883) filed on July 22, 2003;

•	I-many, Inc.’s Form 8-K (File No. 000-30883) filed on September 5, 2003; and

•	I-many, Inc.’s Form 8-K (File No. 000-30883) filed on September 10, 2003.

All documents that I-many, Inc. files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this Proxy Statement to the date of the special meeting shall also be deemed to be incorporated by reference into this Proxy Statement.

Stockholders may obtain a copy of any and all of the information that has been incorporated by reference in this Proxy Statement, without charge upon oral or written request. Such information shall be provided by first class mail or other equally prompt means within one business day of receipt of such request. Requests should be made to I-many, Inc. at the address set forth below.

I-many, Inc.

Attn: Kevin Harris

Chief Financial Officer

399 Thornall Street

Edison, New Jersey 08837

(800) 832-0228

You should rely only on the information contained in this Proxy Statement to vote on the Proposal. I-many, Inc. has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated             , 2003. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than this date. Neither the mailing of this Proxy Statement to our stockholders nor the completion of the asset sale will create any implication to the contrary.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the special meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

By Order of the Board of Directors

A. Leigh Powell, President and Chief Executive Officer

            , 2003

Exhibit A

ASSET PURCHASE AGREEMENT

AMONG

NEOFORMA, INC.,

NEOCARS CORPORATION

AND

I-MANY, INC.

JULY 18, 2003

(continued)

(continued)

(continued)

EXHIBITS:

Exhibit A-1:	Perpetual Software Distribution and License Agreement

Exhibit A-2:	Term-Limited Software Distribution and License Agreement

Exhibit B:	Escrow Agreement

Exhibit C:	Earnout Schedule

Exhibit D:	Bill of Sale and Assumption Agreement

Exhibit E:	Patent Assignment

Exhibit F:	Copyright Assignment

Exhibit G:	Mark Assignment

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 18, 2003 (the “Agreement Date”) by and among Neoforma, Inc., a Delaware corporation (“Parent”), Neocars Corporation, a Delaware corporation that is a wholly-owned subsidiary of Parent (“Buyer”), and I-many, Inc., a Delaware corporation (“Seller”).

RECITALS

A.    Seller, among other things, is engaged in the business of providing software and related services related to the management of contractual relationships in the Life Sciences Market (as defined below) (the “Business”).

B.    Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, certain assets related to the Business and Buyer agrees to assume certain of the liabilities of Seller related to the Business on the terms and conditions set forth in this Agreement.

C.    Concurrently with the execution of this Agreement, Parent, Buyer and Seller are entering into a Perpetual Software Distribution and License Agreement and a Term-Limited Software Distribution and License Agreement (the “Software Distribution and License Agreements”) in the forms attached hereto as Exhibit A-1 and Exhibit A-2, pursuant to which Seller and Parent have agreed to license and/or re-sell certain products and services related to the Business and not compete against one another in specified industries and product categories.

D.    In connection with this Agreement, Parent, Buyer and Seller are entering into an escrow agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit B pursuant to which a portion of the Purchase Price (as defined below) to be paid by Buyer hereunder will be held to secure Seller’s indemnification obligations hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1

D EFINITIONS

1.1     Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 10.1.

“AAA Rules” has the meaning set forth in Section 10.1.

“Accounts Receivable” means all trade accounts receivable and any other evidences of indebtedness of and rights to receive payment and the full benefit of all security for such accounts or rights to payment, in each case that are related to the Business and that would be characterized as accounts receivable in accordance with GAAP.

“actual knowledge” with respect to any fact, circumstance, event or other matter in question means (i) when used in Section 3.11 of this Agreement, the knowledge of the Seller Knowledge Parties of such fact, circumstance, event or other matter after reasonable inquiry of (A) all employees of Seller and (B) Seller’s outside legal counsel for intellectual property matters and (ii) when used other than in Section 3.11 of this Agreement, the actual knowledge (without any requirement of reasonable inquiry) of the Seller Knowledge Parties of such fact, circumstance or other matter.

“Acquisition Transaction” has the meaning set forth in Section 3.20.

“Affiliate” means, with respect to any specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person (where, for purposes of this definition,  “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as an officer, director, trustee or executor, by contract or otherwise).

“Agreement” and “Agreement Date” have the respective meanings set forth in the introductory paragraph of this Agreement.

“Applicable Legal Requirements” means, collectively, all foreign, federal, state, local or other laws, statutes, constitutions, resolutions, ordinances, codes, edicts, decrees, orders, writs, injunctions, awards, judgments, rules, regulations, rulings or requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is applicable to the subject entity and its properties, assets and business.

“Asset Purchase” has the meaning set forth in Section 3.2(a).

“Assigned Agreements” has the meaning set forth in Section 2.2(g).

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Bill of Sale and Assumption Agreement” has the meaning set forth in Section 2.9(a).

“Books and Records” means, to the extent not already included in the Documentation, all books, records, books of account, financial records, financial statements, files, data and papers, whether in hard copy or computer format, used or held for use by Seller in connection with the conduct of the Business (other than the corporate minute books of Seller), including, to the extent used in connection with the Business, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former personnel, and any Tax Return relating exclusively to any Tax imposed on the Purchased Assets.

“Business” has the meaning set forth in Paragraph A of the Recitals to this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for ordinary banking business in California.

“Business Employees” are those officers and employees of Seller listed on Schedule 1.1(a) attached hereto who dedicate a substantial portion of their working hours towards the Business, and consultants and independent contractors listed on Schedule 1.1(b) attached hereto who perform services in connection with the Business.

“Buyer Ancillary Agreements” means the Escrow Agreement, the Software Distribution and License Agreements, the Bill of Sale and Assumption Agreement and all other assumptions, certificates and documents that Buyer is required to execute and deliver pursuant to this Agreement.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“California Commissioner” means the California Commissioner of Corporations.

“California Securities Law” means the California Corporate Securities Law of 1968, as amended, and the rules and regulations promulgated thereunder.

“Claim” has the meaning set forth in Section 7.5(a).

“Closing Shares” has the meaning set forth in Section 2.7(a)(i).

“Closing” and “Closing Date” have the respective meanings set forth in Section 2.8.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Consented Maintenance Agreement” has the meaning set forth in Section 5.11(c)(ii).

“Consented Services Agreement” has the meaning set forth in Section 5.11(d)(ii).

“Contested Claim” has the meaning set forth in Section 7.5(d)(ii).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sublease, mortgage, instrument, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, memorandum of understanding, letter of intent, promise, arrangement, commitment or undertaking of any nature.

“Copyright Assignment” has the meaning set forth in Section 2.9(d).

“Damages” means any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees and court or arbitration costs.

“Deferred Revenue” means all amounts received or entitled to be received from customers of the Business that would be characterized as deferred revenue in accordance with GAAP as of the Closing.

“Determination Date” means (i) with respect to the Closing Shares, the Closing Date, (ii) with respect to the Earnout Shares, the date such Earnout Shares are issued in accordance with the Earnout Schedule and (iii) with respect to the Indemnification Shares, the Closing Date.

“Dispute Notice” has the meaning set forth in Section 5.11(e)(ii).

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any Seller Technology Assets, whether in tangible or intangible form, whether owned by Seller or held by Seller under any licenses or sublicenses (or similar grants of rights).

“Earnout Period” has the meaning set forth in the Earnout Schedule.

“Earnout Schedule” means Exhibit C attached hereto.

“Earnout Shares” has the meaning set forth in Section 2.7(b).

“Employee Plan” means each employment and consulting Contract, pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation agreement, stock, option, bonus or other incentive plan, vacation, sick, holiday or other paid leave plan, severance plan or other similar employee benefit plan, including all “employee benefit plans” as defined in Section 3(3) of ERISA maintained by Seller or any of its affiliates, which covers any Business Employee.

“Encumbrance” means any pledge, lien, collateral assignment, security interest, deed of trust, mortgage, title retention device, collateral assignment, claim, license or other contractual restriction (including any restriction on the transfer of any asset, the receipt of income derived from any asset or on the possession, exercise or transfer of any other attribute of ownership of any asset), conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or right to use or any other encumbrance of any kind whatsoever, other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens for Taxes not yet due and payable, (iv) liens for Taxes that are being contested in good faith and by appropriate proceedings and which are set forth on Schedule 3.5 to the Seller Disclosure Letter, (v) liens arising solely by action of Parent or the Buyer and (vi) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, provided that with respect to clauses (i) through (iii), such liens do not materially and adversely impair the use or value of the Purchased Assets and do not secure outstanding liabilities that have not been paid when due.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, ordinance, code, legally binding guideline or policy or rule of the United States or of any other country or any judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority, relating to the environment, natural resources, human health and safety or to exposure to Hazardous Substances, and includes the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes.

“Environmental Liabilities” means any and all Liabilities arising in connection with or in any way relating to Seller (or any predecessor of Seller or any prior owner of all or part of Seller’s business and assets), any property now or previously owned, leased or operated by Seller, the Business (as currently or previously conducted by Seller), the Purchased Assets or any activities or operations occurring or conducted at the real property owned, leased or used by Seller (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under any Environmental Laws and (ii) relate to actions occurring on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Paragraph D of the Recitals to this Agreement.

“Escrow Period” has the meaning set forth in Section 2.7(a).

“Escrow Shares” has the meaning set forth in Section 2.7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Liabilities” has the meaning set forth in Section 2.6.

“Facility” has the meaning set forth in Section 3.23.

“Final Award” has the meaning set forth in Section 10.1(e).

“GAAP” means United States generally accepted accounting principles in effect at the time of any determination, which are applied on a consistent basis.

“Governmental Authority” means any (a) nation, province, state, county, city, town, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.

“Governmental Permit” has the meaning set forth in Section 3.12.

“Guaranteed Shares” has the meaning set forth in Section 2.7(a).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or toxic substance, having any constituent elements displaying any of the foregoing characteristics, as defined in or regulated under any applicable Environmental Laws.

“Hearing” has the meaning set forth in Section 5.3(a).

“Hearing Notice” has the meaning set forth in Section 5.3(a).

“Incurred Damages” has the meaning set forth in Section 10.1(e).

“Indemnification Cap” has the meaning set forth in Section 7.4(a).

“Indemnification Shares” has the meaning set forth in Section 7.4(b).

“Indemnified Person” has the meaning set forth in Section 7.5(a).

“Indemnifying Person” has the meaning set forth in Section 7.5(c)(i).

“Information Statement” has the meaning set forth in Section 5.3(a).

“Intellectual Property Rights” means any rights exercisable or available in any jurisdiction of the world constituting industrial or intellectual property rights or protections, whether owned, licensed or otherwise used or held, including without limitation all of the following: (i) all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or resubmitted); (ii) all trademarks, service marks, trade dress, trade names, brand names, Internet domain names and URLs, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof; (iii) all copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights and moral rights; (iv) all trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection); (v) all computer software programs, including all source code, object code and documentation related thereto; and (vi) all databases and data collections and rights therein.

“IRS” means the Internal Revenue Service.

“J.A.M.S.” has the meaning set forth in Section 10.1.

“knowledge” of a party, with respect to any fact, circumstance, event or other matter in question, means the knowledge of the Seller Knowledge Parties or the Parent Knowledge Parties, as the case may be, of such fact, circumstance, event or other matter after reasonable inquiry.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law (under law or equity and under any theory of liability), action or governmental order and those arising under any Contract.

“License Excluded Assets” has the meaning set forth in Section 2.3.

“Life Sciences Market” means all (i) healthcare providers (as evidenced by state licensure or other legal authorization to engage in the treatment of illness, injury or disease), including but not limited to acute care hospitals, physicians, pharmacies and clinical laboratories, (ii) those entities and any division, department or other subdivision of an entity which sell, directly or through third parties, services or supplies used in direct patient treatment, including without limitation pharmaceutical and medical/surgical manufacturers and distributors, (iii) healthcare group purchasing organizations, (iv) pharmacy benefit managers, (v) healthcare contract research organizations, (vi) healthcare biotechnology and healthcare biologically-oriented nanotechnology companies, (vii) medical research laboratories, (viii) those entities and any division, department or other subdivision of an entity which supply (or supplies) medical capital equipment to healthcare providers (excluding any division, department or other subdivision of such entity which does not supply medical capital equipment to healthcare providers), and (ix) those entities and any division, department or other subdivision of an entity which sell, directly or through third parties, services or supplies used in billing for or the reimbursement of the treatment of illness, injury or disease (excluding any division, department or other subdivision of such entity which does not sell, directly or through third parties, services or supplies used in billing for or the reimbursement of the treatment of illness, injury or disease).

“Mark Assignment” has the meaning set forth in Section 2.9(d).

“Material Adverse Change” when used in reference to (a) Seller or Parent, means any change, event, violation, inaccuracy, circumstance or effect (regardless of whether such events or changes are inconsistent with the representations or warranties made by such person in this Agreement) that is or is reasonably likely to be individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, prospects, properties, assets (including intangible assets), employees, operations or results of operations of Seller, Parent or Buyer, as the case may be, and their Subsidiaries, taken as a whole, and (b) the Purchased Assets or the Business, means a material diminution in the condition or ability to use such Purchased Assets or the condition (financial or otherwise), business, prospects, properties, assets (including intangible assets), employees, operations or results of operations of the Business.

“Material Adverse Effect,” when used in reference to (a) Seller, Parent or Buyer, means any change, event, violation, inaccuracy, circumstance or effect (regardless of whether such events or changes are inconsistent with the representations or warranties made by such person in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, properties, assets (including intangible assets), employees, operations or results of operations of Seller, Parent or Buyer, as the case may be, and their Subsidiaries, taken as a whole, and (b) the Purchased Assets or the Business, means a material diminution in the value, condition, status or ability to use such Purchased Assets or Business.

“Material Seller Customer” has the meaning set forth in Section 5.2.

“Nasdaq Website” means the official website of the Nasdaq Stock Market with the URL http://www.nasdaq.com.

“Notice of Claim” has the meaning set forth in Section 7.5(a).

“Notice of Superior Offer” has the meaning set forth in Section 5.5(c).

“Open Source Materials” has the meaning set forth in Section 3.11(m).

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent Average Stock Price” means, with respect to any Determination Date, the average of the closing sale prices per share of Parent Common Stock, as reported on the Nasdaq National Market on the Nasdaq Website, during the ten consecutive trading days ending on and including the Business Day prior to such Determination Date.

“Parent Common Stock” means the common stock of Parent, $0.001 par value per share.

“Parent Disclosure Letter” has the meaning set forth in the introductory paragraph of Article 4, “Representations and Warranties of Parent and Buyer.”

“Parent Exchange Act Documents” has the meaning set forth in Section 4.3(a).

“Parent Financial Statements” has the meaning set forth in Section 4.3.

“Parent Indemnified Person” and “Parent Indemnified Persons” have the respective meanings set forth in Section 7.3.

“Parent Indemnifying Person” has the meaning set forth in Section 7.2.

“Parent Knowledge Parties” means each of Robert Zollars, Daniel Eckert, Andrew Guggenhime, Steven Wigginton, Herbert Cross, Stephen Phillips and Jason Somer.

“Parent Preferred Stock” means the preferred stock of Parent, $0.001 par value per share.

“Parent Stock Plans” has the meaning set forth in Section 4.4(a).

“Patent Assignment” has the meaning set forth in Section 2.9(d).

“Permit” has the meaning set forth in Section 2.11.

“Permit Application” has the meaning set forth in Section 5.3(a).

“person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

“Prepaid Assets” has the meaning set forth in Section 2.2(i).

“Pre-Closing Period” has the meaning set forth in Section 5.2.

“Prior Facility” has the meaning set forth in Section 3.23.

“Privacy Practices” has the meaning set forth in Section 3.19.

“Professional Services Agreement” has the meaning set forth in Section 5.11(d).

“Purchase Price” has the meaning set forth in Section 2.7(a).

“Purchased Assets” has the meaning set forth in Section 2.2.

“Receivables List” has the meaning set forth in Section 3.24.

“Required Consent Maintenance Agreement” has the meaning set forth in Section 5.11(c)(i).

“Required Consent Services Agreement” has the meaning set forth in Section 5.11(d)(i).

“Resale Registration Statement” has the meaning set forth in Section 2.11.

“Restricted Period” has the meaning set forth in Section 5.18.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Selected Employees” has the meaning set forth in Section 5.7(a).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Agreements” has the meaning set forth in Section 3.9.

“Seller Ancillary Agreements” means the Escrow Agreement, Software Distribution and License Agreements, Bill of Sale and Assumption Agreement and all other assignments, certificates and documents that Seller is required to execute and deliver pursuant to this Agreement.

“Seller Balance Sheet” has the meaning set forth in Section 3.6(b).

“Seller Common Stock” means the common stock of Seller, $0.0001 par value per share.

“Seller Confidential Information” has the meaning set forth in Section 5.13(b)

“Seller Customer Assets” has the meaning set forth in Section 2.2(j).

“Seller Customers” has the meaning set forth in Section 3.22.

“Seller Disclosure Letter” has the meaning set forth in the introductory paragraph of Article 3, “Representations and Warranties of Seller.”

“Seller Exchange Act Documents” has the meaning set forth in Section 3.6(a).

“Seller Indemnified Person” and “Seller Indemnified Persons” have the respective meaning set forth in Section 7.3.

“Seller Indemnifying Person” has the meaning set forth in Section 7.2.

“Seller IP Rights” has the meaning set forth in Section 3.11(a).

“Seller IP Rights Agreements” has the meaning set forth in Section 3.11(b).

“Seller Knowledge Parties” means each of A. Leigh Powell, Terry Nicholson, Kevin Collins, Robert G. Schwartz, Roger Guerin, Alan Cardinal, Todd Venetianer, Stephen van Houten, Leonard Rainow, Scott Landry, Tim Curran, Adam Fine, Ed Lawrence, Donna Senkbeil and all project managers of Seller with respect to the projects for which he or she is responsible.

“Seller Options” means outstanding options to purchase shares of Seller Common Stock.

“Seller Proxy Statement” has the meaning set forth in Section 5.4(a).

“Seller Receivables” means all Accounts Receivable, notes receivable and other receivables, as well as unbilled work-in-progress, of Seller and the Business.

“Seller Stockholder Meeting” has the meaning set forth in Section 3.21(b).

“Seller Source Code” has the meaning set forth in Section 3.11(i).

“Seller Tangible Personal Property” has the meaning set forth in Section 2.2(l).

“Seller Tax Period” has the meaning set forth in Section 6.2.

“Seller Technology” means (all computer software (including software programs, objects, modules, routines, algorithms and any other software code) in both source code and object code form, copyrightable works, inventions (whether or not patentable), trade secrets (including Seller’s customer lists), know-how, processes, designs, techniques, confidential business information and other proprietary information and technologies used in, in development for, or which are otherwise necessary for, conducting the Business, including without limitation any of the above related to software programs and updates, upgrades, new versions and new releases of such software programs currently under development by or for Seller, whether owned by Seller or held by Seller under any licenses or sublicenses (or similar grants of rights) excluding the Seller-Licensed IP Rights and the Excluded Assets).

“Seller Technology Assets” means all of the Seller Technology described on Schedule 1.1(c) attached hereto. The Seller Technology Assets specifically exclude all other Seller Technology not described on Schedule 1.1(c) (the “Retained Seller Technology Assets”).

“Seller Warrants” means outstanding warrants to purchase shares of Seller Common Stock.

“Seller-Licensed IP Rights” has the meaning set forth in Section 3.11(a).

“Seller-Owned IP Rights” has the meaning set forth in Section 3.11(a).

“Shares” means, collectively, the Closing Shares, the Escrow Shares and the Earnout Shares.

“Shares Cap” has the meaning set forth in Section 2.7(c).

“Significant Customer” has the meaning set forth in Section 5.11(h).

“Significant Customer Agreement” has the meaning set forth in Section 5.11(h).

“Software Distribution and License Agreements” has the meaning set forth in Paragraph C of the Recitals to this Agreement.

“Subsidiary” of a specified person means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Offer” has the meaning set forth in Section 5.5(c).

“Tax” or “Taxes” means foreign, federal, state and local taxes of any kind whatsoever (whether payable directly or by withholding), including alternative or add-on minimum income, gains, estimated employment, license, documentary, stamp, occupation, recording, transfer, sales, use, excise, franchise, ad valorem, property, property transfer, inventory, value added, withholding and payroll taxes (including all taxes or other payments required to be withheld by an employer and paid over to any Governmental Authority), or other similar payments, together with any interest, penalties or additions to tax relating thereto.

“Tax Returns” means all required foreign, federal, state and local returns, estimates, information statements and reports required to be supplied to a Taxing authority in connection with Taxes.

“Termination Date” has the meaning set forth in Section 9.2(b).

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Total Maintenance Fees” has the meaning set forth in Section 5.11(c)(i).

“Total Required Consent Maintenance Fees” has the meaning set forth in Section 5.11(d)(i).

“Total Required Consent Services Fees.” has the meaning set forth in Section 5.11(d)(i).

“Total Services Fees” has the meaning set forth in Section 5.11(d)(i).

“Triggering Event” has the meaning set forth in Section 9.2(f).

“Transaction Taxes” has the meaning set forth in Section 6.1.

“Unallocated Assets” has the meaning set forth in Section 5.25.

“URL” means Uniform Resource Locator.

“WARN Act” means the Worker Adjustment Retraining and Notification Act, as amended.

ARTICLE 2

PURCHASE AND SALE OF PURCHASED ASSETS

2.1     Agreement to Sell and Purchase.    Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants set forth in this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase and acquire, all right, title and interest in and to the Purchased Assets, subject to Section 2.4(c). The Purchased Assets shall be sold, assigned, transferred and conveyed to Buyer on the Closing Date, free and clear of all Encumbrances.

2.2     Purchased Assets Defined.    As used in this Agreement, the term “Purchased Assets” means, collectively, all of the following:

(a)    all of the Seller Technology Assets, in intangible form;

(b)    all Documentation primarily or exclusively used in connection with the Business and copies of all other Documentation, in both cases in intangible form;

(c)    any and all copies in tangible medium and any and all other tangible embodiments of all of the Seller Technology Assets and all Documentation primarily or exclusively used in connection with the Business and copies of all other Documentation;

(d)    all Intellectual Property Rights owned by Seller, used in or related to the Purchased Assets, including all patents, rights in patent applications and invention rights listed in the Patent Assignment, all copyrights listed in the Copyright Assignment, all marks listed in the Mark Assignment and all domain names listed in the Domain Name Assignment;

(e)    all Books and Records primarily or exclusively used in connection with the Business and copies of all other Books and Records;

(f)    to the extent lawfully transferable and applicable exclusively or primarily to the Business, all Governmental Permits;

(g)    the Contracts listed on Schedule 2.2(g) attached hereto (collectively, the “Assigned Agreements”); provided, however that to the extent any Contract related to the Business existing on the Agreement Date that has not been disclosed to Buyer is discovered after the Agreement Date or after the Closing Date, Buyer will have the right to elect whether or not such Contract shall be deemed an Assigned Agreement. Assigned Agreements will also include any Contract with a customer related to the Business entered into after the Agreement Date without violation of Section 5.2 of this Agreement.

(h)    such Accounts Receivable of Seller arising out of or in connection with the Business that are mutually selected by Seller and Buyer five Business Days prior to the Closing Date in an outstanding amount (net of any reserves established or required under GAAP) equal to the Deferred Revenue of Seller that is assumed pursuant to Section 2.5(b); provided, however, that if the amount of such Accounts Receivable is less than the amount of such Deferred Revenue, Seller will provide to Buyer cash in an amount equal to the difference between the amount of such Accounts Receivable and the amount of such Deferred Revenue;

(i)    all prepaid expenses, deposits and similar prepaid items relating to the Business existing on the Closing Date, of the type set forth on Schedule 2.2(i) attached hereto (collectively, the “Prepaid Assets”), which exhibit will be updated to reflect the Prepaid Assets outstanding as of the Closing Date at least one Business Day prior to the Closing Date, but excluding those prepaid expenses, deposits and similar prepaid items set forth on Schedule 2.2(i) attached hereto;

(j)    a complete list of all Seller Customers and prospect lists of the Business (whether current or prior), and Seller Customer account histories, correspondence, notes and plans for Seller Customers or prospective customers of the Business, including all data regarding such Seller Customers, and all other marketing, promotional, Seller Customer and sales information, whether stored in written form, magnetic or electronic media or in any other form, in each case only to the extent any such Seller Customer or prospect list is with respect to the Business (collectively, the “Seller Customer Assets”);

(k)    all rights, claims, credits, causes of action or rights of setoff of Seller against third parties arising out of the Purchased Assets or the Business, whether liquidated or unliquidated, fixed or contingent, and all rights of Seller arising out of the Purchased Assets or the Business, under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties, other than those related primarily or exclusively to the Excluded Assets;

(l)    all tangible assets listed on Schedule 2.2(l) attached hereto (collectively, the “Seller Tangible Personal Property”);

(m)    all policy rights and proceeds payable under any insurance policy covering the Purchased Assets for damage to the Purchased Assets or other insurable or covered event affecting the condition of the Purchased Assets occurring prior to the Closing; provided, however that to the extent any policy rights and proceeds payable under any insurance policy covering the Purchased Assets for damage to the Purchased Assets also relate to any Excluded Assets, then such policy rights and proceeds will be apportioned based on the value of the Purchased Assets covered under any such insurance policy versus the value of the Excluded Assets covered under any such insurance policy;

(n)    all goodwill associated with the Purchased Assets and the Business, together with the right to represent to third parties that Parent is the successor to the Business; and

(o)    all proceeds from the Summit trade show to be held in October 2003, net of any expenses incurred by Seller prior to Closing in connection with hosting such trade show, which expenses must be consistent with Seller’s past practices in hosting similar trade shows.

2.3     Excluded Assets Defined.    As used in this Agreement, the term “Excluded Assets” means all assets of Seller that are not expressly stated herein to be Purchased Assets, including those assets related to or otherwise necessary for the conduct of the Business by Seller as of the date of this Agreement that are listed on Schedule 2.3 to the Seller Disclosure Letter and which shall be licensed by Seller to Parent and Buyer pursuant to the Software Distribution and License Agreements (the “Licensed Excluded Assets”). Subject to this Section 2.3, all Excluded Assets will be retained by Seller or its licensors and will not be sold, assigned, transferred or conveyed to Buyer.

2.4     Asset Transfer; Passage of Title; Delivery.

(a)    Title Passage.    Upon the Closing, all of the right, title and interest of Seller in and to all of the Purchased Assets shall pass to Buyer, and Seller shall deliver to Buyer possession or control of all of the Purchased Assets and shall further deliver to Buyer proper assignments, conveyances and bills of sale sufficient to convey to Buyer good (and in the case of tangible assets, marketable) title to all of the Purchased Assets, free and clear of all Encumbrances, as well as such other instruments of conveyance as Buyer may reasonably determine are necessary (both at and after the Closing) to effect or evidence the transfers contemplated hereby.

(b)    Method of Delivery of Assets.    At the Closing, Seller shall deliver or cause to be delivered to Buyer all of the Purchased Assets, which shall be delivered to Buyer in the form and to the location to be determined by Buyer in its reasonable discretion before the Closing Date at Buyer’s cost and expense; provided, that (i) Seller shall deliver all of Seller’s tangible personal property at their current locations in Portland, ME and Stratford, CT and (ii) all other Purchased Assets shall be delivered through electronic delivery or in another manner reasonably acceptable to Buyer. Except as otherwise provided in Section 2.2 and Section 5.15, Seller shall not retain any copy of any Purchased Asset following the Closing.

(c)    Nontransferable Assets.    Notwithstanding any other provision of this Agreement or any of the Seller Ancillary Agreements, to the extent that any of the Assigned Agreements or any other assets constituting part of the Purchased Assets are not assignable or otherwise transferable to Buyer without the consent, approval or waiver of another party thereto or any third party (including any Governmental Authority), or if such assignment or transfer would constitute a breach thereof or a violation of any Applicable Legal Requirement or agreement with any third party, then neither this Agreement nor such Seller Ancillary Agreements shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained.

2.5     Assumption of Specified Liabilities; Exclusion of Liabilities.    Upon and subject to the terms the conditions of this Agreement, Parent shall cause Buyer, effective at the time of the Closing, to pay, perform and discharge when due only the following liabilities (collectively, the “Assumed Liabilities”):

(a)    subject to Section 2.4(c), the Liabilities of Seller under the Assigned Agreements, but only to the extent that such Liabilities accrued or arose after the Closing Date for reasons other than any breach, violation or default by Seller of any of the terms of any of the Assigned Agreements;

(b)    the Liabilities of the Seller under the Assigned Agreements if and to the extent that such Liabilities are included in the Deferred Revenue of Seller arising out of or associated with the Business that is outstanding as of the Closing Date;

(c)    subject to Section 2.4(c), the Liabilities of Seller under the leases set forth on Schedule 2.5(c) attached hereto, but only to the extent that such Liabilities accrued or arose after the Closing Date for reasons other than any breach, violation or default by Seller of any of the terms of any of such leases;

(d)    any and all Liabilities in respect of the operation of the Business or the Purchased Assets, but only to the extent that such Liabilities accrued or arose after the Closing Date and did not accrue or arise as a result of any (or represent a) breach by Seller of any representation or warranty contained in Article 3, “Representations and Warranties of Seller”;

(e)    any and all Liabilities under the Governmental Permits included among the Purchased Assets, but only to the extent that such Liabilities accrued or arose after the Closing Date;

(f)    any and all Liabilities for Taxes for which the Parent or the Buyer is liable pursuant to Article 6, “Tax Matters”; and

(g)    any and all Liabilities of the Seller to its customers for the repair, replacement or return of products sold or services provided prior to the Closing, relating primarily or exclusively to the Business, but only to the extent that such Liabilities (i) did not accrue or arise as a result of any (or represent a) breach by Seller of any representation or warrants contained in Article 3, “Representations and Warranties of Seller,” or as a result of the infringement of any Intellectual Property Right of any other Person, (ii) arose under a Contract listed on Schedule 3.22 and (iii) do not require a refund, payment under a warranty provision or any similar payment of a portion or all of the purchase price therefore; provided, however, that with respect to any Liability for the repair of products sold or services provided prior to the Closing that would otherwise become an Excluded Liability pursuant to clauses (i), (ii) or (iii) of this Section 2.5(g), Parent must first use its commercially reasonable efforts to repair such products or services before such Liability will be deemed to be an Excluded Liability.

2.6     No Other Liabilities Assumed.    As a material consideration and inducement to Buyer to enter into this Agreement, Seller will retain, and will be solely responsible for paying, performing and discharging when due, and Parent and Buyer will not assume or otherwise have or acquire any obligation, responsibility or liability for, any Excluded Liabilities. The term “Excluded Liabilities” means any and all Liabilities of Seller, whether now existing or hereafter arising, other than the Assumed Liabilities, including, by way of example and not by way of limitation:

(a)    except as provided in Article 6, “Tax Matters,” any and all Taxes now or hereafter due and payable by Seller or any Affiliate of Seller;

(b)    any and all trade payables incurred or accrued by Seller or any of Seller’s Affiliates, whether or not relating to the Business, and any related Liabilities of Seller and its Affiliates;

(c)    except as provided in Section 2.5(g), any and all Liabilities now or hereafter arising from or with respect to the sale, license, provision, performance or delivery of any products or services of, by or for Seller or any of its Affiliates, including, but not limited to, all past sales and licenses of the products and services in connection with the Business by Seller or any of its Affiliates; or any Liability under claims based on rights of privacy and/or copyrights in third-party content sourced from the World Wide Web (including claims of contributory infringement);

(d)    any and all Liabilities arising from any breach or default by Seller or any of its Affiliates of any Contract of Seller or any of its Affiliates, including, but not limited to, any breach, violation or default by Seller or any of its Affiliates of any of the Assigned Agreements that occurred or first arose prior to the Closing;

(e)    any and all Liabilities under any Contract that is not an Assigned Agreement;

(f)    any and all Liabilities arising under the Employee Plans of Seller and any and all Liabilities to current or former employees or consultants of Seller related to or arising from or with respect to any act or omission of Seller, including any Liabilities to such employees and consultants for the payment of any and all wages or accrued and unused vacation time or for the reimbursement of any expenses incurred by such employees and consultants;

(g)    any and all Liabilities arising from the termination by Seller or any of its Affiliates of the employment of any current, former or future employees or consultants of Seller, any other claims brought against Seller arising from the employment by Seller or any of its Affiliates of any person, or arising from any duties or obligations under any Employee Plans of Seller or any of its Affiliates;

(h)    any and all present or future Liabilities of Seller or any of its Affiliates to employees or consultants of Seller under ERISA, COBRA, the WARN Act or the rulings and regulations promulgated thereunder, or any severance pay obligations of Seller;

(i)    any and all Liabilities relating to or arising out of any of the Excluded Assets;

(j)    any and all Liabilities arising from any claim, action, demand, lawsuit, investigation or proceeding instituted by or against Seller or from the actual or alleged infringement or misappropriation by Seller of any Intellectual Property Rights of a third party;

(k)    all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by Seller in connection with this Agreement and the transactions contemplated hereby;

(l)    any Environmental Liability;

(m)    any and all Liabilities arising from the violation (or alleged violation) by Seller or any of its Affiliates of any statute, law, ordinance, regulation, order, judgment or decree of any Governmental Authority or any jurisdiction (other than Assumed Liabilities); and

(n)    any and all Liabilities arising as a result of any failure to comply with any “bulk sales,” “bulk transfer” or similar laws in connection with the transactions contemplated by this Agreement.

2.7     Purchase Price and Escrow.    In consideration of the sale, assignment, transfer and conveyance of all the Purchased Assets (free and clear of all Encumbrances) to Buyer at the Closing, Buyer shall (i) pay Seller $10.0 million in cash and (ii) issue to Seller shares of Parent Common Stock (collectively, the “Purchase Price”), which shares of Parent Common Stock shall be issued in the following amount and manner:

(a)    At the Closing, Buyer shall issue such number of shares of Parent Common Stock as shall be equal to the quotient (rounded down to the nearest whole number) of (A) $10.0 million divided by (B) the Parent Average Stock Price (the “Closing Shares”). Of the aggregate number of Closing Shares to be issued by Parent at the Closing, 20% of such Closing Shares (rounded up to the nearest whole number) (the “Escrow Shares”) will be deposited in an account with the Escrow Agent. The Escrow Agent will hold the Escrow Shares as collateral to secure Seller’s indemnification obligations hereunder for a period of one year from the Closing Date (the “Escrow Period”) and will release amounts in accordance with the Escrow Agreement and Article 7, “Indemnification.” The portion of the Closing Shares that are not Escrow Shares are referred to herein as “Guaranteed Shares.”

(b)    Contingent upon the occurrence of the conditions and in accordance with the provisions of the Earnout Schedule during the period from the Closing Date through and including the Earnout Period, Seller has the opportunity to earn up to an additional number of shares (the “Earnout Shares”) of Parent Common Stock as shall be equal to the quotient of (A) $5.0 million divided by (B) the Parent Average Stock Price. Any Earnout Shares that may be earned by Seller during the Earnout Period will be issued by Parent to Seller in the manner prescribed in the Earnout Schedule.

(c)    Notwithstanding anything to the contrary herein or in the Earnout Schedule, the maximum aggregate number of Shares that Parent may be required to issue to Seller hereunder or thereunder shall not exceed that number of shares of Parent Common Stock as shall equal 19.9% of the total number of shares of Parent Common Stock outstanding on the Closing Date (the “Shares Cap”). In the event that the number of Shares otherwise issuable hereunder would exceed the Shares Cap, Parent will issue to Seller that number of Shares as shall equal the Shares Cap, and Parent shall pay Seller the balance of the consideration in cash in an amount equal to the value of the unissued Shares that exceeded the Share Cap.

2.8     Closing.    Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated hereby will take place at a closing (the “Closing”) at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California at 10:00 a.m., Pacific Time, within two Business Days after all of the conditions to Closing set forth in Article 8, “Conditions to Closing,” have been satisfied and/or waived in accordance with this Agreement, or at such other time and date, and at such other place, as may be agreed to by the Buyer and Seller (the “Closing Date”).

2.9     Closing Deliveries by Seller.    At the Closing, in addition to Seller’s delivery of the items, documents and certificates to be delivered by Seller at the Closing pursuant to Section 8.2, Seller will deliver or cause to be delivered to Parent and Buyer the following items, documents and certificates, against delivery to Seller of the items, payments, documents and certificates to be delivered to Seller by Parent and Buyer at the Closing pursuant to Section 2.10 and Section 8.1:

(a)    counterparts of each of the Bill of Sale and Assumption Agreement, in substantially the form of Exhibit D attached hereto (the “Bill of Sale and Assumption Agreement”), the Escrow Agreement and the Software Distribution and License Agreements, each executed on Seller’s behalf by an authorized officer of Seller;

(b)    the Purchased Assets, which shall be delivered to Buyer in accordance with Section 2.4;

(c)    assignments from Seller to Buyer of any and all patent rights, rights in patent applications and invention rights, registered and unregistered copyrights, trademarks, service marks and domain names included in the Purchased Assets and all pending applications for registration or recordation of any copyrights, trademarks, service marks and domain names included in the Purchased Assets, duly executed on behalf of Seller by an authorized officer of Seller and notarized, in a form acceptable for recording with the United States Patent and Trademark Office, the United States Copyright Office, or InterNIC Registration Services (or other applicable registrar), as applicable, and in substantially the forms of Exhibit E attached hereto (the “Patent Assignment”), Exhibit F attached hereto (the “Copyright Assignment”) or Exhibit G attached hereto (the “Mark Assignment”), as applicable;

(d)    copies of resolutions of the board of directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement, each of the Seller Ancillary Agreements, and the consummation of the sale, assignment and delivery of the Purchased Assets hereunder and all other transactions contemplated hereby and thereby, certified as true and correct on the Closing Date by the Secretary of Seller;

(e)    certificates from the Secretary of State of the States of Connecticut, Delaware, New Jersey and Maine, dated as of a date that is no more than three Business Days before the Closing Date regarding the corporate good standing of Seller with each such agency as of such date, in each case with such good standing confirmed verbally with each such agency on the Closing Date; and

(f)    evidence of Seller’s receipt of all consents, waivers and approvals from third parties and Governmental Authorities, if any, that are necessary to effect the assignment and transfer to Buyer of good (and, in the case of tangible assets, marketable) title to all of the Purchased Assets, and the assignment to Buyer of all Assigned Agreements, in each case free and clear of all Encumbrances.

2.10     Closing Deliveries by Parent and Buyer.    At the Closing, in addition to Parent’s and Buyer’s respective delivery of the items, documents and certificates to be delivered by them at the Closing pursuant to Section 8.1, Parent and Buyer will deliver or cause to be delivered to Seller the following items, documents and certificates, against delivery to Parent and Buyer of the items, documents and certificates to be delivered to them at the Closing pursuant to Section 2.9 and Section 8.2:

(a)    counterparts of each of the Escrow Agreement, the Software Distribution and License Agreements and the Bill of Sale and Assumption Agreement, each executed on Parent’s or Buyer’s behalf by an authorized officer of Parent or Buyer, as the case may be;

(b)    payment of $10.0 million in cash by wire transfer to the account designated in writing by Seller at least two days prior to the Closing Date;

(c)    a stock certificate of Parent registered in the name of the Seller representing the Guaranteed Shares;

(d)    a copy of resolutions of the respective boards of directors of Parent and Buyer authorizing the execution, delivery and performance by Parent and Buyer of this Agreement and each of the Buyer Ancillary Agreements, certified as true and correct on the Closing Date by the Secretary of Parent and the Secretary of Buyer, respectively; and

(e)    certificates from the Secretary of State of the States of Delaware and California, as applicable, dated as of a date that is no more than three Business Days before the Closing Date, regarding the corporate good standing of each of Parent and Buyer with that agency as of such date, in each case with such good standing confirmed verbally with each such agency on the Closing Date.

2.11    S ecurities Law Compliance.    Pursuant to Section 5.3, the parties hereto intend that Parent shall issue the Shares pursuant to a permit approving the fairness of this Agreement and the Asset Purchase pursuant to Section 25121 of California Securities Law such that the issuance of the Shares shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the “Permit”). The Shares may, under certain circumstances pursuant to Section 5.3(c), be issued in a transaction exempt from registration under the Securities Act under Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and the exemptions from qualification under applicable state securities laws.

2.12     Seller Options and Seller Warrants Not Assumed.    Buyer is not assuming, and shall not assume the Seller Options or Seller Warrants or any obligations or Liabilities under the Employee Plans of Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Parent and Buyer that, except as specifically set forth in the letter addressed to Parent and Buyer from Seller and dated as of date hereof (including all Schedules thereto), which letter has been delivered by Seller to Parent and Buyer concurrently with the parties’ execution of this Agreement (the “Seller Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the date hereof and will be true and correct as of the Closing Date (other than such representations and warranties that are expressly made as of another date, in which case such representations and warranties are true and correct as of such other specified date). For all purposes of this Agreement, the statements contained in the Seller Disclosure Letter and its Schedules shall also be deemed to be part of the representations and warranties made and given by Seller to Parent and Buyer pursuant to this Article 3.

3.1     Organization and Good Standing.    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority and all necessary governmental licenses, authorizations and permits to own, operate and lease its properties and to carry on its business as now conducted, except where such failure would not have a Material Adverse Effect on the Business or the Purchased Assets. Seller is qualified to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary, except where such failure would not have a Material Adverse Effect on the Business or the Purchased Assets. Seller has made available to Parent and Parent’s legal counsel copies of its Certificate of Incorporation and Bylaws, each as currently in effect. Seller is not in violation of its Certificate of Incorporation or Bylaws, each as currently in effect. Schedule 3.1 to the Seller Disclosure Letter lists every Subsidiary of Seller.

3.2     Power, Authorization and Validity.

(a)    Power and Authority; Due Authorization.    Seller has all requisite corporate power and authority to enter into, execute, deliver and, subject only to the approval by the holders of Seller Common Stock set forth in Section 3.2(b), perform its obligations under this Agreement and each of the Seller Ancillary Agreements, to sell the Purchased Assets to Buyer and to consummate all other transactions contemplated hereby and thereby (the “Asset Purchase”). The execution, delivery and performance by Seller of this Agreement and each of the Seller Ancillary Agreements, and the sale of the Purchased Assets to Buyer, have been duly and validly approved and authorized by all necessary corporate action on the part of Seller, subject only to the approval and adoption of this Agreement and the approval of the Asset Purchase, by the holders of Seller Common Stock as set forth in Section 3.2(b).

(b)    Stockholder Consents.    Seller has determined to obtain the vote of a majority of the holders of Seller Common Stock (the “Requisite Stockholder Approval”) to adopt this Agreement and approve the Asset Purchase. Except as provided in the preceding sentence, no other action or approval on the part of the holders of any of Seller’s securities is required in order to validly approve and adopt this Agreement and approve the Asset Purchase.

(c)    Other Consents.    No consent, approval, order or authorization of, notification to, action by or registration, declaration or filing with, any Governmental Authority, or any other person, governmental or otherwise, is necessary or required to be made or obtained by Seller to enable Seller to lawfully enter into, execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby, including Seller’s sale, assignment, transfer, conveyance and delivery of the Purchased Assets, except for the approvals of the holders of Seller Common Stock as set forth in Section 3.2(b), the filing of a Current Report on Form 8-K and the Seller Proxy Statement with the SEC in accordance with the Exchange Act and the consents set forth on Schedule 3.2(c) to the Seller Disclosure Letter.

(d)    Enforceability.    This Agreement has been duly executed and delivered by Seller. This Agreement and each of the Seller Ancillary Agreements are, or when duly executed and delivered by Seller shall be, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally or (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.3     No Conflict.    Neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (i) any provision of the Certificate of Incorporation or Bylaws of Seller, each as currently in effect; (ii) any Applicable Legal Requirements or (iii) any Contract (whether oral or in writing) to which Seller is a party or by which Seller or any of the Purchased Assets are bound, except in the cases of clauses (ii) and (iii), where such conflict, termination, breach, impairment, violation or default would not have a Material Adverse Effect on the Business or any of the Purchased Assets. Neither Seller’s entering into this Agreement or any of the Seller Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the creation of any Encumbrance on any of the Purchased Assets or give rise to, or trigger the application of, a right or claim of any third party with respect to the Business or the Purchased Assets that would have a Material Adverse Effect on Seller, the Business or the Purchased Assets.

3.4    L itigation.    There is no litigation, including, without limitation, any claim, action, suit, investigation or proceeding of any nature pending or, to the knowledge of Seller, threatened, at law or in equity, by way of arbitration or before any court or other Governmental Authority that: (i) would reasonably be expected to adversely affect, contest or challenge Seller’s authority, right or ability to sell or convey any of the Purchased Assets or the Business to Buyer and Parent under this Agreement or to otherwise perform Seller’s obligations under this Agreement or any of the Seller Ancillary Agreements, as applicable; (ii) challenges or contests Seller’s right, title or ownership in any of the Purchased Assets or asserts any Encumbrance on any of the Purchased Assets; (iii) seeks to enjoin, prevent or hinder the consummation of any of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; (iv) is pending against Seller and would impair or have an adverse effect on Buyer’s or Parent’s right or ability to own, use, commercialize or otherwise exploit any of the Purchased Assets or impair or have an adverse effect on the value of any of the Purchased Assets; or (v) involves a wrongful termination, harassment or other employment-related claim by any Business Employee or that would adversely affect or prevent Buyer or Parent from hiring or employing any Business Employee. To Seller’s knowledge, there is no reasonable basis for any person to assert a claim against Parent, Buyer or Seller with respect to the matters set forth in the preceding sentence. There are no judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator binding on Seller which (i) adversely affect any of the Purchased Assets or the Business, (ii) would enjoin, prevent, hinder or conflict with any of the transactions contemplated by this Agreement or (iii) would impair or adversely affect Buyer’s or Parent’s rights in any of the Purchased Assets at any time on or after the Closing.

3.5     Taxes.    No Tax liens are currently in effect against any of the Purchased Assets or the Business, except liens for Taxes not yet due and payable or for Taxes set forth on Schedule 3.5 to the Seller Disclosure Letter, which are being contested in good faith by appropriate proceedings.

3.6    S eller Exchange Act Documents; Seller Financial Statements.

(a)    Seller has filed all forms, reports and documents (together with any required amendments thereto) required to be filed by Seller with the SEC since December 31, 2000. All such required forms, reports and documents (including those that Seller may file subsequent to the Agreement Date) are referred to herein as the “Seller Exchange Act Documents.” As of their respective dates, the Seller Exchange Act Documents (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller Exchange Act Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Seller Exchange Act Document. The Seller Exchange Act Documents, taken as a whole, together with any press release that is broadly disseminated after the date of the most recent Seller Exchange Act Documents and the date of this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Seller’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller Exchange Act Documents (the “Seller Financial Statements”), including each Seller Exchange Act Document filed after the Agreement Date until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Seller and its Subsidiaries as at the respective dates thereof and the consolidated results of Seller’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Seller contained in Seller’s Annual Report on Form 10-K for the year ended December 31, 2002 is hereinafter referred to as the “Seller Balance Sheet.” Except as disclosed in the Seller Financial Statements, since the date of the Seller Balance Sheet, neither Seller nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Seller and its Subsidiaries taken as a whole, except for (i) liabilities for accrued expenses incurred since the date of the Seller Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement and (ii) liabilities for which neither Parent nor Buyer will be liable pursuant to this Agreement or operation of law. Seller has delivered to Buyer its current projections (as of the Agreement Date) for the Business for the fiscal year ending December 31, 2003. Such projections were made or given in good faith and, in Seller’s judgment, are based on reasonable assumptions.

(c)    Seller has heretofore furnished to Buyer and Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Seller with the SEC pursuant to the Securities Act or the Exchange Act.

3.7     Absence of Certain Changes.    Since the date of the Seller Balance Sheet, Seller has operated the Business in the ordinary course consistent with its past custom and practice, and since such date there has not been with respect to Seller any:

(a)    occurrence that has had or would reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets;

(b)    incurrence, creation or assumption by Seller of any Liability relating to or in respect of the Business, other than (i) Assumed Liabilities, (ii) Liabilities for which neither Parent nor Buyer will be liable pursuant to this Agreement or operation of law and (iii) accounts payable in the ordinary course of business;

(c)    purchase, license, sale, assignment, grant of right under or other disposition or transfer, or any Contract for the purchase, license, sale, assignment or other disposition or transfer, of any of Seller IP Rights, any assets used in or relating to the Business, or any Purchased Assets, other than (i) the Assigned Agreements and the Contracts listed in Schedule 3.9 to the Seller Disclosure Letter and (ii) agreements with Seller’s customers granted in the ordinary course of business;

(d)    amendment of, relinquishment, termination or non-renewal by Seller of any Assigned Agreement, other than such Assigned Agreements as may expire pursuant to their own terms, or a right or obligation set forth in any Assigned Agreement, or any written or, to Seller’s actual knowledge, oral indication or assertion by the other party thereto of any material problems with Seller’s products, services or performance under any Assigned Agreement or its desire to so amend, relinquish, terminate or not renew any Assigned Agreement (or a right or obligation set forth therein);

(e)    change or increase, or agreement to change or increase, the compensation payable or to become payable to any Business Employees or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such Business Employees, or any other change in the terms of employment of any Business Employee.

(f)    amendment of, relinquishment or termination by Seller of any Contract relating to the employment of any Business Employees or any other type of Contract with any such Business Employees;

(g)    capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment used by Seller in the Business;

(h)    material delay in paying any accounts payable of Seller relating to the Business, or failure to pay any such account payable in an amount more than $25,000 beyond its due date;

(i)    other material occurrence, event, incident, action, failure to act, or transaction by Seller outside the ordinary course involving the Business or the Purchased Assets; or

(j)    commitment to any of the foregoing with respect to the Business or the Purchased Assets.

3.8     Title to and Condition of Purchased Assets; Sufficiency of Assets; Warranties.

(a)    Seller has good (and, in the case in tangible assets, marketable) title to all of the Purchased Assets free and clear of all Encumbrances. Title to all of the Purchased Assets is transferable from Seller to Buyer, free and clear of all Encumbrances, without obtaining the consent or approval of any person, except that the consents set forth on Schedule 3.2(c) to the Seller Disclosure Letter are required for Seller to assign the Assigned Agreements to Buyer. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good (and, in the case in tangible assets, marketable) title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Encumbrances.

(b)    Except as set forth in Schedule 3.8(b) to the Seller Disclosure Letter, the Purchased Assets and the rights granted under the Software Distribution and License Agreements constitute all the Intellectual Property Rights that are related to the Business or otherwise necessary and all the other assets, properties and rights that are owned by Seller that are necessary to enable Parent and Buyer, following the Closing, to own, conduct, operate and continue the Business substantially as presently conducted and to continue to sell and otherwise use and create derivative works based on the products and services that are provided in connection with the Business in the same manner as Seller as of the Closing Date without: (i) the need for Parent or Buyer to acquire or license any other intangible asset, intangible property or Intellectual Property Right and (ii) the breach or violation of any Contract or commitment. Except as set forth in Schedule 3.8(b) to the Seller Disclosure Letter, none of the Purchased Assets is licensed or leased from any third party, and no royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any license, lease or other agreement of, to or affecting the Purchased Assets and none of the Purchased Assets are licensed to any third party other than pursuant to standard non-exclusive licenses to Seller’s customers, clients and business partners granted in the ordinary course of business.

(c)    All tangible personal property included in the Purchased Assets is in good operating condition and repair, normal wear and tear excepted. Schedule 3.8(c)(1) to the Seller Disclosure Letter contains a true and complete list of all Seller Tangible Personal Property as of the date of this Agreement having a greater than nominal book value (which schedule will be updated to reflect Seller Tangible Personal Property as of the Closing Date by Seller and delivered to Buyer at least one Business Day prior to the Closing Date). Schedule 3.8(c)(2) to the Seller Disclosure Letter contains a true and complete list of all Prepaid Assets of Seller as of the date of this Agreement (which schedule will be updated to reflect Prepaid Assets of Seller as of the Closing Date by Seller and delivered to Buyer at least one Business Day prior to the Closing Date).

(d)    Schedule 3.8(d) to the Seller Disclosure Letter sets forth each lease or sublease of real property used in the Business or on which any of the Purchased Assets are located (and each amendment or supplement thereof). All such leases afford Seller peaceful and undisturbed possession of the subject matter of the lease. All leases of real property and personal property related to the Business or the Purchased Assets are in good standing, in full force and effect and are valid, binding and enforceable in accordance with their respective terms against Seller and, to Seller’s knowledge, the other party thereto and, to the knowledge of Seller, there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default under such lease.

(e)    Each product manufactured, sold, licensed, leased or delivered by Seller in connection with the Business has been in substantial conformity with all applicable contractual commitments and all express warranties made by Seller and there is, to Seller’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand pending or threatened with respect to any such contractual commitments or express warranties for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, licensed, leased or delivered by Seller in connection with the Business is subject to any guaranty, warranty, or other indemnity beyond Seller’s applicable standard terms and conditions of sale, lease or licensing or beyond that imposed by Applicable Legal Requirements.

3.9    C ontracts and Commitments/Licenses and Permits.    Schedule 3.9 to the Seller Disclosure Letter sets forth a list of each of the following types of Contracts (other than the Assigned Agreements) to which Seller is a party and which relates to any of the Purchased Assets or the Business (the “Seller Agreements”):

(a)    any Contract providing for payments (whether fixed, contingent or otherwise) by or to Seller in an aggregate amount of $10,000 or more;

(b)    any Contract with any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar party under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of Seller which is included in the Purchased Assets or which relates to the Business;

(c)    any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) Seller, or providing for the purchase or license of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property to (or for the benefit or use of) Seller, which software, content, technology or intellectual property is in any manner used or incorporated (or is presently contemplated by Seller to be used or incorporated) in connection with any aspect or element of any product, service or technology of Seller which is included in the Purchased Assets or which relates to the Business (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(d)    any joint venture, investment or partnership Contract that has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party or the joint development of any product, service, software or other technology with any third party;

(e)    any Contract with any Business Employee, including any Contract for or relating to the employment of such Business Employee or providing for any bonus or severance payment to such Business Employee;

(f)    any Contract under which Seller is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

(g)    any Contract (i) that restricts Seller from freely setting prices for Seller’s products, services or technologies (including most favored customer pricing provisions) or that grants any exclusive rights to any party or (ii) containing any covenant (A) limiting in any respect the right of the Seller to engage in any line of business, to make use of any Intellectual Property Rights, develop, market or distribute products or services or compete with any person or (B) otherwise limiting the right of Seller to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software or services;

(h)    any Seller IP Rights Agreement, other than standard non-exclusive licenses to Seller’s customers granted in the ordinary course of business;

(i)    any Contract with or commitment to any labor union;

(j)    any Governmental Permit;

(k)    any Contract obligating Seller to indemnify any person, except for any licenses of commercial off-the-shelf computer software under shrink-wrap agreements and standard form agreements and except for standard non-exclusive licenses to Seller’s customers granted in the ordinary course of business;

(l)    any website hosting, collocation, linking, content or data sharing, data feed, information exchange, order or transaction processing or similar arrangement relating to the Business; and

(m)    any other Contract or other instrument not specified above which is material to the Purchased Assets or the Business.

A true and complete copy of each of the Seller Agreements has been delivered to or otherwise made available to Parent’s legal counsel.

3.10     No Default; No Restrictions.

(a)    Each Assigned Agreement and Governmental Permit is in full force and effect. Seller is not, nor to Seller’s knowledge is any other party, in material breach or default under any Assigned Agreement or Governmental Permit. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or to Seller’s knowledge, would reasonably be expected to, (i) result in a material violation or breach by Seller or, to Seller’s knowledge, any other party of any of the provisions of any Assigned Agreement or (ii) give any third party, to Seller’s knowledge, (A) the right to declare a default or exercise any remedy for breach under any Assigned Agreement, (B) the right to a rebate, chargeback or penalty under any Assigned Agreement (C) the right to accelerate the maturity or performance of any obligation of Seller under any Assigned Agreement or (D) the right to cancel, terminate or modify any Assigned Agreement. No violation, breach or default of any of the provisions of any Seller Agreement that is not an Assigned Agreement shall result in any Liability to Parent, Buyer or any of their respective Subsidiaries. Seller has not received any written notice or other communication, or, to Seller’s knowledge, oral notice or other communication regarding any material violation or breach of, or default under, any Assigned Agreement that has not been cured by Seller or waived by the other party thereto. Seller has no material Liability for renegotiation of any government Contracts included in the Assigned Agreements.

(b)    None of the Purchased Assets, is bound or affected by any judgment, injunction, order, decree or Contract (noncompete or otherwise) that, restricts or prohibits, or purports to restrict or prohibit, Seller or, following the Closing, Parent, Buyer or any of their respective Subsidiaries, from freely engaging in the Business by Seller of exclusive rights or licenses.

3.11     Intellectual Property.

(a)    Seller owns or has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of, under all Intellectual Property Rights used in the conduct of the Business as presently conducted, including that portion of the Business involving products under development (such ownership and Intellectual Property Rights being hereinafter collectively referred to as the “Seller IP Rights”). Such Seller IP Rights are sufficient for such conduct of the Business. As used herein, the term “Seller-Owned IP Rights” means Seller IP Rights that are owned by or exclusively licensed to Seller; and “Seller-Licensed IP Rights” means Seller IP Rights that are not Seller-Owned IP Rights.

(b)    Neither the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements, nor the consummation of the transactions contemplated by this Agreement and/or by the Seller Ancillary Agreements will, in accordance with their terms: (i) constitute a material breach of or default under any Contract governing any Seller IP Right (collectively, the “Seller IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Seller IP Right or (iii) materially impair the right of Seller (prior to Closing), and following the Closing, Parent, Buyer or any of their respective Subsidiaries, to use, possess, sell or license any Seller-Owned IP Right or to use, possess, or license any Seller-Licensed IP Rights (other than commercially available software with a retail purchase price of five hundred ($500) dollars or less) or portion thereof included in or related to the development, operation or maintenance the Purchased Assets. Except as set forth in Schedule 3.11(b) to the Seller Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by Seller to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Seller IP Rights by

Seller to the extent necessary for the conduct of the Business or to be able to hold and use the Purchased Assets, and none will become payable as a result of the consummation of the transactions contemplated hereby.

(c)    The use, development, manufacture, marketing, license, sale, or furnishing of the Purchased Assets, including portions of the Purchased Assets under development, does not violate any Contract between Seller and any third party or, to Seller’s knowledge, infringe or misappropriate any Intellectual Property Right of any other party, including copyrights in third-party content sourced from the World Wide Web. There is no pending or, to Seller’s actual knowledge, threatened claim or litigation contesting the validity, ownership or right of Seller to exercise any Seller IP Right, nor to Seller’s knowledge, is there any legitimate basis for any such claim, nor has Seller received any written notice or, to Seller’s actual knowledge, any oral notice asserting that any Seller IP Right or the proposed (as stated or represented to Parent, Buyer or any third party) use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to Seller’s knowledge, is there any legitimate basis for any such assertion. There is no pending or, to Seller’s actual knowledge, threatened claim or litigation with respect to or relating to the Purchased Assets or the Business asserting infringement (including contributory infringement) of any copyrights in third-party content that is posted or distributed through the Seller’s websites before the Closing.

(d)    To Seller’s knowledge, no current or former employee, consultant or independent contractor of Seller who performs or performed services in connection with or relating to the Business or the Purchased Assets: (i) is in material violation of any term or covenant of any employment Contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Seller in connection with or relating to the Business or the Purchased Assets or using without permission trade secrets or proprietary information of others in Seller’s possession or otherwise disclosed to Seller; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Seller in connection with or relating to the Business or the Purchased Assets that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any employee by Seller in the Business, nor the use by Seller in the Business of the services of any consultant or independent contractor prior to Closing, subjects Seller to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Seller, whether such Liability is based on contractual or other legal obligations to such third party.

(e)    Except as otherwise set forth in Schedule 3.11(e), Seller has taken all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Seller IP Rights and to preserve and maintain all of the interests and proprietary rights of Seller in the Seller IP Rights. All current and former officers, employees, consultants and actual or potential customers or business partners of Seller having access to confidential information of Seller with respect to the Business, its customers or business partners and inventions owned by Seller with respect to the Business, have executed and delivered to Seller an agreement regarding the protection of such confidential information and except for Seller’s customers and business partners, have executed and delivered the assignment of inventions to Seller (in the case of confidential information of Seller’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been made available to Buyer. Seller has secured valid written assignments from all current and former consultants, contractors and employees of Seller who were involved in, or who contributed to, the creation or development of any Seller-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that Seller does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Seller has any right, license, claim or interest whatsoever in or with respect to any Seller-Owned IP Rights.

(f)    Schedule 3.11(f) to the Seller Disclosure Letter contains a true and complete list with respect to the Business of: (i) all registrations, made by or on behalf of Seller with any governmental or quasi-governmental authority anywhere in the world, of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses and (ii) all applications for any such registrations. To Seller’s actual knowledge, all such registered patents, copyrights, trademarks, service marks, or rights in Internet or World Wide Web domain names or URLs or addresses owned by Seller are valid, enforceable and subsisting.

(g)    Seller owns all right, title and interest in and to all Seller-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses, rights and restrictions contained in the agreements listed in Schedule 3.11(h) to the Seller Disclosure Letter and standard non-exclusive licenses granted to Seller’s customers in the ordinary course of business). To Seller’s actual knowledge, Seller’s right, license and interest in and to all Seller-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than licenses, rights and restrictions contained in the agreements listed in Schedule 3.11(h) to the Seller Disclosure Letter and standard non-exclusive licenses granted to Seller’s customers in the ordinary course of business).

(h)    Schedule 3.11(h) to the Seller Disclosure Letter contains a true and complete list of: (i) all licenses, sublicenses and other contracts, agreements, arrangements, commitments and undertakings as to which Seller is a party and pursuant to which any person is authorized to use any Seller IP Rights, other than standard non-exclusive licenses to Seller’s customers granted in the ordinary course of business, and (ii) all licenses, sublicenses and contracts, agreements, arrangements, commitments and undertakings with respect to the Business or relating to the Purchased Assets as to which Seller is a party and pursuant to which Seller is authorized to use any third party Intellectual Property Rights.

(i)    Except as set forth in Schedule 3.11(i)(a) to Seller Disclosure Letter, neither Seller nor any other party acting on its behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Seller Source Code. Schedule 3.11(i)(a) to the Seller Disclosure Letter identifies each Contract pursuant to which Seller has provided, or is or may be required to provide, Seller Source Code other than as a deposit of such Seller Source Code into escrow.

No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or delivery by Seller or any other party acting on Seller’s behalf to any party of any Seller Source Code. Schedule 3.11(i) to the Seller Disclosure Letter identifies each Contract pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Seller Source Code and further describes whether the execution of this Agreement or the consummation of the transactions contemplated hereby, in and of themselves, would reasonably be expected to result in the release from escrow of any Seller Source Code. Except as listed in Schedule 3.11(i)(a), Seller has not granted: (i) any rights to any third party with respect to Seller Source Code other than rights granted to licensees of Seller Source Code to modify, adapt or merge the Seller Source Code solely for such licensee’s internal use; and (ii) any right to any third party to distribute any Seller Source Code or any derivative works thereof. “Seller Source Code” means, collectively, any human-readable software source code, or any material portion or aspect of such source code, or any material proprietary information or algorithm contained in or relating to any such source code, that constitutes Seller-Owned IP Rights.

(j)    To Seller’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller IP Rights by any third party, including any employee or former employee of Seller. Except with respect to indemnity obligations to Seller’s customers, Seller has not agreed to indemnify any person for any infringement of any Intellectual Property Right of any third party by the Purchased Assets.

(k)    Seller is in conformance in all material respects with all applicable contractual commitments, express and implied warranties, product specifications and product documentation and with respect to any representations relating to all Software developed by Seller and licensed by Seller to customers of the Business and all services provided by or through Seller to customers under an Assigned Agreement of the Business on or before the

Closing Date and Seller has no material Liability (and, to Seller’s knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller or Buyer giving rise to any material Liability relating to the Assigned Agreements) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected in the Seller Financial Statements. Seller has made available to Buyer all documentation and notes relating to the testing of Seller’s software products related to the Business and plans and specifications for software products related to the Business currently under development by Seller. Seller has taken such actions as are necessary, or appropriate by the standard of a reasonably competent programmer, to document the software products related to the Business and any software used in the development, compilation, maintenance and support of the software products related to the Business, such that the materials comprising such software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(l)    No government funding; facilities of a university, college, other educational institution or research center; or funding from third parties (other than funds received in consideration for capital stock of Seller) was used in the development of the computer software programs or applications owned by Seller and used in connection with the Business or relating to the Purchased Assets. No current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Seller IP Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(m)    Schedule 3.11(m) of the Seller Disclosure Letter lists Open Source Materials that Seller has used in any way in connection with the Business or in, with or otherwise relating to the Purchased Assets and describes the manner in which such Open Source Materials have been used, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by Seller. Except as set forth on Schedule 3.11(m), Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any of the Purchased Assets; (ii) distributed Open Source Materials in conjunction with any Purchased Asset; or (iii) used Open Source Materials that create, or purport to create, obligations for Seller with respect to any of the Purchased Assets or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (a) disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributable at no charge). “Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

3.12     Compliance with Laws.    Seller has complied in all material respects with all Applicable Legal Requirements that are applicable or relevant to the Business. Seller holds all material permits, licenses and approvals from, and has made all material filings with, Governmental Authorities, that are necessary for Seller to conduct the Business without any material violation of Applicable Legal Requirements (“Governmental Permits”), which Governmental Permits are set forth on Schedule 3.12 to the Seller Disclosure Letter, and all such Governmental Permits are in full force and effect. Seller has not received any written notice or other written communication from any Governmental Authority regarding (i) any actual or possible violation of Applicable Legal Requirements that are applicable or relevant to the Business or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

3.13     Certain Transactions and Agreements.    None of the officers and directors of Seller, and, to the knowledge of Seller, none of the Business Employees or Affiliates of Seller or any member of the immediate families of such officers, directors, Business Employees or Affiliates, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any Contract with, the Business (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of said officers, directors, Business Employees, Affiliates or family members has any interest in any of the Purchased Assets or any property that is used in or pertains to the Business.

3.14     Employee Matters.

(a)    General.    Seller is in compliance in all material respects with all Applicable Legal Requirements that are applicable or relevant to the Business regarding employment practices, terms and conditions of employment, and wages and hours (including ERISA, the WARN Act or any similar national, state or local law) and has correctly classified Business Employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. Seller has no Contract with Business Employees currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). Each of the Business Employees is legally permitted to be employed by Seller in the jurisdiction in which such Business Employee is employed. Seller, with respect to the Business: (i) has never been and is not now subject to a union organizing effort; (ii) is not subject to any collective bargaining agreement with respect to any Business Employee; (iii) is not subject to any other Contract with any trade or labor union, employees’ association or similar organization and (iv) has no current labor disputes and has had no material labor disputes or claims of unfair labor practices. To Seller’s knowledge, Seller has good labor relations with the Business Employees, and Seller has no knowledge of any facts indicating that the consummation of the transactions provided for herein will adversely affect such labor relations, and Seller has no knowledge that any Business Employee intends to leave Seller’s employ or to decline to accept employment with Parent or Buyer following the Closing. No Business Employee has given written notice that such Business Employee intends to terminate his or her employment with Seller. There are no strikes, material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any Business Employees.

(b)    Employee Plans.    Schedule 3.14(b) to the Seller Disclosure Letter contains a list of all employment and consulting agreements and Employee Plans. Seller has made available true and complete copies or descriptions of all the Employee Plans to Buyer’s legal counsel. No Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) or ERISA, and no Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. Neither Seller nor any of its Affiliates has incurred any Liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA or Section 412 of the Code that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. No Business Employee will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby. In addition, within the past five years, Seller has never been a participant in any “prohibited transaction,” within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which it sponsors as employer or in which it participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise Tax under the Code. No Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Seller has never represented, promised or contracted (whether in oral or written form) to any Business Employee (either individually or to Business Employees as a group) or any other person that such Business Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute. Each Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Employee Plan.

(c)    Immigration Law Compliance.    No Business Employee holds any visa from the United States government, and Seller is not sponsoring any Business Employees with respect to any visa or other authorization. All Business Employees were hired in compliance with all laws, statutes, regulations and requirements for the lawful hiring of employees who are not citizens of the United States of America.

(d)    Effect of Transaction.    Except as expressly contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Business Employee.

(e)    No Employment Agreements.    To Seller’s knowledge, no Business Employee is in material violation of any term of any employment Contract or any restrictive covenant relating to the right of any such Business Employee to be employed by Seller or to use trade secrets or proprietary information of others, and the employment of any Business Employee does not subject Seller to any liability to any third party.

(f)    Employee List.    Schedule 3.14(f) to the Seller Disclosure Letter contains a complete and accurate list of the Business Employees. As to all such Business Employees, Seller has provided Parent and Buyer with a writing setting forth the locations at which such Business Employees are working as of the Agreement Date, their date of hire and current base salary together with a complete and accurate list of all written employment contracts (if any) related to any of such Business Employees.

(g)    Continuation of Coverage; COBRA.    The group health plans (as defined in Section 4980B(g) of the Code) that benefit Business Employees are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code. There are no material outstanding, uncorrected violations under COBRA with respect to any of the Employee Plans that could materially adversely affect the Business or the Purchased Assets after the Closing Date.

(h)    No Representations to Employees or Consultants of Seller.    Seller has made no representations to any Business Employee concerning the length of time (if any) that the Business Employee’s work or employment with Parent or Buyer may continue or the compensation or benefits or other terms or conditions of employment (if any) with Parent or Buyer to be offered to Business Employees by Parent or Buyer.

3.15     No Brokers.    Except for fees payable to First Albany Corporation, Seller is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement and the Seller Ancillary Agreements or in connection with the transactions contemplated hereby and thereby. Neither Parent nor Buyer will incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of any Contract entered into by Seller relating to this Agreement, any of the Seller Ancillary Agreements, the transactions contemplated hereby and thereby or any act or omission of Seller, any of its employees, officers, directors, stockholders, agents or Affiliates.

3.16     Books and Records.

(a)    The books, records and accounts of Seller relating to the Business, the Purchased Assets or Assumed Liabilities (i) are in all material respects true, complete and correct, (ii) have been maintained in all material respects in accordance with good business practices on a basis consistent with prior years, (iii) are stated in all material respects in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Seller in all material respects and (iv) accurately and fairly reflect the basis for the Seller Financial Statements.

(b)    Seller has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (B) to maintain accountability for assets and (iii) the amount recorded for assets on the books and records of Seller is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.17    [ Intentionally Omitted].

3.18     Fairness of Consideration.    Seller’s Board of Directors has determined that the Purchase Price (including Buyer’s assumption of the Assumed Liabilities) represents fair and reasonably equivalent consideration for the Purchased Assets and title thereto to be transferred to Buyer at the Closing under this Agreement. Seller’s Board of Directors has received a written opinion from First Albany Corporation, dated as of the date hereof, to the effect that, as of the date hereof, the Asset Purchase is fair to Seller from a financial point of view.

3.19     Privacy.    Seller’s collection, use, storage, transfer and disclosure of any personally identifiable information (“Privacy Practices”), and use by third parties having authorized access to the Seller’s websites or other records, in each case as it relates to the Business or Purchased Assets, does conform, and at all times has conformed, in all material respects to all Applicable Legal Requirements, and all contractual commitments of Seller to its customers and the viewers of the Seller’s websites, relating to such practices. With respect to the Purchased Assets and Business, Seller’s Privacy Practices have been consistent with all statements or representations made to customers, potential customers and third parties, whether orally or in writing, regarding such practices. To the extent applicable to the Business or Purchased Assets, Seller has taken all necessary and appropriate steps to be in compliance with 45 C.F.R. §160 and §164 and the Transaction and Code Set Standards as promulgated by the U.S. Department of Health and Human Services.

3.20     No Other Negotiations.    During the period from May 20, 2003 through and including June 24, 2003, neither Seller nor any of its officers, directors, stockholders, employees, Affiliates, attorneys, financial advisors or other agents or representatives has, directly or indirectly, solicited, initiated, sought, facilitated, encouraged, entertained, discussed, supported, or negotiated any inquiry, proposal or offer from, furnished any information to, or participated in any discussions or negotiations with, any party (other than Parent or Buyer) regarding any (i) acquisition of Seller, (ii) merger, consolidation or similar transaction with or involving Seller or (iii) disposition of all or any substantial portion of the Business, assets or securities of Seller, including any of the Purchased Assets, or an exclusive license of any technology of Seller, other than in the ordinary course of business (other than with respect to any discussions, proposals or offers with respect to the possible disposition of Seller’s Foodmark Subsidiary) (each, an “Acquisition Transaction”).

3.21     Disclosure.

(a) Neither this Agreement, any of the Seller Ancillary Agreements nor the Seller Disclosure Letter (including all Schedules thereto) delivered by Seller to Parent and Buyer under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement contained herein or therein, in light of the circumstances under which any such statement was made, not misleading.

(b) The information (i) supplied by Seller for inclusion or incorporation by reference in the Permit Application, the Hearing Notice and the Information Statement, at the time each is filed with the California Commissioner, and in the case of the Hearing Notice and Information Statement, at the time each is mailed to the holders of Seller Common Stock, and (ii) supplied by Seller for inclusion or incorporation by reference in the Seller Proxy Statement, at the time it is filed with the SEC, at the time it is mailed to the holders of Seller Common Stock and at the time of the meeting of Seller’s stockholders to consider adoption of this Agreement and approval of the Asset Purchase (the “Seller Stockholder Meeting”), and in all cases at all times subsequent thereto (through and including the Closing), shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Stockholder Meeting which has become false or misleading. If at any time prior to the Closing Date any event relating to Seller or any of its Affiliates, officers or directors should be discovered by Seller which is required to be set forth in a supplement to the Permit Application or Seller Proxy Statement, Seller shall promptly inform Parent and Buyer.

3.22     Seller Customers.    Schedule 3.22 to the Seller Disclosure Letter is a true and complete list of each customer, client or licensee of the Business for which Seller is currently performing services, or has provided services or sold or licensed products to since January 1, 2000 (the “Seller Customers”) and, with respect to each such Seller Customer, states what products or services were sold, licensed or provided to and the fees charged for each such Seller Customer through the Agreement Date. The Seller Customer Assets are accurate and complete in all material respects. Seller has no outstanding material disputes concerning its products and services with any Seller Customers, and Seller has no actual knowledge of any material dissatisfaction on the part of any such Seller Customer. Seller has not received any written, or, to Seller’s actual knowledge, oral information from any Seller Customer, and has no reason to believe, that such Seller Customer shall not continue as a customer of Parent or Buyer after the Closing or intends to terminate or materially modify existing Contracts with Seller.

3.23     Environmental Compliance.    Seller has at all times prior to the date of this Agreement and prior to the Closing Date complied in all material respects with all applicable Environmental Laws both in respect of the Business as carried on from time to time and in respect of any of the facilities at which the Business is now conducted or at which any Purchased Assets are located (each, a “Facility”) and any prior facility or site at which the Business or at which any Purchased Assets have been located (each, a “Prior Facility”). Seller is not aware of any circumstances that may cause Seller to be in material non-compliance or violation of any Environmental Laws and Seller is not aware of any circumstances affecting the Business that would reasonably be expected to justify the imposition of any requirement by a competent authority in accordance with such authority’s powers and obligations under the Environmental Laws which would, if the requirement were not complied with, result in there being a material non-compliance or violation of any Environmental Laws. There are no past, pending or, to Seller’s knowledge, threatened proceedings, claims or actions against Seller brought under any Environmental Laws before any court, arbitrator or other body which have had or which would, in the event of a judgment, decision, ruling or order being unfavorable to Seller, have a Material Adverse Effect on the Business or any of the Purchased Assets. To Seller’s knowledge, no part of any Facility or any Prior Facility has been contaminated (whether by the deposit, spillage, disposal, discharge, release or leaching) in any material respect by any Hazardous Substances that represents a material hazard to health or to the environment.

3.24     Accounts Receivable.    All of the Seller Receivables as of the date hereof are set forth on Schedule 3.24 to the Seller Disclosure Letter (the “Receivables List”). The Receivables List contains a true, correct and complete aging list of all of the Seller Receivables, including the amount of each such Seller Receivable as of the Agreement Date (which Receivables List will be updated to reflect the Seller Receivables as of the Closing Date and be delivered to Buyer at least one Business Day prior to the Closing Date). All of the Seller Receivables (i) represent sales actually made or services actually provided by Seller in the ordinary course of business consistent with its past practices, (ii) are current, valid and genuine, (iii) represent a binding obligation of the account party in the book amounts thereof and (iv) are not subject to any discounts, right of offset or defense against payment of any amount thereof.

3.25     Investment Representations.    To the extent Shares become issuable pursuant to Section 5.3(c), Seller represents and warrants that:

(a)    Purchase for Own Account.    The Shares to be purchased by Seller hereunder shall be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Seller has no intention of selling, granting any participation in, or otherwise presently distributing the same in violation of the Securities Act or any applicable federal or state securities law and the rules and regulations thereunder.

(b)    Disclosure of Information.    At no time was Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and issuance of the Shares. Seller has received or has had full access to all of the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be issued to Seller under this Agreement. Seller further has had an opportunity to ask questions and receive answers from Parent and Buyer regarding the terms and conditions of the offering of the Shares and to obtain additional information (to the extent Parent or Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Seller or to which Seller had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by Parent and Buyer in Article 4, “Representations and Warranties of Parent and Buyer.”

(c)    Accredited Investor Status.    Seller is an “accredited investor” within the meaning of Regulation D under the Securities Act. Seller is a corporation, not formed for the purpose of acquiring the Shares.

(d)    Investment Experience.    Seller understands that an investment in the Shares involves substantial risk. Seller acknowledges that Seller is able to fend for itself, Seller can bear the economic risk of Seller’s investment in the Shares and Seller’s board of directors has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment.

(e)    Restricted Securities.    Seller understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under the Securities Act such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that Seller is familiar with Rule 144 of the Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that Parent is under no obligation to register any of the Shares except as provided in Section 5.3.

ARTICLE 4

REPRESENTATI ONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer, jointly and severally, represent and warrant to Seller that, except as set forth in the letter from Parent and Buyer addressed to Seller and dated as of the date hereof, which letter has been delivered by Parent and Buyer to Seller concurrently with the parties’ execution of this Agreement (the “Parent Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Article 4 is true and correct as of the date hereof and will be true and correct as of the Closing Date (other than such representations and warranties that are expressly made as of another date, in which case such representations and warranties are true and correct as of such other specified date).

4.1     Organization and Good Standing.    Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted, and is qualified to conduct business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where such failure would not have a Material Adverse Effect on Parent or Buyer.

4.2     Power; Authorization and Validity.

(a)    Power and Authority; Due Authorization.    Each of Parent and Buyer has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Buyer of this Agreement and each of the Buyer Ancillary Agreements, and the purchase of the Purchased Assets by Buyer, have been duly and validly approved and authorized by all necessary corporate action on the part of Parent and Buyer.

(b)    Consents.    No consent, approval, order or authorization of, notification to, action by or registration, declaration or filing with, any Governmental Authority, or any other person, governmental or otherwise, is necessary or required to be made or obtained by Parent or Buyer to enable each of Parent and Buyer to lawfully enter into, execute, deliver and perform its respective obligations under this Agreement and each of the Buyer Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby.

(c)    Enforceability.    This Agreement has been duly executed and delivered by Parent and Buyer. This Agreement and each of the Buyer Ancillary Agreements are, or when duly executed and delivered by Parent and Buyer shall be, valid and binding obligations of Parent and/or Buyer, as applicable, enforceable against Parent and/or Buyer, as applicable, in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3     Parent Exchange Act Documents.

(a)    Parent has filed all forms, reports and documents (together with any required amendments thereto) required to be filed by Parent with the SEC since December 31, 2000. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent Exchange Act Documents.” As of their respective dates, the Parent Exchange Act Documents (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Exchange Act Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent Exchange Act Document. The Parent Exchange Act Documents, taken as a whole, together with any press release that is broadly disseminated after the date of the most recent Parent Exchange Act Documents and the date of this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent Exchange Act Documents (the “Parent Financial Statements”), including each Parent Exchange Act Document filed after the Agreement Date until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of Seller’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent’s Annual Report on Form 10-K for the year ended December 31, 2002 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financial

Statements, since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except for liabilities for accrued expenses incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

(c)    Parent has heretofore furnished to Seller a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

4.4    C apitalization.

(a)    The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock. The rights and privileges of each class of Parent’s capital stock are set forth in the Parent’s Certificate of Incorporation. As of the close of business on July 15, 2003, 18,983,880 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued or outstanding. No material change in such capitalization has occurred since July 15, 2003.

(b)    Schedule 4.4(b) of the Parent Disclosure Letter sets forth a complete and accurate list, as of the Agreement Date, of: (i) all stock option plans or other stock or equity-related plans of Parent (the “Parent Stock Plans”), indicating for each Parent Stock Plan the number of shares of Parent Common Stock issued to date under such Plan, the number of shares of Parent Common Stock subject to outstanding options under such Plan and the number of shares of Parent Common Stock reserved for future issuance under such Plan; and (ii) the number of shares of Parent capital stock, and the class or series of such shares, subject to any outstanding warrants or other contractual rights to purchase or acquire capital stock of the Parent. Except as set forth in this Section 4.4 or the Parent Disclosure Letter, as of the Agreement Date, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of Parent is authorized or outstanding, (ii) Parent has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Parent, (iii) Parent has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Parent.

4.5     No Conflict.    Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Parent or Buyer, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Buyer, each as currently in effect; (ii) any Applicable Legal Requirements or (iii) any Contract (whether oral or in writing) to which Parent or Buyer is a party or by which Parent or Buyer is bound, except in the cases of clauses (ii) and (iii), where such conflict, termination, breach, impairment, violation or default would not have a Material Adverse Effect on Parent or Buyer.

4.6     Litigation.    Except as required to be disclosed in the Parent Exchange Act Documents, there is no claim, action, suit, arbitration, mediation, investigation or proceeding of any nature in progress or pending or, to Parent’s knowledge, threatened against Parent (or against any officer, director, employee or agent of Parent in their capacity as such or relating to their employment, services or relationship with Parent) before any court, Governmental Authority, arbitrator or mediator. Except as required to be disclosed in the Parent Exchange Act Documents, there is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator pending or binding against Parent. To Parent’s knowledge, there is no reasonable basis for any person to assert a claim against Parent, Buyer or Seller based upon Parent and Buyer entering into this Agreement or any of the Buyer Ancillary Agreements or consummating the transactions contemplated hereby or thereby.

4.7     No Brokers.    Neither Parent nor Buyer, nor any Affiliate of Parent or Buyer, is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement and the Buyer Ancillary Agreements or in connection with the transactions contemplated hereby and thereby. Seller will not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of any Contract entered into by Parent or Buyer relating to this Agreement, any of the Buyer Ancillary Agreements, the transactions contemplated hereby and thereby or any act or omission of Parent or Buyer, or any of its respective employees, officers, directors, stockholders, agents or Affiliates.

4.8     Valid Issuance of Stock.    The Shares, when issued and delivered as provided in this Agreement, shall be duly authorized and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer pursuant to this Agreement and/or pursuant to federal and state securities laws.

4.9    N asdaq Requirements.    Parent shall comply with all applicable requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Shares and the listing thereof on The Nasdaq National Market.

4.10    Abs ence of Certain Changes.     Since the date of the Parent Balance Sheet, Parent has operated its business in the ordinary course consistent with its past custom and practice, and since such date there has not been with respect to Parent any Material Adverse Change with respect to Parent.

4.11     Registration Obligations.    Parent has not committed to (i) register any Parent Common Stock under the Securities Act or (ii) issue shares pursuant to a permit in connection with a hearing to be held by the California Commissioner pursuant to Section 25142 of the California Securities Law and conducted in compliance with Section 3(a)(10) of the Securities Act, in each case to the extent such commitment could prevent, prior to the Termination Date, Parent’s issuance of the Shares to be issued to Seller in accordance with Section 5.3 of this Agreement.

ARTICLE 5

OTHER COVENANTS AND AGREEMENTS

5.1     Advice of Changes.    Seller covenants and agrees that, during the Pre-Closing Period, it shall promptly advise Parent in writing of any Material Adverse Change in the Purchased Assets or the Business. Each of Seller, on the one hand, and Parent and Buyer, on the other hand, shall give prompt written notice to the other of: (i) any event occurring after the date hereof that would render any representation or warranty of such party contained in this Agreement or any of the Seller Ancillary Agreements or Buyer Ancillary Agreements, as the case may be, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect (except for any representation or warranty that is only made as of a particular date); (ii) any breach of any covenant or obligation of such party pursuant to this Agreement or any of the Seller Ancillary Agreements or Buyer Ancillary Agreements, as the case may be; (iii) any notice or other communication from any person not listed on Schedule 3.2(c) of the Seller Disclosure Letter alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, any of the Seller Ancillary Agreements or any of the Buyer Ancillary Agreements; (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, any of the Seller Ancillary Agreements or any of the Buyer Ancillary Agreements and (v) any litigation relating to, involving or otherwise relating to the consummation of the transactions contemplated by this Agreement, any of the Seller Ancillary Agreements or any of the Buyer Ancillary Agreements.

5.2    C onduct of Business Prior to the Closing.    Seller covenants and agrees that, from the period beginning on the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), Seller shall continue to conduct the Business in the ordinary course consistent with past practice, and it will use its commercially reasonable best efforts to preserve the Business and relationships with Seller Customers, suppliers, licensors, licensees, Business Employees, consultants and others with whom it has business dealings in connection with the Business. During the Pre-Closing Period, if any Seller Knowledge Party becomes aware of a deterioration in the relationship with any Seller Customer listed on Schedule 5.2(a) of the Seller Disclosure Letter (a “Material Seller Customer”) or a material deterioration in the relationship with any supplier, licensor, licensee, Business Employee, consultant or business partner in connection with the Business, it will promptly bring such information to Parent’s and Buyer’s attention in writing and, if requested by Parent or Buyer, will exert its commercially reasonable efforts to promptly restore the relationship. During the Pre-Closing Period, if any Parent Knowledge Party becomes aware of a deterioration in the relationship with any Material Seller Customer it will promptly bring such information to Seller’s attention in writing. During the Pre-Closing Period, if any Parent Knowledge Party becomes aware of a deterioration in the relationship with any customer of Parent listed on Schedule 5.2(b) of the Parent Disclosure Letter, it will promptly bring such information to Seller’s attention in writing and, if requested by Seller, will exert its commercially reasonable efforts to promptly restore the relationship. During the Pre-Closing Period, Seller shall not, with respect to the Business without Parent’s prior written consent:

(a)    take any action that would reasonably be expected to result in any breach of any representation or warranty of Seller set forth in Article 3, “Representations and Warranties of Seller”;

(b)    take any action which would reasonably be expected to result in a Material Adverse Change with respect to the Business as currently conducted or the Purchased Assets;

(c)    sell, transfer, assign, convey, lease, encumber, move, relocate or otherwise dispose of any of the Purchased Assets;

(d)    take any action that could reasonably be expected to result in the incurrence, creation or assumption by Seller of (i) any Encumbrance on any of the Purchased Assets, (ii) any Liabilities or any indebtedness for borrowed money, in each case, that would be an Assumed Liability or (iii) any contingent Liability that would be an Assumed Liability as a guarantor or surety with respect to the obligations of others;

(e)    enter into any material transaction or agreement or take any other action, in each case not in the ordinary course of business consistent with past practice;

(f)    amend or terminate any Assigned Agreement, except such Assigned Agreements that expire upon their terms;

(g)    enter into any Contract with a customer with respect to the Purchased Assets or Business (i) that does not permit assignment of such Contract to Purchaser or Buyer, (ii) involving payments of $250,000 or more in license fees or (iii) involving payments of less than $250,000 in license fees if such Contract is on terms inconsistent with the past conduct of Seller’s business in the ordinary course, including any Contract that includes (A) material pricing discounts based on the prices that Seller has historically charged customers for similar products or services, (B) guaranteed refund rights or (C) specific performance metrics that Seller must satisfy in order to receive full payment under the Contract; provided, however, that Parent will be deemed to have consented to any such Contract in the event that either (i) Parent does not respond to Seller’s written request for approval of such Contract within five days of receiving such written request or (ii) Parent does not respond to Seller’s written request for approval of such Contract within 48 hours of receiving such written request in the event that Seller makes such written request during the last two weeks of a fiscal quarter; provided, further, that Parent will not unreasonably withhold its written consent with respect to any Contract subject to this Section 5.2(g) submitted for Parent’s approval by Seller;

(h)    waive or release any material right or claim with respect to the Purchased Assets or Business;

(i)    license any of its technology or Intellectual Property Rights, or acquire any Intellectual Property Rights or any license thereto from any third party, other than pursuant to standard non-exclusive licenses to Seller’s customers granted in the ordinary course of business;

(j)    fail to maintain its equipment and other assets that are Purchased Assets in good working condition and repair according to the standards it has maintained to the date hereof, subject only to ordinary wear and tear;

(k)    terminate the employment of any Business Employees, except for cause so long as prior written notice is provided to Parent;

(l)    with respect to any Business Employee, increase or modify in any material respect the rate of remuneration or any other benefit or consideration (including benefits payable under Employee Plans and whether payable in cash, stock, equity securities, property or otherwise), or any other terms of employment, or grant any severance or termination pay in cash or otherwise except pursuant to written agreements outstanding as of the Agreement Date and as disclosed and provided to Parent and Buyer, or policies existing, on the Agreement Date and as previously disclosed in writing or made available to Parent and Buyer, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the Agreement Date hereof or grant any bonus, payment or equity-based compensation to any Business Employee (except as expressly permitted by this Agreement), whether payable in cash, stock or other securities;

(m)    amend its Certificate of Incorporation or Bylaws in a manner inconsistent with the terms of this Agreement, the Seller Ancillary Agreement or the transactions contemplated hereby and thereby;

(n)    materially change the pricing or other material terms of Seller’s products or services related to the Business; or

(o)    agree to do any of the things described in the preceding clauses (a) through (o).

5.3     Permit; Fairness Hearing.

(a)    As soon as practicable after the Agreement Date, and in any event within ten Business Days after the Agreement Date, (i) Parent and Buyer shall prepare, with the cooperation of Seller, (A) an application for the Permit (the “Permit Application”) in connection with the hearing held by the California Commissioner, pursuant to Section 25142 of the California Securities Law and conducted in compliance with Section 3(a)(10) of the Securities Act, to consider the terms and conditions of this Agreement and the Asset Purchase and the fairness of such terms and conditions (the “Hearing”) and (B) the notice of the Hearing (the “Hearing Notice”) to be sent to Seller pursuant to, and meeting the requirements of, the California Administrative Code, Title 10, Chapter 3, Subchapter 1, Article 2, as amended, concerning the Hearing, and (ii) Seller shall prepare, with the cooperation of Parent and Buyer, an information statement relating to this Agreement and the transactions contemplated hereby (the “Information Statement”) which Information Statement may, at Seller’s option if permitted by Applicable Legal Requirements, be combined with the Seller Proxy Statement described in Section 5.4. Each of Seller, Parent and Buyer shall use its reasonable best efforts to cause the Permit Application, the Hearing Notice and the Information Statement to comply with all Applicable Legal Requirements, including all applicable federal and state securities laws.

(b)    Each of Parent, Buyer and Seller shall use its reasonable best efforts (i) to cause the Permit Application, the Hearing Notice and the Information Statement to be filed with the California Commissioner, as soon as practicable following the Agreement Date, (ii) to deliver the Hearing Notice to Seller, as soon as permitted by the California Commissioner, (iii) to obtain, as soon as practicable thereafter, the Permit and (iv) to deliver the Information Statement to Seller as soon as practicable following the issuance, if any, of the Permit.

(c)    In the event that Parent and Seller determine in writing that the Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before the Termination Date, or if the California Commissioner notifies Parent, Buyer or Seller of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Hearing Notice and/or not to issue the Permit, then Parent shall issue the Shares in a transaction exempt from registration under the Securities Act under

Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and the exemptions from qualification under applicable state securities laws. If the Shares are issued pursuant to Section 4(2) and/or Regulation D, the Shares may not be reoffered or resold other than pursuant to the registration requirements of the Securities Act or an exemption therefrom. The certificates issued by Parent with respect to the Shares shall, if issued pursuant to Section 4(2) and/or Regulation D, be legended to the effect described above and shall include such additional legends as necessary to comply with Applicable Legal Requirements, including all applicable federal and state securities laws, and such other restrictions as shall be deemed necessary and appropriate by Parent. If the Shares are issued pursuant to Section 4(2) and/or Regulation D, then Parent agrees that at such time as it is eligible to use a registration statement on Form S-3 to register Parent Common Stock under the Securities Act, Parent shall use its reasonable best efforts to promptly prepare and file a registration statement with the SEC covering the resale of such Shares; provided, however, that if Parent has not filed with the SEC a registration statement on Form S-3 by January 15, 2004, then Parent will promptly prepare and file a registration statement on Form S-1 with the SEC covering the resale of such Shares (the registration statement filed with the SEC on Form S-1 or Form S-3, the “Resale Registration Statement”). Parent shall use its reasonable best efforts to cause such registration statement to become effective as promptly as practicable after filing and to keep such Resale Registration Statement continuously effective until all the Shares are saleable within a three-month period pursuant to Rule 144 of the Securities Act.

(d)    Parent and Seller will bear, pay and be responsible in equal proportions for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by it in connection with the Hearing.

5.4     Seller Stockholder Meeting.

(a)    As soon as practicable after the Agreement Date, Seller shall prepare, with the cooperation of Parent and Buyer, a proxy statement satisfying the requirements of Regulation 14A under the Exchange Act (the “Seller Proxy Statement”) in connection with the solicitation of the holders of Seller Common Stock of adoption of this Agreement and approval of the Asset Purchase. Each of Seller, Parent and Buyer shall use its reasonable best efforts to cause the Seller Proxy Statement to comply with all Applicable Legal Requirements, including all applicable federal and state securities laws.

(b)    Seller shall use its reasonable best efforts (i) to cause to be filed with the SEC, the Seller Proxy Statement in preliminary form, as soon as practicable following the Agreement Date and (ii) to mail the Seller Proxy Statement in definitive form to all holders of Seller Common Stock entitled to receive such Seller Proxy Statement under the Delaware General Corporation Law, as promptly as practicable.

(c)    Seller shall take all such other necessary action in accordance with Delaware General Corporation Law, its Certificate of Incorporation and its Bylaws to call, convene and hold the Seller Stockholder Meeting. Seller shall take such action as soon as practicable after the date (i) the California Commissioner issues the Permit, (ii) Parent and Seller determine in writing that the Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before the Termination Date or (iii) the California Commissioner notifies Parent, Buyer or Seller of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Hearing Notice and/or not to issue the Permit. Seller, after consultation with Parent, may postpone or adjourn the Seller Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Seller Proxy Statement is provided to the Seller’s stockholders or, if as of the time for which the Seller Stockholder Meeting is originally scheduled there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Stockholder Meeting. Subject to Section 5.5(c), Seller shall use its reasonable best efforts to solicit from stockholders of Seller such proxies as are required to adopt this Agreement and approve the Asset Purchase and shall take all other action necessary or advisable to secure the vote of holders of Seller Common Stock required to effect each of the transactions contemplated by this Agreement.

5.5     No Other Negotiations.

(a)    Seller covenants and agrees that during the Pre-Closing Period, it will not, and will not authorize or permit any of its officers, directors, employees, Affiliates, attorneys, financial advisors or any other persons acting on its behalf to, directly or indirectly, solicit, initiate, seek, facilitate, encourage, entertain, discuss, support, negotiate or accept any inquiry, proposal or offer from, furnish any information to, or participate in any discussions (except discussions to elicit information concerning an unsolicited proposal for an Acquisition Transaction that may be required by the Board of Directors of Seller in the exercise of their fiduciary duties to determine whether such proposal will constitute a Superior Offer) or negotiations with, or enter into any agreement with, any party (other than Parent or Buyer) regarding any Acquisition Transaction; provided, however, that Seller and its officers, directors, employees, Affiliates, attorneys, financial advisors or any other persons acting on its behalf may solicit, initiate, seek, facilitate, encourage, entertain, discuss, support, negotiate or accept any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, or enter into any agreement with, any party regarding (i) an acquisition of the Excluded Assets or of Seller that does not include the Purchased Assets or (ii) a merger, consolidation or similar transaction with or involving Seller, in both cases that would not prevent the consummation, prior to the Termination Date, of the transactions contemplated by this Agreement. Each of Seller, Parent and Buyer covenants and agrees that during the Pre-Closing Period, it will not enter into any transaction that would prevent the consummation, prior to the Termination Date, of the transactions contemplated by this Agreement, except as otherwise determined by each of the respective Boards of Directors of Parent and Buyer in its exercise of its fiduciary duties.

(b)    Seller covenants and agrees that during the Pre-Closing Period, it will notify Parent promptly, and in any event within 24 hours, after the receipt by Seller or any of its officers, directors, employees, Affiliates, attorneys, financial advisors or any other persons acting on its behalf of any proposal for, or inquiry with respect to, an Acquisition Transaction or any request for information in connection with such a proposal or inquiry, or for access to the properties, books and records of Seller by any person or entity that informs or has informed Seller that it is considering making or has made such a proposal or inquiry. Seller shall notify Parent of the identity of the person or group making such a proposal or inquiry and shall provide the material terms and conditions of such proposal or inquiry. Seller agrees to keep Parent informed on an on-going basis regarding the status of any such proposal or inquiry.

(c)    The Board of Directors of Seller shall be permitted to modify its recommendation in favor of the adoption of this Agreement and the approval of this Asset Purchase if (i) Seller receives an unsolicited Superior Offer and such Superior Offer is not withdrawn, (ii) Seller shall have provided written notice (a “Notice of Superior Offer”) to Parent advising that Seller has received a Superior Offer, summarizing the material terms and conditions of such Superior Offer and identifying the party making such Superior Offer (provided that Seller shall not be required to provide Parent with any such Notice of Superior Offer if Seller received the Superior Offer from a third-party with which it entered into a confidentiality agreement prior to May 20, 2003 and the terms of such confidentiality agreement explicitly prohibit Seller from providing to Parent the information required to be set forth in the Notice of Superior Offer), (iii) Parent shall not have made, within two Business Days of its receipt of the Notice of Superior Offer, an offer that the Board of Directors of Seller determines in its good faith judgment by a majority vote (after consultation with its financial advisor) to be at least as favorable to the holders of Seller Common Stock as such Superior Offer (it being agreed that the Board of Directors of Seller shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Seller concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the failure to modify such recommendation would be inconsistent with the fiduciary duties of the Board of Directors of Seller to the holders of Seller Common Stock under all Applicable Legal Requirements and (v) Seller shall not have knowingly or materially violated any of the restrictions set forth in this Section 5.5. Seller shall provide Parent with at least two Business Days notice (or such lesser prior notice as provided to the members of the Board of Directors of Seller) of any meeting of the Board of Directors of Seller at which the Board of Directors of Seller is reasonably expected to consider any Acquisition Transaction to determine whether such Acquisition Transaction is a Superior Offer. Nothing contained in this Section 5.5(c) shall limit Seller’s obligation to convene the Seller Stockholder Meeting (regardless of whether the recommendation of the Board of Directors of Seller shall have been modified). As used in this Agreement, the term “Superior Offer” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Transaction on terms that the Board of Directors of Seller determines, in its good faith judgment (after consultation with its financial advisor) to be more favorable to the holders of Seller Common Stock than the Asset Purchase (taking into account any written proposals made by Parent after receipt of the Notice of Superior Offer to modify the terms of the Asset Purchase); provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the good faith determination of the Board of Directors of Seller (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

5.6     Access to Information; Right to Use Purchased Assets.

(a)    Seller covenants and agrees that, during the Pre-Closing Period, it will allow Parent, Buyer and their agents access at reasonable times to the files, books, records, technology, contracts, personnel and offices of Seller pertaining to the Business, subject to the terms of this Agreement. If, before or after the Closing, in order to properly operate the Purchased Assets or the Business or to properly prepare documents required to be filed with Governmental Authorities or its financial statements, it is necessary that Parent or Buyer be furnished with additional information relating to Seller, the Purchased Assets or the Business, and such information is in Seller’s possession, Seller agrees to use all reasonable efforts to furnish such information to Parent or Buyer. If, before or after the Closing, in order to properly prepare documents required to be filed with Governmental Authorities or its financial statements, it is necessary that Seller be furnished with additional information relating to the Purchased Assets or the Business, and such information is in Parent’s or Buyer’s possession, Parent and Buyer agree to use all reasonable efforts to furnish such information to Seller.

(b)    Each party hereto agrees that in the event any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or the Purchased Assets, the other party will cooperate with the contesting or defending party and its counsel by making available its personnel and providing such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 7).

(c)    Except as permitted by the Software Distribution and License Agreements, during the Restricted Period, Seller will not take any action that is intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Buyer after the Closing as it maintained with Seller prior to the Closing. Except as permitted by the Software Distribution and License Agreements, during the Restricted Period, Seller will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

5.7     Employment Matters.

(a)    Selected Employees.    Within 45 days after the Agreement Date, Parent and Buyer, in their sole discretion, will determine and inform Seller of the identity of the Business Employees, if any, to whom Parent or Buyer will offer employment (the “Selected Employees”), and the terms and conditions of any such offer. Notwithstanding the foregoing, neither Parent nor Buyer shall have any obligation to employ any of the employees of Seller, including any Selected Employee. Seller will not take any action, before or after the Closing, directly or indirectly, to prevent or discourage any Selected Employee from being employed by Parent or Buyer. Seller will retain, and Parent and Buyer will not assume, any employer or employment-related obligations of Seller to the Selected Employees or any other liability of Seller related to any Selected Employee that arises or accrues on or before the Closing Date, including, without limitation: (i) accrued personal time off (including sick leave); (ii) any obligation to provide health, medical, disability, life or other insurance benefits or any stock, stock option rights, or pension savings plan or similar benefits pursuant to any Seller employee benefit plan, plans, agreement or arrangement; (iii) any government-mandated employee or employment-related payments; (iv) workers’ compensation and disability insurance premiums (if any) paid or payable by Seller on behalf of Selected Employees who are on workers’ compensation or disability leave as of the Closing Date; or (v) any bonuses accrued or earned by any of the Selected Employees on or prior to the Closing Date. Any Liabilities to any of the employees of Seller resulting from Parent’s or Buyer’s failure to offer employment to any such employee will be, and will remain, Seller’s sole responsibility.

(b)    No Third Party Beneficiaries.    Notwithstanding any possible inferences to the contrary, Parent, Buyer and Seller do not intend for this Section 5.7 to create any rights or obligations except as between Buyer and Seller, and no past, present or future employee of Seller, Parent or Buyer shall be treated as a third party beneficiary of this Agreement.

(c)    Waiver of Noncompetition Agreements.    Seller shall execute and deliver agreements and instruments, in such form as may be reasonably satisfactory to Parent, releasing those Selected Employees who accept employment with Parent or Buyer from any obligations of such Selected Employees to Seller that may first arise after the Closing with respect to the Business under employment agreements, confidentiality agreements, invention agreements or other similar agreements to the extent that such obligations would restrict or inhibit such Selected Employees’ performance of their duties as employees of Parent or Buyer.

(d)    COBRA.    Seller shall comply with all requirements and assume all obligations under COBRA, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998 and the Family Medical Leave Act of 1993 with respect to the termination of any Business Employees in connection with the transactions contemplated by the Asset Purchase.

(e)    Termination of Employment.    Seller agrees to comply with the provisions of the WARN Act and any other federal, state or local statute or regulation regarding termination of employment in connection with the Asset Purchase and to perform all obligations that might otherwise be required by Seller with respect to the cessation of any operations of the Business or the termination of any Business Employee in connection with the transactions contemplated by the Asset Purchase.

(f)    General Matters.    Seller, Parent and Buyer agree to cooperate fully with respect to the actions which are necessary or reasonably desirable to accomplish the transactions contemplated hereunder, including, without limitation, the provision of records and information as each may reasonably request and the making of all appropriate filings under ERISA and the Internal Revenue Code.

5.8    S atisfaction of Conditions Precedent.    Seller covenants and agrees that, subject to Section 5.5(c), during the Pre-Closing Period, it will use its diligent efforts to (i) satisfy or cause to be satisfied all the conditions precedent set forth in Section 8.2 and (ii) cause the transactions contemplated hereby to be consummated in accordance with this Agreement. Each of Parent and Buyer covenants and agrees that, during the Pre-Closing Period, it will use its diligent efforts to (i) satisfy or cause to be satisfied all the conditions precedent set forth in Section 8.1 and (ii) cause the transactions contemplated hereby to be consummated in accordance with this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent, Buyer nor any of their respective Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, Buyer or any of their respective Affiliates or the holding separate of any of the Purchased Assets or imposing or seeking to impose any limitation on the ability of Parent, Buyer or any of their respective Affiliates to conduct their business or the Business or own the Purchased Assets upon and after the Closing.

5.9     Public Disclosure.

(a)    Parent and Seller will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Asset Purchase or this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the press releases to be issued by the parties announcing the signing of this Agreement.

(b)    If Parent or Seller determines that it is required by law to file any agreement with the Securities and Exchange Commission which contains a reference to the other party, then Parent or Seller, as applicable, shall at a reasonable time before making any such filing, provide written notice to the other party regarding such filing and seek confidential treatment for such portions of the agreement as may be reasonably requested by such party.

5.10     Further Actions.    From and after the Closing, Seller will (i) file any notice, statement or other communication, (ii) obtain and provide to Parent and Buyer (and will promptly prepare all filings and applications, requests and notices preliminary to obtaining) all approvals and consents, (iii) execute and deliver all such other and additional instruments, notices, releases, undertakings and documents and (iv) do all such other acts and things, all as may be reasonably requested by Parent or Buyer as necessary to assure to Buyer all the rights and interests granted under this Agreement, in each case with any material out-of-pocket expense to Seller to be reimbursed by Parent or Buyer. From and after the Closing, Seller shall take or cause to be taken such other reasonable actions as Parent or Buyer may require (a) more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated hereby and (b) to carry out Seller’s obligations under this Agreement or any other agreements required to be entered into by Seller pursuant to this Agreement and give effect to the transactions contemplated hereby and such other agreements. From and after the Closing, Parent and Buyer shall take or cause to be taken such other reasonable actions as Seller may require to carry out Parent’s and Buyer’s obligations under this Agreement or any other agreements required to be entered into by Parent and Buyer pursuant to this Agreement and give effect to the transactions contemplated by this Agreement and such other agreements.

5.11     Consents; Cooperation.

(a)    Each of Parent, Buyer and Seller shall, promptly after the Agreement Date, apply for or otherwise seek, and use its reasonable best efforts to obtain, all governmental consents, waivers and approvals required to be obtained by it for the consummation of the Asset Purchase.

(b)    Seller shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Assigned Agreement listed or described on Schedule 3.2(c) to the Seller Disclosure Letter; provided, however, that Seller shall not be required to make any payment (other than (i) reimbursement of reasonable out-of-pocket expenses of any third party incurred in connection with the review of such consent, approval or waiver request and (ii) refund of any prepaid fees triggered by such assignment or transfer pursuant to the terms of the Assigned Agreements, which Assigned Agreements are listed on Schedule 5.11(b)(1) to the Seller Disclosure Letter) or agree to any material undertakings in connection therewith. To the extent that Seller is unable to obtain such required consents, waivers and approvals, then Seller shall use commercially reasonable efforts, without breaching such Assigned Agreement, to enforce, for the account of Buyer, any rights of Seller arising from any such Assigned Agreement (including the right to elect to terminate such Assigned Agreement in accordance with the terms thereof upon the advice of Buyer). Buyer agrees to cooperate with Seller and supply relevant information to such party or parties or such third party in order to assist Seller in its obligations under this 5.11(b). Any Contracts of Seller to be terminated prior to Closing are listed or described on Schedule 5.11(b)(2) of the Seller Disclosure Letter, and Seller shall use its reasonable best efforts to terminate such Contracts prior to the Closing and deliver evidence of such termination to Buyer at or prior to the Closing. Any Contracts of Seller to be amended prior to Closing are listed or described on Schedule 5.11(b)(3) of the Seller Disclosure Letter, and Seller shall use its reasonable best efforts to amend such Contracts prior to the Closing and deliver evidence of such amendment to Buyer at or prior to the Closing, in the manner described on such exhibit with respect to each such Contract.

(c)    (i)    Any Assigned Agreements that provide for payment of maintenance or support fees by a Seller Customer to Seller are listed on Schedule 5.11(c) of the Seller Disclosure Letter, which schedule shall set forth with respect to each such Assigned Agreement: (A) the name of the Seller Customer; (B) the date of such agreement; (C) whether such agreement is listed on Schedule 3.2(c) of the Seller Disclosure Letter (each such agreement, a “Required Consent Maintenance Agreement”) and (D) the amount of unrecognized maintenance or support fees under such agreement. The total amount of maintenance or support fees that remain to be paid under all of the Assigned Agreements listed on Schedule 5.11(c) of the Seller Disclosure Letter is herein referred to as the “Total Maintenance Fees,” while the total amount of maintenance or support fees that remain to be paid under all of the Required Consent Maintenance Agreements is herein referred to as the “Total Required Consent Maintenance Fees.” Schedule 5.11(c) shall be updated by Seller at least one Business Day prior to Closing.

(ii)    Seller shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Required Consent Maintenance Agreement to permit the assignment to Buyer or Parent of all such Required Consent Maintenance Agreements (each Required Consent Maintenance Agreement for which Seller obtains the requisite consents, waivers and approvals subsequent to the Closing Date, a “Consented Maintenance Agreement”). In the event that Seller is unable to secure such necessary consents, waivers and approvals as of the Closing Date, then with respect to each such unassigned Required Consent Maintenance Agreement, Seller will (A) subcontract to Parent the right to provide all maintenance and support under such unassigned Required Consent Maintenance Agreement and (B) promptly remit to Parent all payments received by Seller from all such Seller Customers for maintenance or support fees. After the Closing Date, Seller will continue to use commercially reasonable efforts to obtain all consents, waivers and approvals to permit the assignment to Buyer or Parent of each Required Consent Maintenance Agreement that remains unassigned to Parent or Buyer as of the Closing Date.

(iii)    In the event that Seller is able to obtain prior to December 31, 2003 the requisite consents, waivers and approvals under Required Consent Maintenance Agreements to permit the assignment to Buyer or Parent of such Required Consent Maintenance Agreements, then Seller shall be entitled to receive a collection fee from Parent calculated in accordance with the following formula: the product of (A) the product of (1) 0.05 and (2) the Total Required Consent Maintenance Fees as of the Closing Date and (B) the quotient of (1) the portion of the Total Required Consent Maintenance Fees that is attributable to Required Consent Maintenance Agreements that become Consented Maintenance Agreements on or prior to December 31, 2003 and (2) the Total Required Consent Maintenance Fees as of the Closing Date. By way of example, if (1) Total Required Consent Maintenance Fees as of the Closing Date equals $2.0 million and (2) the portion of the Total Required Consent Maintenance Fees that is attributable to Required Consent Maintenance Agreements that become Consented Maintenance Agreements on or prior to December 31, 2003 equals $1.5 million, then Parent would pay to Seller a collection fee of $75,000:

(0.05 * $2.0 million) * ($1.5 million ÷ $2.0 million) = $75,000

(iv)    In the event that Seller is unable to obtain the necessary consents, waivers and approvals to permit the assignment to Buyer or Parent of any Required Consent Maintenance Agreements, then Seller will not be permitted to renew the term of such Required Consent Maintenance Agreements prior to the expiration of such agreement; provided, however that the foregoing shall not prevent a Seller Customer from exercising any renewal right existing under a Required Consent Maintenance Agreement as of the Agreement Date, provided, further, that Seller shall discourage any Seller Customer from so exercising any such renewal right.

(d)    (i)    Any Assigned Agreements that provide for payment of professional services fees by a Seller Customer to Seller are listed on Schedule 5.11(d) of the Seller Disclosure Letter, which schedule shall set forth with respect to each such Assigned Agreement: (A) the name of the Seller Customer; (B) the date of such agreement; (C) whether such agreement is listed on Schedule 3.2(c) of the Seller Disclosure Letter (each such agreement, a “Required Consent Services Agreement”) and (D) the estimate of the professional services fees that remain to be paid for work remaining to be performed under such agreement as set forth on the applicable statement of work. The total amount of professional services fees that remain to be paid under all of the Assigned

Agreements listed on Schedule 5.11(d) of the Seller Disclosure Letter is herein referred to as the “Total Services Fees,” while the total amount of professional services fees that remain to be paid under all of the Required Consent Services Agreements is herein referred to as the “Total Required Consent Services Fees.” Schedule 5.11(d) shall be updated by Seller at least one Business Day prior to Closing.

(ii)    Seller shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Required Consent Services Agreement to permit the assignment to Buyer or Parent of all such Required Consent Services Agreements (each Required Consent Services Agreement for which Seller obtains the requisite consents, waivers and approvals subsequent to the Closing Date, a “Consented Services Agreement”). In the event that Seller is unable to secure such necessary consents, waivers and approvals as of the Closing Date, then with respect to each such unassigned Required Consent Services Agreement, Seller will (A) subcontract to Parent the right to provide all professional services under such unassigned Required Consent Services Agreement and (B) promptly remit to Parent all payments received by Seller from all such Seller Customers for professional services fees. After the Closing Date, Seller will continue to use commercially reasonable efforts to obtain all consents, waivers and approvals to permit the assignment to Buyer or Parent of each Required Consent Services Agreement that remains unassigned to Parent or Buyer as of the Closing Date.

(iii)    In the event that Seller is able to obtain prior to December 31, 2003 the requisite consents, waivers and approvals under Required Consent Services Agreements to permit the assignment to Buyer or Parent of such Required Consent Services Agreements, then Seller shall be entitled to receive a collection fee from Parent calculated in accordance with the following formula: the product of (A) the product of (1) 0.05 and (2) the Total Required Consent Services Fees as of the Closing Date and (B) the quotient of (1) the portion of the Total Required Consent Services Fees that is attributable to Required Consent Services Agreements that become Consented Services Agreements on or prior to December 31, 2003 and (2) the Total Required Consent Services Fees as of the Closing Date. By way of example, if (1) Total Required Consent Services Fees as of the Closing Date equals $300,000 and (2) the portion of the Total Required Consent Services Fees that is attributable to Required Consent Services Agreements that become Consented Services Agreements on or prior to December 31, 2003 equals $200,000, then Parent would pay to Seller a collection fee of $10,000:

(0.05 * $300,000) * ($200,000 ÷ $300,000) = $10,000

(iv)    In the event that Seller is unable to obtain the necessary consents, waivers and approvals to permit the assignment to Buyer or Parent of any Required Consent Services Agreements, then Seller will not be permitted to renew the term of such Required Consent Services Agreements prior to the expiration of such agreement; provided, however that the foregoing shall not prevent a Seller Customer from exercising any renewal right existing under a Required Consent Services Agreement as of the Agreement Date, provided, further, that Seller shall discourage any Seller Customer from so exercising any such renewal right.

(e)    (i)    In the event that Seller is able to obtain prior to December 31, 2003 (A) the requisite consents, waivers and approvals under Required Consent Maintenance Agreements to permit the assignment to Buyer or Parent of Required Consent Maintenance Agreements representing 5% of Total Maintenance Fees and (B) the requisite consents, waivers and approvals under Required Consent Services Agreements to permit the assignment to Buyer or Parent of Required Consent Services Agreements representing 5% of Total Services Fees, then in the event that the aggregate collection fee that would otherwise be payable by Parent to Seller pursuant to Sections 5.11(c)(iii) and 5.11(d)(iii) is less then $25,000, then the aggregate collection fee to be paid to Seller pursuant to Sections 5.11(c)(iii) and 5.11(d)(iii) will equal $25,000.

(ii)    Parent shall calculate the collection fee, if any, owed to Seller pursuant to Sections 5.11(c)(iii), 5.11(d)(iii) and 5.11(e)(i) by January 31, 2004, and shall report any such amount in writing, together with the data supporting such calculation, to Seller. In the event of any dispute concerning the amount of any collection fee owed to Seller, Seller shall notify Parent in writing (the “Dispute Notice”), setting forth in reasonable detail the basis of the dispute, within 15 days of receiving such calculation. Seller shall have the right, at its expense, to have its independent public accountants audit the books and records of Parent to determine the collection fee, if any, owed to Seller, and Parent will allow Seller access at reasonable times during normal business hours to such books and records and personnel of Parent as is necessary for purposes of conducting such audit. If Seller does not provide Parent with a Dispute Notice within such 15-day period, Seller shall be deemed to have accepted such calculation as correct and final. In the event that any amount of the collection fee is disputed and Seller provides Parent with a Dispute Notice, then Parent and Seller shall confer in good faith for a period of up to 10 days following the delivery of any Dispute Notice concerning the subject matter of the Dispute Notice in an attempt to resolve it. If, after such 10-day period, Parent and Seller cannot resolve such dispute, then Parent and Seller shall resolve all disputes over any collection fee owed to Seller through binding arbitration in the same manner provided for resolution of Contested Claims under Section 7.5(d) of this Agreement. In the event of any such unresolved dispute, Parent will be under no obligation to make any payment of a disputed portion of any collection fee until such dispute is resolved as provided herein.

(iii)    Subject to the final sentence of Section 5.11(e)(ii), any collection fee owed to Seller pursuant to Sections 5.11(c)(iii), 5.11(d)(iii) and 5.11(e)(i) of this Agreement shall be paid to Seller either (i) if Seller does not elect to audit Parent’s calculation of such collection fee, by January 31, 2004 or (ii) if Seller does elect to audit Parent’s calculation of such collection fee, within 5 Business Days of the completion of such audit by Seller and any subsequent good faith conference between the parties regarding the calculation of such collection fee if the parties are able to resolve the subject matter of the Dispute Notice. If any collection fee owed to Seller is determined by binding arbitration as contemplated by Section 5.11(e)(ii) above, then in the event that the Final Award determines that a collection fee is owed to Seller, then such collection fee shall be paid to Seller not later than 5 Business Days following the date of such Final Award.

(f)    To the extent that the Seller (1) is unable to obtain the requisite consents, approvals and waivers under any Required Consent Maintenance Agreement or Required Consent Services Agreement such that it becomes a Consented Maintenance Agreement or Consented Services Agreement, as applicable, and (2) does not have the right to subcontract to Parent the right to provide all maintenance and support or professional services under such unassigned Required Consent Maintenance Agreements or Required Consent Services Agreement, as applicable, and the related Seller Customer does not permit Seller to subcontract to Parent the provision of such services, then Seller will perform any remaining services under such unassigned Required Consent Maintenance Agreement or Required Consent Services Agreement (at Seller’s request, Buyer shall make its employees available to Seller (without cost or expense to Seller) to perform the required work under the applicable Required Consent Maintenance Agreement and Required Consent Services Agreement) and Seller will promptly remit to Parent any payments received by Seller from all such Seller Customers for the provision of such services.

(g)    Seller shall use its best efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, the necessary consents, waivers and approvals to permit the assignment to Buyer or Parent of any real property lease listed on Schedule 3.2(c) to the Seller Disclosure Letter. In connection with such best efforts by Seller, Parent agrees that it will agree to enter into a three-month extension of any such real property lease listed on Schedule 3.2(c) to the Seller Disclosure Letter provided that such extension is on terms reasonably consistent with the terms of the existing lease.

(h)    In the event that Seller is unable to obtain the consent of the party listed on Schedule 5.11(h) of the Seller Disclosure Letter (the “Significant Customer”) to the assignment of the related Assigned Agreements with the Significant Customer (the “Significant Customer Agreements”) to Parent and Buyer prior to the Closing, then Seller agrees that it will not work with the Significant Customer, nor with any employee or Affiliate of the Significant Customer, until such time as either (1) Seller obtains the consent of the Significant Customer to the assignment of the Significant Customer Agreements to Parent and Buyer or (2) the Significant Customer Agreements are amended either (A) on terms that are identical in substance to the current terms of the Significant Customer Agreements except that the exclusive industries/markets set forth in the Significant Customer

Agreements relating primarily or exclusively to the Business will be allocated to Parent and the other exclusive industries/markets will be allocated to Seller or (B) in a manner that is acceptable to Parent.

5.12     Lock-Up of Guaranteed Shares.

(a)    Seller agrees that, following the Closing, it shall not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, including by operation of law or otherwise, any Guaranteed Shares or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Guaranteed Shares, whether any such transaction described in the foregoing clauses is to be settled by delivery of the Guaranteed Shares, in cash or otherwise. The restrictions on transferability of the Guaranteed Shares set forth in the preceding sentence will lapse according to the following schedule:

Lock-Up Period	Transferability of Guaranteed Shares
Period from the Closing Date until the three-month anniversary of the Closing Date	No Guaranteed Shares may be transferred

Period from the three-month anniversary of the Closing Date until the six-month anniversary of the Closing Date	The restrictions on transferability will lapse with respect to an aggregate of one-third of the Guaranteed Shares (rounded up to the nearest whole number)

Period from the six-month anniversary of the Closing Date until the nine-month anniversary of the Closing Date	The restrictions on transferability will lapse with respect to an aggregate of two-thirds of the Guaranteed Shares (rounded up to the nearest whole number)

Beginning after the nine-month anniversary of the Closing Date	The restrictions on transferability will lapse with respect to all of the Guaranteed Shares

In order to enforce the foregoing covenant, Parent may place restrictive legends to such effect on the certificate(s) representing the Guaranteed Shares and shall have the right to impose stop transfer instructions with respect to the Guaranteed Shares. Notwithstanding the foregoing, the restrictions on transferability set forth in this Section 5.12 will not apply to a distribution by Seller of the Guaranteed Shares to holders of Seller Common Stock to the extent such distribution is made pursuant to a declaration, setting aside or payment of a dividend. The Earnout Shares and the Escrow Shares shall not be subject to this Section 5.12.

(b)    Notwithstanding the provisions of Section 5.12(a) above, (A) in the event that the number of shares of Parent Common Stock issued to Seller at the Closing is equal to or greater than 10% of the outstanding Parent Common Stock, such that the Seller shall become a reporting person for purposes of Section 16 under the Exchange Act, then the restrictions on transferability set forth in Section 5.12(a) above will not preclude Seller from selling prior to December 31, 2003 the minimum number of shares of Parent Common Stock necessary such that as a result of the issuance to Seller of any Earnout Shares, Seller would not violate Section 16(b) of the Exchange Act if it were to sell shares of Parent Common Stock immediately following any such issuance of the Earnout Shares (and in the event that such shares of Parent Common Stock have not been issued pursuant to the Permit, Parent will assist Seller (but only to the extent Parent may provide such assistance without being deemed an underwriter, broker or dealer under the Securities Act) in selling such minimum number of shares of Parent Common Stock in a private transaction prior to December 31, 2003); and (B) in the event that the disposition of shares of Parent Common Stock to Parent under Article VII hereof and the Escrow Agreement pursuant to an indemnification obligation would constitute a violation of Section 16 under the Exchange Act, Seller shall have the right to satisfy such indemnification obligation in the form of cash rather than Parent Common Stock to the extent necessary to avoid any such violation.

5.13     Confidentiality.

(a)    The parties acknowledge that Parent and Seller have previously executed that certain Mutual Nondisclosure Agreement, dated as of February 27, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each party hereto agrees that all confidential information of another party that is disclosed to such party in the course of negotiating the transactions contemplated by this Agreement or conducting due diligence in connection herewith will be held in confidence in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, each of the parties may disclose to any and all persons, without limitation of any kind, the U.S. federal Tax treatment and Tax structure of the transaction and all materials of any kind (including opinions or other Tax analyses) that are provided to the parties relating to such Tax treatment and Tax structure. Seller will take all reasonable precautions to prevent any trading in the securities of Parent by officers, directors, employees and agents of Seller, having knowledge of any material information regarding Parent provided hereunder, including, without limitation, the existence of the transactions contemplated by this Agreement until the information in question has been publicly disclosed. Parent will take all reasonable precautions to prevent any trading in the securities of Seller by officers, directors, employees and agents of Parent, having knowledge of any material information regarding Seller provided hereunder, including, without limitation, the existence of the transactions contemplated by this Agreement until the information in question has been publicly disclosed.

(b)    All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of the Seller related to the Business or any of the Purchased Assets, including but not limited to the Software, the Documentation and the Seller Technology Assets (collectively, “Seller Confidential Information”) will be held by Seller in strict confidence and, at all times following the Closing, will not be used or disclosed by Seller to any third party. After the Closing, (i) Seller will continue to hold all Seller Confidential Information that is primarily or exclusively related to the Business or Purchased Assets that Seller is permitted to retain pursuant to Section 5.15 as confidential, will treat such Seller Confidential Information in the same manner that Seller treats its other confidential information and will only use such Seller Confidential Information to enforce its rights and fulfill its obligations under this Agreement, including, without limitation, in connection with the performance of any Assumed Liabilities and Excluded Liabilities and (ii) Buyer and Parent will hold all Seller Confidential Information that does not relate primarily or exclusively to the Business or the Purchased Assets as confidential and will treat such Seller Confidential Information in the same manner that Parent and Buyer treat their other confidential information. It is agreed that Seller Confidential Information will not include information that is now, or later becomes, part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by Seller, Parent or Buyer, or any other information that is used by Seller in any of its other businesses, without violation of Section 5.18.

5.14     Nasdaq Listing.    To the extent required by the rules and regulations of The Nasdaq Stock Market, Parent shall apply to list, and shall use all requisite commercially reasonable efforts to have authorized for listing, on The Nasdaq Stock Market the Shares issuable in connection with the Asset Purchase, subject to official notice of issuance.

5.15     Post-Closing Retention.    Immediately after the Closing, in addition to copies of the Purchased Agreements delivered to Buyer as part of the transactions contemplated by this Agreement, Seller shall deliver to Buyer or destroy copies of any Purchased Assets in Seller’s possession or control that are primarily or exclusively related to the Business, whether such copies are in paper form, on computer media or stored in another form; provided, however, that Seller may retain copies of the Assigned Agreements. Except as otherwise provided in Section 2.2(f) and to the extent lawfully transferrable, all Governmental Permits may be retained by Seller.

5.16     Information Provided.    Each of Seller, Parent and Buyer shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice, the Information Statement or the Seller Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application, the Hearing Notice, the Information Statement and the Seller Proxy Statement. Subject to Section 5.5(c), the Information Statement and the Seller Proxy Statement shall include the unqualified recommendation of the Board of Directors of Seller in favor of adoption of this Agreement and approval of the Asset Purchase and the conclusion of the Board of Directors of Seller that the terms and conditions of this Agreement and the Asset are fair, just, reasonable, equitable, advisable and in the best interests of Seller and its stockholders. Anything to the contrary contained herein notwithstanding, Seller shall not include in the Information Statement or Seller Proxy Statement any information with respect to Parent, Buyer or their Affiliates or associates, without the prior approval of Parent of the form and content of such information; provided, however, that Parent shall not withhold approval of any information required to be included by Applicable Legal Requirements, including any applicable federal and state securities laws, the SEC or the California Commissioner. Each of Seller, Parent and Buyer shall use its reasonable best efforts to cause the information relating to Seller, Parent and Buyer, respectively, included in (i) the Permit Application, the Hearing Notice, and the Information Statement, at the time each is filed with the California Commissioner, and, in the case of the Hearing Notice and Information Statement, at the time each is mailed to the holders of Seller Common Stock, and (ii) the Seller Proxy Statement, at the time it is filed with the SEC, at the time it is mailed to the holders of Seller Common Stock and at the time of the Seller Stockholder Meeting, and in all cases at all times subsequent thereto (through and including the Closing), not to contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall promptly advise Parent, and Parent and Buyer shall promptly advise Seller, in writing if at any time prior to the Closing either Seller, Parent or Buyer shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application, Hearing Notice, the Information Statement and/or the Seller Proxy Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with Applicable Legal Requirements. Each of Seller, Parent and Buyer shall cooperate in (i) filing any such amendment or supplement with the California Commissioner and/or the SEC and/or any other government officials and (ii) delivering any amendment or supplement to holders of Seller Common Stock.

5.17     No Solicitation of Vote by Seller.    Except for the delivery of the Information Statement and Seller Proxy Statement in accordance with the terms hereof, Seller shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, solicit the vote of any holder of Seller Common Stock in connection with the Asset Purchase in violation of any Applicable Legal Requirements, including all applicable federal and state securities laws.

5.18     Non-Compete.    As a material inducement and consideration for Parent and Buyer to enter into this Agreement, for a period from the Closing Date until the third anniversary of the Closing Date (the “Restricted Period”), Seller shall not without the prior written consent of Parent and Buyer, directly or indirectly, sell or otherwise distribute any products or services in the Life Sciences Market, nor shall it cause or permit any third party to do so. Notwithstanding the foregoing, Seller shall not be prohibited from acquiring or owning less than 5% (by voting power) of the outstanding capital stock of any publicly traded company in the Life Sciences Market. In the event of a breach of any of the covenants set forth in this Section 5.18, Seller agrees that the damage to Parent and Buyer would be irreparable and that Parent and Buyer shall be entitled to seek an injunction against the Seller restraining such breach in addition to any other remedies provided by law or equity. In the event that any covenant in this Section 5.18 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority, the parties agree and understand that such covenant shall not be voided but rather shall be construed to impose limitations upon Seller’s activities no greater than allowable under then Applicable Legal Requirements.

5.19    B lue Sky Laws.    Parent shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable to the issuance of the Shares. Seller shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the issuance of the Shares.

5.20     Furnishing of Outstanding Business Proposals.    Prior to or concurrently with the Closing, Seller will furnish Parent and Buyer with copies of all business proposals (including names and status of discussions with prospective customers and strategic partners) that are pending or outstanding with respect to the Business.

5.21     Purchase Price Allocation.    Each party agrees that within 60 days of the Closing, the parties shall mutually agree upon the allocation of the Purchase Price to the Purchased Assets. Each party covenants that it shall not to take any position that varies from or is inconsistent with such allocation in any Tax Return or other filing made by such party with the IRS or with any other Governmental Authority. Nothing contained herein shall impose on either party the duty or obligation to contest any action which the IRS or any other Governmental Authority may take or any adjustment or change in such allocation which the IRS or any other Governmental Authority may make or propose.

5.22     Transfer of Additional Seller Technology.    If, within one (1) year after the Closing, Buyer or Parent identifies in writing to Seller any Seller Technology owned by Seller (other than any Retained Seller Technology Asset) that is not included in the Purchased Assets or licensed to Buyer and Parent under the Software Distribution and License Agreements and that is required to render the representation of Seller set forth in the first sentence of Section 3.8(b) true as of the Closing Date, Seller shall promptly (a) if such Seller Technology was primarily or exclusively used in the Business as of the Closing Date, convey such Seller Technology to Buyer as if such Seller Technology were a Purchased Asset under this Agreement or (b) if such Seller Technology was not primarily or exclusively used in the Business as of the Closing Date, grant Buyer and Parent a license to such Seller Technology on terms and conditions consistent with the terms and conditions of the Software Distribution and License Agreements. Buyer and Parent shall not make any claim for any breach of Seller’s representation contained in the first sentence of Section 3.8(b) unless Seller shall breach its obligations under this Section 5.22.

5.23     Collection of Accounts Receivable.    Seller agrees that it shall forward promptly to Buyer any monies, checks or instruments received by Seller after the Closing with respect to the accounts receivable purchased by Buyer from Seller pursuant to this Agreement. Buyer and Parent agree that they will forward promptly to Seller any monies, checks or instruments received by Buyer or Parent after the Closing with respect to the accounts receivable retained by Seller pursuant to this Agreement.

5.24     Performance of Contractual Obligations.    Seller agrees that, with respect to each Contract listed on Schedule 5.24 of the Seller Disclosure Letter for which Seller will have continuing product delivery obligations subsequent to the Closing Date, it will perform each of the obligations it is required to perform under such Contract if the failure to so perform such obligations could result in a refund of part or all of the fees paid to Seller under such Contract.

5.25     Cooperation with Respect to Unallocated Assets.    Parent, Buyer and Seller agree that with respect to the assets listed on Schedule 5.25 of the Seller Disclosure Letter (the “Unallocated Assets”), the parties will cooperate in good faith subsequent to the Agreement Date to allocate the Unallocated Assets amongst the parties in an equitable manner, and Seller shall update Schedule 5.25 at least two Business Days prior to the Closing Date to reflect such allocation. Seller will permit Parent unrestricted access (to the extent that such access does not unreasonably interfere with Seller’s business operations) to Seller’s offices at 511 Congress Street in Portland, Maine from the Closing Date until the expiration date of the related real property lease to enable Parent to have access to the Unallocated Assets that become Purchased Assets.

ARTICLE 6

TA X MATTERS

6.1     Taxes Relating to Sale of Purchased Assets.    Any transfer, documentary, sales, use, registration, value-added and other similar Taxes directly applicable to the conveyance and transfer from Seller to Buyer of the Purchased Assets shall be paid equally by Seller and Buyer (collectively “Transaction Taxes”). To the extent required by law, Seller shall be responsible for preparing and filing any Tax Return relating to such Transaction Taxes imposed on Seller and shall promptly provide a copy of such Tax Return to Buyer. To the extent required by law, Buyer shall be responsible for preparing and filing any Tax Return relating to such Transaction Taxes imposed on Buyer and shall promptly provide a copy of such Tax Return to Seller. Seller and Buyer each agree to pay and indemnify the other for any Transaction Taxes paid by Seller or Buyer that exceeds 50% of the aggregate amount of Transaction Taxes imposed collectively on Seller and Buyer. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Taxes.

6.2     Property Taxes.    Any property Taxes applicable to the Purchased Assets for a taxable period that includes but does not end on the Closing Date shall be paid by Buyer or Seller, as required by law, and such Taxes shall be apportioned between Buyer and Seller based on the number of days in the portion of the taxable period that ends on the Closing Date (the “Seller Tax Period”) and the number of days in the entire taxable period. Seller shall pay Buyer an amount equal to any such Taxes payable by Buyer which are attributable to the Seller Tax Period, and Buyer shall pay Seller an amount equal to any such Taxes payable by Seller which are not attributable to the Seller Tax Period. Such payments shall be made on or prior to the Closing Date (or thereafter, promptly after request by Buyer or Seller if such Taxes are not identified by Buyer or Seller on or prior to the Closing Date).

6.3     Other Taxes.    Seller will be responsible for and will pay any and all Taxes with respect to the Purchased Assets relating to all periods (or portions thereof) ending on or before the Closing Date, and Buyer will be responsible for and will pay any and all Taxes with respect to the Purchased Assets relating to all periods (or portions thereof) beginning after the Closing Date. On the Closing Date, neither Seller, Parent nor Buyer shall take any action outside the ordinary course of business with respect to the Purchased Assets.

6.4    T reatment of Indemnity Payments.    All payments made by Seller to or for the benefit of Buyer pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

6.5    Coop eration.    To the extent relevant to the Purchased Assets, each party shall (i) provide the other such assistance as may be reasonably requested in connection with the preparation of any Tax Return or the conduct of any audit or examination or other proceeding and (ii) for a period of six years following the Closing retain and provide the other with information that may be relevant to the preparation of a Tax Return, or the conduct of an audit, examination or other proceeding relating to Taxes.

ARTICLE 7

IN DEMNIFICATION

7.1     Survival of Representations and Warranties and Indemnification Obligations and Indemnification Obligations.    All representations and warranties of Seller, Parent and Buyer contained in this Agreement and the indemnification obligations of Seller, Parent and Buyer pursuant to this Article 7 will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the expiration of the Escrow Period; provided, however, that any Indemnified Person shall be entitled to seek recovery (i) until the expiration of the applicable statute of limitations for any claim which seeks recovery of Damages for fraud by Seller, Parent or Buyer, as the case may be and (ii) until the second anniversary of the Closing Date for any claim which seeks recovery of Damages for willful misrepresentation or willful misconduct by Seller, Parent or Buyer, as the case may be. Each of the covenants set forth in Article 5, “Other Covenants and Agreements” and Article 6, “Tax Matters” shall survive the Closing, and all other covenants of the parties shall survive according to their respective terms.

7.2    I ndemnification Obligations of Seller.    Subject to the provisions and limitations set forth in Section 7.4, Seller (the “Seller Indemnifying Person”), will defend, indemnify and hold harmless Parent, Buyer and their respective Affiliates, officers, directors, agents, representatives, stockholders and employees (collectively, the “Parent Indemnified Persons” and each individually, a “Parent Indemnified Person”) from and against Damages directly or indirectly incurred, resulting from or arising out of:

(a)    any inaccuracy, misrepresentation, or default in, or breach of, any of the representations or warranties given or made by Seller in this Agreement, any of the Seller Ancillary Agreements or the Seller Disclosure Letter (including all Schedules thereto);

(b)    any breach of any of the covenants of Seller in this Agreement or the Seller Ancillary Agreements;

(c)    any of the Excluded Assets or any of the Excluded Liabilities;

(d)    the operation of the Business by Seller at any time or times on or before the Closing Date;

(e)    any Liability arising from any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby or any claims asserting that any transaction contemplated hereby constitutes a fraudulent conveyance, a preferential transfer or any claim of a similar nature;

(f)    any Taxes, assessments and other governmental charges of any kind or nature whatsoever, including any withholding, social security or unemployment levies, arising out of the Business through the Closing or payable with respect to Seller or by Seller for the transactions contemplated hereby; and

(g)    any demand, claim, debt, suit, cause of action, arbitration or other proceeding that is made or asserted against Seller (including a warranty claim, a product liability claim or any other claim), including any such action that is made or asserted against Seller by any stockholder of Seller, whether arising before or after the Closing, unless such demand, claim, debt, suit, cause of action, arbitration or other proceeding arises from any Assumed Liability or action taken by Parent or Buyer with respect to the Purchased Assets or the Business after the Closing.

7.3     Indemnification Obligations of Parent.    Subject to the provisions and limitations set forth in Section 7.4, Parent (the “Parent Indemnifying Person”) will defend, indemnify and hold harmless Seller and its Affiliates, officers, directors, agents, representatives, stockholders and employees (collectively, the “Seller Indemnified Persons” and each individually, a “Seller Indemnified Person”) from and against any Damages directly or indirectly incurred, resulting from or arising out of:

(a)    any inaccuracy, misrepresentation, or default in, or breach of, any of the representations or warranties given or made by Parent or Buyer in this Agreement, any of the Buyer Ancillary Agreements or the Parent Disclosure Letter (including all Schedules thereto);

(b)    any breach of the covenants of Parent or Buyer in this Agreement or the Buyer Ancillary Agreements;

(c)    any of the Assumed Liabilities;

(d)    the operation of the Business by Buyer or Parent at any time after the Closing Date, but only to the extent that such Damages do not relate to or involve any breach by Seller of any of the representations or warranties contained in Article 3, “Representations and Warranties of Seller”;

(e)    any Taxes, assessments and other governmental charges of any kind or nature whatsoever, including any withholding, social security or unemployment levies, arising out of the Business after the Closing or payable with respect to Parent or Buyer or the transactions contemplated hereby; and

(f)    any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including a warranty claim, a product liability claim or any other claim) that is made or asserted by any third party that relates to the Purchased Assets and that arises from any act or omission of Parent or Buyer.

7.4    L imitations on Indemnification Obligations.

(a)    From and after the Closing, the sole and exclusive remedy of the Parent Indemnified Persons against the Seller Indemnifying Persons for any Damages directly or indirectly incurred, resulting from or arising out of this Agreement, any of the Buyer Ancillary Agreements or any of the Seller Ancillary Agreements is set forth in this Article 7 and the Escrow Agreement. The Liability of the Seller Indemnifying Persons under Section 7.2(a) of this Agreement shall be limited to recourse to (i) first the Escrow Shares (which shall constitute a partial security for such indemnification obligations) and (ii) if the Escrow Shares are insufficient to satisfy the indemnification obligations of the Seller Indemnifying Persons, then an amount of cash up to an additional $1,000,000 (collectively, the “Indemnification Cap”).

(b)    From and after the Closing, the sole and exclusive remedy of the Seller Indemnified Persons against the Parent Indemnifying Person for any Damages directly or indirectly incurred, resulting from or arising out of this Agreement, any of the Buyer Ancillary Agreements or any of the Seller Ancillary Agreements is set forth in this Article 7. The Liability of the Parent Indemnifying Person under Section 7.3(a) of this Agreement shall be limited to recourse to, at Parent’s option, (i) Parent’s issuance of shares of Parent Common Stock having a maximum aggregate value equal to the total value of the Indemnification Cap or (ii) cash in an aggregate amount equal to the total value of the Indemnification Cap. Any shares issued by Parent pursuant to this Article 7 shall be “Indemnification Shares.” The value of the Indemnification Shares will be determined by utilizing the applicable Parent Average Stock Price.

(c)    Neither Parent Indemnified Persons nor Seller Indemnified Persons, respectively, shall have any right to indemnification under Section 7.2(a) or Section 7.3(a), respectively until such claims, in the aggregate, equal or exceed $100,000 of Damages, in which case, indemnification shall be available for all claims in excess of $100,000.

(d)    Notwithstanding anything contained herein to the contrary, the foregoing limitations on indemnification under this Article 7 shall not apply to any indemnification claim by any Parent Indemnified Person that arises from or as a result of (i) any fraudulent conduct or fraudulent misrepresentation on the part of Seller or its personnel, (ii) any breach by Seller of its representations or warranties contained in Section 3.11 of this Agreement relating to any infringement by Seller of any Intellectual Property Right of any other Person, (iii) any refund or similar payment of the purchase price relating to any products sold by Seller prior to Closing or (iv) any breach by Seller of its representations or warranties contained in Section 3.2(c) of this Agreement. In the event that any Parent Indemnified Person makes any indemnification claim that arises from or as a result of any infringement by Seller of any Intellectual Property Right of any other Person covered by clause (ii) of the preceding sentence, then under such circumstances, and solely for the purposes of any such claims, the Indemnification Cap will be equal to $10.0 million; provided, however, that a Parent Indemnified Person shall only be entitled to seek recovery for any such infringement by Seller of any Intellectual Property Right of any other Person until the second anniversary of the Closing Date. In the event that any Parent Indemnified Person makes any indemnification claim that arises from or as a result of any refund or similar payment covered by clause (iii) of the first sentence of this Section 7.4(d), then Seller will promptly reimburse Parent in cash in the amount of any such refund or similar payment made by Parent to a third party, without regard to the provisions of Section 7.4(c). In the event that any Parent Indemnified Person makes any indemnification claim that arises from or as a result of any refund or similar payment covered by clause (iii) of the first sentence of this Section 7.4(d) or that arises from or as a result of any breach by Seller of its representations or warranties contained in Section 3.2(c) of this Agreement, then under such circumstances, and solely for the purposes of any such claims, the Indemnification Cap will be equal to $5.0 million; provided, further, that with respect to any such indemnification claim made by any Parent Indemnified Person, such Parent Indemnified Person will be entitled to recover for Damages first from the $3.0 million cash portion of the Indemnification Cap, and second, to the extent that such Damages exceed $3.0 million, from the Escrow Shares.

(e)    In no event shall any Indemnified Person (as hereinafter defined) be responsible or liable for any Damages or other amounts under this Article 7 that are (a) consequential damages for lost profits or diminution in the value of property, (b) special or punitive damages or (c) otherwise not actual damages, except (i) with respect to a breach by Seller of the covenants set forth in Section 5.24 or (ii) in the event a court, arbitrator or Governmental Agency requires such Indemnified Party to pay special or punitive damages to a third party. Each Indemnified Person shall (and shall cause its Affiliates to) use reasonable commercial efforts to pursue such material legal rights and remedies available which such Indemnified Person believes in its good faith to be reasonable under the circumstances in order to mitigate the Damages for which indemnification is provided to it under this Article 7; provided, however, that a breach by an Indemnified Person of its obligations under this sentence shall not relieve any Indemnifying Person from any of their respective obligations under this Article 7.

(f)    The amount of Damages recoverable by any Indemnified Person under this Article 7 with respect to an indemnity claim shall be reduced by (i) the amount of any payment received by such Indemnified Person (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier, and (ii) the amount of any Tax benefit actually realized by such Indemnified Person (or an Affiliate thereof) which is attributable to the Damages to which such indemnity claim relates. Each Indemnified Person shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims and Tax benefits to which it may be entitled in connection with any Damages it incurs, and the parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Person (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Person (as hereinafter defined), it shall pay to the Indemnifying Person, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Person under this Article 7 with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Damages with respect to such claim which the Indemnified Person has become entitled to receive under this Article 7.

7.5    I ndemnification Procedures.

(a)    Notice of Claim.    As used herein, “Claim” means a claim for indemnification of any Parent Indemnified Person or Seller Indemnified Person, as applicable (each, an “Indemnified Person”) for Damages under this Article 7. Parent or Seller, as applicable, shall give a written notice of a Claim executed by an officer of Parent or Seller, as applicable (a “Notice of Claim”), whether for its own Damages or for Damages incurred by any other Indemnified Person. Parent or Seller, as applicable, may deliver a Notice of Claim based on, arising from, relating to or caused by: (i) the items specified in Section 7.2 or Section 7.3, as applicable; or (ii) the assertion, whether orally or in writing, against any Indemnified Person of a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person that is based on, arises out of or relates to any item specified in Section 7.2 or Section 7.3, as applicable (in each such case, a “Third-Party Claim”). No delay on the part of Parent or Seller, as applicable, in giving Seller or Parent, respectively, a Notice of Claim shall relieve any Indemnifying Person from any of their respective obligations under this Article 7 unless (and then only to the extent) that the Indemnifying Person is materially prejudiced thereby. Each Notice of Claim shall be delivered no later than the expiration of the Escrow Period, and if delivered by such date, such Claim shall survive the expiration of the Escrow Period until final resolution thereof.

(b)    Contents of Notice of Claim.    Each Notice of Claim by Parent or Seller, as applicable, given pursuant to Section 7.5(a) shall contain the following information:

(i)    that the Indemnified Person has incurred, paid or accrued (in accordance with GAAP) or, in good faith, believes it shall have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim); and

(ii)    a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Person), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Person’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Indemnified Person) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated Liability, and the specific nature of the breach to which such item is related.

(c)    Defense of Third-Party Claims.

(i)    The Parent Indemnifying Person or the Seller Indemnifying Person (each, an “Indemnifying Person”), as applicable, shall be entitled, at its expense, to participate in the defense of any Third-Party Claim and to receive copies of all pleadings, notices and communications with respect to any Third-Party Claim (to the extent that such participation and receipt of documents by the Indemnifying Person does not affect any privilege relating to the Indemnified Person) and, at its option (subject to the limitations set forth in this Section 7.5(c)), shall be entitled to assume control of such defense.

(ii)    Notwithstanding the foregoing, the Indemnifying Person shall not have the right to assume control (or the Indemnified Person shall have the right to take back control, as the case may be) of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Person if the Third-Party Claim which the Indemnifying Person seeks to assume control (A) seeks only non-monetary relief or (B) involves criminal or quasi-criminal allegations.

(iii)    If, pursuant to the terms of this Section 7.5(c), the Indemnifying Person is permitted to assume control of the defense of a Third-Party Claim and elects to do so, the Indemnified Person shall be entitled to receive copies of all pleadings, notices and communications with respect thereto (to the extent that such participation and receipt of documents by the Indemnified Person does not affect any privilege relating to the Indemnifying Person) and shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in any such action and to participate in the defense thereof, but the fees and expenses of counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (A) the employment and payment of the Indemnified Person’s counsel has been specifically authorized by the Indemnifying Person in writing or (B) the Indemnified Person has been advised in writing by its counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Person and the Indemnifying Person. If the Indemnifying Person controls the defense of a Third-Party Claim in accordance with Section 7.5(c)(i) and Section 7.5(c)(ii), then the Indemnifying Person shall not enter into any settlement of such Third-Party Claim or cease to defend such Third-Party Claim without obtaining the prior written consent of the Indemnified Person if, pursuant to or as a result of such settlement or cessation, (A) any injunction or other equitable relief shall be imposed against the Indemnified Person or (B) the Indemnified Person shall not be expressly and unconditionally released, with prejudice, from any and all Liabilities with respect to such Third-Party Claim and all other claims arising out of the same or similar facts and circumstances.

(iv)    If, pursuant to this Section 7.5(c), the Indemnifying Person is not permitted to assume control of the defense of a Third-Party Claim or does not elect to do so, then the Indemnified Person shall control such defense and the costs and expenses incurred by the Indemnified Person in connection with such defense (including reasonable attorney’s fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which the Indemnified Person may seek indemnification pursuant to a Claim made by such Indemnified Person hereunder. No Indemnified Person shall enter into any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld or delayed); provided, however, that if the Indemnifying Person shall have consented in writing to any such settlement (or a portion thereof if such settlement also relates to a matter or matters for which indemnification is not provided hereunder) then the Indemnifying Person shall have no power or authority to object to any Claim by any Indemnified Person for indemnification under Section 7.2 or Section 7.3 for the amount of such settlement and the Indemnifying Person shall remain responsible for indemnifying the Indemnified Persons for all Damages incurred, resulting from, arising out of or caused by the Third-Party Claim to the fullest extent provided in this Article 7.

(d)    Resolution of Notice of Claim.    Any Notice of Claim delivered by Parent or the Seller, as applicable, shall be resolved as follows:

(i)    Uncontested Claims.    If, within 20 days after a Notice of Claim is received, Parent or Seller, as applicable, does not contest such Notice of Claim in writing to Seller or Parent, respectively, then Parent or Seller, as applicable, shall be conclusively deemed to have consented, on behalf of the Parent Indemnifying Person or the Seller Indemnifying Person, as applicable, to the recovery by the Seller Indemnified Person or the Parent Indemnified Person, as applicable, of the full amount of the Claim specified in the Notice of Claim, including, in the case of a Claim made by a Parent Indemnified Person, the forfeiture of the Escrow Shares (as provided in Section 7.3) and, without further notice, to have stipulated to the entry of a final judgment for damages against the Parent Indemnifying Person or the Seller Indemnifying Person, as applicable, for such amount in any court having jurisdiction over the matter where venue is proper.

(ii)    Contested Claims.    If, within 20 days after a Notice of Claim is received, Parent or Seller, as applicable, contests such Notice of Claim in writing to Seller or Parent, respectively (a “Contested Claim”), then such Contested Claim shall be resolved by either (A) a written settlement agreement executed by Parent and Seller or (B) in the absence of such a written settlement agreement, by binding arbitration between Parent and Seller in accordance with the terms and provisions of Section 10.1.

7.6     Survival of Claims.    Notwithstanding anything contained herein to the contrary, if, before the applicable survival date specified in Section 7.1 or the expiration of the applicable statute of limitations with respect to fraud, willful misrepresentation or willful misconduct as provided in Section 7.1, as applicable, an Indemnified Person sustains Damages and issues a Notice of Claim with respect to an inaccuracy, misrepresentation or default in, or breach of, any representation or warranty or other claim hereunder, then the Indemnified Person’s rights hereunder shall survive any expiration of such representation or warranty or indemnification obligation with respect to the matter claimed.

ARTICLE 8

C ONDITIONS TO CLOSING

8.1     Conditions to Obligations of Seller.    Seller’s obligations to consummate the sale, transfer and delivery of the Purchased Assets to Buyer and the other transactions contemplated hereby are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Seller in writing):

(a)    Accuracy of Representations and Warranties.    The representations and warranties of Parent and Buyer set forth in Article 4, “Representations and Warranties of Parent and Buyer,” (i) that are qualified as to materiality or Material Adverse Effect will be true and correct and (ii) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct and (ii) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Seller will have received a certificate to such effect executed by a duly authorized officer of Parent; provided, however, that if any representation or warranty is true and correct as provided in the foregoing clause on the date of this Agreement, but such representation or warranty ceases to be so true and correct thereafter and (A) Parent or Buyer notifies Seller in reasonable detail of the facts and circumstances as a result of which such representation or warranty ceases to be true and correct in all material respects and (B) the ceasing of such representation or warranty to be so true and correct does not have or represent a Material Adverse Effect with respect Parent or Buyer, then for purposes of this Section 8.1(a) only (and not for purposes of any other Section or Article hereunder, including Article 7, “Indemnification”), such representation or warranty shall be deemed to be so true and correct as of the Closing Date.

(b)    Covenants.    Each of Parent and Buyer will have performed and complied in all material respects with all of its covenants contained in Article 5, “Covenants and Other Agreements” on or before the Closing (to the extent that such covenants require performance by Parent or Buyer on or before the Closing), and at the Closing Seller will have received a certificate to such effect signed by a duly authorized officer of Parent.

(c)    No Material Adverse Change.    Since the date of this Agreement, there shall have been no Material Adverse Change in Parent, and at the Closing, Seller shall have received a certificate to such effect executed by a duly authorized officer of Parent.

(d)    Compliance with Law; No Legal Restraints; No Litigation.    There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the material transactions contemplated by this Agreement, any Buyer Ancillary Agreement or any Seller Ancillary Agreement. No litigation or proceeding will be pending for the purpose or with the probable effect of enjoining or preventing the consummation the material transactions contemplated hereby.

(e)    Seller Stockholder Approval.    Each of this Agreement, the Seller Ancillary Agreements, and the Asset Purchase, shall have been approved and adopted by the Requisite Stockholder Approval.

(f)    Securities Exemptions.    In the event that the Shares become issuable pursuant to Section 5.3(c) of this Agreement, then such issuance of the Shares by Parent to Seller pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and shall be made in compliance with Applicable Legal Requirements.

(g)    Other Deliveries.    Buyer will have made the other deliveries required by Section 2.10.

8.2    C onditions to Obligations of Parent and Buyer.    Parent’s and Buyer’s obligations to consummate the purchase of the Purchased Assets from Seller and the other transactions contemplated hereby are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent or Buyer, as applicable, in writing):

(a)    Accuracy of Representations and Warranties.  The representations and warranties of Seller set forth in Article 3, “Representations and Warranties of Seller,” (i) that are qualified as to materiality or Material Adverse Effect will be true and correct and (ii) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct and (ii) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Buyer will have received a certificate to such effect executed by an authorized officer of Seller; provided, however, that if any representation or warranty is true and correct as provided in the foregoing clause on the date of this Agreement, but such representation or warranty ceases to be so true and correct thereafter and (A) Seller notifies Parent and Buyer in reasonable detail of the facts and circumstances as a result of which such representation or warranty ceases to be true and correct in all material respects and (B) the ceasing of such representation or warranty to be so true and correct does not have or represent a Material Adverse Effect with respect the Business or the Purchased Assets, then for purposes of this Section 8.2(a) only (and not for purposes of any other Section or Article hereunder, including Article 7, “Indemnification”), such representation or warranty shall be deemed to be so true and correct as of the Closing Date.

(b)    Covenants.    Seller will have performed and complied in all material respects with all of its covenants contained in Article 5, “Covenants and Other Agreements,” on or before the Closing (to the extent that such covenants require performance by Seller on or before the Closing), and at the Closing Buyer will have received a certificate to such effect signed by an authorized officer of Seller.

(c)    No Material Adverse Change.    There will not have been any Material Adverse Change in the Purchased Assets or the Business, and at the Closing, Buyer will have received a certificate to such effect signed by an authorized officer of Seller.

(d)    Compliance with Law; No Legal Restraints; No Litigation.    There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the material transactions contemplated by this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement. No litigation or proceeding will be pending for the purpose or with the probable effect of enjoining or preventing the consummation the material transactions contemplated hereby or that could be reasonably expected to have a Material Adverse Effect on the Purchased Assets or the Business.

(e)    Requisite Approvals.    Each of this Agreement and the Asset Purchase shall have been approved and adopted by the Requisite Stockholder Approval. All covenants by which Seller is bound, which covenants, if not waived, would be breached by Seller as a result of the transactions contemplated by this Agreement, shall have been validly waived pursuant to the provisions of thereof.

(f)    Acceptance of Offers of Employment.    At least 90% of the Selected Employees shall have accepted Buyer’s or Parent’s offers of employment in a writing signed by them on terms satisfactory to Buyer; provided, however, that if a Selected Employee refuses to accept Buyer’s or Parent’s offer of employment because the terms of such offer include either (i) compensation that is materially less than the Selected Employee’s current rate of compensation or (ii) benefits that are not substantially similar to the benefits provided by Parent to its other employees holding a similar position to that offered to such Selected Employee, then such Selected Employee will not be counted for purposes of this Section 8.2(f) when calculating the percentage of Selected Employees that have accepted Buyer’s offers of employment.

(g)    Securities Exemptions.    In the event that the Shares become issuable pursuant to Section 5.3(c) of this Agreement, then such issuance of the Shares by Parent to Seller pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and shall be made in compliance with Applicable Legal Requirements.

(h)    Certificate as to Accounts Receivable and Deferred Revenue.    Seller shall have provided a certificate, in form and substance reasonably satisfactory to Parent, signed by the Chief Financial Officer of Seller, derived from and in accordance with the books and records of Seller, setting forth and certifying (i) the Accounts Receivable (together with the aging thereof by customer) as of the Closing Date and (ii) the Deferred Revenue by customer, in both cases with such other information as may be reasonably requested by Parent.

(i)    Other Deliveries.    Seller will have made the other deliveries required by Section 2.9.

ARTICLE 9

TERMINATION OF AGREEMENT

9.1     Termination by Mutual Consent.    This Agreement may be terminated at any time before the Closing by the mutual written consent of Parent and Seller.

9.2     Unilateral Termination.

(a)    Either Parent or Seller, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

(b)    Either Parent or Seller, by giving written notice to the other, may terminate this Agreement if the Closing shall not have occurred by 5 p.m. Pacific Time on November 30, 2003 (the “Termination Date”);

provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 8, “Conditions to Closing” or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

(c)    Seller may terminate this Agreement at any time before the Closing (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Buyer set forth in this Agreement or any Buyer Ancillary Agreement, or if any representation or warranty of Parent or Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.1(a) or Section 8.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or (ii) if the condition in Section 8.1(c) would not be satisfied at any time before the Closing, provided that if such inaccuracy in Parent’s or Buyer’s representations and warranties or breach by Parent or Buyer or the Material Adverse Change to Parent is curable by Parent, then Seller may not terminate this Agreement under this Section 9.2(c) for 15 days after delivery of written notice from Seller to Parent of such breach or Material Adverse Change to Parent, provided Parent continues to exercise reasonable efforts to cure such breach or Material Adverse Change to Parent (it being understood that Seller may not terminate this Agreement pursuant to this Section 9.2(c) if such breach by Parent or Buyer or Material Adverse Change to Parent is cured during such 15-day period, or if Seller shall have materially breached this Agreement).

(d)    Parent may terminate this Agreement at any time before the Closing (i) upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement or any Seller Ancillary Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or (ii) if the condition in Section 8.2(c) would not be satisfied at any time before the Closing, provided that if such inaccuracy in Seller’s representations and warranties or breach by Seller or the Material Adverse Change to the Purchased Assets or the Business is curable by Seller, then Parent may not terminate this Agreement under this Section 9.2(d) for 15 days after delivery of written notice from Parent to Seller of such breach or Material Adverse Change to the Purchased Assets or the Business, provided Seller continues to exercise reasonable efforts to cure such breach or Material Adverse Change to the Purchased Assets or the Business (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.2(d) if such breach by Seller or Material Adverse Change to the Purchased Assets or the Business is cured during such 15-day period, or if Parent shall have materially breached this Agreement).

(e)    Either Seller or Parent, by given written notice to the other, may terminate this Agreement if this Agreement and the Asset Purchase are not approved and adopted by the Requisite Stockholder Approval at a meeting of Seller stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.2(e) shall not be available to Seller where the failure to obtain the approval of Seller’s stockholders shall have been caused by the action or failure to act of Seller and such action or failure to act constitutes a material breach by Seller of this Agreement.

(f)    Parent may terminate this Agreement at any time before the Closing if a Triggering Event shall have occurred. For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Seller or any committee thereof shall for any reason have withdrawn or shall have amended or modified its recommendation in favor of the Seller stockholders approving the Agreement and the Asset Purchase; or (ii) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Alternative Proposal.

9.3     Notice of Termination; Effect of Termination.    Any proper termination of this Agreement under Section 9.1 or Section 9.2 shall be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or, if all of the conditions therefor are satisfied, upon the expiration of any relevant cure period provided for in the relevant paragraphs of Section 9.1 or Section 9.2). In the event of the termination of this Agreement as provided in Section 9.1 or Section 9.2, this Agreement shall be of no further force or effect, except (i) as set forth in Section 9.4 and Article 10, “General Provisions,” each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from Liability for any willful breach of any covenant of this Agreement or for any intentional or willful act or omission by a party which renders any representations or warranties of such party untrue.

9.4    F ees.

(a)    In the event that this Agreement is terminated by Parent pursuant to Section 9.2(f), Seller shall promptly, but in no event later than ten Business Days after the date of such termination, pay Parent a fee in cash equal to $800,000 (which is equal to 4% of the guaranteed Purchase Price payable under this Agreement) in immediately available funds (the “Seller Termination Fee”).

(b)    In the event that this Agreement is terminated by Parent or Seller, as applicable, pursuant to clause (i) of the initial sentence of Section 9.2(c) or clause (i) of the initial sentence of Section 9.2(d), then if such termination is caused by the willful breach of any representation, warranty or covenant by the non-terminating party, the non-terminating party shall promptly, but in no event later than ten Business Days after the date of such termination, pay the terminating party a fee in cash equal to $800,000 (which is equal to 4% of the guaranteed Purchase Price payable under this Agreement) in immediately available funds (the “Breach Termination Fee”).

(c)    Seller and Parent acknowledge that the agreements contained in this Section 9.4(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Seller nor Parent would enter into this Agreement. Accordingly, if either Seller or Parent fails to pay in a timely manner the amounts due pursuant to this Section 9.4, and, in order to obtain such payment, Seller or Parent makes a claim that results in a judgment against the other party for the amounts set forth in this Section 9.4, the paying party shall pay to the receiving party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.4 at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.4 shall not be in lieu of, and shall not limit any claim for, damages incurred in the event of fraud or willful breach of this Agreement.

9.5     Liquidated Damages.    The Seller Termination Fee or the Breach Termination Fee when paid to the receiving party in the manner herein provided shall constitute liquidated damages to the receiving party and the paying party shall have no further liability in respect thereof, except with respect to fraud or willful breach of this Agreement. The parties agree that such damages are difficult to estimate and that such amounts are reasonable approximations of actual damages.

ARTICLE 10

GENERAL PROVISIONS

10.1     Dispute Resolution.    Any Contested Claim shall be settled by arbitration in (i) Santa Clara County, California with respect to any Claim made by Seller and (ii) in New York, New York, with respect to any Claim made by Parent or Buyer, and, except as herein specifically stated, in accordance with the commercial arbitration rules (the “AAA Rules”) of the American Arbitration Association or its successor (“AAA”) then in effect. In the event AAA ceases to provide arbitration service, then the term “AAA” shall thereafter mean and refer to J.A.M.S./ENDISPUTE (“J.A.M.S.”), and the arbitration will be conducted in accordance with the provisions of J.A.M.S.’ Streamlined Arbitration Rules and Procedures (with the term “AAA Rules” thereafter meaning and referring to J.A.M.S.’ Streamlined Arbitration Rules and Procedures). However, in all events, the arbitration provisions of this Section 10.1 shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim.

(a)    Compensation of Arbitrator.    Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the AAA, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(b)    Selection of Arbitrator.    The AAA will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Delaware contract law; provided, however, that (i) such lawyers cannot work for a firm then performing services for either party, (ii) each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and (iii) the AAA will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the AAA (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the AAA the person who will act as the arbitrator.

(c)    Payment of Costs.    The parties will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

(d)    Burden of Proof.    For any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

(e)    Award.    Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and shall deliver such documents to Parent and Seller, together with a signed copy of the Final Award. The Final Award shall constitute a conclusive determination of all issues in question, binding upon the Indemnified Persons, the Indemnifying Persons and Seller, and shall include an affirmative statement to such effect. To the extent that the Final Award determines that an Indemnified Person has actually incurred Damages in connection with the Contested Claim through the date of the Final Award (“Incurred Damages”), the Final Award shall set forth and award to the Indemnified Person the amount of such Incurred Damages. Awards of Damages shall be subject to Section 7.4.

(f)    Terms of Arbitration.    The arbitrator chosen in accordance with this Section 10.1 will not have the power to alter, amend or otherwise affect the provisions of this Agreement, including the terms of these arbitration provisions.

(g)    Exclusive Remedy.    Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Contested Claim arising out of this Agreement.

10.2     Expenses.    Except as provided in Section 5.3(d), Article 6 and Section 10.1 with regard to fees and expenses in connection with the respective matters set forth therein, each party hereto will bear, pay and be responsible for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by it in connection with this Agreement and the transactions contemplated hereby.

10.3     Notices.    All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile (with receipt confirmed), five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in writing in accordance with this Section 10.3.

To Parent and Buyer:

Neoforma, Inc.

3061 Zanker Road

San Jose, California, 95134

Attention: General Counsel

Facsimile: 408-468-4040

with a copy to:

Fenwick & West LLP

275 Battery Street, Suite 1500

San Francisco, California 94111

Attention: David Michaels

Facsimile: (415) 281-1350

To Seller:

I-many, Inc.

399 Thornall Street, 12th Floor

Edison, New Jersey 08837

Attention: President

Facsimile: 732-452-1511

with a copy to:

Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Jeffrey Stein

Facsimile: (617) 526-5000

10.4     Headings.    The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.5     Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.6     Entire Agreement.    This Agreement (including all Schedules and exhibits attached hereto), the Seller Ancillary Agreements, the Buyer Ancillary Agreements, the Seller Disclosure Letter (including all Schedules thereto) and the Parent Disclosure Letter (including all Schedules thereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.7     Assignment.    This Agreement may not be assigned by any party hereto without the prior written consent of the other party and any purported assignment without such consent will be void. No such assignment by Parent or Buyer shall relieve Parent or Buyer of any of its respective obligations under this Agreement.

10.8     No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of the Indemnified Persons under Article 7.

10.9     Amendment; Waiver.    This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Waiver of any term or condition of this Agreement will only be effective if and to the extent documented in a writing signed by the party making or granting such waiver and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to enforce any provision hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.10     Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

10.11     Construction of Agreement.    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, such reference shall be to an Article of this Agreement. This Agreement has been negotiated by Parent, Buyer and Seller and their attorneys and the language hereof will not be construed for or against either party. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” Each reference herein to a law, statute, regulation, document or agreement will be deemed in each case to include all amendments thereto.

10.12     Attorneys’ Fees.    Except as otherwise provided herein, should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.13     Specific Performance.    Parent, Buyer and Seller each acknowledge that, in view of the uniqueness of the Purchased Assets, the Business and the transactions contemplated by this Agreement, the Seller Ancillary Agreements and the Buyer Ancillary Agreements, a party would not have an adequate remedy at law for money damages if this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement is not performed in accordance with its respective terms. Each party to this Agreement therefore agrees that the other party hereto shall be entitled to seek specific enforcement of the terms of this Agreement, any Seller Ancillary Agreement and any Buyer Ancillary Agreement in addition to any other remedy to which it may be entitled, at law or in equity.

10.14     Passage of Title and Risk of Loss.    Legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof (in the case of tangible assets) is delivered to Buyer.

10.15     Governing Law; Forum.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to laws concerning choice of law or conflicts of law. Subject to Section 10.1, all disputes arising out of this Agreement or the obligations of the parties hereunder, including disputes that may arise following termination of this Agreement, shall be subject to the exclusive jurisdiction and venue of the Delaware State courts (or, if there is federal jurisdiction, then the exclusive jurisdiction of the United States District Court for the District of Delaware). EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE PERSONAL AND EXCLUSIVE JURISDICTION AND VENUE OF SAID COURTS AND WAIVES TRIAL BY JURY AND ANY

OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

I-MANY, INC.		NEOFORMA, INC.

By:	/s/ A. Leigh Powell	By:	/s/ Daniel A. Eckert
Name: Title:	A. Leigh Powell President and Chief Executive Officer	Name: Title:	Daniel A. Eckert President and COO

NEOCARS CORPORATION

By:	/s/ Daniel A. Eckert
Name: Title:	Daniel A. Eckert President and COO

EARNOUT SCHEDULE

1.    Certain Definitions.    As used in this Exhibit, the following terms have the meanings set forth below. Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in that certain Asset Purchase Agreement (the “Agreement”), dated July 18, 2003, by and among Neoforma, Inc., a Delaware corporation (“Parent”), Neocars Corporation, a Delaware corporation that is a wholly-owned subsidiary of Parent, and I-many, Inc., a Delaware corporation (“Seller”).

“Earnout Period” means (i) if the Closing Date is on or before September 15, 2003, the period from the Closing Date through and including December 31, 2003, (ii) if the Closing Date is after September 15, 2003 but on or before September 30, 2003, the period from October 1, 2003 through and including March 31, 2004 and (iii) if the Closing Date is after September 30, 2003, the period from the Closing Date through and including March 31, 2004.

“First Tier Earnout Shares” means the number of shares of Parent Common Stock (rounded down to the nearest whole number) calculated by dividing $3.0 million by the Parent Average Stock Price.

“First Tier Revenue Target” means, with respect to each applicable Closing Date set forth below (each, an “Applicable Closing Date”), Seller Revenue as set forth below:

Applicable Closing Date	Seller Revenue
Before September 1, 2003	$12,730,845 plus Third Quarter Pro Rata Maintenance Revenue
On or after September 1, 2003 but on or before September 15, 2003	$11,734,845 plus Third Quarter Pro Rata Maintenance Revenue
After September 15, 2003 but on or before December 1, 2003	$12,585,915 plus Fourth Quarter Pro Rata Maintenance Revenue, if any
After December 1, 2003	$11,469,915 plus Fourth Quarter Pro Rata Maintenance Revenue.

“Fourth Quarter Pro Rata Maintenance Revenue” means, if the Closing Date occurs on or after October 1, 2003, the product obtained by multiplying (i) $2,170,845 by (ii) the quotient obtained by dividing (a) the total number of calendar days in the period from the Closing Date through and including December 31, 2003 by (b) the total number of calendar days in the period from October 1, 2003 through and including December 31, 2003.

“Second Tier Earnout Shares” means the number of shares of Parent Common Stock (rounded down to the nearest whole number) calculated by dividing $5.0 million by the Parent Average Stock Price.

“Second Tier Revenue Target” means, with respect to each Applicable Closing Date, Seller Revenue as set forth below:

Applicable Closing Date	Seller Revenue
Before September 1, 2003	$15,277,014 plus 120% of the Third Quarter Pro Rata Maintenance Revenue
On or after September 1, 2003 but on or before September 15, 2003	$14,081,814 plus 120% of the Third Quarter Pro Rata Maintenance Revenue
After September 15, 2003 but on or before December 1, 2003	$15,103,098 plus 120% of the Fourth Quarter Pro Rata Maintenance Revenue, if any
After December 1, 2003	$13,763,898 plus 120% of the Fourth Quarter Pro Rata Maintenance Revenue

“Seller Revenue” means consolidated revenue earned by Parent subsequent to the Closing that is directly attributable to fees from (i) the license or sale of software products relating to the Business and (ii) maintenance services directly related to such software products less any collection fees paid to Seller pursuant to Section 5.11(c)(iii), in each case, that would have been recognizable during the Earnout Period by Seller in accordance with GAAP and consistent with the historical recognition of such revenue by Seller.

“Third Quarter Pro Rata Maintenance Revenue” means, in the event the Closing Date is on or before September 15, 2003, the product obtained by multiplying (i) $1,950,378 by (ii) the quotient obtained by dividing (a) the total number of calendar days in the period from the Closing Date through and including September 30, 2003 by (b) the total number of days in the period from July 1, 2003 through and including September 30, 2003.

2.    Calculation of Seller Revenue.

Parent shall calculate Seller Revenue within 60 days of the end of the Earnout Period, and shall report such amount in writing, together with the data supporting such calculation, to Seller. In the event of any dispute concerning the amount of Seller Revenue, Seller shall notify Parent in writing (the “Dispute Notice”), setting forth in reasonable detail the basis of the dispute, within 30 days of receiving such calculation. Seller shall have the right, at its expense, to have its independent public accountants audit the books and records of Parent to determine the Seller Revenue for the Earnout Period, and Parent will allow Seller access at reasonable times during normal business hours to such books and records and personnel of Parent as is necessary for purposes of conducting such audit. If Seller does not provide Parent with a Dispute Notice within such 30-day period, Seller shall be deemed to have accepted such calculation as correct and final. In the event that any amount of Seller Revenue is disputed and Seller provides Parent with a Dispute Notice, then Parent and Seller shall confer in good faith for a period of up to 10 days following the delivery of any Dispute Notice concerning the subject matter of the Dispute Notice in an attempt to resolve it. If, after such 10-day period, Parent and Seller cannot resolve such dispute, then Parent and Seller shall resolve all disputes over Seller Revenue through binding arbitration in the same manner provided for resolution of Contested Claims under Section 7.5(d) of the Agreement. In the event of any such unresolved dispute, Parent will be under no obligation to make any payment of a disputed portion of the Earnout Shares until such dispute is resolved as provided herein.

3.    Issuance of Earnout Shares.

(a)    With respect to the Applicable Closing Date, the issuance of Earnout Shares, if any, shall be determined as follows:

(i)    If Seller Revenue for the Earnout Period, as finally determined pursuant to Section 2 above, does not equal or exceed the First Tier Revenue Target, Parent shall not issue any Earnout Shares to Seller.

(ii)    If Seller Revenue for the Earnout Period, as finally determined pursuant to Section 2 above, equals or exceeds the First Tier Revenue Target but does not equal or exceed the Second Tier Revenue Target, Parent shall issue the First Tier Earnout Shares to Seller.

(iii)    If Seller Revenue for the Earnout Period, as finally determined pursuant to Section 2 above, equals or exceeds the Second Tier Revenue Target, Parent shall issue the Second Tier Earnout Shares to Seller.

(b)    Notwithstanding the foregoing, if, prior to the termination of the Earnout Period, Parent consummates a transaction that would effect a change in control of the business of Parent (whether by merger, consolidation, sale of assets or otherwise), then the number of Earnout Shares Parent will issue to Seller (rounded down to the nearest whole number) will be determined according to the following formula: the quotient obtained by dividing (i) the product obtained by multiplying (A) the quotient obtained by dividing (1) the sum of (x) the amount of

Seller Revenue that was generated prior to the change of control of Parent and (y) 50% of the difference between the applicable Second Tier Revenue Target and the amount of Seller Revenue that was generated prior to the change of control of Parent, by (2) the applicable Second Tier Revenue Target by (B) $5.0 million by (ii) the Parent Average Stock Price.

By way of example only, if Seller Revenue equaled $8.0 million prior to the change of control of Parent and the Parent Average Stock Price equaled $10.00, then the number of Earnout Shares Parent would issue to Seller would be calculated as follows:

$8.0 million + 0.5(Applicable Second Tier Revenue Target-$8.0 million)	($5.0 million)

Applicable Second Tier Revenue Target

$10.00

Such Earnout Shares shall be issued to Seller immediately prior to the consummation of such transaction. All other Earnout Shares shall be issued, if at all, in accordance with this Earnout Schedule.

4.    Timing of Issuance of Earnout Shares.    Subject to the final sentence of Section 2, any Earnout Shares issuable hereunder shall be issued to Seller either (i) if Seller does not elect to audit Parent’s calculation of Seller Revenue, within 60 days of the end of the Earnout Period or (ii) if Seller does elect to audit Parent’s calculation of Seller Revenue, within 5 Business Days of the completion of such audit by Seller and any subsequent good faith conference between the parties regarding the calculation of Seller Revenue if the parties are able to resolve the subject matter of the Dispute Notice. If Seller Revenue is determined by binding arbitration as contemplated by Section 2 above, then in the event that the Final Award determines that Seller Revenue equaled or exceeded the First Tier Revenue Target or the Second Tier Revenue Target, as applicable, then the Earnout Shares that shall be issuable as provided in Section 3 above shall be issued to Seller not later than 5 Business Days following the date of such Final Award.

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of September 3, 2003 by and among Neoforma, Inc., a Delaware corporation (“Parent”), Neocars Corporation, a Delaware corporation that is a wholly-owned subsidiary of Parent (“Buyer”), and I-many, Inc., a Delaware corporation (“Seller”).

RECITALS

A.    Parent, Buyer and Seller are parties to a certain Asset Purchase Agreement dated as of July 18, 2003 (the “Agreement”).

B.    Parent, Buyer and Seller desire to amend the Agreement in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereby agree as follows:

1.    Capitalized terms used herein and not defined herein shall have the meaning given to them in the Agreement.

2.    Exhibit B attached to the Agreement is hereby deleted and Exhibit B attached hereto is substituted therefor.

3.    Section 1.1 of the Agreement is hereby amended to add or to amend the following defined terms, which defined terms shall be inserted in their appropriate alphabetical order:

“Escrow Cash” has the meaning set forth in Section 2.7.

“Escrow Period” means (i) with respect to the Escrow Shares, a period beginning on the Closing Date and ending on the first anniversary of the Closing Date, and (ii) with respect to the Escrow Cash, the earlier of (A) a period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date and (B) a period beginning on the Closing Date and ending on the termination date of the Maintenance Services Agreement between the Seller and the Excepted Customer, which is substantially in the form attached as Exhibit D to the Excepted Customer Software License Agreement. Parent shall deliver written notice of such termination to Seller and the Escrow Agent within 10 Business Days of the termination or, if earlier, within 10 Business Days following Parent’s receipt from the Excepted Customer of its written notice of termination of the Maintenance Services Agreement.

“Excepted Customer” means the customer under the Excepted Customer Software License Agreement.

“Excepted Customer Professional Services Agreement” means that certain Consulting and Professional Services Agreement by and between Seller and the Excepted Customer.

“Excepted Customer Software License Agreement” means that certain Software License Agreement by and between Seller and the Excepted Customer, a copy of which is attached to this Amendment as Schedule 1.1.”

“Parent Party” has the meaning set forth in Section 7.2(h)(1).

“Section 11B” has the meaning set forth in Section 7.2(h).

“Section 15B” has the meaning set forth in Section 7.2(h).

4.    The initial paragraph of Section 2.7 and Section 2.7(a) of the Agreement are hereby amended in their entirety to read as follows:

“2.7    Purchase Price and Escrow.    In consideration of the sale, assignment, transfer and conveyance of all the Purchased Assets (free and clear of all Encumbrances) to Buyer at the Closing, Buyer shall (i) pay Seller $10.0 million in cash, of which $760,000 will be deposited in an account with the Escrow Agent (the “Escrow Cash”), and (ii) issue to Seller shares of Parent Common Stock (collectively, the “Purchase Price”). The Escrow Agent will hold the Escrow Cash as collateral and partial security for Seller’s indemnification obligations under Section 7.2(h) and Section 7.2(i) hereunder for the applicable Escrow Period and will release amounts in accordance with the Escrow Agreement and Article 7, “Indemnification.” The shares of Parent Common Stock shall be issued in the following amount and manner:

(a)    At the Closing, Buyer shall issue such number of shares of Parent Common Stock as shall be equal to the quotient (rounded to the nearest whole number) of (A) $10.0 million divided by (B) the Parent Average Stock Price (the “Closing Shares”). Of the aggregate number of Closing Shares to be issued by Parent at the Closing, 20% of such Closing Shares (rounded up to the nearest whole number) (the “Escrow Shares”) will be deposited in an account with the Escrow Agent. The Escrow Agent will hold the Escrow Shares as collateral to secure Seller’s indemnification obligations hereunder for the applicable Escrow Period and will release amounts in accordance with the Escrow Agreement and Article 7, “Indemnification.” The portion of the Closing Shares that are not Escrow Shares are referred to herein as “Guaranteed Shares.”

5.    Section 2.10(b) of the Agreement is hereby amended in its entirety to read as follows:

“(b)    payment of $9,240,000 in cash by wire transfer to the account designated in writing by Seller at least two days prior to the Closing Date;”

6.    Section 3.2(b) of the Agreement is hereby amended in its entirety to read as follows:

“(b)    Stockholder Consents.    Seller has determined to obtain the vote of the holders of a majority of Seller Common Stock (the “Requisite Stockholder Approval”) to adopt this Agreement and approve the Asset Purchase. Except as provided in the preceding sentence, no other action or approval on the part of the holders of any of Seller’s securities is required in order to validly approve and adopt this Agreement and approve the Asset Purchase.”

7.    Section 5.11(h) of the Agreement is hereby amended to insert “(i)” at the beginning of the first paragraph thereof and the following after the end of such paragraph:

“(ii)    Seller agrees to provide, within two (2) Business Days of the date hereof, notice to the Significant Customer, in the form attached hereto as Exhibit E, of its intent to assign the Significant Customer Agreements to Parent or Buyer as of the Closing Date. Notwithstanding anything to the contrary in the Agreement, Seller shall use best efforts to assign the Significant Customer Agreement(s) at Closing pursuant to mutually acceptable assignment terms (provided that Seller shall not be required to pay any fees to secure the Significant Customer’s consent to such assignment), and Buyer and/or Parent shall accept such assignment.

(iii)    In the event that a (A) Significant Customer contests such assignment or (B) Seller is unable to amend such Significant Customer Agreement(s), as set forth above, then, in the event that parent and Buyer permit Seller to continue working with the Significant Customer, Seller will, (W) at the sole election of Parent and Buyer, appoint Parent and Buyer as the exclusive subdistributor for the exclusive industries/markets set forth in the Significant Customer Agreements relating primarily or exclusively to the Life Sciences Market; (X) advocate to the Significant Customer (and not take any action inconsistent with the objective) that the Significant Customer keep its existing products and make its planned products (including without limitation, any modifications, updates, upgrades, and interfaces) available under such Significant Customer Agreement(s); (Y) advocate to the Significant Customer (and not take any action inconsistent with the objective) that the Significant Customer ensure the primacy of product development deliveries for products primarily related to the Life Sciences Market, and ensure that such product development deliveries are made no later than April 1, 2004; and (Z) continue to perform all of Seller’s obligations under the Significant Customer Agreement(s). Upon the written direction of Parent, Seller shall maintain and enforce the exclusivity provisions contained in such Significant Customer Agreement(s) through March 31, 2004 and/or renew or extend such Significant Customer Agreement(s) for an additional 12-month term, and Parent and Buyer agree to reimburse Seller for monies actually paid by Seller upon Parent’s prior written direction to assign, maintain, renew, extend and/or enforce such Significant Customer Agreement(s).

8.    Section 7.1 of the Agreement is hereby amended to delete the phrase “the expiration of the Escrow Period” in the sixth line of the paragraph and to insert the phrase “the first anniversary of the Closing Date” in its place.

9.    Section 7.2 of the Agreement is hereby amended to delete the word “and” appearing at the end of paragraph (f) and to add the following new paragraphs immediately after paragraph (g):

“(h)    any claim, demand, suit, judgment, loss or expense that is made or asserted by Excepted Customer under Section 15B of the Excepted Customer Software License Agreement (“Section 15B”) or Section 11B of the Excepted Customer Professional Services Agreement (“Section 11B”) which results in payments by Parent or Buyer to the Excepted Customer; provided, however, that the foregoing indemnification set forth in this Section 7.2(h) shall not apply to any amounts payable:

(1)    as a result of any professional services performed following the Closing by Parent, the Buyer or any affiliate thereof, or any subcontractor thereof, or any of their respective officers, directors, agents, subcontractors, invitees or employees (each a “Parent Party”),

(2)    pursuant to subsection (i) of Section 15B or subsection (i) of Section 11B as a result of gross negligence or willful misconduct of a Parent Party following the Closing,

(3)    pursuant to subsection (ii) or (v) of Section 15B or Subsection (ii) or (v) of Section 11B (unless the injury or illness is an employee of Seller or any of its affiliates or subcontractors, or the lost or damaged property is owned by Seller or any of its affiliates or subcontractors),

(4)    pursuant to subsection (iii) of Section 15B or subsection (iii) of Section 11B, as a result of actions taken or not taken following the Closing by a Parent Party where such actions taken or not taken constitute a failure to comply with any covenant or agreement of a Parent Party, or

(5)    pursuant to subsection (vi), (vii) or (viii) of Section 15B or subsection (vi), (vii) or (viii) of Section 11B as a result of actions taken or not taken following the Closing by a Parent Party;

(i)    any action or occurrence which results in the payment of a refund by Parent or Buyer to Excepted Customer pursuant to Section 10K of the Excepted Customer Software License Agreement; provided, however, that (i) Parent or Buyer, as the case may be, shall first offer the Excepted Customer the rights to a product that replaces the discontinued software, product or modules (if Parent or Buyer makes such software generally available) under the terms and conditions of the Excepted Customer Software License Agreement at no additional cost to the Excepted Customer and the Excepted Customer shall have failed to relicense such product from Parent or Buyer and (ii) the indemnification set forth in this Section 7.2(i) shall not apply to the refund of any amounts collected by Parent, the Buyer or any affiliate thereof after the Closing; and

(j) with respect to the information provided in writing by Seller (which shall be deemed to include any information contained in any Seller Exchange Act Documents that has not been superseded) and included in (i) the Permit Application, the Hearing Notice, and the Information Statement, at the time each is filed with the California Commissioner, and, in the case of the Hearing Notice and Information Statement, at the time each is mailed to the holders of Seller Common Stock, or (ii) the Seller Proxy Statement, at the time it is filed with the SEC, at the time it is mailed to the holders of Seller Common Stock and at the time of the Seller Stockholder Meeting, and in all cases at all times subsequent thereto (through and including the Closing), any untrue statement of a material fact or any omission of any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

10.    Section 7.3 of the Agreement is hereby amended to delete the word “and” appearing at the end of paragraph (e) to the end of paragraph (f), and to add the following new paragraph (g) immediately after paragraph (f):

“(g)    with respect to the information provided in writing by the Buyer or Parent (which shall be deemed to include any information contained in any Parent Exchange Act Document that has not been superseded) and included in (i) the Permit Application, the Hearing Notice, and the Information Statement, at the time each is filed with the California Commissioner, and, in the case of the Hearing Notice and Information Statement, at the time each is mailed to the holders of Seller Common Stock, and (ii) the Seller Proxy Statement, at the time it is filed with the SEC, at the time it is mailed to the holders of Seller Common Stock and at the time of the Seller Stockholder Meeting, and in all cases at all times subsequent thereto (through and including the Closing), any untrue statement of a material fact or any omission of any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

11.    Section 7.4(d) of the Agreement is hereby amended in its entirety to read as follows:

“(d)    Notwithstanding anything contained herein to the contrary, the foregoing limitations on indemnification under this Article 7 shall not apply to any indemnification claim by any Parent Indemnified Person that arises from or as a result of (i) any fraudulent conduct or fraudulent misrepresentation on the part of Seller or its personnel, (ii) any breach by Seller of its representations or warranties contained in Section 3.11 of this Agreement relating to any infringement by Seller of any Intellectual Property Right of any other Person, (iii) any refund or similar payment of the purchase price relating to any products sold by Seller prior to Closing, (iv) any breach by Seller of its representations or warranties contained in Section 3.2(c) of this Agreement or (v) any claim for indemnification made under Section 7.2(h) and Section 7.2(i). In the event that any Parent Indemnified Person makes any indemnification claim that arises from or as a result of any infringement by Seller of any Intellectual Property Right of any other Person covered by clause (ii) of the preceding sentence, then under such circumstances, and solely for the purposes of any such claims, the Indemnification Cap will be equal to $10.0 million; provided, however, that a Parent Indemnified Person shall only be entitled to seek recovery for any such infringement by Seller of any Intellectual Property Right of any other Person until the second anniversary of the Closing Date. In the event that any Parent Indemnified Person makes any indemnification claim that arises from or as a result of any refund or similar payment covered by clause (iii) of the first sentence of this Section 7.4(d), then Seller will promptly reimburse Parent in cash in the amount of any such refund or similar payment made by Parent to a third party, without regard to the provisions of Section 7.4(c). In the event that any Parent Indemnified Person makes any indemnification claim that arises from or as a result of any refund or similar payment covered by clause (iii) of the first sentence of this Section 7.4(d) or that arises from or as a result of any breach by Seller of its representations or warranties contained in Section 3.2(c) of this Agreement, then under such circumstances, and solely for the purposes of any such claims, the Indemnification Cap will be equal to $5.0 million; provided, further, that with respect to any such indemnification claim made by any Parent Indemnified Person, such Parent Indemnified Person will be entitled to recover for Damages first from the $3.0 million cash portion of the Indemnification Cap, and second, to the extent that such Damages exceed $3.0 million, from the Escrow Shares. In the event that any Parent Indemnified Person makes any indemnification claim covered by clause (v) of the first sentence of this Section 7.4(d), then any recovery by such Parent Indemnified Person of any Escrow Cash or Escrow Shares as a result of such indemnification claim will not be credited to the Seller Indemnifying Persons for purposes of determining whether the Seller Indemnifying Persons have reached or exceeded the Indemnification Cap.”

12. Section 7.4 of the Agreement is hereby amended to add a new paragraph (g), which shall read as follows:

“Notwithstanding any provision contained in this Agreement to the contrary, Seller shall not be liable to Parent or Buyer for any Damages for a breach by Seller of its obligations under subparagraphs (ii) or (iii) of Section 5.11(h), and Buyer’s and Parent’s sole recourse for any breach thereof shall be an action for specific performance.”

13.    Section 7.5(a) of the Agreement is hereby amended to insert the word “applicable” before each occurrence of the phrase “Escrow Period” in the final sentence of the section.

14.    Section 7.5(d)(i) of the Agreement is hereby amended to (i) insert the phrase “or Escrow Cash, as the case may be” in the seventh line of the paragraph after the phrase “Escrow Shares” and (ii) to replace the reference to “Section 7.3” in the seventh line of the paragraph with “Section 7.4.”

15.    The Earnout Schedule is hereby amended to delete the word “down” where it appears in the definition of “First Tier Earnout Shares” and in the definition of “Second Tier Earnout Shares.”

16.    Seller hereby reaffirms its covenants contained in Section 5.2(g) of the Agreement.

17.    This First Amendment to Asset Purchase Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

18.    Except as modified hereby, the Agreement is in all other respects ratified and confirmed.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

I-MANY, INC.		NEOFORMA, INC.

By:	/s/ ROBERT G. SCHWARTZ, JR.	By:	/s/ DANIEL A. ECKERT

Name: Robert G. Schwartz, Jr. Title: VP, General Counsel and Secretary		Name: Daniel A. Eckert Title: President

NEOCARS CORPORATION

By:	/S/ DANIEL A. ECKERT

Name: Daniel A. Eckert Title: President

Exhibit B

July 9, 2003

Board of Directors

I-many, Inc.

5th Floor

537 Congress Street

Portland, Maine 04101

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to I-many, Inc. (“I-many” or the “Company”) of the Purchase Price (as defined below) to be paid to the Company pursuant to an Asset Purchase Agreement for the Life Sciences business, dated as of the date hereof, by and among I-many, Neoforma, Inc. (“Neoforma”) and Neocars Corporation (the “Agreement”) in connection with the proposed sale (the “Transaction”) of the Purchased Assets and the Assumed Liabilities (each as defined in the Agreement) by the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In consideration of the sale, assignment, transfer and conveyance of all the Purchased Assets (free and clear of all Encumbrances) and the Assumed Liabilities to Neoforma at the Closing, Neoforma shall (i) pay I-many $10.0 million in cash and (ii) issue to I-many $10.0 million worth of shares of Parent Common Stock (collectively, the “Purchase Price”), valued as described in the Agreement. A portion of the shares shall be deposited into an escrow account as collateral to secure I-many’s indemnification obligations under the Agreement. In addition, contingent upon the occurrence of the conditions and in accordance with the provisions of the Earnout Schedule during the period from the Closing Date through and including December 31, 2003 (the “Earnout Period”), Neoforma shall issue to I-many up to an additional $5.0 million worth of shares of Parent Common Stock (the “Earnout Shares”), valued as described in the Agreement. The maximum aggregate number of shares of Parent Common Stock that Neoforma may be required to issue to I-many under the Agreement shall not exceed 19.9% of the total number of shares of Parent Common Stock outstanding on the Closing Date (the “Shares Cap”). In the event that the number of shares of Parent Common Stock otherwise issuable to I-many under the Agreement would exceed the Shares Cap, Neoforma will issue to I-many that number of shares of Parent Common Stock as shall equal the Shares Cap, and Neoforma shall pay I-many the balance of the consideration in cash.

In connection with rendering our opinion we have, among other things:

(i) reviewed certain publicly available business and financial data relating to the Company, Neoforma and the Purchased Assets;

(ii) reviewed certain financial and operating information with respect to the business, operations and prospects of I-many and the Purchased Assets furnished to us by the Company, including financial projections for the Company and the Purchased Assets with respect to 2003 revenue, prepared by the management of the Company;

(iii) compared the financial performance of the Company and Neoforma and the prices and trading activity of I-many’s common stock and the Parent Common Stock with those of other companies that we deemed relevant;

(iv) compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other transactions we deemed relevant;

(v) held discussions with the respective managements of the Company and Neoforma concerning the past and current business operations, financial condition and prospects, of the Company, the Purchased Assets and Neoforma;

(vi) reviewed the financial terms and conditions of the Transaction set forth in drafts of the Agreement and certain related Exhibits provided to us prior to the date hereof;

(vii) participated in discussions and negotiations among representatives of the Company and Neoforma and their financial and legal advisors; and

(viii) made such other studies and inquiries, and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, as we deemed relevant.

Our opinion is based on market, economic and other conditions and circumstances involving the Company, the Purchased Assets, Neoforma and their respective industries as they exist today and which, by necessity, can only be evaluated by us on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us by the Company and Neoforma or otherwise publicly available, and have assumed that there have been no material changes in the business operations, financial condition or prospects of the Company, Neoforma or with respect to the Purchased Assets since the respective dates of such information. We have not independently verified this information, nor have we had such information independently verified. With respect to the financial forecasts relating to the Company and the Purchased Assets reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Purchased Assets. We have not conducted a physical inspection of any of the assets, properties or facilities of the Company, Neoforma or the Purchased Assets, nor have we made or obtained any independent evaluation or appraisals of any such assets, properties or facilities or the Purchased Assets.

We have further assumed with your consent that the Transaction will be consummated in accordance with the terms described in the Agreement, without amendments, modifications or waivers thereto.

We have not been asked to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategy that may exist for the Company. It is understood that our opinion has been prepared for the benefit of the Board of Directors of the Company for use in its consideration of the fairness, from a financial point of view, of the Purchase Price and that our opinion may not be used by the Company for any other purpose. Our opinion may not be disseminated, quoted, referred to, reproduced or disclosed to any person at any time or in any manner, without our prior written consent, except that our opinion may be reproduced in full and included as an exhibit to the Seller Proxy Statement. Our opinion is not a recommendation as to any matter to be presented to shareholders of the Company. Our opinion does not constitute an opinion as to how the prices of the securities of the Company or Neoforma may trade in the future.

First Albany Corporation (“First Albany”) will receive a fee for rendering this opinion, which fee is not contingent upon consummation of the Transaction.

First Albany is a full service investment banking and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of its customers, and hold positions (long or short) in securities of, or options on, securities of the Company and Neoforma.

Based upon and subject to the foregoing, it is our opinion that the Purchase Price to be paid to the Company in connection with the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

FIRST ALBANY CORPORATION

I-MANY, INC.

SPECIAL MEETING OF STOCKHOLDERS

                         , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received notice of the special meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints A. Leigh Powell and Robert G. Schwartz, Jr. (with full power of substitution), as proxies of the undersigned, to attend the special meeting of stockholders of I-many, Inc. (the “Company”) to be held on            , 2003, and any adjourned or postponed session thereof, and there to vote and act, as indicated, upon the matter set forth below in respect of all shares of common stock of I-many, Inc. which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the special meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

1.	To approve the Asset Purchase Agreement dated as of July 18, 2003, as amended, among Neoforma, Inc., Neocars Corporation, a wholly-owned subsidiary of Neoforma, Inc. and I-many, Inc. (the “Asset Purchase Agreement”), and the sale of certain assets to be effected thereby, and all related transactions. Pursuant to the Asset Purchase Agreement, substantially all of the assets of our health and life sciences business, other than specifically excluded assets, will be sold to Neocars Corporation.

[ ] FOR
[ ] AGAINST
[ ] ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(CONTINUED AND TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE SPECIAL MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION. PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF STOCKHOLDER IS A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF STOCKHOLDER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

BE SURE TO SIGN AND DATE THIS PROXY BELOW

Dated:

, 2003

Signature

Signature if held jointly

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